UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
ZAYO GROUP HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share, of Zayo Group Holdings, Inc.

	(2)	Aggregate number of securities to which transaction applies:
As of May 28, 2019: (A) 235,584,346 outstanding shares of common stock; and (B) 4,085,295 shares of common stock issuable pursuant to outstanding Company restricted stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 235,584,346 outstanding shares of common stock, multiplied by $35.00 per share; and (B) 4,085,295 shares of common stock issuable pursuant to restricted stock units multiplied by $35.00 per restricted stock unit.

	(4)	Proposed maximum aggregate value of transaction:
$8,388,437,435

	(5)	Total fee paid:
$1,016,678.62, calculated by multiplying $.0001212 by the proposed maximum aggregate value of transaction of $8,388,437,435.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(6)	Amount Previously Paid:

	(7)	Form, Schedule or Registration Statement No.:

	(8)	Filing Party:

	(9)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 3, 2019

[—], 2019

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the special meeting, of Zayo Group Holdings, Inc., a Delaware corporation, which we refer to as the Company, Zayo, we or us, to be held virtually via live webcast on [—], 2019 at [—] Mountain time.

The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/zayo2019sm, where you will be able to listen to the meeting live, submit questions and vote online. To participate in the special meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials.

On May 8, 2019, the Company entered into a merger agreement providing for the acquisition of the Company by Front Range TopCo, Inc. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and certain related proposals.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $35.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to those shares), which represents (i) a premium of approximately 14% to the closing share price of Company common stock on May 7, 2019, the last trading day prior to the announcement of the merger, (ii) a premium of approximately 48% to the closing share price of Company common stock on November 16, 2018, the last unaffected trading day prior to media speculation regarding a potential acquisition of the Company and (iii) a premium of approximately 32% to the volume-weighted average price per share of Company common stock for the six months ended May 6, 2019.

The Company’s board of directors, which we refer to as the board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consideration of a number of factors more fully described in this proxy statement and after consultation with its independent legal and financial advisors. The board of directors unanimously recommends that you vote:

(i)	“FOR” approval of the proposal to adopt the merger agreement;
(ii)	“FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger; and
(iii)	“FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend the special meeting, we encourage you to vote promptly. A person giving a proxy has the power to revoke it. If you virtually attend the special meeting, you may revoke your proxy and vote via the meeting website. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the special meeting regardless of whether you virtually attend the special meeting. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor, at (888) 750-5834 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833.

Thank you in advance for your cooperation and continued support.

Sincerely,

Dan Caruso
Chief Executive Officer

The proxy statement is dated [—], 2019 and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about [—], 2019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

ZAYO GROUP HOLDINGS, INC.
1821 30th Street, Unit A, Boulder, CO 80301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	[—], 2019

TIME:	[—] Mountain time

WEBSITE:	www.virtualshareholdermeeting.com/zayo2019sm

ITEMS OF BUSINESS:	1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2019, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Front Range TopCo, Inc., a Delaware limited liability company, which we refer to as Parent, and Front Range BidCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

	2.	To consider and vote on a non-binding advisory proposal to approve “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger.

3.
To consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

	4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors.

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the special meeting or at any time and date to which the special meeting may be properly adjourned or postponed.

RECORD DATE:
Only stockholders of record at the close of business on [—], 2019 are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. All stockholders of record are cordially invited to virtually attend the special meeting.

INSPECTION OF LIST OF STOCKHOLDERS OR RECORDS:
A list of stockholders of record will be available for inspection at our corporate headquarters located at 1821 30th Street, Unit A, Boulder, CO 80301, during ordinary business hours during the 10-day period before the special meeting.

PROXY VOTING:
Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Approval of the non-binding proposal regarding the “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting. Approval of the proposal to approve one or more adjournments of the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Whether or not you plan to virtually attend the special meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Any proxy given pursuant to this proxy statement may be revoked by the person giving it at any time prior to the voting thereof by (i) delivering to the Corporate Secretary of the Company a revocation of proxy, (ii) executing a new proxy bearing a later date, or (iii) virtually attending and voting at the special meeting. Attendance at the special meeting will not, by itself, revoke any proxy previously submitted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

RECOMMENDATION:
The board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger, and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.

ATTENDANCE:
Stockholders as of the record date are invited to virtually attend the special meeting by visiting www.virtualshareholdermeeting.com/zayo2019sm. To participate in the special meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials. The special meeting will begin promptly at [—] Mountain time. Online check-in will begin at [—] Mountain time, and you should allow sufficient time for the online check-in procedures.

APPRAISAL:
Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with the applicable requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

Whether or not you plan to virtually attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you virtually attend and vote at the special meeting, your vote by ballot will revoke any proxy previously submitted.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Mike Mooney
Senior Vice President and General Counsel

Dated: [—], 2019
Boulder, Colorado

Annex A:	Agreement and Plan of Merger, dated as of May 8, 2019, by and among Zayo Group Holdings, Inc., Front Range TopCo, Inc. and Front Range BidCo, Inc.	A-1
Annex B-1:	Opinion of J.P. Morgan Securities LLC, dated May 8, 2019	B1-1
Annex B-2:	Opinion of Goldman Sachs & Co. LLC, dated May 8, 2019	B2-1
Annex C:	Section 262 of the General Corporation Law of the State of Delaware	C-1

This proxy statement and a proxy card are first being mailed on or about [—], 2019 to stockholders who owned shares of Company common stock as of the close of business on [—], 2019.

v

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties Involved in the Merger (Page 24)

Zayo Group Holdings, Inc., or the Company, is a Delaware corporation headquartered in Boulder, Colorado that provides bandwidth infrastructure in the United States, Canada and Europe. Our products and offerings enable our customers’ high-bandwidth applications, such as cloud-based computing, video, mobile, social media, machine-to-machine connectivity, and other bandwidth-intensive applications. Key products include dark fiber, fiber to cellular towers and small cell sites, dedicated Wavelength connections, Ethernet, IP connectivity, data center solutions/offerings, cloud offerings and other high-bandwidth offerings. We provide access to our bandwidth infrastructure and other offerings over a unique set of dense metro, regional, and long-haul fiber network sections and through our interconnect-oriented data center facilities. Our fiber network sections and data center facilities are critical components of the overall physical network architecture of the Internet and private networks. Our customer base includes some of the largest and most sophisticated users of bandwidth infrastructure offerings, such as wireless service providers; telecommunications service providers; financial services companies; social networking, media, and web content companies; education, research, and healthcare institutions; and governmental agencies. As of June 30, 2018, our fiber network spans 128,910 route miles and 11,867,276 fiber miles (representing an average of 92 fibers per route), serves 403 geographic markets in the United States, Canada and Europe, and connects to approximately 35,000 buildings, including 1,185 data centers. We own fiber network sections in large metro areas, such as New York, Chicago, San Francisco, Paris, and London, as well as smaller metro areas, such as Allentown, Pennsylvania, Fargo, North Dakota, and Spokane, Washington. Our network sections allow our customers access to our high-bandwidth infrastructure solutions over redundant fiber facilities between and among key customer locations.

Front Range TopCo, Inc., or Parent, is a Delaware corporation formed solely for the purposes of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Front Range BidCo, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

Parent and Merger Sub are each affiliated with (1) EQT Fund Management S.à. r.l., which we refer to as EQT, EQT Infrastructure IV EUR SCSp and EQT Infrastructure IV USD SCSp, which we collectively refer to as the EQT Investors, EQT Infrastructure IV Co-Investment (B) SCSp and EQT Infrastructure IV Co-Investment (D) SCSp, which collectively with the EQT Investors we refer to as the EQT Funds and (2) Digital Colony Partners, LP, which we refer to as DCP LP, one or more alternative investment vehicles of DCP LP, including Digital Colony Partners (DE AIV), LP, which we refer to as DC AIV and we refer to DCP LP and DC AIV together as DCP, DC Front Range Holdings I, LP and one or more alternative investment vehicles thereof, including DC Front Range Holdings-F, LP, which together we refer to as DC Front Range. At the effective time, the Company, as the surviving corporation, will be indirectly owned by, among others, the EQT Funds, DCP, DC Front Range and FMR LLC, which we refer to as FMR.

EQT and the EQT Funds are affiliates of the EQT Infrastructure IV fund and EQT AB, a leading investment firm with more than EUR 61 billion in raised capital across 29 funds and around EUR 40 billion in assets under management and with portfolio companies in Europe, Asia and the US with total sales of more than EUR 19 billion and approximately 110,000 employees.

DCP is a global investment firm dedicated to strategic opportunities in digital infrastructure, launched in 2018 by Digital Bridge Holdings, LLC, a leading investor in and operator of companies enabling the next generation of mobile and internet connectivity, and Colony Capital, Inc. (NYSE: CLNY) a leading global real estate and investment management firm, thereby bringing together Digital Bridge Holding, LLC’s industry, operational and investment expertise in the telecommunications sector with Colony Capital, Inc.’s 26 years of experience as a global investment manager.

In this proxy, we refer to the Agreement and Plan of Merger, dated as of May 8, 2019, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (Page 19)

Time, Place and Purpose of the Special Meeting

The special meeting will be held virtually via live webcast on [—], 2019 at [—] Mountain time.

The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/zayo2019sm, where you will be able to listen to the meeting live, submit questions and vote online. To participate in the special meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials.

At the special meeting, holders of common stock of the Company, par value $0.001 per share, which we refer to as Company common stock, will be asked (i) to approve the proposal to adopt the merger agreement, (ii) to approve the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger, and (iii) to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2019, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, in virtual attendance or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date that are entitled to vote thereon.

Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting.

Approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

As of the close of business on [—], 2019, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon settlement of restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” each of the proposals to be considered and voted on at the special meeting.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may virtually attend and vote at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote while in virtual attendance at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to approve one or more adjournments of the special meeting or, assuming a quorum is present, on the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by virtually attending and voting at the special meeting.

The Merger (Page 24)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will be a direct wholly-owned subsidiary of Parent. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent, Merger Sub, the Company or any of their respective wholly-owned subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $35.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Rollover

Dan Caruso, the Company’s Chief Executive Officer, Matt Steinfort, the Company’s Chief Financial Officer, and Jack Waters, the Company’s Chief Operating Officer, whom we refer to as the rollover executives, will contribute to a holding company of Parent an aggregate of approximately $111.5 million worth of shares of Company common stock or, in each executive’s sole discretion, vested or unvested restricted stock units granted under the Company’s stock incentive plan (each of which we refer to as a Company RSU), and, in exchange, they each would receive partnership interests in such holding company. Such contributions will be made pursuant to rollover letter agreements entered into by each of them with Parent. Other members of the Company management team may also be invited to participate in direct investments in amounts to be mutually agreed upon between such member and Parent. Prior to the effective time of the merger, Parent may initiate negotiations of these agreements and/or arrangements, and may enter into definitive agreements regarding the right to participate in the partnership interests of such holding company following the completion of the merger. Notwithstanding the foregoing, a member of management may decide not to invest in the partnership interests of such holding company or may invest more or less than the amount previously specified in the partnership interests of such holding company.

Reasons for the Merger; Recommendation of the Board of Directors (Page 52)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and

(iii) resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement. We refer to this recommendation as the Company recommendation.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Company’s stockholders. For additional information, please refer to the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 73.

The board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger, and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement.

Opinion of the Company’s Financial Advisors (Page 55)

J.P. Morgan Securities LLC

On May 8, 2019, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, delivered its opinion to the board of directors that, as of May 8, 2019 and based upon and subject to the factors and assumptions set forth therein, the total consideration, to be paid to the holders of shares of Company common stock (other than the rollover executives) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of J.P. Morgan dated May 8, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B-1 to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement, was directed only to the consideration to be paid in the transactions contemplated by the merger agreement and did not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the transactions contemplated by the merger agreement. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the transactions contemplated by the merger agreement or any other matter.

Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, delivered its opinion to the board of directors that, as of May 8, 2019 and based upon and subject to the factors and assumptions set forth therein, the $35.00 in cash per share of Company common stock to be paid to the holders (other than Parent, the rollover executives and their respective affiliates) of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 8, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-2. Goldman Sachs provided advisory services and its opinion for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of the announcement, to be approximately $30,000,000, of which $3,000,000 became payable at the announcement of the transactions contemplated by the merger agreement, and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement.

Financing of the Merger (Page 69)

Parent estimates that the total amount required to complete the merger and the related transactions and to pay related fees and expenses will be approximately $15.0 billion. Parent expects this amount to be funded through a combination of the following:

•	Debt Financing. Debt financing in an aggregate principal amount of (i) up to $9,015.0 million under senior secured term loan facilities and pursuant to issuances of senior unsecured notes (or a senior unsecured bridge facility), portions of which may be reallocated by Parent to a senior unsecured “holdco” bridge facility and/or delayed draw term loan facilities as described below, and (ii) up to $75.0 million under a $500.0 million multi-currency revolving credit facility.

For additional information, please refer to the section entitled “The Merger—Financing of the Merger—Debt Financing” beginning on page 70.

•	Equity Financing. Equity financing to be provided by the EQT Funds, DCP, DC Front Range and FMR (which we refer to as the equity financing sources when acting in such capacities) in an aggregate amount of up to approximately $6.4 billion to be funded at the closing of merger. “The Merger—Financing of the Merger—Equity Financing” beginning on page 70.
•	Cash. Cash on the Company’s balance sheet.

The consummation of the merger is not subject to a financing condition, although the funding of the equity financing and the debt financing are subject to satisfaction of the conditions set forth in the applicable commitment letter under which such financing will be provided.

Limited Guarantee and Termination Equity Commitment Letter

Parent has received a commitment letter, which we refer to as the termination equity commitment letter, from certain of the EQT Investors pursuant to which the EQT Investors have committed to provide funds to Parent for the purpose of paying the parent termination fee if the merger agreement is terminated by the Company under certain specified circumstances. For additional information regarding the parent termination fee, please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 105. The obligation of the EQT Investors under the termination equity commitment letter with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $193.3 million, plus certain costs and expenses of enforcement, if applicable.

DCP LP, itself and not through any alternative investment vehicles of DCP LP, and FMR have each provided a limited guarantee, each of which we refer to as a limited guarantee, pursuant to which DCP LP and FMR agree to pay a portion of the parent termination fee to the Company if the merger agreement is terminated by the Company under certain specified circumstances. For additional information regarding the parent termination fee, please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 105. The obligation of DCP LP and FMR under the limited guarantees with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $193.3 million and $32.8 million respectively, plus certain costs and expenses of enforcement, if applicable.

For a more complete description, please refer to the section entitled “The Merger—Limited Guarantee and Termination Equity Commitment Letter” beginning on page 71.

Interests of Certain Persons in the Merger (Page 73)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Company’s stockholders. These interests generally include, among other things, the rights to accelerated vesting and payout of certain restricted stock units and potential payments and benefits in connection with a qualifying termination of employment on or following the closing date of the merger, and also continued indirect ownership of the Company by the Company’s chief executive officer, chief financial officer and chief operating officer following the closing date of the merger, as described in more detail under the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 71.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (Page 80)

The exchange of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined herein) of Company common stock who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

This proxy statement contains a general discussion of U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Regulatory Approvals and Notices (Page 81)

The completion of the merger is subject to obtaining antitrust approvals in the United States, Canada, the European Union, and any additional jurisdictions where required and advisable among the parties’ counsel. Under the terms of the merger agreement, the merger cannot be completed until approval by the Committee on Foreign Investment in the United States, which we refer to as CFIUS, is obtained. Completion of the merger is further subject to receipt of certain other foreign direct investment review approvals, including notification, clearance and/or expiration or termination of any applicable waiting period in Canada, Australia, France, and Italy. On May 17, 2019, a foreign investment filing was made with the Italian government and on May 31, 2019, the Italian Council of Ministers unconditionally approved the transaction. On May 30, 2019 and May 31, 2019, the required antitrust filings were made in the United States.

In addition, the consummation of the transactions contemplated by the merger agreement is subject to the receipt by the parties to the merger agreement of approvals from the Federal Communications Commission, which we refer to as the FCC, and various state public utility commissions. The FCC will not issue its approval until it receives the consent of certain executive branch government agencies that undertake a thorough national security and law enforcement review of FCC-notified transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense, which we refer to collectively as Team Telecom.

The Company and Parent have applied, or are applying, for these domestic and international antitrust, foreign direct investment, national security and regulatory approvals in connection with the transactions contemplated by the merger agreement. There can be no assurance as to if and when any of these approvals will be obtained or as to the conditions or limitations that such approvals may contain or impose. For a more complete description, please refer to the section entitled “The Merger—Regulatory Approvals and Notices” beginning on page 81.

The Merger Agreement (Page 84)

Treatment of Common Stock and Restricted Stock Units

•	Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $35.00 in cash, without interest, less any applicable withholding taxes.
•	Restricted Stock Units. At the effective time of the merger, each award of a Company RSU shall be treated as follows, except as otherwise expressly agreed to in writing prior to the effective time of the merger by Parent and a holder of Company RSUs:
•	Each Company RSU that was granted prior to the date of the merger agreement and which is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any award of Company RSUs is subject as deemed to be earned based on actual performance) will be canceled and converted into the right to receive a cash amount equal to $35.00, without interest, for each share of Company common stock then subject to such Company RSU, which we refer to as the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger;

•	Each Company RSU that is granted during the period commencing on the date of the merger agreement and ending immediately prior to the effective time, which we refer to as the Interim Period, in accordance with, and as expressly provided by, the merger agreement and which is outstanding and unvested immediately prior to the effective time treating for this purpose any ongoing performance-based vesting condition to which any such award of Company RSUs is subject as deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance, with the resulting number of Company RSUs remaining subject to the continued time-based vesting requirements applicable to such award will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration with respect to each share of Company common stock issuable under such Company RSU (which we refer to as a restricted cash award). The restricted cash award will vest and become payable, less any applicable withholding taxes, by the surviving corporation subject to and in accordance with the time-vesting schedule and issuance or delivery schedule applicable to such Company RSU as in effect immediately prior to the effective time; and
•	Any Company RSU that is outstanding and vested but unsettled immediately prior to the effective time will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.

For a more complete description of the treatment of Company RSUs in the merger, please refer to the section entitled “The Merger Agreement—Treatment of Company Common Stock and Restricted Stock Units” beginning on page 86.

Solicitation of Acquisition Proposals; Company Recommendation

Pursuant to the merger agreement, the Company will not solicit, initiate, assist or knowingly encourage or facilitate alternative acquisition proposals (as defined below) from third parties or any inquiry, proposal or offer or other effort or attempt that is reasonably likely to lead to an alternative acquisition proposal, including by way of providing information with the intent of encouraging, facilitating or assisting an alternative acquisition proposal, or entering into, engaging in or maintaining discussions or negotiations with third parties with respect to alternative acquisition proposals.

Notwithstanding these restrictions, under certain circumstances, until the earlier of the termination of the merger agreement and the receipt of stockholder approval, the Company and its representatives may provide information in response to a request therefor by a person who has made a bona fide written alternative acquisition proposal, and engage in negotiations or discussions with any person who has made a bona fide written alternative acquisition proposal following execution of an acceptable confidentiality agreement, if in each case, the board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable law, and (after consultation with its financial advisor and outside legal counsel) that the alternative acquisition proposal constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal. Prior to the time the stockholder approval is obtained, if the board of directors determines that an alternative acquisition proposal is a superior proposal, the board of directors may effect a change of recommendation (as defined below) in response to a superior proposal or intervening event (as defined below) or may terminate the merger agreement and pay a termination fee pursuant to the terms of the merger agreement; provided that the Company provides at least four business days’ prior written notice to Parent and Merger Sub of its intention to effect a change of recommendation or terminate the merger agreement. The Company must then negotiate in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate)

during such period to make such revisions to the merger agreement as would permit the board of directors not to take such action with respect to a superior proposal. For a more complete description, please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 105.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the merger agreement by our stockholders, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, as amended, review and clearance by the Committee on Foreign Investment in the United States, the receipt of certain foreign antitrust approvals, certain other foreign direct investment review approvals, and subject to the receipt of specified FCC and state public utility commission approvals, the absence of any order or law that is in effect that prohibits the merger, the accuracy of the representations and warranties of the parties, the compliance by the parties with their respective obligations under the merger agreement and the delivery of certain closing documents. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any occurrences, from the date of the merger agreement until the effective time of the merger, that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a material adverse effect, as described under the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 89 (with customary exclusions, and excluding matters contained in the disclosure schedules that we delivered to Parent in connection with the merger agreement).

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (whether before or, except as otherwise specified in Section 6.1 of the merger agreement, after the approval of the merger agreement by the Company’s stockholders):

•	by mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors;
•	by either Parent or the Company, if:
•	the merger has not been consummated by May 8, 2020, which we refer to as the End Date; provided that if (i) on such date all closing conditions are satisfied or waived other than (a) the expiration or termination of the required waiting periods under the HSR Act, clearance by the Committee on Foreign Investment in the United States, the receipt of certain foreign antitrust approvals, certain other foreign direct investment review approvals, or the receipt of specified FCC and state public utility commission approvals and (b) those conditions, which by their nature are to be satisfied at the closing, each of which is, as of such date, capable of being satisfied if the closing were to occur at such time, then the End Date will be automatically extended to August 8, 2020, and (ii) the failure of the merger to have been consummated on or before that date was not caused by the failure of the terminating party to perform any of its obligations under the merger agreement;
•	an injunction or other order prohibiting the merger is in effect and has become final and non-appealable or any applicable law prohibits the consummation of the merger; provided that the imposition of that injunction or other order was not caused by the failure of the terminating party to perform any of its obligations under the merger agreement; or
•	the Company’s stockholders have not adopted the merger agreement at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger agreement was taken;
•	by the Company, if:
•	at any time prior to the approval of the merger agreement by our stockholders and after complying the procedures required by the merger agreement, the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; provided that (i) substantially concurrently with the termination of the merger agreement, we enter into the alternative acquisition agreement with respect to the superior proposal and (ii) the Company pays Parent the applicable termination fee described under the section entitled “The Merger Agreement—Termination Fees” beginning on page 105 prior to or substantially concurrently with that termination;

•	there is an inaccuracy or there has been a breach of a representation, warranty or material covenant made by Parent or Merger Sub in the merger agreement which breach would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and that breach is not cured in all material respects within 30 days after written notice thereof is given by the Company to Parent; or
•	(i) the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) Parent and Merger Sub fail for any reason to consummate the closing of the merger within three business days following the date on which the closing of the merger should have occurred under the merger agreement and (iii) the Company stood ready, willing and able to consummate the merger through the end of the three business day period.
•	by Parent, if:
•	the board of directors effects a change of recommendation by (i) withholding, withdrawing, qualifying or modifying (or publicly proposing to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company recommendation with respect to the merger, or adopting, approving or recommending to adopt, approve or recommend (publicly or otherwise) an alternative acquisition proposal, or failing to reaffirm the Company recommendation within the earlier of three business days prior to the stockholders meeting and five business days after receiving a written request to do so from Parent, or taking any action or making any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against that offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (in which the board of directors indicates that it has not changed the Company recommendation), or fail to, prior to 3:00 p.m. (New York City time) on the earlier of the 10th business day following commencement of such tender offer or exchange offer and three business days prior to the stockholders meeting, unequivocally recommend against acceptance of such offer and affirm the Company recommendation or cause or permit the Company to enter into an alternative acquisition agreement; or take any action pursuant to the terms of the termination fee provisions of the merger agreement; or otherwise resolve, agree in writing or publicly propose to take any of the foregoing actions; or
•	there is an inaccuracy or there has been a breach of a representation, warranty or material covenant made by the Company in the merger agreement which breach would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and that breach is not cured in all material respects within 30 days after written notice thereof is given by Parent to the Company.

Termination Fees

If the merger agreement is terminated in certain circumstances described under the section entitled “The Merger Agreement—Termination Fees” beginning on page 105:

•	the Company may be obligated to pay a termination fee of approximately $210 million;
•	the Company may be obligated to pay a fee of up to $10 million in the event that the merger agreement terminates because the End Date has passed and the stockholders meeting never occurred or the stockholders meeting occurred but the stockholder approval was not obtained; provided that, in the event the Company has to pay a termination fee, such termination fee shall be reduced by the amount paid in accordance with this bullet; or

•	Parent may be obligated to pay the Company a termination fee of approximately $419 million.

Remedies; Specific Performance

Except as otherwise set forth in the merger agreement, the Company, Parent and Merger Sub agree that any and all remedies expressly conferred upon a party in the merger agreement will be deemed cumulative with and not exclusive of any other remedy conferred, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party will be entitled to specific performance and injunctive relief as a remedy for any breach of the specific terms of the merger agreement including an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Court of Chancery of the State of Delaware or if such state court does not have jurisdiction over such legal proceeding, in the United States District Court for the District of Delaware.

Notwithstanding anything to the contrary in the merger agreement, the Company will be entitled to obtain specific performance of Parent’s and Merger Sub’s obligations to consummate the merger and, if so desired, to cause the equity financing to be funded only in the event that the certain conditions set forth in the merger agreement are satisfied. Prior to the termination of the merger agreement, while the Company may pursue both a grant of specific performance pursuant to the terms of the merger agreement and the payment of the Parent termination fee as set forth in the merger agreement, Parent or Merger Sub will not be obligated to both specifically perform under the terms of the merger agreement and pay the Parent termination fee. In the event that a party to the merger agreement fails to effect the closing, breaches the merger agreement or fails to perform under the merger agreement, then, except for an order of specific performance prior to the termination of the merger agreement under the terms set forth in the merger agreement, the other party will be entitled to (a) terminate the merger agreement and receive the termination fee and (b) seek monetary damages in an amount that does not exceed the termination fee.

Market Price of Company Common Stock (Page 112)

The closing price of the Company common stock on the New York Stock Exchange, which we refer to as the NYSE, on May 7, 2019, the last trading day prior to the announcement of the merger, was $30.62 per share of Company common stock. On [—], 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of the Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 114)

Under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our stockholders who do not vote for the approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the approval of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

Deregistration and Delisting (Page 108)

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. Thereafter, we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed transaction and what effects will it have on the Company?
A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a direct wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock, though Zayo Group LLC may continue to file public reports to the extent it still holds public debt.
Q.	What will I receive if the merger is completed?
A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $35.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not effectively withdrawn or otherwise lost your appraisal rights under the DGCL with respect to those shares. For example, if you own 100 shares of Company common stock, you will receive $3,500.00 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.
Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?
A.	The per share merger consideration represents a premium of approximately 14% to the closing share price of Company common stock on May 7, 2019, the last trading day prior to the announcement of the merger, a premium of approximately 48% to the closing share price of Company common stock on November 16, 2018, the last unaffected trading day prior to media speculation regarding a potential acquisition of the Company and a premium of approximately 32% to the volume-weighted average price per share of Company common stock for the six months ended May 6, 2019.
Q.	How does the board of directors recommend that I vote?
A.	The board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding basis, the “golden parachute” compensation that will or may be received by the Company’s named executive officers in connection with the merger, and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.
Q.	When do you expect the merger to be completed?
A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in first half of calendar year 2020.
Q.	What happens if the merger is not completed?
A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, and Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fees” beginning on page 105.

Q.	Is the merger expected to be taxable to me?
A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to those shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 80 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effects of the merger on your U.S. federal, state, local and/or foreign taxes.
Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?
A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Company’s stockholders. These interests generally include, among other things, the rights to accelerated vesting and payout of certain restricted stock units and potential payments and benefits in connection with a qualifying termination of employment on or following the closing date of the merger, and also continued indirect ownership of the Company by the Company’s chief executive officer, chief financial officer and chief operating officer following the closing date of the merger, as described in more detail under the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 73.
Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?
A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to those matters.
Q.	When and where is the special meeting
A.	The special meeting of Company’s stockholders will be held virtually via live webcast on [—], 2019 at [—] Mountain time.
Q.	What am I being asked to vote on at the special meeting?
A.	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, (ii) a proposal approving, on a non-binding advisory basis, the “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger, and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?
A.	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding at the record date that are entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or virtually attend and vote at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	Why am I being asked to cast a non-binding advisory vote to approve the “golden parachute” compensation that will or may become payable to the Company’s named executive officers in connection with the merger?
A.	SEC rules require the Company to seek a non-binding, advisory vote regarding compensation that will or may become payable by the Company to its named executive officers in connection with the merger.
Q.	What is the compensation that will or may become payable to the Company’s named executive officers in connection with the merger for purposes of this advisory vote?
A:	The compensation that will or may become payable by the Company to its named executive officers in connection with the merger is certain compensation that is based on or otherwise relates to the merger and is or may become payable to the Company’s named executive officers. For further details, please refer to the section entitled “Proposal 2: Advisory Vote Regarding Certain Executive Compensation” beginning on page 110.
Q.	What will happen if our stockholders do not approve the “golden parachute” compensation that will or may become payable by the Company to its named executive officers in connection with the merger at the special meeting?
A.	Approval of the “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by our stockholders and completed, the “golden parachute” compensation that will or may become payable by the Company to its named executive officers in connection with the merger may still be paid to the named executive officers if and when due.
Q.	What vote of our stockholders is required to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies?
A.	Approval of the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by stockholders in virtual attendance at the special meeting or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

If you fail to submit a proxy or to virtually attend and vote at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to approve one or more adjournments of the special meeting.

Q.	Who can vote at the special meeting?
A.	All of our holders of Company common stock of record as of the close of business on [—], 2019, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that the holder owned as of the record date.

Q.	What is a quorum?
A.	A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, in virtual attendance or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.
Q.	How do I vote?
A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:
•	you may virtually attend and vote at the special meeting;
•	by proxy—stockholders of record have a choice of voting by proxy:
•	over the Internet—the website for Internet voting is on your proxy card;
•	by using a toll-free telephone number noted on your proxy card; or
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to virtually attend and vote at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.	If your shares of Company common stock are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?
A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to approve one or more adjournments of the special meeting or, assuming a quorum is present, on the non-binding advisory proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

Q.	How can I change or revoke my vote?
A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at the Company’s offices located at 1821 30th Street, Unit A, Boulder, CO 80301, or by virtually attending and voting at the special meeting.
Q.	What is a proxy?
A.	A proxy is your legal designation of another person, which we refer to as a proxy, to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”
Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?
A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the non-binding advisory proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

Q.	How are votes counted?
A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the proposal to approve the non-binding advisory vote on the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

For the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have no effect on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.
Q.	What happens if I sell my shares of Company common stock before the special meeting?
A.	The record date for stockholders entitled to vote at the special meeting is [—], 2019, which is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of those special arrangements, you will retain your right to vote those shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In addition, if you transfer your shares of Company common stock before the special meeting and thus do not continuously hold your shares of Company common stock through the effective date of the merger, you will lose your appraisal rights under Delaware law. For a more complete description, please refer to the section entitled “Appraisal Rights” beginning on page 114.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.	The Company has engaged Innisfree to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree a fee of approximately $20,000 and will reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	What will the holders of Company RSUs receive in the merger?
A:	At the effective time of the merger, each Company RSU shall be treated as follows, except as otherwise expressly agreed to in writing prior to the effective time of the merger by Parent and a holder of Company RSUs:
•	Each Company RSU that was granted prior to the date of the merger agreement and which is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any award of Company RSUs is subject as deemed to be earned based on actual performance) will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.
•	Each Company RSU that is granted during the Interim Period in accordance with, and as expressly provided by, the merger agreement and which is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any such award of Company RSUs is subject as deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance, with the resulting number of Company RSUs remaining subject to the continued time-based vesting requirements applicable to such award) will be canceled and converted into a restricted cash award in an amount equal to the Company RSU Consideration with respect to each share of Company common stock issuable under such Company RSU. The restricted cash award will vest and become payable, less any applicable withholding taxes, by the surviving corporation subject to and in accordance with the time-vesting schedule and issuance or delivery schedule applicable to such Company RSU as in effect immediately prior to the effective time.
•	Any Company RSU that is outstanding and vested but unsettled immediately prior to the effective time will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.

For details on the treatment of Company RSUs in the merger, please refer to the section entitled “The Merger Agreement—Treatment of Company Common Stock and Restricted Stock Units” beginning on page 86.

Q.	What do I need to do now?
A.	Even if you plan to virtually attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to virtually attend and vote at the special meeting, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.
Q.	Should I send in my stock certificates now?
A.	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.
Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?
A.	If the merger is completed, stockholders who do not vote in favor of the approval of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. For a more complete description, please refer to the section entitled “Appraisal Rights” beginning on page 114.
Q.	Who can help answer my other questions?
A.	If you have additional questions about the merger, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact Innisfree M&A Incorporated, our proxy solicitor, which we refer to as Innisfree, at (888) 750-5834 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements made herein, including, for example, statements regarding the benefits of the transaction, certainty of the transaction, the anticipated timing of the transaction and future results or expectations of the Company, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically include words such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved, and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, many of which are beyond our control, and are not guarantees of future results or achievements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the merger agreement;
•	the outcome or length of any legal proceedings that have been, or will be, instituted related to the merger agreement;
•	the inability to complete the merger due to the failure to timely or at all obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt on a timely basis or at all of any required regulatory clearances related to the merger;
•	the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the equity commitment letters delivered pursuant to the merger agreement;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	the effects of local and national economic, credit and capital market conditions on the economy in general; and
•	the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC as described below.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive. For additional information concerning these and other factors that could affect our forward-looking statements, please refer to our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at https://investors.zayo.com or by contacting the investor relations department of the Company. Except to the extent required by applicable law, we disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held virtually via live webcast on [—], 2019, at [—], Mountain time, or at any postponement, recess or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger, and to approve the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Recommendation of the Board of Directors

The board of directors, at a meeting held on May 7, 2019, unanimously (i) resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement by the Company, and the transactions contemplated by the merger agreement, and (iii) recommended that the Company’s stockholders approve and adopt the merger agreement. For a discussion of the material factors considered by the board of directors in reaching its conclusions, please refer to the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 52.

The board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger, and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement.

Record Date and Quorum

We have fixed the close of business on [—], 2019, as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, in virtual attendance or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Failures to vote will not be counted for purposes of establishing a quorum. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the special meeting is considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and as such, broker non-votes will not be counted for purposes of establishing a quorum.

A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, we expect that the special meeting will be adjourned.

Attendance

Stockholders as of the record date are invited to virtually attend the special meeting by visiting www.virtualshareholdermeeting.com/zayo2019sm. To participate in the special meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials. The special meeting will begin promptly at [—] Mountain time. Online check-in will begin at [—] Mountain time, and you should allow sufficient time for the online check-in procedures.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date that are entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you fail to submit a proxy, fail to virtually attend and vote at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the advisory proposal regarding “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger and the adjournment proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting. For the non-binding advisory proposal regarding the “golden parachute” compensation, you may vote FOR, AGAINST or ABSTAIN. If you abstain, fail to submit a proxy or virtually attend and vote at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and, assuming a quorum is present, will not have an effect on, the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

The proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you abstain, fail to submit a proxy or virtually attend and vote at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	you may virtually attend and cast your vote at the special meeting;
•	by proxy—stockholders of record have a choice of voting by proxy:
•	over the Internet—the website for Internet voting is on your proxy card;
•	by using a toll-free telephone number noted on your proxy card; or
•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to virtually attend and vote at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger, and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact Innisfree, our proxy solicitor, at (888) 750-5834 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833.

It is important that you vote your shares of company common stock promptly. Whether or not you plan to virtually attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Stockholders who virtually attend the special meeting may revoke their proxies by voting.

As of the close of business on [—], 2019, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” each of the proposals to be considered and voted on at the special meeting.

Tabulation of Votes

All votes will be tabulated by Mike Mooney, the Company’s Senior Vice President and General Counsel, who will act as the inspector of elections appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote by virtually attending the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or virtually attend and vote at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company’s Secretary at 1821 30th Street, Unit A, Boulder, CO 80301 by the time the special meeting begins, or by virtually attending and voting at the special meeting. If you have submitted a proxy, your virtual attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

The special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. Although we do not expect to do so, the merger agreement permits us, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), to postpone or adjourn the special meeting if we determine in good faith that the postponement or adjournment of the special meeting is necessary or appropriate in order to facilitate compliance with applicable legal requirements or enable us to obtain sufficient votes for the approval of the merger agreement.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in first half of calendar year 2020.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, stockholders who do not vote in favor of the approval of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. For additional information, please refer to the section entitled “Appraisal Rights” beginning on page 114.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Innisfree to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree a fee of approximately $20,000 and will reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger, require assistance with voting your proxy card, or if you need additional copies of any proxy materials, please contact Innisfree, our proxy solicitor, at (888) 750-5834 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This description of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will be a direct wholly-owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.

Parties Involved in the Merger

The Company
Zayo Group Holdings, Inc.
1821 30th Street
Unit A
Boulder, CO 80301
(914) 421-6700

The Company is a Delaware corporation with its headquarters in Boulder, Colorado. We provide bandwidth infrastructure in the United States, Canada and Europe. Our products and offerings enable our customers’ mission-critical, high-bandwidth applications, such as cloud-based computing, video, mobile, social media, machine-to-machine connectivity, and other bandwidth-intensive applications. Key products include leased dark fiber, fiber to cellular towers and small cell sites, dedicated Wavelength connections, Ethernet, IP connectivity, cloud offerings and other high-bandwidth offerings. We provide access to our bandwidth infrastructure and other offerings over a unique set of dense metro, regional, and long-haul fiber network sections and through our interconnect-oriented data center facilities. Our fiber network sections and data center facilities are critical components of the overall physical network architecture of the Internet and private networks. Our customer base includes some of the largest and most sophisticated users of bandwidth infrastructure offerings, such as wireless service providers; telecommunications service providers; financial services companies; social networking, media, and web content companies; education, research, and healthcare institutions; and governmental agencies. As of June 30, 2018, our fiber network spans 128,910 route miles and 11,867,276 fiber miles (representing an average of 92 fibers per route), serves 403 geographic markets in the United States, Canada and Europe, and connects to approximately 35,000 buildings, including 1,185 data centers. We own fiber network sections in large metro areas, such as New York, Chicago, San Francisco, Paris, and London, as well as smaller metro areas, such as Allentown, Pennsylvania, Fargo, North Dakota, and Spokane, Washington. Our network sections allow our customers access to our high-bandwidth infrastructure solutions over redundant fiber facilities between and among key customer locations. For more information about our Company, please visit our website at http://www.zayo.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 119. The Company common stock is publicly traded on the NYSE under the symbol “ZAYO.”

Parent
Front Range TopCo, Inc.
c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, NY 10036

Front Range TopCo, Inc. is a Delaware corporation formed solely for the purposes of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Merger Sub
Front Range BidCo, Inc.
c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, NY 10036

Front Range BidCo, Inc. is a Delaware corporation that was formed by Parent solely for the purpose of entering into the transactions contemplated by the merger agreement, and has not entered into any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist.

Parent and Merger Sub are each affiliated with EQT, the EQT Funds, DCP and DC Front Range. At the effective time, the Company, as the surviving corporation, will be indirectly owned by, among others, the EQT Funds, DCP, DC Front Range and FMR.

EQT and the EQT Funds are affiliates of the EQT Infrastructure IV fund and EQT AB, a leading investment firm with more than EUR 61 billion in raised capital across 29 funds and around EUR 40 billion in assets under management and with portfolio companies in Europe, Asia and the US with total sales of more than EUR 19 billion and approximately 110,000 employees.

DCP is a global investment firm dedicated to strategic opportunities in digital infrastructure, launched in 2018 by Digital Bridge Holdings, LLC, a leading investor in and operator of companies enabling the next generation of mobile and internet connectivity, and Colony Capital, Inc. (NYSE: CLNY), a leading global real estate and investment management firm, thereby bringing together Digital Bridge Holding, LLC’s industry, operational and investment expertise in the telecommunications sector with Colony Capital, Inc.’s 26 years of experience as a global investment manager.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $35.00 in cash, without interest, less any applicable withholding taxes.

Rollover

The rollover executives will contribute to a holding company of Parent an aggregate of approximately $111.5 million worth of shares of Company common stock or, in each executive’s sole discretion, vested or unvested Company RSUs, and, in exchange, they each would receive partnership interests in such holding company. Such contributions will be made pursuant to rollover letter agreements entered into by each of them with Parent. Other members of the Company management team may also be invited to participate in direct investments in amounts to be mutually agreed upon between such member and Parent. Prior to the effective time of the merger, Parent may initiate negotiations of these agreements and/or arrangements, and may enter into definitive agreements regarding the right to participate in the partnership interests of such holding company following the completion of the merger. Notwithstanding the foregoing, a member of management may decide not to invest in the partnership interests of such holding company or may invest more or less than the amount previously specified in the partnership interests of such holding company.

Background of the Merger

The board of directors and the senior management team of the Company regularly review the Company’s performance, future growth prospects and overall strategic direction, and consider potential opportunities to strengthen the Company’s businesses and enhance stockholder value. These reviews have included consideration of a variety of strategic alternatives, including continuing to pursue the Company’s current strategy, potential changes to the Company’s current strategy, potential strategic or financing transactions with third parties, divestitures and separating the Company’s businesses, and conversion into a real estate investment trust. The board of directors and senior management team evaluate these strategic alternatives based upon what they believe will create stockholder value, further the Company’s strategic objectives, and enhance the Company’s ability to serve customers, and based upon consideration of the potential benefits and risks of each of these alternatives in light of, among other things, the business environment, consolidation trends and the Company’s performance and competitive position.

In connection with its evaluations of the Company’s strategic prospects, the Company had previously engaged Goldman Sachs and J.P. Morgan, in connection with different scopes of work. The Company first engaged each of Goldman Sachs and J.P. Morgan in mid-July 2017 and again in early March 2018 to serve as financial advisor in connection with various possible acquisitions. From time to time thereafter, the Company has engaged Goldman Sachs and J.P. Morgan for various other potential strategic transactions, including as financial advisor in connection with a potential separation of the Company into two public companies, which we refer to as the Separation, one focused on communications infrastructure, which we refer to as InfraCo, and one focused on enterprise services.

In mid-July 2018, Dan Caruso, the Company’s Chairman and CEO, and Marc Ganzi, Managing Partner of Digital Colony Acquisitions, LLC, which we refer to as Digital Colony, met at the suggestion of Mr. Ganzi in Aspen, Colorado. During the meeting, Mr. Ganzi broached the subject of potentially acquiring the Company but did not propose a price or any other details. Mr. Ganzi indicated that he would want Mr. Caruso to be part of the Company following any such acquisition. Mr. Caruso responded that the board of directors, including Mr. Caruso, were committed to doing what was in the best interest of the Company’s stockholders and indicated that the board of directors would evaluate an offer in a manner consistent with its fiduciary duties. Mr. Ganzi replied that he was still working on funding a potential offer. At this time, Mr. Caruso emphasized that his potential involvement in the Company following any such potential transaction should not be viewed as a requirement of any such offer. Mr. Caruso noted that his priority was his fiduciary responsibility to the Company’s current stockholders, so any discussion around acquiring the Company should not include any discussion of Mr. Caruso’s particular treatment in any such potential transaction. Mr. Caruso notified the board of directors of the contents of this conversation during his normal updates to the board of directors on corporate development activities.

In early August 2018, Mr. Caruso met with Mr. Ganzi in Boulder, Colorado, at Mr. Ganzi’s request. At the meeting, though Mr. Ganzi did not offer a specific price or other terms, they again discussed Mr. Ganzi’s potential interest in making an offer to acquire the Company. During the conversation, Mr. Ganzi reiterated his desire to partner with the Company’s current management team, including Mr. Caruso, in connection with any such proposal, and Mr. Caruso again responded that his priority was his fiduciary responsibility to the Company’s current stockholders, so any discussion around acquiring the Company should not include any discussion of Mr. Caruso’s treatment in any such potential transaction. Mr. Caruso also reminded Mr. Ganzi that his potential involvement in the Company following any such transaction should not be a requirement of any offer. Mr. Caruso notified the board of directors of the contents of this conversation during his normal updates to the board of directors on corporate development activities.

On October 19, 2018, Mr. Ganzi called Mr. Caruso regarding the possibility of acquiring the Company, and partnering with management, as Mr. Ganzi had previously suggested, along with a consortium of other sponsors, all of whom Mr. Ganzi noted were familiar with the Company and Mr. Caruso. Again Mr. Ganzi did not offer a specific price or indicate that he had financing in place. Mr. Ganzi also noted on the call that Party A, a Canadian headquartered alternative asset management company, might be part of a funding syndicate for a potential transaction. Mr. Caruso promptly notified the board of directors, along with Goldman Sachs and J.P. Morgan, of this oral potential indication of interest by Mr. Ganzi.

On October 19, 2018, Mr. Caruso informed the board of directors regarding the Company’s potential strategic alternatives in advance of the next board of directors meeting, including the Separation. Mr. Caruso also reminded the board of directors of Mr. Ganzi’s prior potential indication of interest in acquiring the Company and partnering with the Company’s current management team, including Mr. Caruso, in connection with any such proposal, and also informed the board of directors that Mr. Caruso would be meeting with a representative of Party B, a U.S.-headquartered infrastructure fund, in the upcoming week at Party B’s request. Mr. Caruso noted that he anticipated that Party B would be part of the consortium of sponsors mentioned by Mr. Ganzi. Mr. Caruso also informed the board of directors that he would not engage in any discussion regarding his potential participation in any potential transaction until and unless authorized to do so by the board of directors. Mr. Caruso further informed the board of directors that he would be explicit in any conversations with potential acquirers that any expressions of interest should not be linked to Mr. Caruso’s or any other members of the Company’s management’s on-going role following any potential transaction, and that any such on-going roles would not factor into the Company’s decision on whether or not to enter into a potential transaction.

On October 23, 2018, Mr. Caruso, Matt Steinfort, the Company’s CFO, and Rachel Stack, the Company’s SVP, Corporate Strategy and Development, met with a representative of Party B at the Company’s headquarters in Boulder, Colorado. During the meeting, the representative of Party B expressed that he was making preparations to pull together a private offer to acquire the Company that he hoped to have ready in a couple of weeks.

On October 27, 2018, Mr. Caruso again met with the representative of Party B in New York, New York. During the meeting, the representative indicated that Party B was considering submitting an offer to acquire the Company, but was still evaluating potential private equity fund partners, including Party C, a large U.S.- headquartered investment firm, or other investment firms of similar size. The representative of Party B noted that they would likely make a decision in the next several weeks. The representative of Party B did not indicate that Party B was working with Digital Colony. Mr. Caruso noted that he could arrange a meeting with the Company’s top employees to help the representative of Party B get a better sense of the Company’s talent and culture if Party B was interested in that. The representative of Party B also mentioned that Party A, which had also been identified by Mr. Ganzi as a potential equity financing source, might be part of a funding syndicate for a potential transaction.

On October 29, 2018, while taking part in a market visit in Toronto, Canada, Mr. Caruso had an introductory meeting with representatives of Party A. The meeting consisted of a high-level discussion of the Company’s overall strategy and recent developments, and the parties did not discuss a potential transaction.

Also on October 29, 2018, the chief executive officer of Party D, a U.S. headquartered investment firm, called Mr. Caruso. Near the end of the call, the chief executive officer of Party D, who has relationships with several former Company executives, indicated that he was hearing “noise” in the market about the Company. He also asked about the Company’s recent performance and various lines of business.

Subsequently on October 29, 2018, Mr. Ganzi reached out to Mr. Caruso to ask about the timing of the next board of directors meeting and to indicate that they might be able to provide a proposal to Mr. Caruso in advance of such meeting. Mr. Ganzi also noted that he was aware that Mr. Caruso was in Toronto meeting with a potential investor. Mr. Caruso responded that a regularly scheduled board of directors meeting would be held the coming week.

On October 31, 2018, the representative of Party B called Mr. Caruso to confirm that Mr. Caruso did not have any concerns around the involvement of certain former Company executives, a recently retired CFO and another former executive officer of the Company, in connection with a potential transaction, as Party B was considering engaging them as advisors. Mr. Caruso responded that he had no concerns with the former CFO’s involvement, but he had concerns with sharing confidential information with the other former executive officer since he remained active in the industry.

On November 5, 2018, the Strategy Committee of the board of directors convened its regularly scheduled meeting in Boulder, Colorado, which was attended by various members of the Company’s management. During the meeting a discussion was had related to the advisability of pursuing the Separation.

On November 6, 2018, the board of directors convened its regularly scheduled, quarterly meeting in Boulder, Colorado, which was attended by various members of the Company’s management along with legal advisor Gibson Dunn and Crutcher, LLP, which we refer to as Gibson Dunn, and representatives of financial advisors, J.P. Morgan and Goldman Sachs. Immediately prior to the board of directors meeting, Mr. Ganzi called Mr. Caruso to indicate that he had already arranged for certain levels of equity and debt financing and was working on providing a written, fully financed proposal at a share price to be between $41 and $42.50 per share of the Company. Mr. Ganzi indicated that his consortium of investors might include Party E, a U.S.-based private equity firm. During a portion of the meeting not attended by the representatives of Gibson Dunn, J.P. Morgan and Goldman Sachs, Mr. Caruso discussed with the board of directors the indication of interest he had just received from Mr. Ganzi, noting that it was preliminary in nature and had only been delivered orally at this time. J.P. Morgan, Goldman Sachs and Gibson Dunn then joined the meeting and a representative of Gibson Dunn and Mike Mooney, the Company’s General Counsel and Secretary, discussed with the board of directors its fiduciary obligations both in connection with the Separation and with respect to how the board of directors should evaluate offers to acquire all or part of the Company. The representative of Gibson Dunn also advised the board of directors with respect to dealing with a potential acquirer that may be interested in retaining existing management. Representatives of J.P. Morgan and Goldman Sachs then discussed with the board of directors various strategic options for the Company, including maintaining its current strategy or pursuing the Separation or a sale of the Company. The board of directors agreed that the Company should further explore pursuing the Separation, and that other strategic options should be explored if and when they materialize. Donald Gips, a member of the board of directors, disclosed to the board of directors that he had a prior relationship with Party E, and agreed to provide additional details about his relationship to the board of directors for its review.

Immediately following this meeting of the board of directors, during a meeting of all of the directors of the board of directors other than Mr. Caruso, whom we refer to as the Company’s independent directors, Phil Canfield voluntarily resigned from the board of directors, effective as of that date, after completing a six-year tenure. Mr. Canfield’s departure followed GTCR LLC’s exit of its ownership position in the summer of 2018, and was expected as Mr. Canfield is a principal at GTCR LLC and joined the board of directors in connection with GTCR LLC’s investment in the Company. There were no disagreements between Mr. Canfield and the Company or any officer or director of the Company that led to Mr. Canfield’s resignation. In connection with his board of directors resignation, Mr. Canfield also resigned from his role as Lead Independent Director and from his role as a member and chair of the board of directors’ Nominating and Governance Committee. Mr. Gips had been appointed Lead Independent Director by the Nominating and Governance Committee of the board of directors on November 5, 2018, effective upon Mr. Canfield’s resignation from the board of directors.

Thereafter, on November 6, 2018, the board of directors voted by written resolution to appoint Yancey Spruill to the board of directors, effective November 7, 2018, to fill the vacancy resulting from Mr. Canfield’s resignation.

Following Mr. Canfield’s resignation, on November 6, 2018, Mr. Canfield expressed to Mr. Caruso that he was considering exploring whether it would be viable for him to participate in a potential acquisition of the Company.

On the evening of November 6, 2018, the chief executive officer of Party D sent a message to Mr. Caruso regarding setting up a time to talk, and they had a conversation by phone on November 7, 2018. The chief executive officer of Party D again noted that he was hearing “chatter” in the market about the Company, and expressed that Party D had researched and had a favorable view of the Company. They also discussed the Company’s management team.

On November 7, 2018, the Company publicly announced that the Separation would be implemented in late 2019 and hosted an earnings call that evening to discuss the announcement. During the earnings call, in addition to announcing the Separation, the Company announced financial results that were lower than anticipated.

Later on November 7, 2018, Mr. Ganzi contacted Mr. Caruso to congratulate him on the Company’s announcement of the Separation and noted that he was continuing to work on a written proposal which would identify funding sources. Mr. Ganzi also offered to visit Mr. Caruso in Boulder, Colorado.

On November 8, 2018, the first full trading day following the Company’s announcement of lower than anticipated earnings and the Separation, the Company’s stock price fell from a closing price of $30.38 per share on November 7, 2018 to a closing price of $22.56 per share on November 8, 2018.

On November 9, 2018, Mr. Ganzi again reached out to Mr. Caruso about potentially meeting, but Mr. Caruso did not reply to Mr. Ganzi at that time.

Later on November 9, 2018, a representative of Party B called Mr. Caruso and expressed that Party B remained interested in pursuing an acquisition of the Company and was preparing an offer with full debt and equity financing. The representative mentioned several equity partners, including Party C and Party F, a U.S.-headquartered private equity firm, but did not identify any sources of debt financing or indicate a potential price. The representative also asked for Mr. Caruso’s views on Party D and Party G, a U.S.-headquartered private equity firm, each of which was familiar with the Company and might bring value to a potential syndicate. Phil Canfield, who had recently resigned from the board of directors, was a managing director of Party G. Mr. Caruso indicated that he was open to both Parties D and G being part of a syndicate.

On November 12, 2018, the Company engaged Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to serve as the Company’s legal advisor in connection with potential extraordinary transactions involving the Company.

Also on November 12, 2018, Mr. Canfield called Mr. Caruso to let him know that he had been contacted by the representative of Party B and that Party G was working to evaluate a potential transaction with the Company. Mr. Canfield also indicated that he was aware that Party D was also working to evaluate a potential transaction with the Company.

On November 13, 2018, the chief executive officer of Party D called Mr. Caruso and indicated that Party D had also been contacted by Party B, and that Party D was evaluating a potential transaction with the Company.

On November 13, 2018, Mr. Ganzi again reached out to Mr. Caruso about setting up a time to talk. Mr. Caruso indicated that he would be happy to find a time to talk between customer meetings, but no follow-up conversation occurred.

On November 16, 2018, Parties B, C, D, E, F and G (which parties we refer to collectively as Consortium A) jointly submitted a confidential non-binding indication of interest proposing to purchase all of the Company’s outstanding common shares for a price of $33.00 per share in cash. This price represented approximately a 49% premium to the Company’s November 15, 2018 closing price and a 20% premium to the 30-day volume-weighted average closing price as of November 15, 2018. The proposal indicated that Consortium A already had debt and equity financing in place and was accompanied by a form of equity commitment letter, commitments to underwrite debt financing from three third-party financial institutions, and a draft merger agreement and related form of supporting limited guaranty to be entered into by the funds affiliated with Consortium A. The proposal indicated that Consortium A had engaged various advisors, including Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, as its legal counsel. The proposal was subject to completion of due diligence and negotiation of mutually acceptable definitive transaction documentation. The proposal also noted that Consortium A was prepared to immediately enter into a customary non-disclosure agreement to facilitate diligence and required the Company to agree to exclusively negotiate with Consortium A through November 30, 2018. The board of directors was promptly notified of the non-binding indication of interest.

On November 16, 2018 shortly after submission of the proposal by Consortium A, the representative of Party B called Mr. Caruso to discuss the proposal.

Also on November 16, 2018, the chief executive officer of Party D called Mr. Gips to discuss the merits of the proposal by Consortium A.

On November 16, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack, and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance. At this meeting, Mr. Gips provided further details and discussed with the rest of the board of directors his potential conflict of interest with Party E (a member of Consortium A). Mr. Gips explained that he became a Senior Advisor for Party E in September 2013, but had not been active with Party E in any professional capacity for over 33 months. Mr. Gips had received a total of $337,500 (outside of travel expenses) from Party E for his services as a Senior Advisor, with the last payment received in February 2016. Mr. Gips further disclosed that he sits on the board of an African company owned by Party E, for which he last received $31,250 in board service fees in July 2017, and in which company he retains a profit interest which is currently worthless. Mr. Gips also disclosed that he had approximately $250,000 in funds managed by Party E, and had made a commitment to invest an additional $233,000, but none of his investments are in the infrastructure fund that, based on the non-binding indication of interest, is participating in the proposal to acquire the Company. Therefore, whether or not Party E participates in an acquisition of the Company, it would have no financial impact on Mr. Gips. Mr. Gips conveyed to the board of directors that his investment in Party E was not a material portion of his overall portfolio, and volunteered to terminate or suspend his Senior Advisor status with Party E if the board of directors requested that he do so. Following discussion without Mr. Gips present, the board of directors concluded that the potential conflict that Mr. Gips had was immaterial, that his industry knowledge would be very helpful in evaluating the Company’s strategic options, and that therefore his continued participation in the process was appropriate provided that Mr. Gips resigned or suspended all his affiliation with Party E. During the meeting, Mr. Caruso also disclosed that he had investments in Parties D and G which constituted an immaterial portion of his overall portfolio and agreed to provide additional details for the board of directors to consider. After Mr. Gips returned to the meeting, the board of directors concluded that the proposal from Consortium A undervalued the Company, that Consortium A should be instructed that the Company would only be open to engaging in due diligence if a more reasonable price was offered, and instructed J.P. Morgan and Goldman Sachs to prepare materials to fully evaluate any increased offer against other strategic options, including the Separation. The board of directors also discussed establishing a transaction committee, but deferred action on establishing such a committee until a later time.

On November 17, 2018, Mr. Gips called back the chief executive officer of Party D. Mr. Gips indicated that the current proposal was not credible and was too low, noting that Mr. Canfield, a managing director of Party G, who had recently resigned from the Company’s board of directors, had seen the Company’s recent results, was aware of the plan surrounding the Separation and had knowledge of Mr. Ganzi’s oral indication of interest of $41 to $42.50. The chief executive officer of Party D responded that the current proposal was a fair valuation based upon current share price, but Mr. Gips reiterated that the offered price was too low and was not a basis upon which the Company was prepared to engage. The representative of Party D also noted that the leaders of Consortium A are the representatives of Parties B, D and G.

Also on November 17, 2018, representatives of J.P. Morgan and Goldman Sachs delivered a message to the bankers for Consortium A that the offered price was too low and that it did not warrant moving ahead. However, they noted that the Company would be willing to engage at the right price.

Later on November 17, 2018, Mr. Caruso and Mr. Steinfort called the representative of Party B. The representative of Party B suggested that they would like to sign an NDA and engage in additional diligence, even without being granted exclusivity, and meet in person to discuss further in the following few days. The representative of Party B indicated that after conducting diligence, it is possible that they may be able to increase their price. Based upon guidance from the board of directors, Mr. Caruso indicated that the current offer was not high enough to provide access to do additional diligence, and further that the Company’s stock price was likely to rise in the near term as a result of the upcoming Separation. After additional discussions, Mr. Caruso indicated that if Consortium A was to make a higher offer, the Company’s executive team planned to be at an offsite event on November 19, 2018, and if the timing made sense it might then be appropriate to meet in person. The representative of Party B indicated that he would discuss further with the other members of Consortium A.

On November 18, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, at which the board of directors discussed the calls made on November 17, 2018 to the representatives of the Consortium A and affirmed that while the Company was open to continued dialogue, the current price offered by Consortium A was insufficient to warrant entry into a non-disclosure agreement, providing access to the Company’s management and commencement of the diligence process, and that the offer must be increased before proceeding further. The board of directors also discussed potential sources and the motivation behind recent information leaks which had resulted in a Bloomberg article published earlier in the day on November 18, 2018, describing potential private equity interest in the Company. On November 19, 2018, the first full trading day following the publication of the Bloomberg article, the Company’s stock price rose from a closing price of $23.67 per share on November 16, 2018 to a closing price of $26.00 per share on November 19, 2018.

On November 19, 2018, Consortium A submitted an updated non-binding indication of interest with a revised purchase price of $34.50 per share of the Company common stock. This price represented approximately a 55% premium to the Company’s November 15, 2018 closing price (prior to publication of the Bloomberg article), a 25% premium to the 30-day volume-weighted average closing price as of November 15, 2018, and a 33% premium to the Company’s closing price on November 19, 2018 (following publication of the Bloomberg article). The proposal indicated that Consortium A was not interested in a prolonged process or serving as a “stalking horse” and requested access to due diligence information to confirm the revised purchase price. The board of directors was promptly notified of the revised proposal.

Also on November 19, 2018, the chief executive officer of Party H, a U.K. headquartered strategic entity that is majority-owned by affiliates of FMR (which later joined Consortium B as an equity co-investor), wrote to Mr. Caruso to note that he had seen recent press coverage and was inquiring about the possibility of combining Party H and the Company. The chief executive officer of Party H proposed potentially meeting in person the following week, but indicated that Party H had not yet seriously evaluated a proposal. Mr. Caruso indicated that the Company was open to reviewing credible offers.

Additionally on November 19, 2018, Skadden, on behalf of the Company, wrote to Party E regarding Mr. Gips’ role as a senior advisor to Party E. Skadden noted that Mr. Gips was not currently conducting any work for Party E, and the last payment Mr. Gips received from Party E was in February 2016. Skadden also noted Party E’s potential participation in a strategic transaction involving the Company or its subsidiaries and that, in order to address any potential perception of a conflict of interest on the part of Mr. Gips, the board of directors and Mr. Gips believe to be in the best interests of stockholders that Mr. Gips not take on any projects for or on behalf of Party E, or one or more of its affiliated funds, should Party E continue to have any interest in pursuing a transaction with the Company. Additionally, the board of directors and Mr. Gips requested that any contact between Party E and the Company relating to any potential strategic transaction be with persons other than Mr. Gips.

On November 22, 2018, Simpson Thacher, on behalf of Party E, responded to Skadden’s communication of November 19, 2018, confirming that Party E was not aware of any active matters where Party E or any of its portfolio companies were utilizing Mr. Gips’ services. The response also confirmed that during the pendency of the possible strategic transaction between the Company and Consortium A, Party E would not utilize Mr. Gips’ services in any new matter, nor would the prospect of any new matter be discussed with Mr. Gips. Additionally, Simpson Thacher confirmed that any contact between Party E and the Company relating to the potential strategic transaction would be with persons other than Mr. Gips.

On November 23, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, at which the board of directors discussed the revised proposal from Consortium A. Following discussion, the board of directors determined that the Company’s representatives should not respond immediately, but if a Company representative was contacted by a representative of Consortium A, their response should be that the revised proposal was not meaningfully different than the original offer and still materially undervalued the Company.

On November 23, 2018, the representative of Party B wrote to Mr. Caruso, asking for feedback and to set up a follow-up call. Mr. Caruso and Mr. Steinfort subsequently had a call with the representative of Party B. In response to a request for feedback on the revised proposal, Mr. Caruso noted that it was not different from the prior proposal. Mr. Caruso mentioned that the chief executive officer of Party D had previously called Linda Rottenberg, a member of the board of directors, and Ms. Rottenberg may have suggested that the Company’s board of directors was getting educated on its options, but Mr. Caruso stressed that the Company was not further evaluating the revised proposal nor had it set up a committee to review the revised proposal. The representative of Party B noted that the offer had come up $1.50, to $34.50, that it was difficult for them to come to a consensus on price given that they had six sponsors in Consortium A, that they would like the opportunity to conduct diligence and that he was optimistic that the price might further increase following diligence. Mr. Caruso replied that a price of $34.50 was still insufficient to warrant engagement. Mr. Caruso noted that the board of directors’ duty was to operate in the best interests of the Company’s stockholders and that this would result in a major distraction from management’s time.

On November 26, 2018, the chief executive officer of Party H came to Boulder, Colorado to have dinner with Mr. Caruso and discuss potential benefits of combining Party H with the Company. The chief executive officer of Party H noted that he had engaged in initial discussions with its affiliate, FMR, and would be meeting with FMR’s senior team on November 28, 2018. He also asked if he could meet with the Company’s bankers and noted that it may also make sense for Mr. Caruso to meet with Party H’s financial advisors when he was in New York, New York the following week.

On November 30, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, at which meeting Mr. Caruso provided further details and discussed with the rest of the board of directors his investments with Party D and Party G. Mr. Caruso disclosed that his investments with Party D and Party G constituted less than 1% of his total holdings. Following discussion without Mr. Caruso present, the board of directors concluded that Mr. Caruso’s holdings in Party D and Party G were not material to his net worth, were insignificant when compared to his holdings in the Company and that any perceived conflict of interest was outweighed by Mr. Caruso’s continued participation in considering the Company’s strategic alternatives.

On December 3, 2018, Mr. Caruso met with a representative of Party I, a U.S.-headquartered strategic entity, in New York, New York. Party I subsequently submitted a non-binding indication of interest pursuant to which, following the Separation, Party I would acquire InfraCo in exchange for which the Company’s stockholders would receive a combination of cash and Party I stock.

Also on December 3 and 4, Mr. Caruso and the Company’s representatives met with certain activist stockholders. Two activist stockholders encouraged the Company to consider strategic alternatives for the Company, including a sale of the Company in the low to mid-$30 range.

On December 4, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, at which the representatives of J.P. Morgan and Goldman Sachs discussed with the board of directors their preliminary financial analyses of various strategic alternatives to the board of directors and engaged in discussion with the board of directors regarding strategy for engaging with Consortium A.

On December 6, 2018, Mr. Caruso met with representatives of Party H’s financial advisors in New York, New York, but did not engage in substantive discussions.

On December 7, 2018, Consortium A submitted an updated non-binding indication of interest with a revised purchase price of $35.00 per share of the Company common stock, subject to confirmatory due diligence. This price represented approximately a 55% premium to the Company’s November 8, 2018 closing price, a 41% premium to the trailing one-month volume-weighted average closing price as of December 6, and a 35% premium to the Company’s closing price on December 6, 2018. The proposal provided that it would expire and Consortium A would immediately stop its pursuit of an acquisition of the Company if access to due diligence information and other engagement by the Company and its advisors was not provided by the close of business on December 10, 2018. The board of directors was promptly notified of the revised proposal.

On December 9, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, at which J.P. Morgan and Goldman Sachs discussed with the board of directors their preliminary financial analyses of Consortium A’s revised indication of interest, and Mr. Caruso and representatives from Goldman Sachs summarized for the board of directors recent communications with Consortium A and its representatives. Discussion occurred concerning the revised offer from Consortium A and strategy for engaging, if at all, with Consortium A. The board of directors also discussed the Company’s strategic alternatives, including the Company’s prospects on a stand-alone basis, the Separation, the proposal from Party I, the current volatility of the Company’s stock price and the overall volatility in the stock and debt markets, and potential bidders that had expressed interest, as well as the potential for other bidders, with J.P. Morgan, Goldman Sachs and the Company’s management representatives. The representatives from J.P. Morgan and Goldman Sachs then left the meeting and the board of directors continued to discuss how to respond to Consortium A as well as various alternatives to a transaction with Consortium A. During this discussion, Mr. Caruso confirmed that no discussions had or would occur concerning management continuing on with the Company following any transaction with Consortium A, and that Mr. Caruso would promptly inform the board of directors if representatives of Consortium A were to raise this subject. Representatives of Skadden then provided an overview of the board of directors members’ fiduciary duties in considering Consortium A’s proposal after which the board of directors instructed Mr. Caruso and Mr. Steinfort to inform Consortium A that they would be permitted to engage in due diligence following entry into a non-disclosure agreement, and that the Company was willing to engage in due diligence and inquire as to how Consortium A wanted to proceed. Following the meeting, the Company’s independent directors separately met with Skadden and discussed options for dealing with a financial buyer that may be interested in retaining existing management, including the advisability of forming a special committee.

On December 9, 2018, following the board of directors meeting, at the board of directors’ direction, Mr. Caruso reached out to the representative of Party B and set up a call between Mr. Caruso, Mr. Steinfort, the representative of Party B and the chief executive officer of Party D. The parties on the call discussed a potential diligence plan and timeline for a potential transaction, which would include spending time with the Company’s management as part of Consortium A’s due diligence process. During the call, Mr. Caruso and Mr. Steinfort expressed that, although the board of directors was not prepared to agree to sell at the price that had been proposed, the Company was nevertheless prepared to allow Consortium A to begin to conduct diligence, and it was agreed to set up a call between representatives of Parties B, D and G, on behalf of Consortium A, and

Mr. Caruso, Mr. Steinfort, Mr. Gips and perhaps one additional member of the board of directors, on behalf of the Company. The parties also agreed to get a non-disclosure agreement put in place, prepare for diligence and work out the logistics for meetings with the Company’s management.

On December 12, 2018, the Consortium A members along with Party J, a U.S.-headquartered private equity firm that had subsequently joined Consortium A, and the Company entered into a short form non-disclosure agreement with no standstill features.

On December 13, 2018, numerous representatives of the Company and of Consortium A, including Party J, held on-site management presentations in Boulder, Colorado.

On December 14, 2018, Party I submitted an updated non-binding indication of interest pursuant to which, following the Separation, Party I would acquire InfraCo in exchange for which the Company’s stockholders would receive a combination of cash and Party I stock. Mr. Caruso, Mr. Steinfort and Ms. Stack and representatives of J.P. Morgan and Goldman Sachs subsequently had a call with Party I and its financial advisors to better understand the mechanics and funding construct in the indication of interest from Party I. No confidential information was discussed during this meeting.

Subsequently, on December 14, 2018, Party I and the Company entered into a non-disclosure agreement which did not provide for a standstill provision.

On December 15, 2018, Mr. Caruso and Mr. Steinfort called the representatives of Party B and Party G to discuss diligence to date and the plan moving forward. The representative of Party B brought up the long form non-disclosure agreement, noting that five individuals, one of whom was Mr. Canfield and four of whom were former executives of the Company, were important advisors to Consortium A in supporting the deal rationale and price by providing confidence to the rest of Consortium A. The representative of Party B asked to have Skadden directly communicate with the general counsel of Party G, a member of Consortium A, regarding the appropriate treatment of these individuals in the long form non-disclosure agreement. The representative of Party B also asked about progress on the merger agreement, a draft of which had been included in Consortium A’s non-binding indication of interest dated November 16, 2018. Mr. Caruso responded that while it was in both parties’ interest to move quickly to determine if a transaction could be agreed upon, it was important to reach agreement on key issues in the offer, including price and sources of funding, before engaging with respect to definitive documentation.

On December 16, 2018, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance. The representatives from J.P. Morgan and Goldman Sachs did not attend the first part of the meeting, during which Mr. Caruso updated the board of directors on the in-person sessions between the Company’s management and Consortium A, and discussed with the board of directors about entering into a long form non-disclosure agreement. Mr. Caruso introduced Consortium A’s request that the Company permit five individuals formerly associated with the Company to take part in the process on behalf of Consortium A and to be permitted to use confidential information already in their possession in doing so. Representatives of Skadden then provided an overview of legal considerations in assessing Consortium A’s request with respect to the non-disclosure agreement and answered questions from board of directors members. Following discussion, the board of directors concluded that as long as certain confidential information was segregated to only selectively provide access to confidential information to certain of these five individuals and the five individuals were limited to using only existing knowledge of confidential information in their unaided memories (i.e. not sharing confidential materials otherwise in their possession), the benefits to the Company of having the five individuals formerly associated with the Company involved in the process on behalf of Consortium A, and potentially getting Consortium A to a higher price with as few contingencies as possible, outweighed any negatives from their potential knowledge of confidential information of the Company with varying degrees of relevance to the current discussions. The board of directors also concluded that while management should be directed to follow up on any bona fide inbound inquiries about acquiring the Company and should be directed to solicit additional interest in an acquisition, the Company also had other viable strategic alternatives and noted that no decision had been made about whether or not to sell the Company.

The representatives from J.P. Morgan and Goldman Sachs then joined the meeting, and discussed with the board of directors Consortium A’s new request to permit a list provided by Consortium A of 63 potential co-investors into the process and to permit them to review the Company’s confidential information. After discussion, the board of directors concluded not to allow Consortium A to share the Company’s confidential information with the proposed list of 63 potential co-investors, both because of the risk of information leaks and the risk that Consortium A could be looking to “lock-up” these potential co-investors such that they could not participate in competing bids. Instead, the board of directors provided management with discretion to allow limited additional co-investor participation with Consortium A. The board of directors also discussed efforts to solicit competing bids to acquire the Company, including outreach efforts by J.P. Morgan and Goldman Sachs to a comprehensive list of other potential bidders, both private equity and strategic buyers.

Representatives of J.P. Morgan and Goldman Sachs then discussed with the board of directors a written expression of interest that they had received during the board of directors meeting from Ben Jenkins, Managing Partner of Digital Colony on behalf of a consortium anchored by Digital Colony and EQT Fund Management S.à.r.l., which along with EQT Partners Inc. we refer to as EQT, which parties we refer to collectively as Consortium B. The expression of interest also noted that the consortium included Party K, a Canadian investment advisory and management firm, which subsequently dropped out of Consortium B as of March 27, 2019. Mr. Jenkins’ proposal contained a not yet fully funded expression of interest from Consortium B to acquire the Company for a price in the range of $36 to $38 per share of Company common stock based upon their analysis of publicly available information. Mr. Jenkins also noted that Consortium B had already obtained a highly confident letter for debt financing from Deutsche Bank, was in discussions with several other banks and had engaged a separate team from Simpson Thacher pursuant to customary ethical walls as its legal counsel.

Also on December 16, 2018, Consortium A was granted access to a data room set up by the Company to facilitate the diligence process.

From December 17, 2018 to December 19, 2018, at the Company’s direction, J.P. Morgan and Goldman Sachs conducted outreach to various potential acquirers, including contacting 18 additional strategic and financial sponsor parties beyond Consortium A, Consortium B, Party H and Party I. These additional parties included Party L, a U.S.-headquartered private equity firm, Party M, a U.S. headquartered strategic entity, and Party N, a U.S.-headquartered private equity firm.

On December 17, 2018, a representative of Party N called Mr. Caruso to inform him that he had been contacted by the Company’s bankers as part of their outreach. The representative of Party N asked questions regarding price and Mr. Caruso’s plans regarding potentially continuing on at the Company following the consummation of a transaction and the potential roll over of his equity. Mr. Caruso responded that he was not authorized to, and did not intend to, engage in discussions on these topics, and that there had been no discussion around his future role with any interested party. The representative of Party N expressed interest in participating in an acquisition of the Company and noted that the Company’s bankers would likely get them involved in further discussions.

On December 18, 2018, representatives of J.P. Morgan and Goldman Sachs called Party H, which confirmed that while it was interested in a potential transaction with the Company, it was not in a position to do so on a standalone basis and would need financial support from FMR to get a deal done. It was also uncertain how quickly it would be able to move on any transaction.

On December 19, 2018, the Company and Consortium B (not including Party K) entered into a non-disclosure agreement. Among other things, the non-disclosure agreement restricted sharing of confidential information other than with expressly approved co-investors, imposed a one-year employee non-solicit on Consortium B and imposed a twelve-month standstill, subject to negotiated additional carve-outs, on Consortium B’s ability to acquire any Company common stock or any material portion of the Company’s assets. The standstill automatically terminated upon (1) the acquisition by any person or group of, or the Company’s entry into an agreement for any person or group to acquire, 50% or more of the Company’s voting securities or another transaction which would require approval of the Company’s stockholders, with limited exceptions, or (2) the commencement by a third party of a tender or exchange offer for 50% or more of the Company’s voting securities. We refer to this form of non-disclosure agreement as the Company’s Standard Form NDA.

On December 19, 2018, the Company and Consortium A also entered into a non-disclosure agreement which was materially consistent with the Company’s Standard Form NDA which replaced the earlier short form NDA that was previously in effect. The standstill provision of the non-disclosure agreement with Consortium A terminated upon entry into the merger agreement with Consortium B.

Also on December 19, 2018, the Company provided Consortium A with a consent, permitting Consortium A to approach and share confidential information, including regarding the potential transaction, with Party J and eight additional potential consortium members to be selected by Consortium A from the list of 63 potential co-investors that had previously been provided by Consortium A and considered by the board of directors on December 16, 2018.

On December 20, 2018, the Company and Party K entered into a non-disclosure agreement which was materially consistent with the Company’s Standard Form NDA, other than that it provided a carve-out from the standstill provision for ordinary brokerage or other normal course business activities by portfolio managers who do not have access to confidential information. The standstill provision of the non-disclosure agreement with Party K terminated upon entry into the merger agreement with Consortium B.

Additionally, on December 20, 2018, numerous representatives of the Company and of Consortium B, including Party K, held on-site management presentations in Boulder, Colorado. Consortium B was also granted access to a data room set up by the Company to facilitate the diligence process.

Also on December 20, 2018, representatives of J.P. Morgan and Goldman Sachs had a call with Party I’s advisors to deliver feedback on the indication of interest from Party I as directed by the Company’s management, including that the transaction proposed by Party I for InfraCo only, and including a mix of cash and stock consideration, was not a current priority, but that the Company was open to considering different structures involving more sponsors and more cash, rather than such a large percentage of stock consideration.

Later on December 20, 2018, Party I’s advisors reached back out to the representatives of J.P. Morgan and Goldman Sachs regarding Party I reaching out to potential partners in the transaction, including Party A and EQT.

Also on December 20, 2018, Goldman Sachs provided a disclosure letter regarding certain of its relationships with private equity investors known by the Company to be members of Consortium A or members of Consortium B as of such date.

On December 21, 2018, representatives of J.P. Morgan and Goldman Sachs had a call with representatives of the Company to discuss Party I’s request to be allowed to reach out to additional potential partners. Following discussion, the representatives of the Company directed J.P. Morgan and Goldman Sachs to instruct Party I that it did not have permission to contact EQT, but that it was permitted to speak with five potential co-investors including Party A, which message they subsequently conveyed.

Also on December 21, 2018, a representative of Party A called Mr. Caruso to discuss a potential purchase of the Company’s colocation business, rather than all of the Company, if plans to sell all of the Company were unsuccessful.

On December 27, 2018, J.P. Morgan provided a disclosure letter regarding certain of its relationships with private equity investors known by the Company to be members of Consortium A or members of Consortium B as of such date.

On December 28, 2018, Mr. Caruso and Mr. Steinfort had a call with the representatives of Party B, Party D and Party G to discuss potential deal timing and progress on diligence. Mr. Caruso reiterated during the call that there was no reason to start working on definitive documentation until there was an agreement with Consortium A on key terms following diligence, including price.

On December 30, 2018, representatives of J.P. Morgan and Goldman Sachs had a call with advisors to Consortium A to discuss the status of their due diligence, key outstanding items and a timeline for submitting an updated proposal early in the new year.

On January 2, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance. The representatives from J.P. Morgan and Goldman Sachs did not attend the first part of the meeting, during which the board of directors discussed the financial terms negotiated with its proposed financial advisors, J.P. Morgan and Goldman Sachs, in connection with a potential transaction. Representatives of Skadden then reviewed with the board of directors the respective relationships disclosed by J.P. Morgan and Goldman Sachs with each of Consortium A and

Consortium B, along with providing an overview of applicable Delaware law. Following discussion, the board of directors unanimously determined to proceed with J.P. Morgan and Goldman Sachs as the Company’s financial advisors in connection with a potential transaction involving a sale of the Company.

The representatives from J.P. Morgan and Goldman Sachs then joined the meeting and discussed with the board of directors an update on the status of progress with Consortium A and Consortium B. The board of directors was further advised that the Company’s management and Skadden were working on a markup of the draft merger agreement previously received from Consortium A along with accompanying confidential disclosure schedules, in a way that could easily be converted for use by Consortium B as well. Representatives of J.P. Morgan and Goldman Sachs also discussed recent conversations that they had with Party L and Party M, provided an update on the status of discussions with Party I and provided an update on potential other suitors, in addition to the 18 potential acquirers that representatives of J.P. Morgan and Goldman Sachs had begun reaching out to in December. The board of directors also discussed recent activist shareholder activity. Representatives from Skadden then led a discussion with the board of directors of material negotiation topics in the draft merger agreement.

In early January 2019, the Company formally engaged J.P. Morgan and Goldman Sachs, each of which was already engaged by the Company in connection with other matters, to specifically serve as the Company’s financial advisors in connection with a possible sale of the Company.

On January 9, 2019, numerous representatives of the Company and of Consortium A held an in-person diligence meeting and management presentations in Boulder, Colorado.

On January 11, 2019, a representative of Party L, met with Mr. Caruso, Mr. Steinfort and Ms. Stack in Boulder, Colorado to discuss various ways in which Party L might collaborate with the Company, including by an acquisition of the Company funded solely by Party L, a purchase of the Company’s colocation business or the Company’s Allstream business unit, comprised of Allstream Business US, LLC, Electric Lightwave, LLC and Allstream Business Inc., which we collectively refer to as Allstream, by Party L or a buy/leaseback transaction. The parties agreed to have a follow-up call to discuss Party L’s potential interest in Allstream.

On January 12, 2019, the representative of Party B requested a call with Mr. Caruso and Mr. Steinfort. During this call, the representative of Party B relayed Party E’s request that the Company grant permission to add Digital Colony to Consortium A to ensure that Consortium A had sufficient levels of funding, because a number of the Consortium A members might be unable to fund their commitments in light of challenging debt markets, and Party B was already at its concentration limit. The representative of Party B disclosed that Party E, a member of Consortium A, had initiated a conversation with a representative of Digital Colony, which Mr. Caruso pointed out may be a non-disclosure violation. Mr. Caruso also noted that the Company was likely not prepared to provide additional diligence materials, respond to requests for information or engage in contract negotiations until the board of directors received an updated view on the valuation of the Company from Consortium A, now that Consortium A had been provided sufficient information, analysis and access to management to update their offer price.

Also on January 12, Consortium A’s bankers called representatives of J.P. Morgan and Goldman Sachs to express that Consortium A would like to add Digital Colony to Consortium A. The representatives of J.P. Morgan and Goldman Sachs noted that they would consult with the Company.

On January 13, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, during which the board of directors was provided an update concerning the status of progress with Consortium A and the status of Consortium B. Representatives from J.P. Morgan and Goldman Sachs provided an update received from Consortium A’s bankers to the effect that, according to Consortium A’s bankers, Consortium A was having difficulty getting the necessary funding together to firm up an offer for the Company. Mr. Caruso then discussed with the board of directors Consortium A’s request to allow Digital Colony to join Consortium A. Mr. Caruso also discussed with the board of directors whether a non-disclosure violation had occurred. Following discussion, the board of directors concluded that it would not be prudent to permit the consortia to consolidate and eliminate the potential for competition between them. J.P. Morgan and Goldman Sachs provided the board of directors with an update on Consortium B, including their view that Consortium B was not fully formed, Party K appeared less interested in the Company than Consortium B’s lead members, Digital Colony and EQT, and that Consortium B was not presently interested in having J.P. Morgan and Goldman Sachs do more to introduce them to other potential investors. J.P. Morgan and Goldman Sachs noted that they had repeatedly informed Consortium B that it still had time to firm up its consortium and make a bid for the Company. Discussion occurred concerning how the Company should respond to Consortium A. Subject to a further discussion by the independent directors, the board of directors determined that a firm message needed to be delivered to Consortium A that it had been provided sufficient access to information and must now provide a firm offer, and that if Consortium A were to come back with a lower price offer, it would not be well received. The board of directors also directed Skadden to communicate to counsel to Consortium A that it expected compliance with all confidentiality obligations.

Following the meeting, the Company’s independent directors separately met with Skadden to discuss how it should address and monitor potential conflicts if Consortium A, Consortium B or another party sought to have Mr. Caruso remain an executive following a potential acquisition. The Company’s independent directors noted that Mr. Caruso had reported to the board of directors that he had no such discussions to date with any party and noted that he should be instructed to continue not to have any such discussion unless and until such time as the board of directors approved his doing so. The Company’s independent directors also discussed the risks posed to stockholder value by continued distractions to management and the impact of the recent volatility of the debt markets related to Consortium A’s delay in executing on a transaction.

On January 13, 2019, following the board of directors meeting, Mr. Caruso and Mr. Steinfort called a representative of Party B. They discussed the outlook for debt and equity financing for Consortium A members, and in particular whether or not certain consortium members might be unable to get sufficient financing to satisfy their commitment amounts. Mr. Caruso also reiterated that non-disclosure obligations must be respected and advised the representative of Party B that the board of directors had decided that Digital Colony would not be allowed to join Consortium A. Mr. Caruso also emphasized that Consortium A must move quickly to reaffirm price, in response to which the representative from Party B indicated that a final offer would be ready the week of January 21st.

On January 13 2019, representatives of J.P. Morgan and Goldman Sachs also called Consortium A’s bankers to express that Digital Colony would not be allowed to join Consortium A and that Consortium A had been provided sufficient access to information and must now provide a firm offer, and that if Consortium A were to come back with a lower price offer, it would not be well received.

On January 14, 2019, Skadden informed Simpson Thacher, as counsel to Consortium A, that it expected compliance from Consortium A with all confidentiality obligations.

On January 16, 2019, while speaking with a representative of Party J, about an unrelated business matter, Mr. Gips asked about the status of Consortium A. The representative advised that Party J was ready to go, along with the other Consortium A private equity members, but that some of the infrastructure fund investors seemed concerned about risk mitigation concerning the Company’s business. Mr. Gips stated, consistent with the board of directors’ prior discussions, that the board of directors was growing impatient with the process and that Consortium A needed to move forward. He also warned that any effort to reduce the offer price would be poorly received by the board of directors.

On January 17, 2019, Mr. Caruso and Mr. Steinfort called the representative of Party B at his request, who asked additional diligence questions. Mr. Caruso indicated that he had been directed by the board of directors not to spend additional management time on responding to requests from Consortium A prior to receiving feedback on price and financing commitment levels. He further noted that Consortium A seemed to be signaling that they would be lowering their offer price, and that he was concerned that leaks to the press, conversations with shareholder activists and possible non-disclosure violations were part of an effort to lower the price and put pressure on the board of directors. The representative of Party B noted that Consortium A’s intent was to provide feedback early the following week, but that it might still be contingent upon further diligence.

Also on January 17, 2019, because Consortium B had not been active in conducting due diligence, Consortium B’s access to a data room set up by the Company to facilitate the diligence process was revoked.

On January 27, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, during which it was noted that there had been no recent contact between the Company and Consortium A. The board of directors discussed how Consortium A had repeatedly set and then missed deadlines for responding to the Company. Additionally, the board of directors discussed recent news articles that may have been the result of information leaks which, if from Consortium A, would be in violation of their non-disclosure obligations. Members of the board of directors speculated that this might be an attempt to condition the market and pressure the Company into accepting a lower offer. The board of directors discussed ways to get a response from Consortium A more quickly, given the distraction for the Company’s management created by the prolonged process with Consortium A, and the need to communicate openly to the Company’s employees about the Company’s future plans in view of the media rumors about a potential sale of the Company. Following the meeting, the Company’s independent directors separately met with Skadden, J.P. Morgan and Goldman Sachs to discuss how to deal with public rumors regarding a potential sale of the Company.

On January 28, 2019, the CEO of Party O, a U.S.-headquartered real estate investment trust, called Mr. Caruso to advise him that he had seen a recent news report and was interested in participating in a syndicate if the rumors were true. In subsequent discussions between the Company and Consortium B, EQT expressed that it was not interested in having Party O join Consortium B.

Also on January 28, 2019, representatives of Party L called Ms. Stack and other Company representatives to discuss Allstream’s performance and the Company’s current thoughts around divestiture of the Allstream business.

On January 29, 2019, Mr. Caruso met with the president and CEO of Party I at the Metro Connect USA 2019 event in Miami, Florida. He indicated that Party I was close to being able to make an offer to acquire the Company which would likely be around 80% cash. Mr. Caruso noted that he was uncertain how the board of directors would respond to an offer that was less than all cash. The president and CEO of Party I also indicated that they would be interested in having management stay as part of such a transaction, but Mr. Caruso responded that he was not authorized to, and would not, engage in those conversations.

On January 29, 2019 while at Metro Connect in Miami, Florida, Mr. Caruso and Jack Waters, the Company’s COO, met with Jan Vesely, a Partner at EQT, to encourage EQT, alongside Digital Colony, to make a competitive bid to acquire the Company. Mr. Caruso emphasized that there was a window of opportunity to submit a bid and that if Mr. Vesely needed additional information regarding the Company’s leadership, Mr. Caruso or another board member would be happy to answer his questions. During the conversation, Mr. Vesely noted while he was very interested in acquiring the Company, he was concerned that Consortium A had already convinced potential funding sources that they had the deal locked up. Accordingly, Mr. Vesely was having trouble getting support from limited partners, who have holdings across multiple infrastructure funds (including funds that were speaking with Consortium A). Mr. Vesely expressed that he did not want to waste EQT’s resources on diligence if there was no real prospect to complete a deal. In response, Mr. Caruso emphasized that there is a path for Consortium B to get to a deal and that he thought the board of directors might be receptive to considering providing Consortium B with some assurances for them to get through diligence if they were to submit a bona fide offer

On January 29, 2019 while at Metro Connect in Miami, Florida, at Mr. Caruso’s request, Mr. Caruso and Mr. Waters later met with Mr. Ganzi to also encourage Digital Colony, alongside EQT, to make a competitive bid to acquire the Company. As in his conversation with Mr. Vesely, Mr. Caruso emphasized that there was a window of opportunity to submit a bid and that if Mr. Ganzi needed additional information regarding the Company’s leadership, Mr. Caruso or another board member would be happy to answer his questions. During the conversation, like Mr. Vesely, Mr. Ganzi also expressed concern that Consortium A had convinced potential funding sources that Consortium A had the transaction locked up, noting in particular that originally he had wanted Party E to be a part of Consortium B but Party E had heard from a representative of Consortium A, who was previously an executive at the Company, that Mr. Caruso would never agree to do a deal with Mr. Ganzi. This caused Party E to shift its focus from Consortium B to Consortium A. Mr. Ganzi also mentioned that a representative of Party E had told his colleague, Mr. Jenkins, that Digital Colony would be welcome to participate in Consortium A and would be invited to invest around one billion dollars if Consortium A was successful. Mr. Ganzi reiterated that he was still very interested in acquiring the Company, but needed to partner with EQT to do so, and EQT had the same reservations regarding Consortium A’s current positioning in the process, since both EQT and Digital Colony did not want to be used as a “stalking horse” and did not want to invest significant resources on diligence if there was no real opportunity for them to make an acquisition. Just as he had told Mr. Vesely, Mr. Caruso noted to Mr. Ganzi that he thought the board of directors might be receptive to considering providing Consortium B with some assurances for them to get through diligence if they were to submit a bona fide offer.

On January 29, 2019, the Company and a U.K.-headquartered affiliate of Party A entered into a non-disclosure agreement related to the Company’s data center division that provided for a twelve-month standstill similar to the standstill provision in the Company Standard Form NDA. The standstill provision of the non-disclosure agreement with the affiliate of Party A terminated upon entry into the merger agreement with Consortium B.

On January 29, 2019, Mr. Caruso and Mr. Waters also met with representatives of Party B and Party F in Miami, Florida at Mr. Caruso’s request. During the meeting, the representatives of Party B and Party F stated that they were getting closer to submitting a revised proposal, but hinted that it would be at a lower price. They did not provide a concrete date for when the Company could expect to receive the updated proposal from Consortium A.

On January 31, 2019, the Nominating and Governance Committee of the board of directors convened its regularly scheduled meeting in Boulder, Colorado, which was attended by various members of the Company’s management, during which the committee discussed the Separation.

Also on January 31, 2019, the Company received a letter from an activist shareholder that owned approximately 4% of Company common stock that encouraged the Company’s management to accept an offer for an acquisition of the Company in the range of the low to mid-$30.00s per share.

On February 1, 2019, the Company received a letter from a second activist shareholder that owned approximately 2% of Company common stock that encouraged the board of directors to accept an offer for an acquisition of the Company in the range of $27.00 to $32.00 per share.

Also on February 1, 2019, Mr. Caruso reached out to Mr. Vesely, thanking Mr. Vesely for their meeting at the Metro Connect conference and encouraging EQT’s continued active participation in a consortium to potentially acquire the Company. Mr. Vesely responded that he was also interested in continuing to explore the acquisition, noting that representatives of J.P. Morgan also reached out to him that same day to schedule a call.

Between February 1, 2019 and February 5, 2019, at the suggestion of Mr. Caruso, representatives of J.P. Morgan and Goldman Sachs conducted outreach to two additional potential financial sponsors in an attempt to form a third consortium.

On February 2, 2019, representatives of J.P. Morgan and Goldman Sachs called Mr. Vesely to gauge EQT’s continued interest in a potential transaction. During the call, Mr. Vesely expressed that EQT remained interested, but wanted a consortium controlled by only two or at most three sponsors. Mr. Vesely also expressed that Consortium B would be open to receiving a passive investment from an additional strategic co-investor.

On February 4, 2019, Consortium A submitted an updated non-binding indication of interest confirming that they had completed their commercial due diligence and as a result were lowering the offered purchase price to $31.50 per share of Company common stock. This price represented approximately a 40% premium to the November 8, 2018 closing price, a 25% premium to the trailing thirty trading day volume-weighted average closing price as of February 1, 2019 and a 14% premium to the Company’s closing price on February 1, 2019. The proposal noted that Consortium A expected to be able to complete bring down and limited confirmatory diligence in as quickly as 48 hours of receipt of the supporting information, at which point Consortium A would be prepared to sign definitive documentation. The proposal also included various debt financing commitments to underwrite debt financing and noted that the proposed transaction would not be subject to a financing contingency. The proposal further noted that a draft of a proposed merger agreement for the transaction (together with an equity commitment letter and guarantee) was included in the proposal dated November 19, 2018, and that Consortium A and its legal counsel were standing by and ready to work with the Company and its counsel to finalize the definitive documentation for execution. The board of directors was promptly notified of the revised proposal.

On February 5 and 6, 2019, the board of directors convened its regularly scheduled quarterly meeting, which was attended by various members of the Company’s management along with representatives of Skadden, J.P. Morgan and Goldman Sachs.

During a session on February 5, 2019 that was only attended by members of the board of directors, Mr. Steinfort, Mr. Mooney, Ms. Stack and a representative of Skadden, the board of directors discussed a proposed response to the revised offer from Consortium A. The representative of Skadden provided an overview of the board of directors members’ legal obligations in considering Consortium A’s revised proposal. Following discussion, the board of directors unanimously determined that the revised offer undervalued the Company. The board of directors also discussed potentially divesting the Company’s colocation business and its potential value, including early stage interest in the colocation business from Party A. The board of directors further discussed a potential offer from Party I and how to best enable re-engagement with Consortium B. The board of directors discussed that Consortium B had been reluctant and slow to engage as a result of market and media rumors that Consortium A was well positioned to enter into a definitive agreement with the Company, which led to a perception on the part of Consortium B that it would be a waste of resources to fully engage in a process with the Company in view of these circumstances.

During a subsequent session on February 6, 2019, attended by the board of directors, Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs, a representative of Skadden discussed with the board of directors potential approaches to engaging with activist stockholders. The board of directors also discussed options for responding to Consortium A’s revised proposal. Following discussion, the board of directors directed Skadden, J.P. Morgan and Goldman Sachs to convey to Consortium A that leaks to the press and to activist stockholders were unacceptable and that the revised offer price of $31.50 was unacceptably low.

Between February 5, 2019 and February 12, 2019, representatives of J.P. Morgan and Goldman Sachs made multiple calls to Digital Colony, EQT, Party K and Party P, a Switzerland-headquartered private equity firm, to gauge their respective levels of interest in a potential deal and what it would take for them to engage. Digital Colony, EQT and Party K all indicated that they were optimistic after listening to the latest quarterly earnings and improving market backdrop. Party P indicated that they could not lead this deal, but would be willing to engage as part of a consortium.

On February 7, 2019, the representative of Party B reached out to J.P. Morgan to request a call, but, at the direction of Mr. Caruso, J.P. Morgan did not respond to this request.

Also on February 7, 2019, Mr. Caruso had a call with the president and CEO of Party I who re-affirmed Party I’s interest and confirmed the likelihood of stock being part of a proposal. Due to unrelated issues at Party I, Party I did not subsequently participate in any proposals to acquire the Company.

On February 8, 2019, the Company issued a statement that it no longer believed it to be in its stockholders’ best interests to pursue a public spin of the Company’s enterprise business as part of the Separation.

On February 11 and 12, 2019, the representative of Party B reached out to Mr. Caruso several times, asking if he was available for dinner with the representatives of Party B and D on February 13, 2019, which invitation Mr. Caruso accepted.

On the evening of February 11, 2019, Mr. Caruso had a social dinner with the chief executive officer of Party Q, a U.S.-headquartered strategic entity, who indicated that Party Q might be interested in an acquisition of the Company but that he would need to discuss it further.

On February 12, 2019, representatives of Skadden, J.P. Morgan and Goldman Sachs had a call with representatives of Consortium A to convey the board of directors’ message that leaks to the press and to activist stockholders were unacceptable and that the revised offer price of $31.50 was unacceptably low.

Also on February 12, 2019, Mr. Ganzi called Mr. Caruso. Mr. Ganzi explained that Consortium B was making substantial progress with its partner, EQT, in solidifying their equity arrangements in order to proceed with a proposal. Mr. Caruso reminded Mr. Ganzi that Mr. Caruso’s involvement in the Company following a transaction should not be part of such discussions and, at that point, Mr. Ganzi indicated that the continuing involvement of the Company’s management team would be expected. Mr. Caruso noted that he was not authorized to, and would not, engage in this topic.

On February 13, 2019, Mr. Caruso, Mr. Steinfort and Mr. Spruill, the Company’s Lead Independent Director, had dinner with the representatives of Party B and Party D in Boulder, Colorado, at which dinner the representatives of Party B and Party D informed the Company that none of Party B, D or G had leaked any information or violated their confidentiality obligations. They also noted that Party J had determined not to take part in Consortium A, and a number of the other eight potential additional co-investors they had approached were also not going to be taking part in Consortium A. They then asked for permission to contact additional investors.

They further noted that they had heard rumors that the Company might be looking to sell its colocation business. Mr. Caruso conveyed the board of directors’ message that the Company would not be transacting at $31.50 per share and that any leaks would not be tolerated. He further noted that if they wanted to get a deal done, they needed to be more decisive and act quickly. He also noted that they likely would not be permitted to add additional investors, given their track record and that there were competing bidders.

On February 15, 2019, Mr. Caruso and representatives of J.P. Morgan and Goldman Sachs had a call with Mr. Vesely and Mr. Ganzi, during which Mr. Vesely and Mr. Ganzi explained that they would like to be able to send over an indication of interest in the next week. They also stressed that they have a strong co-investor base. They then discussed a potential timeline and Mr. Caruso suggested additional potential consortium members that might be interested in joining Consortium B. Following the call, Mr. Caruso sent a note to the chief executive officer of Party Q to make an introduction.

Also on February 15, 2019, Mr. Caruso, Mr. Steinfort and Mr. Spruill had a call with a representative of Party E who stated that Party E had also not leaked any information or violated its confidentiality obligations and that they take their confidentiality obligations very seriously. He further affirmed that no additional information would leak out from Consortium A. Mr. Caruso noted that the Company would have to defend itself if leaks and related activist pressure ended up causing the Company further damage.

On February 20, 2019, Consortium A submitted an updated non-binding indication of interest increasing the offered purchase price to $32.00 per share of Company common stock as their “best and final offer.” This price represented approximately a 42% premium to the November 8, 2018 closing price, a 22% premium to the trailing thirty trading day volume-weighted average closing price as of February 19, 2019 and a 26% premium to the Company’s closing price on February 19, 2019. The proposal provided that Consortium A was amenable to considering a customary “go-shop” provision. The proposal noted that the updated purchase price had been reviewed and approved at the highest levels of each member of Consortium A, that Consortium A remained ready, willing and able to contract with the Company on an expedited basis and again confirmed that Consortium A had completed its commercial due diligence, other than a customary diligence bring down and limited confirmatory review that could be completed in as quickly as 48 hours from receipt of the supporting information. The proposal was set to expire if the Company did not respond by 5:00 p.m. Eastern on February 26, 2019, including providing feedback on the draft merger agreement submitted with the initial proposal dated November 19, 2018, to work toward a signing with a target announcement of no later than March 4, 2019. The board of directors was promptly notified of the revised proposal.

Also on February 20, 2019, Mr. Caruso and Mr. Ganzi had a phone call during which Mr. Ganzi provided an oral indication on behalf of Consortium B that it would be in a position to make a proposal at $35.00 per share of Company common stock. Mr. Ganzi also noted that he expected a thirty-day process to get to signed definitive agreements. Mr. Ganzi explained that he expected to speak with a representative from J.P. Morgan over the weekend and that the Company should expect a written proposal by the following Monday or Tuesday. Mr. Ganzi also described the equity commitments that were already secured.

On February 24, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, during which the board of directors discussed recent communications with Consortium A and Consortium B, including the most recent “best and final” offer by Consortium A for $32.00 per share and the anticipated Consortium B offer of $35.00 per share. The board of directors also discussed the Company’s prospects as a stand-alone company and a potential sale of the Company’s colocation business. The representatives from J.P. Morgan and Goldman Sachs then left the meeting, and the board of directors further discussed the potential sale of the Company’s colocation business and how to handle a potential request for exclusivity by Consortium B. Following discussion, the board of directors authorized the Company’s management, in consultation with Mr. Spruill, as Lead Independent Director, to negotiate and enter into a period of exclusivity of 3 to 4 weeks with Consortium B. The board of directors also determined that it would not transact at the $32.00 per share offered by Consortium A. Management members then left the meeting and the independent directors continued the discussion regarding Mr. Spruill’s discussions with stockholders, the standalone case for the Company and the potential for CEO succession in connection with other strategic alternatives.

Also on February 24, 2019, a representative from J.P. Morgan spoke with Mr. Ganzi.

On February 26, 2019, Mr. Caruso met with a representative of Party N in San Francisco, California to discuss continued interest by Party N in making a material investment in the Company as a public company and finding ways to use that investment to further the Company’s strategy to focus on the network business.

Also on February 26, 2019, Consortium B submitted a confidential non-binding preliminary indication of interest proposing to purchase all of the Company’s outstanding common shares for a price $35.00 per share in cash. This price represented approximately a 36% premium to the Company’s closing price on February 21, 2019, and was contingent upon any proceeds of a potential sale of the Company’s colocation business remaining with the Company. The proposal indicated that the equity financing would be provided by Consortium B , and that Consortium B was working towards getting sufficient debt financing, such that Consortium B did not expect the transaction to be subject to any financing conditions. The proposal noted that Consortium B was prepared to move expeditiously to complete diligence but only if Consortium B was granted a 30-day exclusivity period to complete initial commercial and operational due diligence, to be extended by 15 to 30 days to finalize confirmatory due diligence and negotiate definitive documents. The proposal was accompanied by highly confident letters from several banks. The board of directors was promptly notified of this indication of interest.

On March 1, 2019, Mr. Caruso, Mr. Steinfort and Mr. Spruill had a call with representatives of Parties B, D and G to communicate the message from the board of directors that it would not transact at the $32.00 per share offered by Consortium A. On this call, the representatives of Consortium A explained that, given that they had a large consortium and that they were pricing at the lowest common denominator, it was challenging for them to increase their offer. Mr. Spruill indicated that $32.00 left too big of a gap and asked if they would consider reconstituting their group. In response, they indicated that it was challenging to remove any member of Consortium A. The representative of Party B asked if there was any additional feedback from the board of directors that they might take back to the other members of Consortium A. Mr. Caruso explained that the board of directors had taken Consortium A’s written statement that $32.00 per share was their “best and final” offer at face value, and hence had not provided any additional feedback to share with Consortium A. Mr. Caruso agreed to discuss internally whether there were any further steps that could be taken or more feedback that could be provided to Consortium A.

On March 4, 2019, a representative of Party E called a representative of Goldman Sachs to communicate that the $32.00 per share offered by Consortium A was Consortium A’s best and final offer. During the call, the representative of Party E expressed that he was unaware of the March 1, 2019 phone call between the Company and Parties B, D and G, but that Party E was the largest investor in Consortium A and was already close to its limit. The representative of Party E further noted that Party E would not be disappointed if a deal was later announced at a price near $35.00 per share with another party.

On March 5, 2019, the Company, EQT and Digital Colony entered into an exclusivity agreement providing that the Company would exclusively negotiate a potential business combination transaction with Consortium B, other than with respect to a potential sale of the Company’s colocation business. The exclusivity period was set to terminate upon the earlier of April 4, 2019 or such time as Consortium B materially and adversely changed or modified its last proposal, including any proposed reduction in the offered price of $35.00 per share. The agreement provided for up to two subsequent 10-day extensions of the exclusivity period as long as Consortium B confirmed at such time that it desired to continue to pursue the transaction at $35.00 per share and the parties continued to be actively engaged in pursuing the transaction in good faith such that binding definitive transaction documentation could be entered into within 20 days. The exclusivity agreement also provided that the Company could terminate the exclusivity period following the end of the initial period or during any extension thereof, in which case the Company would have to pay Consortium B $6,000,000. The Company would also have to pay Consortium B $6,000,000 if it failed to reasonably cooperate with Consortium B in its due diligence during the exclusivity period or $3,500,000 if it failed to accept a reasonable final and binding offer to acquire the Company for at least $35.00 per share on reasonable and customary terms for a public company acquisition by a private equity acquirer including representations and warranties insurance. In any of these circumstances, if the Company proceeded to then enter into a definitive agreement to be acquired by a third party other than Consortium B within 90 days, then the Company would have to pay Consortium B an additional $7,500,000.

Also on March 5, 2019, Consortium B was again granted access to a data room set up by the Company to facilitate the diligence process, and access to the data room was revoked for Consortium A.

On March 5, 2019, Skadden sent Simpson Thacher, as counsel to Consortium B, a draft of the merger agreement.

Between March 5, 2019 and May 8, 2019, representatives of the Company’s management, J.P. Morgan, Skadden, Consortium B, Consortium B’s financial advisor, Morgan Stanley & Co. LLC (with respect to the period between March 14, 2019 and May 8, 2019), which we refer to as Morgan Stanley, and Simpson Thacher held various meetings and calls to negotiate the terms of the proposed merger agreement, including issues implicating deal certainty, required efforts to obtain regulatory approvals and financing, and termination fees, and related ancillary documents, and exchanged drafts of the merger agreement and ancillary documents, and Consortium B and its advisors continued to perform their due diligence on the Company.

On March 6, 2019, the Company began to formally solicit interest in the Company’s colocation business in connection with which, J.P. Morgan was instructed to run a formal process to sell the colocation business. Approximately 50 parties were contacted to gauge their interest in a potential transaction.

Also on March 6, 2019, the Company announced that it was postponing its Analyst Day, originally scheduled for March 14, 2019, to allow the board of directors and management time to explore strategic alternatives that may enhance shareholder value, while retaining focus on execution and driving organic growth.

On March 7, 2019, the activist shareholder, Starboard Value, released a public letter urging the Company to sell, but did not specify a price at which it would support a sale.

On March 10, 2019, Mr. Caruso received a call from a business contact on behalf of Party B to inquire whether it made sense for Party B to continue working on the deal. Mr. Caruso referred the contact from Party B to the public announcement that the Company had made earlier in the week that it had indefinitely postponed its Analyst Day to allow the board of directors and the Company’s management time to evaluate strategic alternatives. Mr. Caruso did not comment when asked if there was any concrete feedback concerning steps that Party B could take.

Also on March 10, 2019, Mr. Caruso and Mr. Steinfort spoke with representatives from Party N who were proposing to make an investment in the Company, in connection with which they would join the board of directors and provide stable, long-term committed capital. Mr. Caruso and Mr. Steinfort agreed to discuss this proposal with their advisors, including Mr. Spruill.

On March 14, 2019, Mr. Gips provided the other members of the board of directors with an update on the potential executive succession planning, including a summary of a meeting between Mr. Caruso and a potential candidate.

On March 15, 2019, Mr. Caruso, Mr. Steinfort, Ms. Stack and Mr. Spruill along with representatives of J.P. Morgan and Goldman Sachs had a call with Party N to discuss due diligence in connection with the potential private investment in public equity, which we refer to as a PIPE investment, by Party N in the Company, once Party N had entered into an acceptable non-disclosure agreement, and the fact that the Company was simultaneously exploring other strategic alternatives.

On March 18, 2019, the Company and Party N entered into a non-disclosure agreement which was materially consistent with the Company’s Standard Form NDA. The standstill provision of the non-disclosure agreement with Party N terminated upon entry into the merger agreement with Consortium B.

Between March 19, 2019 and April 8, 2019, the Company entered into non-disclosure agreements with 21 potential acquirers of the Company’s colocation business, which provided for standstills of varying length similar to the standstill provision in the Company Standard Form NDA. The standstill provisions of these non-disclosure agreements all terminated upon entry into the merger agreement with Consortium B.

On March 20, 2019, Mr. Vesely and Mr. Ganzi invited Mr. Caruso to dinner on March 28, 2019 in Boulder, Colorado. Mr. Caruso indicated that a representative of Goldman Sachs would also join the dinner.

Also on March 20, 2019, a representative of Party B reached out to Mr. Caruso to ask for a brief call. Mr. Caruso responded that he could only speak with them regarding the Company’s colocation business, and based on that understanding a call was set for the next morning at 7:00 am.

On March 21, 2019, two representatives of Party B, Mr. Caruso and Mr. Steinfort had a call during the course of which it became evident that the representatives of Party B did not want to discuss the Company’s colocation business but rather attempted to discuss an acquisition of the Company. A representative of Party B indicated they may e-mail the Company, and that if exclusivity ends, Party B would like to re-engage, and that Party B individually was willing to offer $35.00 per share of Company common stock, but could not currently get the rest of Consortium A there. Given the exclusivity agreement with Consortium B, Mr. Caruso explained that he could not discuss this topic and ended the call.

On March 22, 2019, the board of directors convened a meeting, with Mr. Steinfort and a representative of Skadden in attendance, during which Mr. Caruso provided an update regarding recent inbound communications on March 20 and March 21 from Party B, a member of Consortium A. Mr. Caruso noted that the Company was not permitted to engage in discussion with Party B regarding a potential sale of the Company (as opposed to its colocation business) given the exclusivity agreement with Consortium B. Following discussion, the board of directors directed the representative of Skadden to inform Consortium B of the inquiry. The board of directors discussed the status of the transaction with Consortium B including progress on due diligence, as well as the status of the sales process for the Company’s colocation business. Additionally, the board of directors discussed potential executive candidates for the Company and the engagement of an executive search firm. Management then left the meeting and the Company’s independent directors further discussed the Company’s prospects on a stand-alone basis, including a proposed PIPE investment by Party N. The Company’s independent directors also further discussed the potential impact and timing of a transaction with either Consortium A or Consortium B.

On March 22, 2019, immediately following the board of directors meeting, pursuant to the requirements of the exclusivity agreement with Consortium B and as directed by the board of directors, Mr. Mooney provided notice to Consortium B that a third party had made an inquiry in connection with a potential acquisition, without providing a proposed purchase price.

Also on March 22, 2019, representatives of J.P. Morgan and Goldman Sachs had a call with Party N to verify its willingness to conduct due diligence, despite the fact that the Company was also pursuing strategic alternatives that may prevent an investment by Party N. Party N confirmed its interest in conducting diligence, following which Party N was again granted access to a data room set up by the Company to facilitate the diligence process.

On March 25, 2019, representatives of Consortium B, J.P. Morgan, Goldman Sachs, Mr. Caruso, Mr. Steinfort and Ms. Stack had a diligence call to discuss the current status of Consortium B’s diligence efforts and to prepare for upcoming face to face management meetings.

On March 27, 2019, representatives of Consortium B informed J.P. Morgan, Goldman Sachs, and representatives of the Company that Party K was no longer part of Consortium B because it would not be expected to receive control rights.

On March 28 and 29, and April 1 and 2, 2019, numerous representatives of the Company met with representatives of Consortium B for in-depth management presentations in Boulder, Colorado. During these meetings a range of topics were discussed, including company strategy, detailed business discussions, accounting, finance and network diligence.

On the evening of March 28, 2019, Mr. Caruso and a representative of Goldman Sachs had dinner with Mr. Vesely and Mr. Ganzi in Boulder, Colorado. During the dinner, Mr. Vesely and Mr. Ganzi explicitly noted that, in connection with their potential acquisition of the Company, Consortium B needed to partner with management to ensure that there was a capable management team in place following the acquisition. Mr. Caruso responded that he was not authorized to, and did not intend to, engage in discussions on these topics unless authorized to do so by the board of directors. Mr. Caruso noted that whether or not Mr. Caruso would be CEO or otherwise be involved in the Company following any potential transaction would have no bearing on the board of directors’ evaluation of Consortium B’s offer, and that this topic could only be discussed if the board of directors determined that it was necessary and appropriate. While he could not and would not engage in any potential discussion of his role at the Company following any potential transaction, Mr. Caruso did note that, if the negotiations were otherwise concluded and agreed upon, he would personally be open to rolling over a portion of his current ownership interests in the Company without that being contingent upon his retention in any role at the Company following a potential transaction. Mr. Caruso also noted that, if the transaction were to occur, he would certainly be committed to the ongoing success of the Company and to helping the new investors achieve a positive outcome, whether or not he was the Company’s CEO or otherwise involved with the Company. Mr. Caruso again stated that he was equally open to stepping aside as the Company’s CEO or, depending upon Consortium B’s plans for the Company, potentially continuing on as the Company’s CEO following a transaction if that was Consortium B’s preference, but that in no event would any such considerations impact the board of directors’ evaluation of the proposed transaction. Mr. Ganzi and Mr. Vesely asked a number of questions about other members of the Company’s executive team, and Mr. Caruso responded that he felt that nearly all of the Company’s top executives were committed to the Company’s long-term success and in his opinion would serve as the most appropriate team to continue to manage the Company following any potential acquisition.

On March 30, 2019, Simpson Thacher, as counsel to Consortium B, sent Skadden a revised draft of the merger agreement reflecting, among other issues, disagreement regarding termination fees.

On April 2, 2019, the Company engaged J.P. Morgan to serve as the Company’s financial advisor in connection with a possible divestiture of the Company’s colocation and cloud services division.

On April 3, 2019, a portfolio company of Party B informed J.P. Morgan that they were precluded from participating in the process to acquire the Company’s colocation and cloud services division because of a joint bid agreement they had signed with Consortium A.

On April 4, 2019, Consortium B sent the Company a letter exercising its right under the exclusivity agreement to extend the exclusivity period by 10 days to April 14, 2019 and re-affirming its offer of $35.00 per share of Company common stock. The letter further noted that Consortium B had substantially completed due diligence on the Company with largely only confirmatory items remaining.

Also on April 4, 2019, Mr. Caruso and Mr. Steinfort spoke with Mr. Ganzi and Mr. Vesely to discuss how several limited partners and debt providers had expressed to Consortium B that they were exclusive to Consortium A, which was delaying Consortium B’s co-investor efforts. Mr. Caruso noted that the Company had no agreements in place that would permit any party to make any of these limited partners or debt providers exclusive.

On April 5, 2019, after running into Mr. Caruso at a NVC Judging Event at the University of Colorado, in Boulder, Colorado, a representative of Party P contacted Mr. Caruso to state that he was in contact with EQT and would still welcome the opportunity to work with the Company.

On April 6, 2019, Skadden sent Simpson Thacher, as counsel to Consortium B, a revised draft of the merger agreement reflecting, among other issues, disagreement regarding termination fees.

On April 10, 2019, the deadline for potential acquirers to submit a bid for the Company’s colocation business, the Company received four preliminary, non-binding indications of interest, with the highest bid coming from Party A.

On April 14, 2019, Morgan Stanley, on behalf of Consortium B, informed representatives of J.P. Morgan and Goldman Sachs that Consortium B was exercising its right under the exclusivity agreement to extend the exclusivity period a second and final time by an additional 10 days to April 24, 2019 and re-affirmed its offer of $35.00 per share of Company common stock.

On April 18, 2019, Simpson Thacher, as counsel to Consortium B, sent Skadden a revised draft of the merger agreement reflecting, among other issues, disagreement regarding termination fees.

On April 19, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance. The representatives from J.P. Morgan and Goldman Sachs did not attend the first part of the meeting, during which the board of directors discussed the status of the sale of the Company’s colocation business and the board of directors was informed that 52 parties had been contacted and four non-binding bids had been received, after which it was decided to push forward with all bidders, with the most urgency focused on Party A and the second highest bidder. The representatives from J.P. Morgan and Goldman Sachs then joined the meeting and Mr. Caruso provided a summary of recent communications with Consortium B and unsolicited and unreturned inbound outreach from Consortium A. With respect to Consortium A, it was noted that Party B was continuing to reach out to Mr. Caruso frequently, to which Mr. Caruso consistently responded that they could not engage with Party B. It was also noted that members of Consortium A were apparently continuing to block access to limited partners, advisors, and debt sources for Consortium B. With respect to Consortium B, it was reported that substantial work remained on the merger agreement, though there were only a small number of material items still under negotiation, including with respect to the level of termination fees and the appropriateness of a regulatory termination fee, and that Consortium B was continuing to pull together its equity syndicate. The board of directors discussed appropriate responses to Consortium B to motivate a greater sense of urgency in finalizing the transaction. During the meeting, representatives of J.P. Morgan and Goldman Sachs discussed with the board of directors their preliminary financial analyses with respect to various strategic options. The board of directors also discussed with its advisors the proposal from Party N for a PIPE investment. The representatives from J.P. Morgan and Goldman Sachs then left the meeting, and the board of directors had a further discussion regarding the sale of the Company’s colocation business, potential candidates for CEO succession and timing for a transaction with Consortium B and options in the event that Consortium B asked for an extension of exclusivity. Following discussion, the board of directors concluded that the parties should be close enough that there was no need to extend exclusivity with Consortium B.

On April 20, 2019, Mr. Caruso and Mr. Steinfort had a call with Mr. Ganzi and Mr. Vesely to discuss progress and the plan forward. Mr. Ganzi and Mr. Vesely explained that while they were committed at $35.00 per share, it would not be possible to finalize an agreement by the end of the exclusivity period on April 24. Rather, they anticipated that everything could be finalized by May 7th or 8th, as finalizing all of their equity financing remained the biggest hurdle. They suggested meeting again on April 23rd and 24th to finalize any remaining issues in the merger agreement and determine the transaction structure.

On April 22, 2019, Skadden sent Simpson Thacher, as counsel to Consortium B, a revised draft of the merger agreement reflecting, among other issues, disagreement regarding termination fees.

On April 23 and 24, 2019, representatives of the Company, including Mr. Caruso, Mr. Steinfort, Mr. Mooney and Ms. Stack, Mr. Ganzi and Mr. Vesely, together with representatives of Skadden and Simpson Thacher, met in Denver, Colorado to engage in in-person negotiations regarding the merger agreement and proposed acquisition of the Company. Topics of negotiation regarding the merger agreement included, among others, the magnitude of termination fees, whether or not to include regulatory termination fees, whether or not to provide expense reimbursement in connection with a failed shareholder vote, efforts required and time allotted to obtain regulatory approvals, efforts required in connection with financing, closing conditions, interim operating covenants and representations and warranties. Following the conclusion of the in-person negotiations, Consortium B requested that exclusivity be extended to allow the definitive agreements to be finalized.

The exclusivity period with Consortium B ended at 11:59 pm Mountain time on April 24, 2019.

As directed by the board of directors, the Company rejected Consortium B’s request to extend exclusivity. However, Consortium B required a letter of understanding to be in place between the parties, and on April 25, 2019, the Company and Consortium B entered into a letter agreement pursuant to which the Company and Consortium B agreed to continue to pursue an acquisition of the Company by Consortium B in good faith with a target execution of no later than 11:59 p.m. Mountain time on May 8, 2019. As part of the letter, the Company agreed that prior to 11:59 p.m. Mountain time on May 8, 2019, the Company would not (i) enter into a definitive agreement or letter of intent with another party for an acquisition of the Company or (ii) enter into an exclusivity arrangement with another party related to an acquisition of the Company.

Also on April 25, 2019, in view of the expiration of exclusivity with Consortium B, Mr. Caruso and Mr. Steinfort accepted a call from a representative from Party B. According to the representative, while Party B was prepared to individually support a proposal with a $35.00 per share price, he could not be certain that all members in Consortium A would be willing to move up in price at all, much less to $35.00. He further indicated that Party B would be willing to join another consortium at $35.00 per share if another consortium was available and had an equity gap. Mr. Caruso noted that they were not currently aware of another consortium with an equity gap. The representative from Party B offered to come with the CEO of Party B to meet with the Company’s management, but Mr. Caruso did not agree to meet with them. The representative from Party B then noted that he would follow up further with the other members of Consortium A.

On April 26, 2019, the board of directors convened a meeting, with Mr. Steinfort, Ms. Stack, other representatives of the Company’s management and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance, during which Mr. Caruso provided an update regarding his and Mr. Steinfort’s discussion with a representative of Party B and the fact that during such discussion the representative indicated Party B would be willing to join another consortium at $35.00 per share if another consortium was available and had an equity gap, to which Mr. Caruso responded that they were not aware of any consortium with an equity gap. The board of directors discussed the status of Consortium A related to price, funding ability, and other matters. The board of directors also discussed recent negotiations with Consortium B, including the status of the merger agreement and the current equity financing status of EQT and Digital Colony. Mr. Caruso also confirmed that there had been no agreement between Consortium B and the Company’s management, or any discussion on these topics since March 28, 2019, regarding on-going management roles at the Company following a transaction or an equity roll over. The board of directors also discussed Consortium B’s renewed request for an extension of exclusivity, following which the board of directors delegated to Mr. Caruso the authority, if required, to grant a limited restriction on the Company’s ability to seek alternative transactions prior to May 9, 2019 and to otherwise expand the obligations under the letter agreement previously entered into between the Company and Consortium B on April 25, 2019. The board of directors also discussed the status of the sale of the Company’s colocation business, including updates on progress with Party A. Mr. Caruso then provided a short summary of the status of discussions with a potential candidate for CEO succession. Given the status and timing of activity with Consortium B, the board of directors determined to delay discussion on that until a future meeting.

Following the board of directors meeting, on April 26, 2019, at the request of Consortium B, in connection with its efforts to complete its discussions with equity co-investors, the Company and Consortium B entered into a letter agreement that expanded the scope of restrictions in the letter agreement entered into on April 24, 2019, such that the Company agreed that, prior to 11:59 p.m. Mountain time on May 8, 2019, the Company would not (i) enter into a definitive agreement or letter of intent with another party for an acquisition of the Company or enter into an exclusivity arrangement with another party related to an acquisition of the Company, (ii) divest or enter into an agreement to divest any material assets outside the ordinary course of business, (iii) proactively reach out to another party regarding an acquisition of the Company (though the Company reserved the right to respond to inquiries and requests from a third party), or (iv) give permission to another party to speak with any potential financial sponsor already identified by Consortium B as a potential co-investor.

Also on April 26, 2019, Consortium A submitted an updated non-binding indication of interest which did not specify a purchase price, but rather expressed that following the grant of access to the data room and additional due diligence on recent performance, Consortium A would be able to submit a “compelling” updated proposal. The indication of interest also proposed immediately setting up a meeting between Consortium A and the Company and its advisors. The board of directors was promptly notified of the non-binding indication of interest.

Following receipt of this updated indication of interest, the Company’s management reviewed the proposal with representatives of Skadden and Mr. Spruill. Following discussion, during which it was noted that the proposal was consistent with the message delivered the prior night by the representative from Party B which had been discussed by the board of directors that morning, Mr. Caruso and Mr. Spruill wrote to representatives of Consortium A advising Consortium A that the Company was not prepared to engage with Consortium A on the basis of this proposal. They noted that they were mindful of their prior experiences with Consortium A and, as such, were being appropriately cautious in their decisions regarding (i) sharing confidential information and (ii) allocating resources without substantially more certainty of an acceptable and viable outcome. They further noted that they were mindful of any action taken by Consortium A that would have the effect of interfering with the Company’s other opportunities or that might impact the Company’s stock price, including (i) communicating confidential information, both factual and erroneous, to third parties and (ii) blocking private equity investors, other than as expressly permitted by the Company, from participating in other Company-related transactions. They noted in closing that they had previously shared these concerns with Consortium A, and emphasized that it was in the best interests of all parties to protect confidential information and avoid actions that might interfere with other initiatives.

Later on April 26, 2019, Phil Canfield, a managing director of Party G, called Mr. Caruso and Mr. Steinfort to discuss prospects for restarting negotiations with Consortium A. Mr. Canfield noted that Consortium A had a strong interest in conducting a transaction with the Company, had equity and debt lined up, and that they had clearly erred in sending a proposal to the Company without a firm price indication at this point. He noted that he would go back to Consortium A to get a real offer to put in front of the Company which would include a purchase price.

Additionally on April 26, 2019, Simpson Thacher, as counsel to Consortium B, sent Skadden a revised draft of the merger agreement reflecting agreement regarding termination fees.

On April 28, 2019, Skadden sent Simpson Thacher, as counsel to Consortium B, a revised draft of the merger agreement.

On April 29, 2019, Simpson Thacher, as counsel to Consortium B, sent Skadden a revised draft of the merger agreement, reflecting only a few open points of disagreement.

Also on April 29, 2019, Mr. Caruso had a call with Mr. Ganzi to discuss the ongoing merger agreement negotiations, which were progressing towards completion, and which both men agreed should be finalized to be signed as soon as possible. During the call, Mr. Ganzi raised the potential for a post-closing management equity pool. Mr. Caruso told Mr. Ganzi that any such conversations should wait until after the signing of the merger agreement, unless Consortium B felt that some level of discussions must occur before signing, in which case the Company would evaluate any requests made.

On April 30, 2019, Mr. Caruso and Mr. Ganzi had a call in which Mr. Ganzi explained that it was particularly important to EQT to secure Mr. Caruso’s commitment to stay on as CEO, along with Mr. Waters’ and Mr. Steinfort’s commitments to staying on in their current roles, and to roll over his equity. Mr. Ganzi noted that EQT wanted to have that conversation in the next few days. Mr. Caruso noted that once all substantive issues in the merger agreement were agreed upon, he would agree to speak with the board of directors and the Compensation Committee to determine whether the board of directors would be willing to authorize such discussions. Mr. Caruso also stated that his current concern was with the treatment of the equity currently held by employees plus the equity that would be issued between sign and close, all of which had to be settled prior to discussing any post-closing management agreements. Mr. Ganzi noted that EQT would likely want to discuss members of management remaining with the Company following the acquisition and understand how much equity Mr. Caruso was willing to roll over before signing the merger agreement.

Also on April 30, 2019, numerous representatives of the Company and of Party N held on-site management presentations in Boulder, Colorado with regards to the potential PIPE investment.

On May 1, 2019, Consortium A (other than Party E, which dropped out of Consortium A) submitted an updated non-binding indication of interest with a revised purchase price of $33.50 per share of Company common stock. The updated proposal also confirmed that Consortium A had completed commercial due diligence. The updated proposal noted that Consortium A could finalize its financing concurrently with a finalization of the transaction documentation, and that Consortium A’s advisors were ready and willing to meet immediately with the Company and its advisors to finalize the transaction documentation. The board of directors was promptly notified of the non-binding indication of interest.

Also on May 1, 2019, J.P. Morgan provided a supplemental disclosure letter regarding certain of its relationships with certain private equity investors known to the Company to be members of Consortium B as of April 18, 2019.

On May 2, 2019, Mr. Spruill met with Mr. Steinfort, Mr. Mooney, Ms. Stack and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance to discuss and compare the revised Consortium A offer and the Consortium B offer, during which discussion it was noted that the offer from Consortium B was superior in multiple ways, including price. During the meeting, representatives of J.P. Morgan and Goldman Sachs discussed their preliminary financial analyses of the Consortium B proposal.

On May 3, 2019, Consortium B sent the board of directors a confirmation letter, indicating that it desired to continue to pursue the potential acquisition of the Company at a price of $35.00 per share and that Consortium B believed that the draft merger agreement was substantially complete and that Consortium B had made substantial progress with equity co-investors and debt financing parties. The confirmation letter noted that, in order to finalize the arrangements around the Company’s acquisition, Consortium B was requesting permission to discuss the terms of management’s continued investment in the Company and post-closing management equity incentive arrangements with Mr. Caruso and other members of the Company’s senior management team.

Following receipt of the confirmation letter, on May 3, 2019, the Compensation Committee of the board of directors, in consultation with Mr. Spruill, agreed to permit Mr. Caruso and other senior executives to discuss with Consortium B potential management roles at the Company following closing of the transaction and a potential roll over of equity, as per Consortium B’s request.

Later on May 3, 2019, Mr. Vesely, Mr. Ganzi, and Mr. Caruso, with a representative of Skadden in attendance, spoke. Mr. Vesely and Mr. Ganzi expressed their interest in having Mr. Caruso continue as CEO and in retaining the overall executive team, including Mr. Steinfort and Mr. Waters. They described a proposed management incentive plan and communicated that they would be able to share a proposal for this plan in writing within a couple of days. They also proposed that Mr. Caruso, Mr. Steinfort and Jack Waters, roll over approximately 50% of their vested and unvested shares, or $180 million for Mr. Caruso, $5.9 million for Mr. Steinfort and $5.7 million for Mr. Waters. Mr. Caruso responded that he believed that they should not attempt to negotiate a management agreement prior to entering the merger agreement, as such negotiations would cause a delay. Mr. Caruso proposed that he would commit to rolling over approximately 30% of his equity in the Company, and that such roll over would not be linked to whether or not he remained CEO. Mr. Caruso could not speak for Mr. Steinfort and Mr. Waters. The group agreed to invite Mr. Steinfort and Mr. Waters to join the meeting. Mr. Vesely and Mr. Ganzi expressed a similar message to Mr. Caruso’s to Mr. Steinfort and Mr. Waters and further requested them to consider the rollover request and review the high-level proposed management incentive plan without specifics on any individual’s participation in such plan.

Also on May 3, 2019, representatives of J.P. Morgan and Goldman Sachs contacted the representative of Party B to clarify details regarding Consortium A’s offer price, financing certainty and deal timing, which information they promptly reported back to the board of directors. One topic of discussion was why Consortium A’s offer price was lower than $35.00, given Party B’s prior statements that Party E was the reason Consortium A could not reach $35.00, but even without Party E, Consortium A was still offering $1.50 below $35.00. Party B responded that $33.50 was the price level at which the current members of Consortium A could reach a consensus.

Additionally on May 3, 2019, Mr. Caruso informed Mr. Ganzi and Mr. Vesely that the Company had received a written proposal from another party. Mr. Caruso noted that, given the timing and circumstance, this other proposal was extremely unlikely to impact the transaction with Consortium B, assuming that the Company and Consortium B were able to finalize and execute the merger agreement consistent with their current schedule. Mr. Caruso noted that the Company was sharing information with Consortium B about the written proposal to ensure that Consortium B was not caught off guard, and hinder its ability to secure the required equity financing, if market rumors or press leaks arose in the coming days.

On May 4, 2019, representatives of J.P. Morgan and Goldman Sachs called the representative of Party B to confirm that Consortium A did not require any additional diligence, which the representative of Party B confirmed. The representatives of J.P. Morgan and Goldman Sachs then informed the representative of Party B that Consortium A would be provided with a form of merger agreement and confidential disclosure schedules for comment.

Subsequently on May 4, 2019, representatives of the Company provided Consortium A with substantially the same form of merger agreement provided to Consortium B, with certain exceptions, such as the formula for measuring the level of performance for the treatment of performance-based Company RSUs granted prior to the effective time, the addition of certain materiality or knowledge qualifiers, pared down select representations and warranties and covenants, the level of termination fees, and inclusion of a regulatory termination fee. A draft of the confidential disclosure schedules was also provided to Consortium A at this time.

On May 5, 2019, Mr. Vesely sent Mr. Caruso, Mr. Steinfort and Mr. Waters drafts of reinvestment agreements and an overview of the envisaged post-closing equity pool. Mr. Steinfort responded with a request for additional backup information he could use to analyze the proposals.

On May 6, 2019, Skadden received an updated mark-up of the merger agreement, but not a substantive mark-up of the confidential disclosure schedules, from Simpson Thacher as counsel to Consortium A, which was less favorable in the aggregate than the draft from Consortium B.

Between May 6, 2019 and May 7, 2019, Mr. Caruso, Mr. Steinfort and Mr. Waters engaged in multiple telephone calls and e-mail exchanges with Mr. Vesely and Mr. Ganzi related to having the executive team continue on at the Company following the closing of the transaction. Through these conversations, it was agreed not to negotiate post-closing employment roles prior to signing the merger agreement because this might jeopardize or delay a deal, as the executives would not want to rush through the negotiations of their roles post-closing. Instead, to ensure that Mr. Caruso, Mr. Steinfort and Mr. Waters had a vested interest in a good outcome for the Company following the closing of the transaction, Mr. Steinfort and Mr. Waters offered to each roll over the greater of $2.5 million or 30% of their holdings of the company and Mr. Caruso offered to roll over up to $105 million, not contingent upon any post-closing management role, subject to additional discussion and taking into account tax considerations as well.

On May 7, 2019, representatives of Skadden, J.P. Morgan and Goldman Sachs discussed with Mr. Steinfort, Ms. Stack, Mr. Mooney, and Mr. Caruso, Consortium A’s ability to conduct a transaction on an expeditious manner, Consortium A’s failure to yet again provide a substantive markup of the confidential disclosure schedules (after the Company had specifically made a request that it do so) and Consortium A’s requests for additional financial information regarding the Company, which the Company agreed to provide. Consortium A was also again granted access to a data room set up by the Company. The group also discussed the fact that if the Company were to sign and announce a transaction with Consortium B, Consortium A could still submit a superior proposal to acquire the Company and that, prior to the receipt of stockholder approval and subject to payment of a termination fee and other conditions, the Company would have the ability to terminate the agreement with Consortium B and enter into a superior proposal with Consortium A.

During the day on May 7, 2019, a representative of Consortium B informed Mr. Caruso that, while originally Consortium B did not think it would be able to finalize its financing commitments prior to the board of directors’ regularly scheduled meeting on May 8, the last equity investor that Consortium B needed to have its full equity commitment had delivered its commitment on May 7, 2019. Accordingly, Consortium B was now ready to proceed to execution of definitive agreements for the proposed transaction if the Company was also ready to do so. Mr. Caruso promptly notified the board of directors of this development.

On the evening of May 7, 2019, J.P. Morgan provided a supplemental disclosure letter regarding certain of its relationships with certain private equity investors known to the Company to be members of Consortium A as of such date.

On the evening of May 7, 2019, Goldman Sachs also provided a supplemental disclosure letter regarding certain of its relationships with certain private equity investors known to the Company to be members of Consortium A or members of Consortium B as of such date.

From the evening of May 7, 2019 to the early morning of May 8, 2019, the board of directors convened a meeting, with Mr. Steinfort, Mr. Mooney, Ms. Stack, Mr. Waters and representatives of Skadden, J.P. Morgan and Goldman Sachs in attendance. Mr. Caruso noted that the merger agreement and ancillary documents were in substantially final form and were expected to be finalized with Consortium B imminently. Mr. Caruso then provided an update on the status of discussions with Consortium A, and explained a number of ways in which the Company, in consultation with the Company’s financial and legal advisors, had determined that Consortium A’s offer and draft of the merger agreement were inferior to Consortium B’s offer and merger agreement, including that:

•	Consortium A was offering $33.50 per share compared to $35.00 per share by Consortium B;
•	Consortium A’s draft did not include detailed comments on the schedules to the agreement;
•	Consortium A had not provided any debt commitment papers or equity commitment papers;
•	Consortium A’s draft provided for less favorable regulatory covenants; and
•	Consortium A had requested a higher termination fee and offered to pay a lower reverse termination fee as compared to Consortium B.

Mr. Caruso discussed that while Consortium A had stated it would be able to complete its due diligence, arrange financing and sign all documentation prior to the Company’s first quarter earnings announcement, following consultation with the Company’s financial and legal advisors, the Company had reservations as to whether Consortium A could meet this timetable based on the history of the Company’s interactions with Consortium A. The board of directors and its advisors discussed a number of concerns, including that Consortium A (i) had previously failed to meet milestones that Consortium A had set itself; (ii) had recently lost a key consortium member, Party E; (iii) had not managed to line up certain debt commitments by submission of the Consortium A draft; (iv) following expiration of exclusivity with Consortium B when the Company invited Consortium A to put its best foot forward, it declined to make any specific or improved price proposal; and (v) following the communication to Consortium A that that would be an insufficient basis upon which to engage in further discussions with Consortium A, Consortium A then made a proposal that included price, but had failed to increase its price to at least $35.00 per share, notwithstanding repeated guidance from the Company’s financial advisors and from Mr. Caruso to Consortium A that Consortium A needed to get to at least that price level (and that Consortium A had previously informed the Company that it was Party E – no longer part of Consortium A – that had prevented Consortium A from reaching the $35.00 per share target).

Following a discussion by the board of directors, the representatives from J.P. Morgan and Goldman Sachs left the meeting, and the representatives of Skadden discussed a presentation with the board of directors concerning J.P. Morgan and Goldman Sachs’ respective relationships with members of Consortium A and Consortium B and their respective affiliates. Skadden then provided the board of directors with a brief overview of its fiduciary duties in considering approving the proposed transaction.

The representatives of J.P. Morgan and Goldman Sachs then rejoined the meeting and discussed their respective analyses of the merger consideration with the board of directors. Skadden then reviewed with the board of directors a summary of the key terms of the merger agreement and the board of directors discussed the proposed merger agreement at length, including the factors considered by the board of directors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 52.

The representatives of J.P. Morgan and Goldman Sachs left the meeting, and the board of directors shifted discussion to the potential roll over of certain members of the Company’s management into Consortium B’s new structure. Mr. Caruso reminded the board of directors of the following:

•	The rollover executives had each been asked to roll 50% of their equity proceeds into Consortium B’s new structure;
•	Mr. Caruso reported that Consortium B had told him that Consortium B had sought this commitment to roll over from the rollover executives in order to demonstrate to Consortium B’s equity investors that management was comfortable with the Company’s prospects and that management would continue to have “skin in the game”. Mr. Caruso reported that such signaling to its equity investors by Consortium B seemed to be very important to Consortium B in order to get all of the equity financing for the transaction in place;
•	While not willing to roll over the full amounts that Consortium B had sought, in order to facilitate the transaction, Mr. Caruso reported that he had agreed to roll over 25%-30% of his equity proceeds and Mr. Waters and Mr. Steinfort had each agreed to roll over approximately $3,000,000 and $3,500,000, respectively, of their unvested restricted stock units;
•	None of the rollover executives had received any assurances that they would continue as management of the Company following the closing of the proposed transaction;
•	Mr. Caruso had explicitly stated that he would be prepared not to be CEO of the Company following the closing of the proposed transaction; and
•	Each of the rollover executives were prepared to sign a short-form letter with Consortium B committing each of them to the roll over.

The Company’s management left the meeting, and the Company’s independent directors discussed the proposed roll over of Mr. Caruso, Mr. Steinfort and Mr. Waters, noting that in total it represented less than 2% of the Company’s stock on a fully diluted basis, and the Company’s independent directors’ overall view of the proposed transaction and the interactions with each of Consortium A and Consortium B to date.

The Company’s management and the representatives of J.P. Morgan and Goldman Sachs then rejoined the meeting and the representatives of J.P. Morgan and Goldman Sachs rendered to the board of directors their oral opinions (later confirmed in writing) that, based on and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in their respective written opinions, the $35.00 per share of Company common stock to be paid to the holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, and then engaged in a conversation with the board of directors. Following a lengthy discussion, the members of the board of directors unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders;
•	approved the form, terms, provisions and conditions of the merger agreement, including the exhibits thereto, and the consummation of the merger and the other transactions contemplated by the merger agreement;
•	took all actions necessary to render Sections 12.2 and 13.2 of the Company’s amended and restated certificate of incorporation inapplicable to the merger, the merger agreement and the consummation of the transactions contemplated therein, and to grant Parent, Merger Sub and any member of any “group” (within the meaning of Section 13(d) of the Exchange Act) of which Parent or Merger Sub may be a member solely with respect to the transactions contemplated by the merger agreement, an exemption with respect thereto; and
•	resolved to recommend that the Company’s stockholders vote for the adoption of the merger agreement.

Also on May 7, 2019, Skadden and Simpson Thacher, as counsel to Consortium B, exchanged multiple drafts of the merger agreement, and in the early morning of May 8, 2019, finalized the merger agreement, which, along with related documents, was subsequently executed and delivered by the Company, Parent and Merger Sub.

Prior to the open of trading in Company common stock on the NYSE on May 8, 2019, the Company issued a press release announcing the execution of the merger agreement.

Also on May 8, 2019, Mr. Caruso, Mr. Waters and Mr. Steinfort executed a short-form letter with Consortium B, committing each of them to the roll over described above.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, at a meeting held on May 7, 2019, unanimously determined that the merger is fair to and in the best interests of the Company and our stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders, and recommended that our stockholders vote to approve and adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following factors:

•	the directors’ knowledge of the Company’s business, financial condition and results of operations, on both a historical and a prospective basis, including the Company’s prospects as an independent company;
•	the board of directors’ belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of our management and advisors, of current industry, economic and market conditions and potential strategic transactions and other alternatives available to the Company, including potentially selling the Company’s colocation business and/or accepting a PIPE investment as described under the section entitled “—Background of the Merger” beginning on page 25, given the potential risks, rewards and uncertainties associated with those alternatives;
•	the Company’s evaluation of multiple strategic alternatives with the assistance of its financial advisors J.P. Morgan and Goldman Sachs, including the solicitation of potential financial bidders and inquiries from a number of strategic parties and extended negotiations with an alternative consortium of financial bidders;
•	the course and history of competitive negotiations between both the Company and Consortium B and the Company and other potential acquirers, including Consortium A, as described under the section entitled “—Background of the Merger” beginning on page 25, through which negotiations the best non-binding offer from Consortium A was for $1.50 per share less than the per share merger consideration, offered materially less favorable terms and was less certain to be consummated;

•	the $35.00 per share merger consideration to be paid in cash in respect of each share of Company common stock, which represents a 48% premium to the closing price of Company common stock on November 16, 2018, the last unaffected trading day prior to media speculation regarding a potential acquisition of the Company, and approximately 32% to the volume-weighted average price per share of Company common stock for the six months ended May 6, 2019;
•	the recent and historical market prices of the Company’s common stock over the last 12 months;
•	the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s stockholders and allows them to monetize their investment in the Company in the near future, while avoiding short- and long-term business risk, as well as risks related to the financial markets generally;
•	the opinions of J.P. Morgan and Goldman Sachs to the effect that, as of May 8, 2019, and based upon and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in their respective written opinions, the consideration of $35.00 per share to be paid to the holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders, as more fully described below under the section entitled “—Opinions of the Company’s Financial Advisors” beginning on page 55;
•	the likelihood that the merger would be completed, based on, among other things:
•	the fact that Parent had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the financing;
•	the fact that Parent had obtained limited guarantees and a termination equity commitment letter collectively guaranteeing full payment of the termination fee payable by Parent to the Company in the event of a failure of the merger to be consummated under certain circumstances;
•	the absence of a financing condition in the merger agreement;
•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated significant issues in connection with the HSR Act and other antitrust clearances and other regulatory approvals and Consortium B’s experience in obtaining antitrust clearances and other regulatory approvals;
•	that the termination date under the merger agreement is expected to allow for sufficient time to complete the merger;
•	that the conditions to closing contained in the merger agreement are reasonable and customary in number and scope and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification, as described under the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 89.
•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $419 million termination fee, as described the section entitled “The Merger Agreement—Termination Fees” beginning on page 105; and
•	our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, and to enforce specifically the terms of the merger agreement, as described under the section entitled “The Merger Agreement—Remedies; Specific Performance” beginning on page 106;
•	the provisions under the merger agreement that permit the Company to seek alternative acquisition proposals or otherwise enter into a superior proposal, including:
•	our ability to respond to persons submitting written alternative acquisition proposals that did not result from a material breach by the Company of its obligations relating to the solicitation of alternative acquisition proposals, and furnish information pursuant to an acceptable confidentiality agreement, if the board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that the alternative acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and the failure to take that action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that stockholders vote to approve the merger agreement, subject to Parent’s right to terminate the merger agreement and receive a termination fee; and
•	our ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal); provided that the Company substantially concurrently pays a $210 million termination fee in the event of such termination to enter into an alternative acquisition agreement with respect to a superior proposal, which termination fee the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;
•	the availability of appraisal rights under the DGCL to holders of Company common stock who comply with the required procedures under the DGCL, which allows those holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and
•	the fact that, other than their receipt of board of directors’ fees and their interests described under the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 73, members of the board of directors do not have material interests in the merger different from, or in addition to, those of the Company’s stockholders generally.

The board of directors also weighed the factors described above against the following factors and risks that weighed against entering into the merger agreement:

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth and future appreciation of the value of the Company common stock;
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;
•	the restrictions on the conduct of the Company’s business prior to the closing of the merger, which could delay or prevent the Company from undertaking business opportunities or certain other actions it would otherwise take with respect to the operations of the Company pending closing, including pursuing a conversion into a real estate investment trust, which we refer to as REIT, partial divestiture or other strategic transactions;
•	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential management and other employee attrition and the potential disruptive effect on business and customer relationships;
•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the financing commitments, described under the section entitled “—Financing of the Merger” beginning on page 69, is not obtained, and in such event, payment by Parent of the $419 million termination fee may not fully compensate the Company for the failure to consummate the merger;
•	the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirers from making a competing bid to acquire the Company;
•	the risk that Parent’s matching rights under the merger agreement in connection with the Company’s right to terminate the merger agreement to accept a superior proposal might discourage third parties from submitting a competing acquisition proposal;

•	the fact that, except in certain limited circumstances, the Company’s remedy in the event of the termination of the merger agreement due to the failure to obtain financing by Parent is limited to receipt of the $419 million termination fee, and that under certain circumstances the Company may not be entitled to that termination fee; and
•	the fact that the merger will be taxable to our stockholders for U.S. federal income tax purposes.

The foregoing description of the information and factors considered by the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger, and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the Company’s stockholders. For additional information, please refer to the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 73.

Opinions of the Company’s Financial Advisors

Opinion of J.P. Morgan

Pursuant to an engagement letter dated December 27, 2018, the Company retained J.P. Morgan as its financial advisor in connection with the transactions contemplated by the merger agreement.

At the meeting of the board of directors on May 8, 2019, J.P. Morgan rendered its oral opinion to the board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the total consideration to be paid to the holders of shares of Company common stock in the transactions contemplated by the merger agreement was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its May 8, 2019 oral opinion by delivering its written opinion to the board of directors, dated May 8, 2019, that, as of such date, the total consideration to be paid to the holders of shares of Company common stock (other than the rollover executives) in the transactions contemplated by the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated May 8, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B-1 to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement, was directed only to the total consideration to be paid in the transactions contemplated by the merger agreement and did not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the transactions contemplated by the merger agreement. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the transactions contemplated by the merger agreement or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement, the equity commitment letters, the termination equity commitment letter and the limited guarantees;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•	compared the proposed financial terms of the transactions contemplated by the merger agreement with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;
•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company common stock and certain publicly-traded securities of such other companies;
•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business (including internal financial analyses and forecasts as summarized in the section of this proxy statement entitled “The Merger—Management Projections—Communications Infrastructure Projections” and which we refer to as the communication infrastructure projections) beginning on page 69; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the Company’s management with respect to certain aspects of the transactions contemplated by the merger agreement, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent, Merger Sub, EQT or DCP or any other party to the transactions contemplated by the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent, Merger Sub, EQT or DCP and any other party to the merger agreement, the equity commitment letters, the termination equity commitment letter and the limited guarantees and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the Company or on the contemplated benefits of the transactions contemplated by the merger agreement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the total consideration to be paid to the holders of shares of Company common stock (other than the rollover executives) in the transactions contemplated by the merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the transactions contemplated by the merger agreement to the holders of any other class of securities, the rollover executives, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the transactions contemplated by the merger agreement. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transactions contemplated by the merger agreement, or any class of such persons relative to consideration to be paid to the holders of shares of common stock in the transactions contemplated by the merger agreement or with respect to the fairness of any such compensation.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the board of directors or the Company’s management with respect to the transactions contemplated by the merger agreement or the merger consideration to be paid in the transactions contemplated by the merger agreement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the board of directors on May 8, 2019 and contained in the presentation delivered to the board of directors on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly-traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:

Cell Tower

•	SBA Communications Corporation
•	American Tower Corporation
•	Crown Castle International Corp.

Data Center & Colocation

•	Equinix, Inc.
•	Digital Realty Trust, Inc.
•	CyrusOne Inc.
•	CoreSite Realty Corporation
•	InterXion Holding N.V.
•	Quality Technology Services, LLC
•	Switch, Inc.

Fiber Optic ISP

•	Cogent Communications Holdings, Inc.

Enterprise Communications

•	CenturyLink, Inc.
•	Windstream Holdings, Inc.
•	GTT Communications, Inc.
•	Consolidated Communications Holdings, Inc.

None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using information obtained from the selected companies’ public filings, Wall Street research analyst estimates available as of November 16, 2018, the last trading date prior to media reports that the Company had received an acquisition proposal from a consortium of private equity funds, and FactSet Research Systems, J.P. Morgan calculated for the Company and each selected company, the ratio of such company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt, minority interest and capitalized leases, less cash and cash equivalents) to the equity research analyst estimate for such company’s earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, calendarized to year end 2019, which we refer to as the 2019E Adj. FV/EBITDA. The following table represents the results of this analysis:

2019E Adj. FV/EBITDA
SBA Communications Corporation	24.7x
American Tower Corporation	25.2x
Crown Castle International Corp.	22.1x
Equinix, Inc.	20.8x
Digital Realty Trust, Inc.	19.5x
CyrusOne Inc.	19.4x
CoreSite Realty Corporation	22.0x
InterXion Holding N.V.	18.2x
Quality Technology Services, LLC	17.7x
Switch, Inc.	16.5x
Cogent Communications Holdings, Inc.	16.1x
CenturyLink, Inc.	5.7x
Windstream Holdings, Inc. (par value)[1]	5.2x
Windstream Holdings, Inc. (unaffected market value)[2]	4.3x
Windstream Holdings, Inc. (par value, cap. lease)[3]	5.6x
GTT Communications, Inc.	11.0x
Consolidated Communications Holdings, Inc.	5.1x
Zayo Group Holdings, Inc. (unaffected)[4]	9.7x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected a multiple reference range for the Company of 9.5x to 14.0x for 2019E Adj. FV/EBITDA.

[1]	NTD: Calculated using the par value of the outstanding debt of Windstream Holdings, Inc.
[2]	NTD: Calculated using the closing price per share of Windstream Holdings, Inc. common stock as of close of trading on February 15, 2019.
[3]	NTD: Calculated using the par value of the outstanding debt of Windstream Holdings, Inc. and capitalizing its outstanding lease obligation to Uniti Group Inc. at 7.2x.
[4]	NTD: Calculated using the closing price per share of the Company common stock as of the closing of trading on November 16, 2018.

After applying this range to the Company’s estimated EBITDA for the calendar year ended December 31, 2019 based on the communications infrastructure projections the analysis indicated the following implied per share equity value ranges for the common stock, in each case rounded to the nearest $0.25:

	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
2019E Adj. FV/EBITDA	$21.75	$43.50

The ranges of implied per share equity value were compared to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019, and (iii) the merger consideration of $35.00 per share of Company common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of the Company common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.

J.P. Morgan calculated the unlevered free cash flows that the Company (including the unlevered free cash flows that Allstream is expected to generate for December 31, 2019 through December 31, 2020 and estimated net proceeds from the sale of Allstream at December 31, 2020 as provided by the management of the Company) is expected to generate for April 1, 2019 through December 31, 2023, using the communications infrastructure projections. J.P. Morgan also calculated a range of terminal values of the Company by applying a terminal value growth rate ranging from 1.5% to 3.0% to the unlevered free cash flows. The unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2019 using a range of discount rates from 7.5% to 8.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. J.P. Morgan derived a range of illustrative enterprise values for the Company by adding the range of present values derived above. J.P. Morgan then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt as of March 31, 2019 as provided by the Company management to derive a range of illustrative equity values for the Company.

In addition, using the communications infrastructure projections, J.P. Morgan discounted to present value as of March 31, 2019 the estimated benefits of the Company’s net operating losses and other tax attributes, for April 1, 2019 through December 31, 2020, using a range of discount rates from 7.5% to 8.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital for the Company. J.P. Morgan then added the range of illustrative equity values for the Company and the Company’s net operating losses and other tax attributes to derive a range of illustrative aggregate equity values for the Company.

Based on the foregoing, this analysis indicated an implied per share equity value range for shares of Company common stock of $32.00 to $51.00, in each case rounded to the nearest $0.25, which was compared to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019 and (iii) the merger consideration of $35.00 per share of Company common stock.

Other Information

Historical Trading Range. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the 52-week trading range of the common stock for the period ending on May 6, 2019, which was $20.27 to $39.66 per share, and compared that to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019, and (iii) the transaction consideration of $35.00 per share of Company common stock.

Analysts Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the price targets of public equity research analysts for the Company, which provided a reference of $29.00 to $45.00 per share, and compared that to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019, and (iii) the transaction consideration of $35.00 per share of Company common stock.

Illustrative Sum of the Parts Analysis—Public Trading Multiples.

For reference only and not as a component of its fairness analysis, J.P. Morgan conducted an illustrative sum-of-the-parts analysis based on the Company’s estimated 2019 EBITDA for its core communications infrastructure business and enterprise customer business, in each case, using the communications infrastructure projections and taking into account the net present value of the Company’s net operating losses, which we refer to as NOLs, and other tax attributes and the net debt balance as of March 31, 2019. Based on this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected EV/EBITDA reference ranges for the Company of 14.0x to 16.0x for the core communications infrastructure business and 4.5x to 6.5x for the enterprise customer business. The analysis indicated a range of implied per share equity values for shares of Company common stock of $36.00 to $45.75, in each case rounded to the nearest $0.25, which was compared to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019 and (iii) the transaction consideration of $35.00 per share of Company common stock.

Illustrative Sum of the Parts Analysis—Selected Transactions.

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed selected transactions involving acquired businesses in the colocation industry and fiber & enterprise industry and calculated, for each selected transaction, the ratio of the target company’s transaction value to the target company’s EBITDA as reported or calculated using publicly available financial information for certain periods. Based on this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected EV/EBITDA reference ranges for the Company of 13.0x to 16.0x for the core communications infrastructure business and 4.5x to 6.5x for the enterprise customer business. The analysis indicated a range of implied per share equity value range for shares of Company common stock of $31.50 to $45.25, in each case rounded to the nearest $0.25, which was compared to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019 and (iii) the transaction consideration of $35.00 per share of Company common stock.

Present Value of Future Share Price Analysis.

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the present value of future stock prices of the Company as of December 2019, 2020 and 2021. J.P. Morgan first calculated the implied values per share of Company common stock as of December 31, 2019, 2020 and 2021, respectively, by applying a range of illustrative forward FV/EBITDA multiples of 9.5x to 14.0x to estimated EBITDA of the Company for the calendar year 2020, which we refer to in this section as the 2020 EBITDA estimates, estimated EBITDA for the calendar year 2021, which we refer to in this section as the 2021 EBITDA estimates and the estimated EBITDA for the calendar year 2022, which we refer to in this section as the 2022 EBITDA estimates, in each case, as reflected in the communications infrastructure projections. The FV/EBITDA multiples were based on the multiple ranges used in the section entitled “—Public Trading Multiples” described above.

Such illustrative future market equity values for the Company on December 2019, 2020 and 2021 were then discounted back to March 31, 2019 using a discount rate of 9.5% (which was based on J.P. Morgan’s calculation of the Company’s cost of equity using the capital asset pricing model and its professional judgment and experience) and then divided by the fully diluted outstanding shares of the Company as of March 31, 2019, as provided by Company management. Based on the foregoing, this analysis indicated a range of implied present values of (i) $25.00 to $47.50 per share of Company common stock using the 2020 EBITDA estimates, (ii) $25.50 to $46.75 per share of Company common stock using the 2021 EBITDA estimates and (iii) $27.25 to $48.25 per share of Company common stock using the 2022 EBITDA estimates, in each case rounded to the nearest $0.25.

The above range of implied present values for the Company was compared to (i) the closing price of the Company common stock on November 16, 2018, (ii) the closing price of the Company common stock on May 6, 2019 and (iii) the merger consideration of $35.00 per share of Company common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the transactions contemplated by the merger agreement. However, the companies selected were chosen because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the transactions contemplated by the merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the transactions contemplated by the merger agreement.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the transactions contemplated by the merger agreement on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the transactions contemplated by the merger agreement, the Company has agreed to pay J.P. Morgan a transaction fee that is estimated, based on information available as of the date of announcement, to be approximately $30 million, $3 million of which was payable following delivery of J.P. Morgan’s opinion and the remainder of which is contingent and payable upon consummation of the transactions contemplated by the merger agreement. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company, EQT, certain affiliates of EQT, certain affiliates of DCP and FMR for which J.P. Morgan and its affiliates have received, or will receive, customary compensation. Such services during such period have included (i) acting as joint lead arranger and joint bookrunner on the credit facilities of the Company which closed in June 2017, July 2017 and February 2018, respectively, (ii) providing debt syndication and financial advisory services to certain affiliates of EQT unrelated to the transactions contemplated by the merger agreement and (iii) acting as joint lead arranger and joint bookrunner on the revolving credit facility of FMR, which closed in June 2018. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Colony Capital, an affiliate of DCP. During the two-year period preceding delivery of its opinion ending on May 8, 2019, the aggregate fees recognized by J.P. Morgan from the Company were approximately $364,000, from EQT and certain of its affiliates were approximately $58.5 million, from Colony Capital and certain of its affiliates were approximately $38.3 million and from FMR were approximately $78 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Colony Capital. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent, Merger Sub, EQT, Digital Colony, FMR and/or certain of their respective affiliates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Company’s board of directors that, as of May 8, 2019 and based upon and subject to the factors and assumptions set forth therein, the $35.00 in cash per Company common stock to be paid to the holders (other than Parent, the rollover executives and their respective affiliates) of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 8, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-2. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;
•	annual reports to stockholders and annual reports on Form 10-K of the Company for the four fiscal years ended June 30, 2018;
•	the Company’s registration statement on Form S-1, including the prospectus contained therein dated February 24, 2015, relating to the initial public offering of Company common stock;
•	certain interim reports to stockholders and quarterly reports on Form 10-Q of the Company;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders;
•	certain internal financial analyses and forecasts for the Company prepared by its management, including the management case approved for Goldman Sachs’ use by the Company (which management case is summarized in the section of this proxy statement entitled “— Communications Infrastructure Projections” beginning on page 69 and which we refer to as the communications infrastructure projections); and
•	certain internal estimates prepared by management of the Company related to the expected utilization of certain net operating losses of the Company as approved for Goldman Sachs’ use by the Company (as summarized in the section of this proxy statement entitled “— Communications Infrastructure Projections” beginning on page 69 and which we refer to as the NOL projections).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the Company’s common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology, media and telecom industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the communications infrastructure projections and NOL projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent, the rollover executives and their respective affiliates) of Company common stock, as of the date of the opinion, of the $35.00 in cash per Company common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the letter agreements, dated as of May 8, 2019, by and between Parent. and the rollover executives, pursuant to which the rollover executives have agreed to contribute to Parent certain Company common stock, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $35.00 in cash per Company common stock to be paid to the holders (other than Parent, the rollover executives and their respective affiliates) of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 6, 2019, the second-to-last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock for the 52-week period ended May 6, 2019. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Company common stock pursuant to the merger agreement in relation to (i) the closing price per Company common stock on November 16, 2018, the last trading date prior to media reports that the Company had received an acquisition proposal from a consortium of private equity funds, which we refer to as the undisturbed price; (ii) the closing price per Company common stock on May 6, 2019; (iii) the closing price per Company common stock on November 8, 2018, the last trading day prior to the Company’s earnings announcement for the first quarter of fiscal year 2019, which we refer to in this section of the proxy statement as the “last closing price prior to the announcement of Q1 2019 earnings;” (iv) the average price per Company common stock for the period from November 8, 2018 to May 6, 2019, which we refer to as the average price since Q1 2019 earnings; (v) the highest closing price per Company common stock for the 52-week period ended May 6, 2019; (vi) the average closing price per Company common stock for the period from January 1, 2019 to May 6, 2019; (vii) the average closing price per Company common stock for the twenty trading day, three-month, six-month and one-year periods ended May 6, 2019; and (viii) the volume weighted average price per Company common stock, which we refer to as VWAP, for the twenty trading day, three-month, six-month and one-year periods ended May 6, 2019.

This analysis indicated that the price per Company common stock to be paid to the Company stockholders pursuant to the merger agreement represented:

•	a premium of 47.9% based on the undisturbed price of $23.67 per Company common stock;
•	a premium of 12.8% based on the closing price of $31.02 per Company common stock on May 6, 2019;
•	a premium of 31.3% based on the average price since Q1 2019 earnings of $26.67 per Company common stock;
•	a premium of 15.2% based on the last closing price prior to the announcement of Q1 2019 earnings of $30.38 per Company common stock;
•	a discount of 11.7% based on the highest closing trading price per Company common stock of $39.66 for the 52-week period ended May 6, 2019;
•	a premium of 53.2% based on the average closing price per Company common stock of $22.84 for the period from January 1, 2019 to May 6, 2019;
•	a premium of 18.8% based on the average closing price per Company common stock of $29.45 for the twenty trading day period ended May 6, 2019;
•	a premium of 34.8% based on the average closing price per Company common stock of $25.96 for the three-month period ended May 6, 2019;
•	a premium of 39.0% based on the average closing price per Company common stock of $25.17 for the six-month period ended May 6, 2019;
•	a premium of 11.3% based on the average closing price per Company common stock of $31.45 for the one-year period ended May 6, 2019;
•	a premium of 12.2% based on the VWAP per Company common stock of $31.20 for the twenty trading day period ended May 6, 2019;
•	a premium of 23.9% based on the VWAP per Company common stock of $28.26 for the three-month period ended May 6, 2019;
•	a premium of 32.4% based on the VWAP per Company common stock of $26.44 for the six-month period ended May 6, 2019; and
•	a premium of 19.3% based on the VWAP per Company common stock of $29.34 for the one-year period ended May 6, 2019.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Company common stock, which is designed to provide an indication of the present value of a theoretical future value of the Company’s equity as a function of estimated future EBITDA and one-year forward EV/ EBITDA multiples. Using the communications infrastructure projections for each of the calendar years ended December 31, 2020, December 31, 2021 and December 31, 2022, Goldman Sachs first calculated the implied values per Company common stock as of December 31, 2019, 2020 and 2021, respectively, by applying an illustrative range of one-year forward EV/ EBITDA multiples of 9.0x to 13.0x to estimated EBITDA for calendar year 2020, which we refer to as the 2020 EBITDA estimates, estimated EBITDA for calendar year 2021, which we refer to as the 2021 EBITDA estimates and estimated EBITDA for calendar year 2022, which we refer to as the 2022 EBITDA estimates, in each case, as set forth in the communications infrastructure projections. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and NTM EV/ EBITDA multiples for the Company. To derive illustrative implied equity values per Company common stock, Goldman Sachs subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt as of December 31, 2019, 2020 and 2021, respectively, as reflected in the communications infrastructure projections. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company on a standalone basis, as provided by the management of the Company, to derive a range of illustrative values per share of Company common stock as of December 31, 2019, 2020 and 2021. Goldman Sachs then discounted the implied future values per Company common stock back to March 31, 2019 using an illustrative discount rate of 8.0%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such illustrative cost of equity by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of (i) $22.75 to $43.04 per Company common stock using the 2020 EBITDA estimates, (ii) $23.79 to $43.16 per Company common stock using the 2021 EBITDA estimates and (iii) $25.85 to $45.19 using the 2022 EBITDA estimates.

Illustrative Discounted Cash Flow Analysis

Using the communications infrastructure projections and the NOL projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using illustrative discount rates ranging from 7.0% to 8.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2019 (i) estimates of unlevered free cash flow for the Company for April 1, 2019 through December 31, 2023 as reflected in the communications infrastructure projections and (ii) a range of illustrative terminal values for the Company, which were calculated by applying an illustrative terminal value to EBITDA multiple range of 10.0x to 14.0x to estimated terminal year EBITDA for the Company, which estimated terminal year EBITDA was approved for Goldman Sachs’ use by the Company (this analysis implied a range of perpetuity growth rates of (0.5)% to 3.5%). In addition, using illustrative discount rates ranging from 7.0% to 8.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2019 the estimated benefits of the Company’s net operating losses for April 1, 2019 through December 31, 2020 as reflected in the NOL projections. Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple ranges for the Company were derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EBITDA multiples implied by the Company’s trading prices and last-12 month’s EBITDA as reported by the Company over certain prior periods as well as the estimated long term business mix of the Company per management guidance. Goldman Sachs derived a range of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt as of March 31, 2019 as provided by the management of the Company to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company, to derive a range of illustrative present values per Company common stock of $30.18 to $51.47.

Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2008 through May 6, 2019 involving a public company in the technology, media and telecom industry based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the first quartile median and third quartile median premium of the price paid relative to the target company’s closing stock price as of four weeks prior to announcement of the transaction as 25% and 50%, respectively. This analysis excluded transactions with premia relative to the target company’s closing stock price as of 4 weeks prior to announcement of the transaction of greater than 150% or less than 0%. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 25% to 50% to the undisturbed closing price per share of common stock of $23.67 and calculated a range of implied equity values per share of common stock of $29.59 to $35.51.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the merger agreement.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $35.00 in cash per Company common stock to be paid to holders (other than Parent, the rollover executives and their respective affiliates) of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B-2.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including EQT Partners AB, which we refer to as EQT partners, Digital Colony Management, LLC, which we refer to as DCM and FMR, each of whom is affiliated with a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a term loan (aggregate principal amount $1,120,000,000) for the Company in July 2017, joint bookrunner with respect to an offering by Zayo Group, LLC and Zayo Capital, Inc., each a subsidiary of the Company, of 5.750% Senior Notes due 2027 (aggregate principal amount $150,000,000) in July 2017 and joint bookrunner with respect to a term loan (aggregate principal amount $150,000,000) for the Company in February 2018. During the two year period ended

May 8, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company and/or its affiliates of approximately $600,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to EQT partners and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a term loan (aggregate principal amount $1,025,000,000) for Lumos Networks Corp., a portfolio company of funds affiliated with EQT partners in November 2017, financial advisor to Sivantos Pte. Ltd., a portfolio company of funds affiliated with EQT partners, in connection with its merger with Widex A/S in May 2018, and financial advisor to an affiliate of EQT partners in connection with the acquisition of Cast & Crew Entertainment Services LLC in December 2018. During the two year period ended May 8, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to EQT partners and/or to its affiliates and their respective portfolio companies of approximately $57,600,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to DCM and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended May 8, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by DCM or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. During the two year period ended May 8, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by FMR or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, EQT partners, DCM, FMR and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with EQT partners, DCM, FMR, and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of EQT partners and DCM from time to time and may do so in the future.

The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 7, 2019, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $30,000,000, $3,000,000 of which became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Management Projections

The Company does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the board of director’s consideration of the proposed merger, the Company’s management prepared two sets of unaudited financial projections regarding the Company’s future performance for the calendar years 2018 to 2023, which were provided on December 21, 2018. The first set of unaudited financial projections were whole-company projections and the second set of unaudited financial projections were projections for just communications infrastructure (excluding the Company’s Allstream business unit, comprised of Allstream Business US, LLC, Electric Lightwave, LLC and Allstream Business Inc., which we collectively refer to as Allstream), which we refer to as the communications infrastructure projections. The Company’s management’s projections assume (i) a divestment of Allstream at the end of 2020 at a price equaling four times the last quarter annualized Allstream EBITDA in Q4 2020 and (ii) the Company will convert to a REIT at the end of 2020. We refer to these projections collectively as the management projections.

The management projections were not prepared with a view to public disclosure and are included in this proxy statement only because they were made available to J.P. Morgan and Goldman Sachs for use in connection with their financial analyses during the strategic and financial review process, as described above under the section entitled “—Opinions of the Company’s Financial Advisors.”

Furthermore, the management projections were not prepared with a view to compliance with (1) GAAP; (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The management projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management.

EBITDA and adjusted unlevered free cash flow, which we refer to as Adjusted UFCF, contained in the management projections set forth below are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The management projections do not, and were not intended to, act as public guidance regarding our financial performance. Accordingly, the inclusion of the management projections in this proxy statement should not be regarded as an indication that the board of directors, the Company’s management, J.P. Morgan, Goldman Sachs or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the management projections to be predictive of future results.

Although a summary of the management projections is presented with numerical specificity, the management projections reflect numerous estimates, assumptions and judgments (in addition to those described below) as to future events made by the Company’s management that they believed were reasonable at the time the management projections were prepared, taking into account the relevant information available to the Company’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the management projections not to be achieved include general economic or industry conditions, the Company’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the management projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the management projections will be realized, and actual results may be materially better or worse than those contained in the management projections. The management projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

The summary of the management projections is not included in this proxy statement to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting. We do not intend to update or otherwise revise the management projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the management projections are shown to be in error or no longer appropriate. No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. In light of the foregoing factors and the uncertainties inherent in the management projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

Additionally, the management projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, please refer to the information under the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 18.

Whole-Company Projections (in millions, except percentages)

The following table presents unaudited prospective financial data for the whole company:

	2018A	2019E	2020E	2021E	2022E	2023E
Revenue	$2,587	$2,593	$2,699	$2,833	$2,983	$3,144
Revenue Growth	—	0.2%	4.1%	5.0%	5.3%	5.4%
EBITDA(1)	$1,188	$1,211	$1,288	$1,380	$1,480	$1,590
EBITDA Margin	45.9%	46.7%	47.7%	48.7%	49.6%	50.6%
Capex	$788	$822	$844	$867	$890	$915
Percentage of Revenue	30.4%	31.7%	31.3%	30.6%	29.9%	29.1%
Adjusted UFCF(2)	$584	$564	$622	$696	$778	$868
Percentage Conversion(3)	45.4%	43.0%	44.6%	46.7%	48.7%	50.6%
(1)	EBITDA for the purposes of this table is a non-GAAP financial measure measured after stock-based compensation expense.
(2)	Adjusted UFCF is a non-GAAP financial measure and is calculated as EBITDA (prior to stock-based compensation expense) less capex, less amortization of deferred revenue, plus additions to deferred revenue.
(3)	Conversion is defined as Adjusted UFCF divided by EBITDA (prior to stock-based compensation expenses).

Communications Infrastructure Projections (in millions, except percentages)

The following table presents unaudited prospective financial data for the Company’s communications infrastructure segment, excluding Allstream:

	2018A	2019E	2020E	2021E	2022E	2023E
Revenue	$2,157	$2,231	$2,365	$2,516	$2,679	$2,851
Revenue Growth	—	3.5%	6.0%	6.4%	6.5%	6.5%
EBITDA(1)	$1,100	$1,149	$1,231	$1,326	$1,429	$1,537
EBITDA Margin	51.0%	51.5%	52.0%	52.7%	53.3%	53.9%
Capex	$772	$802	$822	$845	$868	$893
Percentage of Revenue	35.8%	36.0%	34.8%	33.6%	32.4%	31.3%
Adjusted UFCF(2)	$516	$522	$586	$665	$748	$837
Percentage Conversion(3)	43.0%	41.7%	43.8%	46.2%	48.4%	50.4%
(1)	EBITDA for the purposes of this table is a non-GAAP financial measure measured after stock-based compensation expense.
(2)	Adjusted UFCF is a non-GAAP financial measure and is calculated as EBITDA (prior to stock-based compensation expense) less capex, less amortization of deferred revenue, plus additions to deferred revenue.
(3)	Conversion is defined as Adjusted UFCF divided by EBITDA (prior to stock-based compensation expenses).
(4)	As noted above, the management projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

The Company also projected total tax benefit of net operating loss usage of $62 million for calendar year 2019 (or $49 million for calendar year 2019 after subtracting assumed NOL usage for the quarter ending March 31, 2019) and $85 million for calendar year 2020, which we refer to collectively as the NOL projections.

Financing of the Merger

Parent estimates that the total amount required to complete the merger and the related transactions and to pay related fees and expenses will be approximately $15.0 billion. Parent expects this amount to be funded through a combination of the following:

•	Debt Financing. Debt financing in an aggregate principal amount of (i) up to $9,015.0 million under senior secured term loan facilities and pursuant to issuances of senior unsecured notes (or a senior unsecured bridge facility), portions of which may be reallocated by Parent to a senior unsecured “holdco” bridge facility and/or delayed draw term loan facilities as described below, and (ii) up to $75.0 million under a $500.0 million multi-currency revolving credit facility.

•	Equity Financing. Equity financing to be provided by the equity financing sources in an aggregate amount of up to approximately $6.4 billion to be funded at the closing of merger.
•	Cash. Cash on the Company’s balance sheet.

The consummation of the merger is not subject to a financing condition, although the funding of the equity financing and the debt financing are subject to satisfaction of the conditions set forth in the applicable commitment letter under which such financing will be provided.

Debt Financing

Parent has entered into a commitment letter dated May 8, 2019, which we refer to as the debt commitment letter, with Credit Suisse AG, Credit Suisse Loan Funding LLC, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc., SunTrust Bank, The Toronto Dominion Bank, New York Branch and TD Securities (USA) LLC. Pursuant to the debt commitment letter, the lenders have committed to provide (i) senior secured term loan facilities in an aggregate principal amount equal to $6,240.0 million, (ii) a senior unsecured bridge facility in an aggregate principal amount equal to $2,775.0 million, and (iii) a multi-currency revolving credit facility in an aggregate principal amount equal to $500.0 million. Subject to the terms of the debt commitment letter, Parent has the option to reallocate a portion of the dollar-denominated term loan facility and/or the bridge facility to (a) a senior unsecured “holdco” bridge facility, with Merger Sub’s direct or indirect parent entity as the borrower, and/or (b) one or more delayed draw term loan facilities. Parent expects to reallocate amounts to holdco bridge facility to the extent that the aggregate amount of debt to be incurred by Merger Sub and/or Company would otherwise exceed the amount of secured or unsecured indebtedness permitted to be incurred under the indentures governing the Company’s existing debt securities. The delayed draw term loan facilities are expected to fund the repurchase price of any change of control offer required to be made under the indentures governing the Company’s existing debt securities.

The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the merger agreement, (ii) to repay the existing term loans and revolving loans of the Company, (iii) to repurchase any existing debt securities of the Company that have been tendered pursuant to a change of control offer as required under the applicable indenture or similar tender offer and (iv) to pay related fees and expenses. Such proceeds may also be used to redeem, at Parent’s sole option, the Company’s existing debt securities. Under the debt commitment letter, Parent is not obligated to redeem, repurchase or otherwise refinance the Company’s existing debt securities, which may remain outstanding following the consummation of the merger. Proceeds from loans under the revolving credit facility may be used for general corporate purposes.

Equity Financing

In connection with the execution of the merger agreement, the equity financing sources have committed to capitalize Parent, on the date of closing of the merger, with an aggregate equity subscription of up to approximately $6.4 billion, subject to the terms and conditions set forth in the equity commitment letters, each dated as of May 8, 2019 (each of which we refer to as an equity commitment letter and, collectively, as the equity commitment letters).

Funding of the equity financing is subject to the conditions provided in each equity commitment letter, which include: (i) the satisfaction or waiver, on or before the closing of the merger, of all of the conditions precedent to Parent’s obligations to consummate the merger, (ii) the prior or substantially concurrent receipt by Parent of the proceeds of the debt financing and the equity financing from each other equity financing source and (iii) the substantially simultaneous consummation of the closing.

The equity commitment letters and each equity financing source’s obligation to fund all or any portion of the equity financing as set out in the relevant equity commitment letter will terminate automatically and immediately on the first to occur of (i) the assertion, directly or indirectly, by the Company or any of its affiliates of any claim against the equity financing source, Parent, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, equityholder, incorporator, affiliate or representative of the equity financing source, Parent or any of their respective successors, predecessors or assigns, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, equityholder, incorporator, affiliate or representative of any of the foregoing or any of their respective successors, predecessors or assigns (in each case other than the equity financing source or Parent in accordance with the terms and conditions of the equity commitment letter), relating to the equity commitment letter, the termination equity commitment letter or limited guarantee (as applicable), which we refer to as a prohibited claim (as described under the section entitled “—Limited Guarantee and Termination Equity Commitment Letter” below), the merger agreement, the debt commitment letter or any of the transactions contemplated hereby or thereby, other than any claim by the Company (x) against Parent in accordance with, and solely to the extent permitted under, the merger agreement, (y) against the equity financing source in accordance with, and solely to the extent permitted under, the termination equity commitment letter or limited guarantee (as applicable) and (z) against the equity financing source under the equity commitment letter in accordance with, and solely to the extent permitted under the equity commitment letter and the merger agreement, (ii) the termination of the merger agreement in accordance with its terms, (iii) the payment of all amounts due at the effective time of the merger and (iv) payment of the parent termination fee in accordance with the terms of the merger agreement. Upon the valid termination of the equity commitment letter, the equity financing source will not have any further obligations or liabilities under the equity commitment letter.

The Company is an express third-party beneficiary of the equity commitment letters for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the equity financing sources’ obligations to fund the equity commitment to Parent.

Limited Guarantee and Termination Equity Commitment Letter

Parent has received the termination equity commitment letter from certain of the EQT Investors pursuant to which the EQT Investors have committed to provide funds to Parent for the purpose of paying the parent termination fee if the merger agreement is terminated by the Company under certain specified circumstances. For additional information regarding the parent termination fee, please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 105. The obligation of the EQT Investors under the termination equity commitment letter with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $193.3 million, plus certain costs and expenses of enforcement, if applicable.

The termination equity commitment letter and the EQT Investors’ obligations to fund the parent termination fee will terminate on the first to occur of (i) the payment of all amounts owed by the EQT Investors to Parent at the effective time of the merger, (ii) payment in full of all amounts payable pursuant to the termination equity commitment letter, (iii) the termination of the merger agreement under circumstances in which Parent is not required to pay the parent termination fee and (iv) the three-month anniversary of the termination of the merger agreement under circumstances in which Parent is required to pay the parent termination fee, except as to this clause (iv) as to any notice of a claim for payment of the amounts payable pursuant to the termination equity commitment letter presented in writing by the Company to Parent or the EQT Investors on or prior to such three-month anniversary (in which case, the date of termination of this termination equity commitment letter shall be extended while such claim is resolved).

The Company’s recourse through Parent against the EQT Investors under the termination equity commitment letter (subject to the terms and conditions set forth in the termination equity commitment letter) is the sole and exclusive remedy against the EQT Investors and any related persons of the EQT Investors (and any related person of such related persons, except, in each case, for Parent), and neither the EQT Investors nor any related person of the EQT Investors (nor any related person of such related persons, except for Parent), will have any liability or obligations to any person, in each case, in respect of any losses or damages suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be consummated, for any breach or failure to perform under the merger agreement, or otherwise relating to or arising out of the merger agreement or the transactions contemplated thereunder, except for claims by the Company seeking an injunction or specific performance of the EQT Investors’ obligation to cause the equity financing to be funded, solely pursuant to the terms and subject to the conditions of the equity commitment letter and the merger agreement.

The Company is an express third-party beneficiary of the termination equity commitment letter for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the EQT Investors’ obligations to fund the parent termination fee to Parent.

DCP LP, itself and not through any alternative investment vehicles of DCP LP, and FMR have each provided a limited guarantee, pursuant to which the guarantors agree to pay a portion of the parent termination fee to the Company if the merger agreement is terminated by the Company under certain specified circumstances. For additional information regarding the parent termination fee, please refer to the section entitled “The Merger Agreement—Termination Fees” beginning on page 105. The obligation of DCP LP and FMR under the limited guarantees with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $193.3 million and $32.8 million respectively, plus certain costs and expenses of enforcement, if applicable.

The limited guarantees and the guarantors’ obligations to fund the parent termination fee will terminate on the first to occur of (i) the payment of all amounts owed by the relevant guarantor to Parent at the effective time of the merger, (ii) payment in full of all amounts payable pursuant to the limited guarantee, (iii) the termination of the merger agreement in accordance with its terms in circumstances where Parent is not obliged to pay the Parent termination fee and (iv) the assertion, directly or indirectly, by the Company or any of its affiliates of any prohibited claim against the guarantor.

The Company’s recourse under the limited guarantees (subject to the terms and conditions set forth in the limited guarantees) is the sole and exclusive remedy against the guarantors and any related persons of the guarantors (and any related person of such related persons, except, in each case, for Parent), and neither the guarantors nor any related person of the guarantors (nor any related person of such related persons, except for Parent), will have any liability or obligations to any person, in each case, in respect of any losses or damages suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be consummated, for any breach or failure to perform under the merger agreement, or otherwise relating to or arising out of the merger agreement or the transactions contemplated thereunder, except for claims by the Company seeking an injunction or specific performance of the guarantors’ obligation to cause the equity financing to be funded, solely pursuant to the terms and subject to the conditions of the equity commitment letters and the merger agreement and any claims under the confidentiality agreement between an affiliate of the relevant guarantor and the Company in effect as at the date of the guarantee.

Closing and Effective Time of Merger

The closing of the merger will take place on the later of (i) the fifth business day after the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (described under the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 102) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and; provided that, if the marketing period has not ended on or prior to the time the closing, would have otherwise been required to occur pursuant to the foregoing, the closing will not occur earlier than the earlier of (x) a business day during the marketing period as may be specified by Parent on no fewer than three business days’ prior written notice to the Company and (y) the third business day following the final day of the marketing period (as described under the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 85), or (ii) at such other date, time and place the Company, Parent and Merger Sub otherwise agree in writing.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in first half of calendar year 2020. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within two business days, after the effective time, each record holder of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how that holder may exchange the holder’s shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated or book-entry shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly executed letter of transmittal to the paying agent and surrender your stock certificate or certificates or book-entry shares to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued to you if (i) your stock certificate is properly endorsed or such stock certificate or book entry shares are otherwise in proper form for transfer and (ii) you provide evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.

The consummation of the transactions contemplated by the merger agreement is expected to constitute a “change in control” for purposes of each of the Company’s compensation plans and agreements.

Treatment of Restricted Stock Units

At the effective time of the merger, each Company RSU shall be treated as follows, except as otherwise expressly agreed to in writing prior to the effective time of the merger by Parent and a holder of Company RSUs:

•	Each Company RSU that was granted prior to the date of the merger agreement and which is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any award of Company RSUs is subject as deemed to be earned based on actual performance) will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.
•	Each Company RSU that is granted during the Interim Period in accordance with, and as expressly provided by, the merger agreement and which is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any such award of Company RSUs is subject as deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance, with the resulting number of Company RSUs remaining subject to the continued time-based vesting requirements applicable to such award) will be canceled and converted into a restricted cash award in an amount equal to the Company RSU Consideration with respect to each share of Company common stock issuable under such Company RSU. The restricted cash award will vest and become payable, less any applicable withholding taxes, by the surviving corporation subject to and in accordance with the time-vesting schedule and issuance or delivery schedule applicable to such Company RSU as in effect immediately prior to the effective time.
•	Any Company RSU that is outstanding and vested but unsettled immediately prior to the effective time will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.

For details on the treatment of Company RSUs in the merger, please refer to the section entitled “The Merger Agreement—Treatment of Company Common Stock and Restricted Stock Units” beginning on page 86.

Treatment of Company RSUs Held by Dan Caruso. Dan Caruso is currently party to an executive severance agreement with the Company, effective November 27, 2017, which we refer to as the Caruso Severance Agreement. The Caruso Severance Agreement provides that in the event of a change in control, all unvested Company RSUs then-held by Mr. Caruso, whether he remains employed by the Company at such time or continues to hold any unvested Company RSUs following a termination of employment by the Company without

“cause” or by him for “good reason” (each as defined in the Caruso Severance Agreement), will vest in full upon the consummation of the change in control transaction, with performance-based Company RSUs vesting based on the greater of actual performance through a date prior to the change in control, as determined by the board of directors, or target performance. In addition, pursuant to the Caruso Severance Agreement, if Mr. Caruso’s employment is terminated by the Company without cause or by Mr. Caruso for good reason, in either case, all unvested Company RSUs then-held by Mr. Caruso will continue to vest in accordance with the terms of the underlying award agreement, as though a termination of employment had not occurred; provided that Mr. Caruso remains available to the Company and the board of directors for consultation and support for one year following the date of termination, subject to the immediately preceding sentence upon the occurrence of a change in control transaction.

Any Company RSUs held by Mr. Caruso that were granted prior to the effective time will be subject to the treatment set forth in the merger agreement, after giving effect to the terms of the Caruso Severance Agreement as described in the immediately preceding paragraph. Notwithstanding the terms of the Caruso Severance Agreement, any Company RSUs that are granted to Mr. Caruso during the Interim Period will be subject to the treatment described in the section entitled “—Treatment of Additional Company RSUs” below. On May 7, 2019, Mr. Caruso and the Company entered into a side letter agreement which confirms that all outstanding Company RSUs held by Mr. Caruso immediately prior to the effective time will be treated in accordance with the terms of the merger agreement, notwithstanding any provision in the Caruso Severance Agreement to the contrary.

Treatment of Additional Company RSUs. As set forth in the confidential disclosure schedules accompanying the merger agreement, the Company may grant Company RSUs on a quarterly basis during the Interim Period in accordance with the Company’s established governance practices, which we refer to as the Additional Company RSUs, which will be subject to an aggregate cap on the targeted value of those Additional Company RSU grants. A pro-rata portion of that aggregate cap will apply to any grant of Additional Company RSUs made in respect of the stub fiscal quarter that includes the effective date and one hundred percent of the quarterly cap will apply to any grant of Additional Company RSUs made in respect of each other quarter ending prior to the effective time. The aggregate cap includes individual quarterly targeted amounts for performance-based Additional Company RSUs that may be granted to each of Messrs. Caruso, Steinfort and Waters and Ms. Mays, which totaled up to $3,928,750, $532,500, $195,313 and $244,750, respectively, as of the date of the merger agreement.

Additional Company RSUs granted during the Interim Period will be treated in accordance with the terms of the merger agreement as described above, but will not be subject to accelerated vesting on, in connection with, or following the closing of the merger, except as described in this paragraph. In particular, (i) for any grant of performance-based Additional Company RSUs for which the applicable performance period ends on or prior to the effective date, the number of earned and vested performance-based Additional Company RSUs will be measured based on actual performance as of the end of that performance period (and if any grant of performance-based Additional Company RSUs is subject to multiple performance periods, actual performance will be measured for any such performance period ending on or prior to the effective date, and the price per share of Company common stock will be assumed to be $35.00 for purposes of measuring performance for any performance period ending after the effective date), and (ii) with respect to any such performance-based Additional Company RSUs for which the applicable performance period does not end on or prior to the effective date, the number of Additional Company RSUs that are deemed to satisfy the applicable performance condition under the merger agreement will be measured based on the targeted value of such Company RSUs and assuming a price per share of Company common stock of $35.00. In addition, with respect to any Additional Company RSUs that become converted into a restricted cash award, if the recipient’s employment is terminated either by the Company without cause or, solely in the case of certain of the Company’s executive officers and other key employees, by the recipient for “good reason,” in either case, at any time within 12 months (or 15 months solely with respect to any performance-based Additional Company RSUs issued to such recipient) after the effective time, then any unvested portion of the restricted cash award will become fully vested on the date of termination.

In the event that any Additional Company RSUs available for issuance, subject to the aggregate quarterly cap described above, are not granted immediately prior to the effective time, then Parent will, as soon as practicable following the effective time, cause the surviving corporation or one of its affiliates to issue cash-based compensation awards having an aggregate value equal to, and vesting schedules substantially comparable to, any such Additional Company RSUs that would have otherwise been granted during the Interim Period.

As of the date of the merger agreement, the targeted value of quarterly Additional Company RSUs anticipated to be granted to each of the Company’s executive officers and non-employee directors are as follows: Dan Caruso, $3,928,750; Matt Steinfort, $1,065,000; Jack Waters, $781,250; Sandi Mays, $489,500; Rick Connor, $84,000; Scott Drake, $66,000; Donald Gips, $78,000; Steven Kaplan, $55,688; Cathy Morris, $90,000; Linda Rottenberg, $75,000; Yancey Spruill, $141,500; and Emily White, $72,000, respectively.6

Unvested Company RSUs Canceled in Exchange for Company RSU Consideration Payable as of the Effective Time. The table below provides detail as to the value of the outstanding Company RSUs held by the Company’s executive officers and non-employee directors that were granted prior to the date of the merger agreement, May 9, 2019, which will be canceled and converted into the right to receive the Company RSU Consideration payable as of the effective time in accordance with the terms of the merger agreement. In calculating the amounts set forth in the table below, the following assumptions were used:

•	The effective time of the merger is May 28, 2019, the latest practicable date prior to the date of this proxy statement;
•	The relevant price per share of Company common stock is $35.00;
•	The number of outstanding and unvested Company RSUs held by each executive officer and non-employee director as of May 28, 2019, noting that no Additional Company RSUs have been granted to executive officers and non-employee directors between May 9, 2019 and May 28, 2019;
•	For any outstanding and unvested performance-based Company RSUs that are held as of May 28, 2019, and were granted prior to May 9, 2019, any ongoing performance-based vesting condition to which any such award of Company RSUs is subject was deemed to be satisfied based on actual performance, where (i) the calculation as to actual performance was measured through immediately prior to May 28, 2019, (ii) the price per share of Company common stock at the end of such performance period (which determines whether performance has been attained) is $35.00, and (iii) the aggregate value of such Company RSUs that performance-vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by $35.00; and
•	Any Company RSUs that became vested by their existing terms prior to May 28, 2019, were settled in shares of Company common stock on the applicable vesting date, such that there are assumed to be no outstanding and vested but unsettled Company RSUs as of May 28, 2019.

However, the actual number of Company RSUs that will be canceled and converted into the right to receive the Company RSU Consideration will depend on the number of Company RSUs that are unvested and outstanding and the number of any outstanding and vested but unsettled Company RSUs, in each case, that are held by such individuals at the actual effective time.

Name	Number of Unvested Company RSUs	Aggregate Value ($)[1]
Executive Officers
Dan Caruso	626,206	21,917,210
Matt Steinfort	154,001	5,390,035
Jack Waters	102,723	3,595,305
Sandi Mays	70,196	2,456,860
Non-Employee Directors
Rick Connor	2,971	103,985
Scott Drake	2,334	81,690
Donald Gips	2,759	96,565
Steven Kaplan	1,970	68,950
Cathy Morris	3,183	111,405
Linda Rottenberg	2,653	92,855
Yancey Spruill	6,950	243,250
Emily White	2,547	89,145
(1)	Represents the sum of the number of shares of Company common stock subject to unvested Company RSUs multiplied by $35.00.
[6]	Note to Company: Disclose the targeted aggregate amounts of Part As and Part Bs for each executive officer and the targeted amounts of Part Cs for each non-employee director.

Severance Arrangements

Caruso Severance Agreement. Pursuant to the Caruso Severance Agreement, if Mr. Caruso’s employment is terminated by the Company without cause or by Mr. Caruso for good reason, in either case, subject to his execution of an effective release of claims and his continued compliance with any restrictive covenants then in-effect: (i) all unvested Company RSUs then-held by Mr. Caruso will continue to vest in accordance with the terms of the underlying award agreement (as described above under the section entitled “—Treatment of Company RSUs Held by Dan Caruso” above); provided that Mr. Caruso remains available to the Company and the board of directors for consultation and support for one year following the date of termination, (ii) Mr. Caruso and his dependents will continue to receive health care benefits for up to six months following the date of termination at the same premium cost to Mr. Caruso as in effect on the termination date, and (iii) the Company will continue to be responsible for fifty percent of any unused hours remaining on the then currently effective Company corporate jet commitment. Notwithstanding the foregoing, any Company RSUs that are granted to Mr. Caruso during the Interim Period will be subject to the treatment described in the section entitled “—Treatment of Additional Company RSUs” above.

Any Company RSUs held by Mr. Caruso that were granted prior to the effective time will be subject to the treatment set forth in the merger agreement, after giving effect to the terms of the Caruso Severance Agreement as described under the section entitled “—Treatment of Restricted Stock Units—Treatment of Company RSUs Held by Dan Caruso” above. Notwithstanding the terms of the Caruso Severance Agreement, any Company RSUs that are granted to Mr. Caruso during the Interim Period will be subject to the treatment described in the section entitled “—Treatment of Additional Company RSUs” above.

Accelerated Vesting of Unvested Additional Company RSUs. As described under the section entitled “—Treatment of Restricted Stock Units—Treatment of Additional Company RSUs” above, with respect to any Additional Company RSUs that become converted into a restricted cash award, if the recipient’s employment is terminated either by the Company without cause or, solely in the case of the Company’s executive officers and certain other key employees, by the recipient for “good reason,” (as defined in the confidential disclosure schedules accompanying the merger agreement) in either case, at any time within 12 months (or 15 months solely with respect to any performance-based Additional Company RSUs issued to such recipient) after the effective time, then any unvested portion of the restricted cash award will become fully vested on the date of termination.

For an estimate of the value of the severance payments and benefits that would be paid or become payable to each of the Company’s named executive officers, assuming, among other things, that the effective time occurred on May 28, 2019, and the employment of each named executive officer was terminated by the Company without cause or, as applicable, resigned for good reason by such named executive officer, in either case, on or immediately thereafter, please refer to the section entitled “—Golden Parachute Compensation” including the table entitled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger” below.

Based on the applicable assumptions set forth under that section, including the applicable footnotes to the table therein, as of May 28, 2019, the latest practicable date prior to the date of this proxy statement, the estimated aggregate amount that would become payable to Sandi Mays, who is an executive officer of the Company, but not a named executive officer, in respect of (i) the unpaid quarterly cash bonus to which she may be entitled for the fiscal quarter ending March 31, 2019 (as described below) is estimated to be $15,750; (ii) the pro-rata quarterly cash bonus to which she may be entitled for the fiscal quarter in which the assumed effective time occurs (as described below) is estimated to be $10,038; (iii) the value of the then-outstanding and unvested Company RSUs held by Ms. Mays is estimated to be $2,456,860; and (iv) the value of the Additional Company RSUs not yet granted to Ms. Mays as of May 28, 2019 is estimated to be $801,489.

Unpaid Quarterly Bonuses and Quarterly Bonuses for Fiscal Quarter During Which Effective Time Occurs

The merger agreement provides that Parent will cause the surviving corporation or its subsidiaries to pay to each employee who remains employed as of the closing date of the merger (i) all approved but unpaid quarterly cash bonuses and (ii) a quarterly cash bonus under either the applicable Company bonus plan or a comparable cash bonus plan established by Parent or the surviving corporation for the quarter in which the effective time occurs, in each case, to the extent not previously paid and based on actual performance for the completed fiscal quarter immediately preceding the effective time; provided that the employee remains continuously employed through the payment date, which will be the date such bonuses would otherwise be paid to the Company’s employees. However, if any employee’s employment is terminated by the surviving corporation or its subsidiaries without cause or, solely in the case of the Company’s executive officers and certain other key employees, by the employee for good reason, in either case, during the period beginning on the effective time and ending on the last day of the fiscal quarter in which the effective time occurs, the employee will receive a pro-rata bonus for such quarter, based on actual performance and prorated based on the number of days in which the employee was employed during that fiscal quarter.

Employee Benefits Following the Effective Time

The merger agreement provides that Parent will, or will cause the surviving corporation to, provide each Company employee who continues to be employed by Parent or the surviving corporation or any of their respective subsidiaries following the effective time with certain compensation and benefits during the period commencing at the effective time and ending on the first anniversary of the effective time, as described in the section entitled “The Merger Agreement—Employee Benefits Matters” beginning on page 100.

Sections 280G and 4999 of the Code

None of the Company’s executive officers are entitled to any gross-up payments in respect of any excise taxes imposed on “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, which we refer to as the Code.

Arrangements with Parent

The rollover executives will contribute to a holding company of Parent an aggregate of approximately $111.5 million worth of shares of Company common stock or, in each executive’s sole discretion, vested or unvested Company RSUs, and, in exchange, they each would receive partnership interests in such holding company. Such contributions will be made pursuant to rollover letter agreements entered into by each of them with Parent. Other members of the Company management team may also be invited to participate in direct investments in amounts to be mutually agreed upon between such member and Parent. Prior to the effective time of the merger, Parent may initiate negotiations of these agreements and/or arrangements, and may enter into definitive agreements regarding the right to participate in the partnership interests of such holding company following the completion of the merger. Notwithstanding the foregoing, a member of management may decide not to invest in the partnership interests of such holding company or may invest more or less than the amount previously specified in the partnership interests of such holding company.

Golden Parachute Compensation

The information set forth in the table below entitled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger” is intended to comply with Item 402(t) of the SEC’s Regulation S-K under the Securities Act, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, please refer to the discussion earlier in this section entitled “—Interests of Certain Persons in the Merger.”

The amounts shown in the table below entitled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger” are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and the footnotes accompanying the table, and do not reflect certain compensation actions that may occur before completion of the merger, including certain compensation actions that the Company is permitted to take as described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 92. As a result, the amount, if any, that a named executive officer actually receives in the merger may materially differ from the amounts set forth in the table below. For purposes of calculating the amounts set forth in the table below, the following assumptions were used:

•	The effective time of the merger is May 28, 2019, the latest practicable date prior to the date of this proxy statement;
•	The relevant price per share of Company common stock is $35.00;

•	The employment of each of the named executive officers was terminated either by the Company without cause or by the named executive officer for good reason on or immediately following the effective time;
•	The outstanding and unvested Company RSUs held by each named executive officer will become subject to payout as of the effective time pursuant to the terms of the merger agreement as described under the section above entitled “—Treatment of Restricted Stock Units” beginning on page 73, assuming for this purpose that any unvested Additional Company RSUs to which the named executive officer was entitled as of May 28, 2019, but not yet granted as of such date would be subject to accelerated payout as of the effective time had a termination of employment by the Company without cause or, as applicable, a resignation by the named executive officer for good reason occurred, in either case, on or immediately following the effective time, except that in the case of Messrs. Crouch and desGarennes, their employment terminated in May 2018 and February 2018, respectively, such that neither of them held any unvested Company RSUs as of the effective time nor are entitled to any Additional Company RSUs;
•	For any outstanding and unvested performance-based Company RSUs that are held as of the effective time and were granted prior to May 9, 2019, any ongoing performance-based vesting condition to which any such award of Company RSUs is subject was deemed to be satisfied based on actual performance, where (i) the calculation as to actual performance was measured through immediately prior to the effective time, (ii) the price per share of Company common stock at the end of such performance period, which determines whether performance has been attained, is $35.00, and (iii) the aggregate value of such Company RSUs that performance-vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by $35.00; and
•	For any Additional Company RSUs to which the named executive officers were entitled as of the effective time, any ongoing performance-based vesting condition to which any such award of Company RSUs is subject was deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance, where (i) the calculation as to actual performance is measured through immediately prior to the effective time, (ii) the price per share of Company common stock at the end of such performance period (which determines whether performance has been attained) is $35.00, and (iii) the aggregate value of such Company RSUs that performance-vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by $35.00.
•	Each named executive officer, other than Messrs. Crouch and desGarennes who are no longer employed by the Company, would be entitled to payment of (i) the unpaid quarterly cash bonus for the fiscal quarter ending March 31, 2019, and (ii) a pro-rata quarterly cash bonus for the fiscal quarter in which the assumed effective time occurs, in each case, as determined based on the respective named executive officer’s quarterly targeted bonus amount.

Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Dan Caruso	$—	$28,349,998	$328,131	$28,678,129
Matt Steinfort	$—	$7,133,826	$—	$7,133,826
Jack Waters	$81,868	$4,874,495	$—	$4,956,363
Andrew Crouch(4)	$—	$—	$—	$—
Ken desGarennes(5)	$—	$—	$—	$—
(1)	The estimated amounts listed in this column represent the sum of (i) the unpaid quarterly cash bonus to which the named executive officer may be entitled for the fiscal quarter ending March 31, 2019, and (ii) the quarterly cash bonuses to which the named executive officer would be entitled for the fiscal quarter in which the effective time occurs, in each case, assumed to be based on the named executive officer’s quarterly targeted bonus amount, pursuant to the terms of the merger agreement as described under the section above entitled “—Unpaid Quarterly Bonuses and Quarterly Bonuses for Fiscal Quarter During Which Effective Time Occurs” beginning on page 76.

Name	Quarterly Bonus for the Fiscal Quarter Ending March 31, 2019	Pro-Rata Quarterly Bonus as of May 28, 2019	Total Cash
Dan Caruso	$—	$—	$—
Matt Steinfort	$—	$—	$—
Jack Waters	$50,000	$31,868	$81,868
Andrew Crouch	$—	$—	$—
Ken desGarennes	$—	$—	$—
(2)	Represents the value of (i) unvested Company RSUs and (ii) the Additional Company RSUs not granted as of May 28, 2019, calculated as the number of shares of Company common stock subject to such Company RSUs or Additional Company RSUs, respectively, multiplied by $35.00, as follows:
Name	Unvested Company RSUs(a)	Additional Company RSUs Not Granted as of May 28, 2019(b)	Total Equity
Dan Caruso	$21,917,210	$6,432,788	$28,349,998
Matt Steinfort	$5,390,035	$1,743,791	$7,133,826
Jack Waters	$3,595,305	$1,279,190	$4,874,495
Andrew Crouch(4)	$—	$—	$—
Ken desGarennes(5)	$—	$—	$—
(a)	Represents the aggregate value that each of the named executive officers would be entitled to receive in connection with the “single trigger” acceleration and payout of their outstanding and unvested Company RSUs as of the effective time pursuant to the terms of the merger agreement as described under the section above entitled “—Treatment of Restricted Stock Units” beginning on page 73, assuming for this purpose that any unvested Additional Company RSUs to which the named executive officer was granted on or prior to May 28, 2019, would have been subject to such single trigger accelerated payout as of the effective time.
(b)	Represents the aggregate value that the named executive officers would be entitled to receive in respect of any Additional Company RSUs to which the named executive officer was entitled but not granted as of May 28, 2019, as described under the section above entitled “—Treatment of Restricted Stock Units—Treatment of Additional Company RSUs” beginning on page 74, assuming for this purpose that the award was subject to “double trigger” acceleration and payout upon termination of employment following the effective time.
(3)	The amount shown for Mr. Caruso represents (a) the cost of continued health care benefits for Mr. Caruso and his dependents for six months following the date of termination and (b) the Company’s cost associated with fifty percent of Mr. Caruso’s unused corporate jet expense for the Company’s 2018 fiscal year.
(4)	Andrew Crouch terminated employment with the Company on May 1, 2018. As of May 28, 2019, he did not hold any unvested Company RSUs and is not entitled to any Additional Company RSUs.
(5)	Ken desGarennes terminated employment with the Company on February 9, 2018. As of May 28, 2019, he did not hold any unvested Company RSUs and is not entitled to any Additional Company RSUs.

Indemnification and Directors’ and Officers’ Insurance

Parent has agreed to ensure that the surviving corporation in the merger will indemnify and hold harmless, to the fullest extent permitted by applicable law, the present and former officers and directors of the Company and its subsidiaries against and from certain costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, subject to certain limitations set forth in the merger agreement.

Through the sixth anniversary of the merger, Parent is required to cause to be maintained in effect, for the benefit of the present and former officers and directors of the Company and its subsidiaries, the current level and scope of directors’ and officers’ liability insurance coverage, subject to certain limitations set forth in the merger agreement. In lieu of that requirement, the Company may obtain a six-year prepaid “tail” insurance policy that provides the present and former officers and directors of the Company with directors’ and officers’ liability insurance, subject to certain limitations set forth in the merger agreement.

The present and former directors and officers of the Company and its subsidiaries will have the right to enforce the provisions of the merger agreement relating to their indemnification and provision of directors’ and officers’ liability insurance coverage and are express third-party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to the Company and its subsidiaries’ officers and directors under the merger agreement is under the heading “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 107.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this description, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to that partner.

This description is based upon the provisions of the Code, Treasury regulations promulgated thereunder and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This description applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, REITs or stockholders deemed to sell Company common stock under the constructive sale provisions of the Code). This description also does not address the U.S. tax consequences to any stockholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This description does not address any tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any state, local or foreign tax laws.

The Company’s stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Company common stock pursuant to the merger (including the application and effect of any state, local or foreign income and other tax laws).

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to those shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for those shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). That gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder under the merger agreement may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the Internal Revenue Service, which we refer to as the IRS. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining that exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax advisor regarding the applicability of the rules described above to that stockholder and the particular U.S. federal income tax consequences to that stockholder of the merger in light of that stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Each of the Company, Parent, and Merger Sub have agreed to use their respective reasonable best efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the merger agreement. The following is a summary of the regulatory approvals required for completion of the merger. There can be no assurance, however, if and when any of the approvals required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

U.S. and Foreign Antitrust Approvals

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission, which we refer to as the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the FTC, and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC, or until early termination is granted. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. On May 30, 2019 and May 31, 2019, the HSR Act notifications were filed, the 30-day waiting period with respect to which all expire at 11:59 p.m. Eastern time on Monday, July 1, 2019.

The parties may receive a request for additional information and documentary material, which we refer to as a Second Request, from either the FTC or the DOJ prior to such termination or expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the merger will be extended for an additional period of 30 calendar days, which will begin once both parties have certified substantial compliance with the Second Request.

It is not out of the ordinary for the FTC and the DOJ to scrutinize the legality of transactions like the merger under U.S. antitrust laws. At any time before or after the consummation of the merger, the DOJ, the FTC, a U.S. state, or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger, to seek divestiture of particular assets or to seek conduct relief. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Parent and the Company also conduct business in the European Union, which we refer to as the EU. Under the European Commission Merger Regulation, the merger may not be completed until the expiration of a 25 business day waiting period following the filing of a notification concerning the merger with the European Commission, which we refer to as the Commission, unless the waiting period is earlier terminated. This waiting period can be extended by 10 business days in case we offer commitments or remedies to the Commission in order to address the competitive concerns raised by the Commission to obtain approval for the merger. The waiting period starts the first business day after the filing of the notification. Under European Commission Merger Regulation, the required waiting period will expire if the Commission has not decided to open a “Phase II” investigation within such 25-business day or 35-business day period. If a Phase II investigation is undertaken, the waiting period with respect to the merger could be extended for an additional period of up to 90 business days (or 105 business days if we offer commitments to the Commission).

The European Commission frequently scrutinizes the legality under the EU competition laws of transactions like the merger. At any time, the European Commission could take any action under the competition laws that it considers necessary or desirable to ensure competition in the EU is not distorted including seeking (i) to require the parties to abandon the merger, (ii) to require Parent or the Company to enter into structural remedies (and thus divest one or more business units or assets) referred to as “commitments,” or (iii) to require Parent or the Company to enter into behavioral commitments whereby Parent or the Company commit to take or refrain from taking certain actions to ensure undistorted competition in relevant markets.

The Company and its subsidiaries also have operations in several jurisdictions outside of the United States and the European Union. Pursuant to the laws of certain of these jurisdictions, the Company may be required to notify, or seek approval from, relevant antitrust authorities (“Other Antitrust Authorities”) in connection with the merger. These Other Antitrust Authorities may seek to enjoin the consummation of the merger or seek a divestiture of a substantial portion of the Company’s assets or seek other conduct relief or damages.

CFIUS and Foreign Investment Approvals

Under the terms of the merger agreement, the merger cannot be completed until approval by the CFIUS is obtained. The merger will be reviewed by CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended and regulations thereunder issued by the Department of Treasury. Under this legal authority, the President of the United States, on the recommendation of CFIUS, may prohibit or suspend any acquisition, including by merger, of persons engaged in interstate commerce in the United States by foreign persons. Under the applicable regulations, CFIUS has up to 105 calendar days from the beginning of the review period of the parties’ joint voluntary notice to CFIUS, to review and investigate the merger. At any time during this period, CFIUS can conclude all action by determining that there are no unresolved national security concerns with the merger. If CFIUS believes that the President of the United States should make the determination, CFIUS must submit a report to the President of the United States requesting the President of the United States to make the determination regarding disposition of the merger. After receiving the report from CFIUS, the President of the United States would have 15 calendar days to determine whether to take action regarding the merger, including its suspension or prohibition. At any time during this process, the parties to the CFIUS notice may voluntarily withdraw and refile the joint voluntary notice to permit additional time to address potential concerns raised by CFIUS. Although neither the Company nor Parent believes that the President of the United States will prohibit or suspend the merger, there can be no assurance that CFIUS approval would be obtained.

Completion of the merger is further subject to receipt of certain other foreign direct investment review approvals, including notification, clearance and/or expiration or termination of any applicable waiting period in Canada, Australia, France, and Italy. On May 17, 2019, a foreign investment filing was made with the Italian government and on May 31, 2019, the Italian Council of Ministers unconditionally approved the transaction.

Federal Communications Commission and State Communications Approval

In addition, the consummation of the transactions contemplated by the merger agreement is subject to the receipt by the parties to the merger agreement of specified FCC and state public utility commission approvals.

Specifically, subsidiaries of the Company hold a number of FCC authorizations related to the provision of regulated interstate and international services. FCC approval is required before consummation of the transactions contemplated by the merger agreement. In determining whether to approve the proposed change of control of the subsidiaries of the Company holding FCC authorizations, the FCC considers whether such change in ownership serves the public interest, convenience, and necessity. As part of this process, the FCC examines whether a proposed change in ownership is consistent with the policies of the Communications Act of 1934, as amended, including, among other things, the effect of the proposed transfer on the “public interest” and the FCC’s policies encouraging competition. The FCC will not issue its approval until it receives a non-objection from the Team Telecom executive branch government agencies that undertake a national security and law enforcement review of applications filed with the FCC involving specified levels of potential foreign ownership of U.S. telecommunications assets. At the beginning of its review process, the FCC will refer the application to Team Telecom. Team Telecom will undertake a thorough review of the proposed foreign owners, and nature of Company facilities and operations, and determine whether the parties should enter into a mitigation agreement such as a Letter of Assurance or Network Security Agreement with Team Telecom that sets forth certain obligations that, in Team Telecom’s judgment, will address potential national security, law enforcement, and/or public safety concerns raised by the proposed foreign ownership of the Company. If a mitigation agreement is required by Team Telecom, the FCC will condition its approval on the parties’ compliance with the terms of such agreement.

Subsidiaries of the Company also hold state telecommunications certificates and licenses that require approval before control of the Company and its subsidiaries can be transferred to Parent. In addition, some state laws require prior approval for licensees to enter into certain financing arrangements.

The Company and Parent have applied, or are applying, for those domestic and international antitrust, foreign direct investment, national security and regulatory approvals in connection with the transactions contemplated by the merger agreement. If the parties discover that other antitrust or regulatory approvals or filings are necessary or advisable, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. Moreover, there can be no assurance as to the conditions or limitations that such approvals may contain or impose.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 119.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to the Company. The merger agreement contains representations and warranties by and covenants of the Company, Parent and Merger Sub, and they were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In some cases, the representations and warranties were qualified by the matters contained in the disclosure schedules that the Company, Parent and Merger Sub delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. For additional information, please refer to the section entitled “The Special Meeting—Questions and Additional Information” beginning on page 23. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. Please also refer to the section entitled “The Special Meeting—Questions and Additional Information” beginning on page 23.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist as a wholly-owned subsidiary of Parent following the merger.

The certificate of incorporation of the Company will be amended and restated from and after the effective time of the merger to be identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub immediately before the effective time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the fifth business day after the day the last of the conditions to closing of the merger are satisfied or waived in accordance with the merger agreement (described under the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 102) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first half of 2020. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

For purposes of the merger agreement, “marketing period” means the first period of 18 consecutive business days after the date of the merger agreement throughout which and at the end of which (i) Parent has received the required information (as defined in the merger agreement) and such required information is compliant (as defined in the merger agreement), (ii) the closing conditions relating to the approval of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any injunction or law prohibiting the consummation of the merger have been satisfied, (iii) nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming the closing of the merger were to be scheduled at any time during such 18 consecutive business day period, (iv) the Company did not deliver and was not required to deliver a notice of a material inaccuracy in any representation or warranty or any material failure of any covenant in the merger agreement and (v) there have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a “material adverse effect” as set forth in the merger agreement; provided that the marketing period will be deemed not to have commenced if, after the date of the merger agreement and prior to the completion of such 18 consecutive business day period, (x) KPMG LLP has withdrawn its audit opinion with respect to any of the financial statements included in the required information, in which case the marketing period will not commence unless and until a new audit opinion is issued with respect to such financial statements of the Company for the applicable period by KPMG LLP, any other “Big 4” accounting firm or another nationally recognized independent public accounting firm reasonably acceptable to Parent, (y) the Company has determined in writing or publicly announced any intention to restate any financial information included in the required information or that any such restatement is under consideration or required, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required information has been amended and delivered to Parent or the Company has determined in writing (and so notified Parent) or publicly announced that it has concluded that no restatement shall be required; provided that this clause (y) will not apply to any restatement pursuant to the application of ASU 2014-09 (ASC 606), as disclosed in the Company’s SEC filings prior to the date of the merger agreement, unless such restatement occurs during the marketing period, in which case the marketing period will be deemed not to have commenced until and unless such restatement of each of the applicable financial statements provided to Parent pursuant to the definition of required information and that are required to be so restated pursuant to ASU 2014-09 (ASC 606) has been completed and the applicable required information has been amended and delivered to Parent and (z) the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q during such 18 consecutive business day period, in which case the marketing period will be deemed to restart after such filing is made; provided, further, that (A) if such 18 consecutive business day period has not ended on or prior to August 16, 2019, then such 18 consecutive business day period will not commence until September 3, 2019, (B) if such 18 consecutive business day period has not ended on or prior to December 20, 2019, then such 18 consecutive business day period will not commence until January 6, 2020, and (C) July 5, 2019, November 27, 2019 through November 29, 2019 and July 3, 2020 will not be deemed to be business days for purposes of calculating such 18 consecutive business day period (provided, for the avoidance of doubt, that such exclusions will not restart such period).

Treatment of Company Common Stock and Restricted Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive $35.00, less any applicable withholding taxes. Notwithstanding the foregoing, Company common stock owned by Parent, Merger Sub, the Company or any of their respective wholly-owned subsidiaries will be canceled and cease to exist without payment of consideration, and Company common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be canceled without payment of consideration. Those stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under the section entitled “Appraisal Rights” beginning on page 114.

Restricted Stock Units

At the effective time of the merger, each award of Company RSUs shall be treated as follows, except as otherwise expressly agreed to in writing prior to the effective time of the merger by Parent and a holder of Company RSUs:

•	Each Company RSU that was granted prior to the date of the merger agreement and that is outstanding and unvested immediately prior to the effective time (treating for this purpose any ongoing performance-based vesting condition to which any award of Company RSUs is subject as deemed to be earned based on actual performance, where (i) the calculation as to actual performance is measured through immediately prior to the effective time, (ii) the price per share of Company common stock at the end of such performance period (which determines whether performance has been attained) is $35.00 and (iii) the aggregate value of such Company RSUs that vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by $35.00) will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger;
•	Each Company RSU that is granted during the Interim Period in accordance with, and as expressly provided by, the merger agreement and that is outstanding and unvested immediately prior to the effective time, treating for this purpose any ongoing performance-based vesting condition to which any such award of Company RSUs is subject as deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance, where (i) the calculation as to actual performance is measured through immediately prior to the effective time, (ii) the price per share of Company common stock at the end of such performance period (which determines whether performance has been attained) is $35.00 and (iii) the aggregate value of such Company RSUs that performance-vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by $35.00, with the resulting number of Company RSUs remaining subject to the continued time-based vesting requirements applicable to such award to be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration with respect to each share of Company common stock issuable under such Company RSU which cash amount will vest and become payable, less any applicable withholding taxes, by the surviving corporation subject to and in accordance with the time-vesting schedule and issuance or delivery schedule applicable to such Company RSU as in effect immediately prior to the effective time; provided that certain dollar-denominated special Company RSUs will entitle the holder thereof only to the dollar denominated amount (or portion thereof remaining outstanding at the effective time) set forth in the applicable agreement providing for such special Company RSUs; and
•	Any Company RSU that is outstanding and vested but unsettled immediately prior to the effective time will be canceled and converted into the right to receive a cash amount equal to the Company RSU Consideration, less any applicable withholding taxes, which cash amount will be paid as promptly as practicable following the effective time, but no later than the payment date for the first full payroll cycle following the closing date of the merger.

Notwithstanding anything to the contrary contained in the merger agreement, to the extent that any Company RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment made in respect thereof will be paid on the applicable settlement or payment date for such Company RSU if required in order to comply with Section 409A of the Code.

Prior to the effective time, the Company, the board of directors and the compensation committee thereof, as applicable, will adopt any resolutions and take any actions that are necessary to effect the treatment of the Company RSUs, including the special Company RSUs, as described above. In addition, conditional upon the closing of the merger, the Company will take all appropriate or necessary steps to effect the termination of the Company equity plan effective as of, and contingent upon the occurrence of, the effective time, so that, following the effective time, there will be no outstanding Company equity plan or any Company RSUs.

Exchange and Payment Procedures

At least five business days prior to the closing date, Parent will select a bank or trust company reasonably acceptable to the Company, which we refer to as the paying agent, to act as payment agent of the per share merger consideration in the merger. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly (and in any event within two business days or such later time as is agreed to by the paying agent) after the date of the closing of the merger, Parent will cause the paying agent to mail to each holder of record of shares of Company common stock (other than holders of solely the excluded shares) a letter of transmittal describing how that holder may exchange the holder’s shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated or book-entry shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates or book-entry shares to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, payment of the per share merger consideration for those shares will only be made to you if (i) your stock certificate is properly endorsed or such stock certificate or book entry shares are otherwise in proper form for transfer and (ii) you provide evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate(s) or book-entry shares. Each of the paying agent, Parent, the Company and the surviving corporation will be entitled to deduct and withhold from any per share merger consideration any amounts as the paying agent, Parent, the Company or the surviving corporation is required to withhold from that consideration under the Code, the Treasury regulations or any corresponding provision of applicable tax law. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From the close of business on the date on which the effective time of the merger occurs, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger.

Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to former holders of record of Company common stock one year after the effective time of the merger will be delivered by the paying agent to Parent upon demand. Any former holders of record of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter look only to the surviving corporation or Parent for payment of the per share merger consideration. None of the Company, Parent, the surviving corporation or the paying agent will be liable to any person for any per share merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a stock certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration in respect of that stock, you will be required to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary and reasonable amount as indemnity against any claim that may be made against it or the surviving corporation with respect to that stock certificate.

Financing Covenant

Each of Parent and Merger Sub will use its reasonable best efforts to obtain the debt financing and the equity financing, which we refer to together as the financing, for the merger on the terms and conditions (including the “market flex” provisions applicable thereto) described in the financing commitments (or on such other terms and conditions that are acceptable to each of Parent, Merger Sub and the providers of the applicable financing, so long as such other terms and conditions are not prohibited under the merger agreement) and, taking into account the expected timing of the marketing period for the debt financing, satisfy the conditions to the financing that are within Parent’s control described in the financing commitments, and will not permit any termination (other than in accordance with its terms), amendment or modification to be made to, or waiver of any provision under, or any replacement of, the financing commitments if that termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the financing unless (x) the debt financing or the equity financing is increased by a corresponding amount or (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty made by Parent and Merger Sub with respect to the financing in the merger agreement will remain true and correct or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (x) delay (taking into account the expected timing of the marketing period for the debt financing) or prevent the funding of the financing (or satisfaction of the conditions to the financing) on the closing date of the merger or (y) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the financing commitments or the definitive agreements, if any, with respect thereto or, taking into account the expected timing of the marketing period for the debt financing, consummate the transactions contemplated in the merger agreement; provided that Parent and Merger Sub may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date thereof. Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement.

Each of Parent and Merger Sub will use its reasonable best efforts to:

•	maintain in effect the financing commitments;
•	taking into account the expected timing of the marketing period for the debt financing, negotiate and enter into on the closing date of the merger definitive agreements with respect to the debt commitment letter on the terms and conditions (including the “market flex” provisions applicable thereto) described or contemplated in the debt commitment letter (or, subject to the restrictions described above, such terms and conditions that are acceptable to Parent, Merger Sub and the providers of the debt financing);
•	enforce its rights (other than through litigation) under the financing commitments; and
•	comply with its obligations under the financing commitments to the extent the failure to comply with such obligations would adversely impact the amount or, taking into account the expected timing of the marketing period for the debt financing, the availability of the financing at the closing date of the merger.

If any portion of the debt financing otherwise becomes unavailable, Parent and Merger Sub are required to use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient, when added to the portion of the financing and cash on hand of the Company that is and remains available to Parent and Merger Sub, to consummate the transactions contemplated by the merger agreement. Parent is not required to obtain alternative financing that includes terms and conditions that are less favorable in any material respect to Parent than those contained in the debt commitment letter or that involves any conditions to funding of the debt financing that are not contained in the debt commitment letter.

Parent and Merger Sub acknowledge and agree in the merger agreement that the obtaining of the financing, or any alternative financing, is not a condition to the closing of the merger.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing and, upon our reasonable written request, provide us copies of any executed definitive agreements for the debt financing.

Prior to the closing date of the merger, the Company has agreed to, and has agreed to cause each of its subsidiaries to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective representatives to, use its and their respective reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the debt financing or any permitted replacement, amended, modified or alternative financing.

Parent has agreed to promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and accountants’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries described above and to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith (other than information furnished by or on behalf of the Company or its subsidiaries in writing specifically for use in connection with the financing or as a result of the gross negligence, bad faith or willful misconduct of the Company or its subsidiaries), as determined by a court of competent jurisdiction in a final and non-appealable decision.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;
•	our governing documents;
•	our capitalization;
•	our SEC filings since June 30, 2016 and the financial statements included therein;
•	our internal controls over financial reporting and our disclosure controls and procedures;
•	compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE since June 30, 2017;
•	the conduct of business in accordance with the ordinary course consistent with past practice between June 30, 2018 and the date of the merger agreement;
•	the absence of a material adverse effect (as described below) and the absence of certain other changes or events between June 30, 2018 and the date of the merger agreement;
•	intellectual property;
•	real property;
•	material contracts and the absence of any default under any material contract;
•	compliance with applicable laws, rules and regulations, including the Foreign Corrupt Practices Act of 1977, the Export Administration Regulations and the General Data Protection Regulation (EU) 2016/679;
•	the absence of legal proceedings, governmental orders or investigations against us or our subsidiaries;
•	the required governmental consents, approvals, notices and filings;
•	tax matters;
•	employee benefit plans;
•	certain employment and labor matters;

•	environmental matters;
•	insurance policies;
•	our corporate power and authority to enter into and perform our obligations under the merger agreement, and the enforceability of the merger agreement against us;
•	transferred data center matters;
•	the right to use and the functional operation of the Company’s fiber networks and the required governmental consents, approvals and authorizations to use such fiber networks;
•	the absence of security clearances for any acquired entities;
•	the absence of any vote or approval needed to adopt the merger agreement and approve the merger other than the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;
•	the absence of any stockholder rights plan or “poison pill” and inapplicability of any anti-takeover law to the merger;
•	the taking of all actions necessary to render Sections 12.2 and 13.2 of the Company’s amended and restated certificate of incorporation inapplicable to the merger, the merger agreement and the consummation of the transactions contemplated therein, and to grant Parent, Merger Sub and any member of any “group” (within the meaning of Section 13(d) of the Exchange Act) of which Parent or Merger Sub may be a member solely with respect to the transactions contemplated by the merger agreement, an exemption with respect thereto;
•	the receipt of an opinion from each of Goldman Sachs and J.P. Morgan;
•	the absence of any undisclosed brokers’ or finders’ fees;
•	this proxy statement;
•	the absence of any transactions, agreements or understandings between the Company or its subsidiaries and affiliates of the Company that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act since June 30, 2016; and
•	absence of any representations or warranties by Parent or Merger Sub other than those set forth in the merger agreement.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any event, change, circumstance, occurrence, effect, condition, development or state of facts that is materially adverse to the business, assets, liabilities (contingent or otherwise), properties, results of operations, privileges (whether contractual or otherwise) or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole; provided, however, that the determination of a material adverse effect will exclude the following events, changes, circumstances, occurrences, effects, conditions, developments and states of fact:

•	the announcement, pendency or anticipated consummation of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators;
•	changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates;
•	general conditions in the telecommunications industry or in any industry sector in which any of the acquired entities operates or participates;
•	a change in the Company’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to that change will not be excluded unless those underlying factors would otherwise be excepted);
•	any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof;

•	any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of the merger agreement (provided that the underlying factors contributing to that failure will not be excluded unless those underlying factors would otherwise be excepted);
•	changes in general legal, regulatory or political conditions after the date of the merger agreement;
•	changes in GAAP or applicable legal requirements or the interpretation thereof after the date of the merger agreement; or
•	the taking of any action, or any failure to act, as expressly permitted by the merger agreement or consented to by Parent in writing in advance, except with respect to changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates, general conditions in the telecommunications industry or in any industry sector in which any of the acquired entities operates or participates, any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof, changes in general legal, regulatory or political conditions after the date of the merger agreement and changes in GAAP or applicable legal requirements or the interpretation thereof after the date of the merger agreement, to the extent such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the geographies or industry in which the Company and its subsidiaries operate; or would, or would reasonably be expected to, prevent, materially impair or materially delay the Company from complying with its obligations hereunder or the consummation of the transactions contemplated by the merger agreement.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules delivered by Parent in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;
•	the ownership of Parent and Merger Sub;
•	the operations of Parent and Merger Sub;
•	the absence of legal proceedings, governmental orders or investigations against Parent or Merger Sub;
•	their corporate power and authority to enter into and perform their obligations under the merger agreement, and the enforceability of the merger agreement against them;
•	the absence of violations of, or conflicts with, their governing documents, applicable laws, rules and regulations and certain agreements as a result of their entering into and performing any of their obligations under the merger agreement;
•	the required governmental consents, approvals, notices and filings;
•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub or any of their affiliates;
•	the absence of contingencies related to the funding of the financing other than as set forth in the financing commitments;
•	validity and enforceability of the financing commitments;
•	the absence of any breach or default under the financing commitments;
•	sufficiency of funds;
•	solvency of Parent and the surviving corporation immediately after consummation of the merger;

•	the EQT Investors have executed and delivered to the Company a termination fee agreement that is binding and in full force and effect and each of DCP LP, DC Front Range Holdings I, LP and FMR has executed and delivered to the Company a limited guarantee that is binding and in full force and effect;
•	no ownership of Company common stock by Parent or any of Parent’s controlled affiliates;
•	information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in this proxy statement;
•	certain regulatory matters;
•	the absence of any undisclosed brokers’ or finders’ fees;
•	acknowledgement from Parent that it has received access to substantially all the Company and its subsidiaries’ books and records, facilities, equipment, contracts and other assets its requested to review and has had full opportunity to meet with the Company’s management;
•	the absence of certain agreements with stockholders or employees of the Company or members of the board of directors;
•	their independent review and analysis of the business, assets, condition and operations of the Company and its subsidiaries; and
•	the absence of any representations or warranties by the Company or its subsidiaries other than those set forth in the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions contained in the disclosure schedules delivered by the Company in connection therewith, during the period from the date of the merger agreement to the effective time of the merger, except as consented to in writing in advance by Parent, as required by any applicable legal requirements or as otherwise expressly permitted by the merger agreement, the Company will, and will cause its subsidiaries to, (x) in all material respects carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business, assets and properties and its present relationships with customers, suppliers, lenders, creditors, landlords and other persons with which it has business relations or dealings, and to keep available the services of its current officers and their employees in total compensation group 1, 2, 3 or 4, in each case set forth in this clause (y) in all material respects in the ordinary course of the business consistent with past practice.

In addition, and without limiting the generality of the foregoing, the Company agrees that, prior to the effective time, except (i) to the extent Parent or Merger Sub will otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated or expressly permitted by the merger agreement and subject to certain exceptions contained in the disclosure schedules delivered by the Company in connection therewith or (iii) to the extent required by any legal requirement, the Company will not, and the Company will cause any of the acquired entities not to:

(a)	amend or propose any change to its certificate of incorporation or bylaws or equivalent organizational documents or stockholder rights agreement;
(b)	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;
(c)	declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock or other equity interests (except for dividends by a wholly-owned subsidiary of the Company to its parent), or enter into any agreement with respect to the voting of its capital stock or other equity interests;
(d)	merge or consolidate with any other person or restructure, reorganize, recapitalize, dissolve or completely or partially liquidate the Company or any other acquired entity, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, other than among wholly-owned subsidiaries;

(e)	form any subsidiary other than in the ordinary course of business;
(f)	acquire any equity interest in any other entity, any business enterprise or assets from any other person with a value or purchase price that would exceed $25 million individually or when combined with any actions permitted by clause (g) or clause (o) below, the aggregate amount of such commitments would exceed $225 million in any calendar quarter;
(g)	acquire any equity interest in any other entity for which the fair market value of the total consideration payable by the Company and its subsidiaries would exceed $25 million individually or, when combined with any actions permitted by clause (f) above or clause (o) below, the aggregate amount of such commitments would exceed $225 million in any calendar quarter;
(h)	issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any additional shares of, or securities convertible or exchangeable for, or restricted stock units, options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other equity interests of the Company or any subsidiary on a deferred basis or other rights linked to the value of shares of capital stock or other equity interests of the Company or any other subsidiary on a deferred basis or other rights linked to the value of share of capital stock or other equity interests, other than: (i) the issuance of shares of Company common stock issuable upon the settlement of Company RSUs outstanding as of the date of the agreement or (ii) the grant of Company RSUs to employees on a quarterly basis, in the ordinary course of business and consistent with past practice or as otherwise expressly provided in the confidential disclosure schedules that the Company delivered in connection with the merger agreement; provided that, in no event will any such grant of Company RSUs be subject to accelerated vesting on, in connection with or following the closing except as provided in the confidential disclosure schedules that the Company delivered in connection with the merger agreement;
(i)	transfer, lease, license, sell, mortgage, pledge, allow to lapse or expire (except for the expiration of a stated term or a termination at the expiration of a stated term), dispose of, abandon, fail to maintain or encumber (other than permitted liens) any material assets, rights or properties, other than: (i) sales of title to physical assets in the ordinary course of business consistent with past practice if the proceeds of any such sale does not exceed $10 million, (ii) sales of dark fiber indefeasible rights of use in the ordinary course of business consistent with past practice if the upfront payment in respect of any such sale does not exceed $10 million, (iii) as security for any borrowings that are not prohibited by clause (k) below, (iv) the transfer or sublease of real property involving an asset value not exceeding $1 million, (v) dispositions and management of obsolete assets, rights or properties no longer used in the operation of the businesses of the Company and its subsidiaries or (vi) other than sales covered by (ii) above, the transfer, lease, license or sale, in the ordinary course of business consistent with past practice, of connectivity, colocation/data center and cloud and security solutions/offerings, including but not limited to internet and IP solutions/offerings, transport solutions/offerings, mobile infrastructure solutions/offerings, Ethernet solutions/offerings, private dedicated network solutions/offerings, disaster recovery and cybersecurity solutions/offerings;
(j)	repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, except shares of the Company’s capital stock repurchased from employees or former employees of the Company or any of its subsidiaries as required pursuant to existing contractual relationships with holders of restricted stock units in effect as of the date of the agreement;
(k)	incur, create, assume, guarantee or otherwise become liable for any indebtedness, except for: (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) borrowings pursuant to our revolving credit agreement or (iii) any guarantees contemplated by our revolving credit agreement or the Company senior notes or any indebtedness permitted thereunder;
(l)	incur, create, assume, guarantee or otherwise become liable for any capital lease, except for capital leases incurred in the ordinary course of business consistent with past practice that do not exceed $4 million individually and $20 million in the aggregate, but excluding capital leases in respect of any renewals or replacements of existing capital leases that are required to operate the business in the ordinary course of business consistent with past practice;

(m)	except to the extent required by any Company employee benefit plan set forth in the confidential disclosure schedules accompanying the merger agreement, as required by applicable laws, rules and regulations or any agreement or arrangement with any union, works council or other body that represents employees of the Company or any of its subsidiaries, or as expressly permitted pursuant to clause (h) above, (i) establish, adopt, enter into, terminate, or amend any Company employee benefit plan (or any agreement, program, policy or plan that would be a Company employee benefit plan if it were in existence on the date hereof) (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company or any subsidiary, or to approve performance metrics under its quarterly bonus plans in the ordinary course of business consistent with past practice), (ii) hire or terminate (other than for cause) any employee of the Company who holds or would hold a position in Total Compensation Group 1, 2, 3 or 4, (iii) increase the compensation or benefits of, or enter into any new bonus or incentive agreement or arrangement with, any current or former employees, directors, officers or consultants, other than (x) in the ordinary course of business consistent with past practice with respect to employees who are not employees who hold a position in Total Compensation Group 1, 2, 3 or 4 or (y) to approve the payment of, and take action to pay, quarterly bonuses, in each case, in the ordinary course of business consistent with past practice, (iv) other than as expressly contemplated in the merger agreement, take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any amount under any Company employee benefit plan, (v) grant or change the terms of any severance or termination pay to any current or former director, officer, employee or individual consultant of the Company or any of its subsidiaries or (vi) loan or advance money or other property to any current or former director, officer, employee or individual consultant of the Company or any of its subsidiaries;
(n)	conduct any plant closing or mass layoff as defined under applicable law;
(o)	commit to entering into any capital expenditure project that requires in excess of $15 million in gross capital expenditures or $25 million in gross capital expenditures; provided that the Company shall provide Parent written notice and the Company and its subsidiaries will not make any such commitments if, when combined with any actions permitted by clauses (f) or (g) above, the aggregate amount of such commitments would exceed $225 million in any calendar quarter;
(p)	incur in excess of $900 million in the aggregate during any four fiscal quarter period commencing with the fourth fiscal period ending June 30, 2019, with respect to the following matters: (i) the acquisition of any equity interest in any other entity, (ii) the acquisition (whether pursuant to merger, stock or asset purchase or otherwise) of any business enterprise or assets from any other person and (iii) capital expenditures;
(q)	change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable laws or GAAP;
(r)	make, change or revoke any material tax election, except for elections made in the ordinary course of business or consistent with the past practices of the acquired entities, change any accounting period or method with respect to taxes, file any amended Company return, settle or compromise any proceeding with respect to any tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a material tax refund or take any other similar action relating to the filing or the payment of any tax;
(s)	settle, compromise or discharge any litigation, audit, claim or action against the Company or any other acquired entity, other than legal proceedings (i) where the amount paid in settlement, compromise or discharge does not exceed $5 million individually or $20 million in the aggregate or (ii) which would have a material effect on the continuing operations of the acquired entities, taken as a whole or would reasonably be expected to prevent the consummation of the merger;
(t)	fail to use commercially reasonable efforts to maintain compliance with material governmental authorizations or otherwise maintain their validity and full force and effect;

(u)	recognize any labor organization as the representative of any of the employees of the Company or any of the subsidiaries, or enter into any collective bargaining agreement or other material agreement with an employee representative body, or waive or amend in any material respect, any similar existing contract with an employee representative body, in each case except as required by applicable law or as require by any labor contract in effect as of the date of the merger agreement;
(v)	amend, modify, terminate or cancel a material insurance policy of the Company or its subsidiaries in effect as of the date of the agreement, which are not replaced by comparable insurance policies;
(w)	modify any privacy policies or operations of their IT assets in any manner that is materially adverse to the business of the Company or its subsidiaries, taken as a whole, except as required to comply with applicable legal requirements;
(x)	enter into any new material line of business outside the businesses being conducted by the acquired entities on the date of the merger agreement;
(y)	make any material loan, advance or capital contribution to, or investment in, any other entity, other than the exceptions listed in the merger agreement; or
(z)	enter any agreement to take any of the foregoing actions.

Solicitation of Acquisition Proposals; Company Recommendation

Except as permitted by the terms of the merger agreement described below, the Company will not, nor will it authorize or permit its representatives, subsidiaries or their representatives to, directly or indirectly:

•	solicit, initiate, assist or knowingly encourage, cooperate or facilitate (including by way of furnishing information) the submission by any person (other than Parent, Merger Sub or their representatives) of an alternative acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an alternative acquisition proposal;
•	engage in, continue or otherwise participate in any negotiations or discussions regarding an alternative acquisition proposal;
•	provide any information or data to any person relating to the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal;
•	enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle or similar written agreement (other than an Acceptable Confidentiality Agreement, as defined in the merger agreement) with respect to any alternative acquisition proposal; or
•	resolve, propose or agree to do any of the foregoing.

The Company will and will instruct each of its subsidiaries and each of the representatives of the Company and its subsidiaries to (x) immediately cease and terminate all discussions and negotiations with any person (or its representatives) with respect to any alternative acquisition proposal and (y) request the prompt return or destruction of all non-public information previously furnished in connection therewith (subject to the terms of any then-existing confidentiality agreements between the Company and such person) and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Except as permitted by the terms of the merger agreement, until the earlier of the termination of the merger agreement and the receipt of stockholder approval, the Company and its representatives may, subject to the terms of the merger agreement, (i) provide information in response to a request by a person who has made a bona fide written alternative acquisition proposal if the person so requesting such information executes an acceptable confidentiality agreement (provided that any material non-public information provided to such person is provided to Parent prior to, or substantially concurrently with, the time it is provided to such person), and (ii) engage in negotiations or discussions with any person who has made a bona fide written alternative acquisition proposal, if in each such case of the foregoing clauses (i) and (ii), such alternative acquisition proposal did not result from a material breach of the merger agreement and the board of directors reasonably determines in good faith, (A) after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable law, and (B) after consultation with its financial advisor and outside legal counsel, that such alternative acquisition proposal constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

The Company will within 24 hours of receipt notify Parent in writing in the event the Company or any of its subsidiaries or its representatives receives (i) any alternative acquisition proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an alternative acquisition proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an alternative acquisition proposal, in each case of the foregoing clauses (i), (ii) and (iii), together with the material terms and conditions of such inquiry, request, proposal or offer, subject to confidentiality agreements in effect on the date of the merger agreement, the identity of the person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. The Company will keep Parent informed (orally and in writing) in all material respects on a timely and current basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such alternative acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation with respect thereto.

Except as permitted by the terms of the merger agreement under Section 4.2(e), neither the board of directors nor any committee thereof will do any of the following, each of which we refer to as a change of recommendation:

•	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the board of director’s recommendation or fail to include the Company recommendation in the proxy statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an alternative acquisition proposal, or fail to reaffirm the Company recommendation within the earlier of three business days prior to the stockholders meeting and five business days after receiving a written request to do so from Parent;
•	take any action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than an unequivocal recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (in which the Company board indicates that it has not changed the Company recommendation ), or fail to, prior to 3:00 p.m. (New York City time) on the earlier of the 10th business day following commencement of such tender offer or exchange offer and three business days prior to the stockholders meeting, unequivocally recommend against acceptance of such offer and affirm the Company recommendation;
•	cause or permit the Company to enter into an alternative acquisition agreement;
•	take any action pursuant to the terms of the merger agreement under Section 6.1(f); or
•	otherwise resolve, agree in writing or publicly propose to take any of the foregoing actions.

Except as permitted by the terms of the merger agreement, prior to the time the Company’s stockholder approval is obtained, but not after, the board of directors may in accordance with the terms of the merger agreement under Section 4.2(e) “— No Solicitation,” if the board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor(s)) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (i) effect a change of recommendation in response to a superior proposal or an intervening event or (ii) solely in response to a superior proposal received after the date of the merger agreement and that did not result from a material breach of the terms of the non-solicitation provisions of the merger agreement, take action pursuant to the terms of the termination fee provisions of the merger agreement; provided that: (A) the Company will provide prior written notice to Parent and Merger Sub, at least four business days in advance, of its intention to effect a change of recommendation or to take action pursuant to the terms of the termination fee provisions of the merger agreement, which notice will, if applicable and subject to the confidentiality agreements in effect on the date of the merger agreement, specify the material terms thereof (including copies of all proposed transaction documents) and the identity of the party making a superior proposal; (B) after providing such notice and prior to effecting such change of recommendation or taking such action pursuant to the terms of the termination fee provisions of the merger agreement, the Company and its representatives will negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement as would permit the Company not to effect a change of recommendation or take such action pursuant to the terms of the termination fee provisions of the merger agreement, including providing Parent the opportunity to make a presentation to the board of directors regarding the merger agreement and any proposed adjustments thereto; and (C) the board of directors will have considered in good faith any changes to the merger agreement and the financing letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and will have determined that the failure to make a change of recommendation or terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law even if such changes were to be given effect and, in the case of a superior proposal, that such superior proposal would continue to constitute a superior proposal if such changes were to be given effect. In the event of any material revisions to any such superior proposal, the Company will be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of the non-solicitation provisions of the merger agreement with respect to such new written notice, except that the deadline for such new written notice will be reduced to three business days before the change of recommendation or action pursuant to the terms of the termination fee provisions of the merger agreement.

The Company agrees that any violation of the restrictions set forth in the merger agreement, described above under the section entitled “—Solicitation of Acquisition Proposals; Company Recommendation” beginning on page 95, by any subsidiary or representative of the Company, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, will be deemed to be a breach of the merger agreement by the Company.

Subject to compliance with the other provisions of the merger agreement described above under the section entitled “—Solicitation of Acquisition Proposals; Company Recommendation” beginning on page 95, to the fullest extent permitted by applicable law, nothing in the merger agreement will prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an alternative acquisition proposal (for the avoidance of doubt, it being understood and agreed that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a change of recommendation).

In this proxy statement, an alternative acquisition proposal refers to any inquiry, proposal or offer from any person or person(s) (acting as a “group” within the meaning of Section 13(d) of the Exchange Act) (other than Parent or one of its subsidiaries), for, in a single transaction or series of related transactions, any (a) acquisition (including by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer or similar transaction) of assets of the Company and its subsidiaries equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 15% or more of the outstanding Company common stock, (c) tender offer (including any self-tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Company common stock, or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer or similar transaction involving the Company.

In this proxy statement, a superior proposal refers to a bona fide written alternative acquisition proposal that the board of directors has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of such alternative acquisition proposal and the person making such alternative acquisition proposal (including the likelihood of termination, the sources of and terms of any financing, the form of consideration, and the timing of and conditions to closing), and that if consummated, would result in a transaction more favorable to the holders of Company common stock from a financial point of view than the merger and other transactions contemplated by the merger agreement (including after giving effect to any adjustment to the terms thereof proposed by Parent); provided that, for purposes of the definition of superior proposal, the references to “15%” in the definition of alternative acquisition proposal will be deemed to be references to “50%.”

In this proxy statement, a Company recommendation refers to the board of directors (a) determining that the merger is fair to, and in the best interests of, the Company and its stockholders, (b) approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement and (c) resolved to recommend that the Company’s stockholders adopt the merger agreement.

Stockholders Meeting

No later than 20 business days following the date of the merger agreement, the Company, in consultation with Parent, will set a record date for the stockholders meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. Once established, the Company will not change the record date for the stockholders meeting without the prior written consent of Parent or as required by applicable laws, rules or regulations.

Subject to applicable laws, rules and regulations and the requirements of its certificate of incorporation and bylaws, the Company is required to take all action reasonably necessary to convene a meeting of its stockholders to vote upon the approval of the merger agreement. The Company may, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the stockholders meeting if the Company determines in good faith that the delay, postponement or adjournment of the stockholders meeting is necessary or appropriate in order to facilitate compliance with applicable laws, rules or regulations or enable the Company to obtain sufficient votes for the approval of the merger agreement. The Company has agreed in the merger agreement that its obligations described in the previous sentence will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any alternative acquisition proposal or the occurrence of any change of recommendation. Subject to the provisions of the merger agreement described above under the section entitled “—Solicitation of Acquisition Proposals; Company Recommendation” beginning on page 95, the board of directors must recommend approval of the merger agreement and approval of the merger, include that recommendation in this proxy statement and take all lawful action to solicit approval of the merger agreement.

Filings; Other Actions; Notification

Each of the Company, Parent and Merger Sub must (i) as promptly as practicable make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act (and in any event within 15 business days) and any other applicable antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable and advisable, the Exchange Act and other applicable laws, rules and regulations with respect to the merger, including notifications, applications or other filings required by the telecommunications regulatory authorities and governmental franchising authorities under applicable laws, rules and regulations, applications or other filings required under applicable laws governing foreign national security approvals; and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the merger agreement. In addition, each of the Company, Parent and Merger Sub must use reasonable best efforts to:

•	promptly provide all information requested by any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	promptly take, and cause its affiliates to take, all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the FTC, the DOJ, any state attorney general, any foreign competition authority or any other governmental entity in connection with the transactions contemplated by the merger agreement;
•	promptly provide all notifications, notifications applications and other filings with CFIUS and non-US foreign direct investment authorities that are necessary or appropriate to consummate the transactions contemplated by the merger agreement;
•	promptly provide all notifications required by and file all applications and other filings with the FCC seeking the consent or waiver of the FCC (including any review by the Team Telecom agencies) that are necessary or appropriate to consummate the transactions contemplated by the merger agreement;

•	promptly provide all notifications and registrations required by, and file all applications and other filings with, each applicable state public utility commission seeking consent or waiver of each applicable state public utility commission that are necessary or appropriate to consummate the transactions contemplated by the merger agreement; and
•	promptly provide all notifications and registrations required by, and file all applications and other filings with, each governmental franchising authority or other governmental entity seeking the consent of the governmental franchising authority or other governmental entity that are necessary or appropriate to consummate the transactions contemplated by the merger agreement.

Without limiting the generality of anything described in the previous paragraph or the following paragraph, each of the Company, Parent and Merger Sub must: (i) give the other parties prompt notice of the commencement by any governmental entity of any investigation, action or legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement; (ii) keep the other parties informed as to the status of any investigation, action or legal proceeding; and (iii) promptly inform the other parties of any material communication to or from the FTC, the DOJ, any telecommunications regulatory authority, any governmental franchising authority or any other governmental entity regarding the merger. Each of the Company, Parent and Merger Sub must consult and cooperate with the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other document made or submitted in connection with any investigation, action or legal proceeding under or relating to (x) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law or (y) any law, rule or regulation enforced or administered by a telecommunications regulatory authority or by a governmental franchising authority. In addition, except as may be prohibited by any governmental entity or by any law, rule or regulation, in connection with any investigation, action or legal proceeding, each of the Company, Parent and Merger Sub must permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to that investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with that investigation, action or legal proceeding.

Without limiting the generality of anything contained in the previous two paragraphs, Parent and Merger Sub agreed to avoid or eliminate each and every impediment in connection with obtaining any required governmental approval, including committing to or effecting, by mitigation agreements, public law agreements, letters of assurances or other written commitments, consent decree, hold separate orders, trust or otherwise, the sale, divestiture, hold separate, licensing or other disposition of such assets, share capital, rights or businesses, or otherwise agreeing to take or offering to take or offering to commit to take any action which they are capable of taking (and if the offer is accepted, taking or committing to such action); provided, however, that nothing in the merger agreement will require EQT, the EQT Funds, DC LP, DCP, DC Front Range, FMR, Parent or Merger Sub to take any action, make any undertaking, or agree to any remedy or condition:

•	with respect to any of its affiliates (other than the Company or its subsidiaries or, after the consummation of the transaction, the surviving corporation or its subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more affiliates of Parent or any investment funds advised or managed by one or more affiliates of Parent;
•	that may be sought by CFIUS or any Team Telecom agency in respect of a required governmental approval that would have a material adverse effect; or
•	that would with respect to any remedy that may be sought by CFIUS or any Team Telecom agency in respect to a required governmental approval (x) have a material adverse impact on Parent’s ability to own, control, manage or operate the Company and its subsidiaries, taken as a whole, subsequent to the closing, (y) materially restrict the ability of EQT, the EQT Funds, DC LP, DCP, DC Front Range or FMR to nominate its board members or (z) have a material and adverse impact on the ability of EQT, the EQT Funds, DC LP, DCP, DC Front Range or FMR to own, control, manage or operate Parent and its subsidiaries, taken as a whole, subsequent to closing through the exercise of its voting or board representation rights or its right to receive information, other than in the case of clauses (x), (y) and (z), (A) limitations and restrictions with respect to access to, and separation of, customer, operational or technical data transmitted and/or stored by the Company or any of its subsidiaries and related facilities access, including, in particular, limitations and restrictions on access to personnel, information and facilities relating to the goods and services the Company or its subsidiaries provides directly or indirectly to the governments of the United States, Canada or other jurisdictions, (B) allowing a security director or officer on the board of directors or similar management body of Parent, the Company or the Company’s subsidiaries for the purpose of voting on or dealing with security matters, (C) obligations to regularly report to governmental entities and to grant governmental entities access to the operations of the Company and its subsidiaries, and (D) any and all restrictions and commitments of the type and level that any of the affiliates of Parent, or any investment funds advised or managed by one or more affiliates of Parent, have agreed to in the past with respect to required governmental approvals in connection with any prior acquisition transaction.

With respect to each application, notice or other filing with any governmental entity referenced above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, must provide the other with all information and signatures necessary for the preparation and filing of those applications, notifications and filings on a timely basis, and must use reasonable best efforts to prosecute the applications or other requests for approval or waiver diligently and in good faith. Each of the Company, Parent and Merger Sub must take such actions as may be necessary or reasonably required in connection with those applications, including the furnishing to governmental entities of any documents, materials or other information requested. In addition, each of the Company, Parent and Merger Sub must: (x) permit a representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with governmental entities relating to the applications, notices or other filings referenced above and to the extent the other party does not attend or participate in a substantive meeting, that the other party must be promptly notified of the substance of that meeting; and (y) permit the other party to review in advance any proposed written communication to governmental entities relating to the applications, notices or other filings referenced above and must provide a copy to the other party on all written communications to or from the governmental entities.

With respect to each joint application, notice or other filing with any telecommunications regulatory authority or governmental franchising authority in connection with the merger or the other transactions contemplated by the merger agreement, Company must, subject to applicable law and the rules and regulations of any telecommunications regulatory authority or governmental franchising authority, have primary responsibility for preparing and filing those submissions, except that the Parent may be responsible for executing or providing its signatures for those submissions, and the Parent must have the opportunity to review and comment on each submission prior to filing, and Company must consider in good faith any comments reasonably proposed by the Parent. Parent must pay all filing fees and each party will be responsible for payment of its own attorneys’ fees associated with those applications, notices or other filings.

Parent, as the sole stockholder of Merger Sub, must validly adopt the merger agreement immediately following the execution and delivery of the merger agreement. If required under the provisions of Parent’s certificate of incorporation, bylaws or comparable governing documents, Parent must cause its stockholders to validly adopt the merger agreement immediately following the execution and delivery of the merger agreement.

Employee Benefits Matters

Parent has agreed that, for a period of one year following the effective time, Parent will, or will cause the surviving corporation to, provide current employees of the surviving corporation and its subsidiaries (other than any employee who is covered by a collective bargaining agreement or other similar contract as of the closing, each of which we refer to as a union employee) as of the closing, which we refer to as the Affected Employees, with the following:

•	at least the same level of base salary or hourly wage rate, as the case may be, that was provided to each such Affected Employee immediately prior to the effective time;
•	total target annual incentive opportunities (including cash and equity-based incentives) that, in the aggregate, have substantially comparable value to the aggregate total target annual incentive opportunities available to such Affected Employee immediately prior to the effective time, and without regard to the mix of any such incentive compensation; provided that, for six months following the closing, quarterly total cash compensation, including base salary or hourly wage rate, as applicable, and cash-based incentives shall have, in the aggregate, substantially comparable value to the quarterly total cash compensation (excluding for the avoidance of doubt, any cash received upon settlement of equity or equity-based awards) available to such Affected Employee immediately prior to the effective time;

•	severance pay and severance benefits to any Affected Employee who incurs a “qualifying termination” at any time during the one-year period following the effective time at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the applicable Company employee benefit plans set forth in the confidential disclosure schedules accompanying the merger agreement immediately prior to the effective time (where, for such purpose, “qualifying termination” means any involuntary termination of employment that would have resulted in severance pay and benefits under such Company employee benefit plan if such termination had occurred immediately prior to the effective time); and
•	other compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to such Affected Employees by the acquired entities immediately prior to the effective time.

With respect to any union employee, Parent will provide for such compensation and benefits as are required to be provided to such union employee pursuant to the terms of any applicable collective bargaining agreement or similar contract.

Parent will ensure that Affected Employees receive credit (for purposes of eligibility to participate, vesting and levels of benefits or, with respect to any union employee, to the extent required pursuant to the terms of any applicable collective bargaining agreement or similar contract) for service with the acquired entities and their predecessors prior to the effective time (to the same extent such service credit was granted under the Company employee benefit plans) under the comparable employee benefit plans, programs and policies of Parent, the surviving corporation and any of their subsidiaries in which such employees first become participants following the effective time, which we refer to as the Parent Employee Plans, as if such service had been performed with Parent or any of its subsidiaries, except (i) to the extent such credit would result in the duplication of benefits for the same period of service, (ii) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits and (iii) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

In addition, Parent will use commercially reasonable efforts to ensure that: (i) at the effective time, each Affected Employee shall immediately be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company employee benefit plan in which such Affected Employee participated immediately before the effective time, except to the extent a waiting period would apply under the analogous Company employee benefit plan; (ii) for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability and actively-at-work or similar requirements will be waived with respect to such Affected Employees and his or her covered dependents, except to the extent such pre-existing conditions or limitations, evidence of insurability and actively-at-work or similar requirements would apply under the analogous Company employee benefit plan; and (iii) each Affected Employee and his or her covered dependents will receive credit for the plan year in which the effective time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the effective time under the Company employee benefit plans to the same extent such credit was given under the analogous Company employee benefit plan in which the Affected Employee participated immediately prior to the effective time. Nothing herein is intended to amend any employee benefit plans or prevent Parent from terminating any employee benefit plans in a manner permissible under the terms thereof.

With respect to any accrued but unused vacation and paid time off to which any Affected Employee is entitled pursuant to the vacation and paid time off policies applicable to such Affected Employee immediately prior to the effective time, Parent will, or will cause the surviving corporation or its subsidiaries to, assume the liability for such accrued vacation and paid time off and allow such Affected Employee to use such accrued vacation and paid time off in accordance with the practice and policies of Parent or the surviving corporation or its subsidiaries.

Parent will cause the surviving corporation and its subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) set forth in the confidential disclosure schedules accompanying the merger agreement, subject to the right to amend such agreements in accordance with their terms.

Parent will cause the surviving corporation or its subsidiaries to pay each Affected Employee (i) all approved but unpaid quarterly cash bonuses and (ii) a quarterly cash bonus under either (A) the applicable Company employee benefit plan providing for such quarterly bonuses identified in the confidential disclosure schedules accompanying the merger agreement or (B) a comparable cash bonus plan established by Parent or the surviving corporation on or following the effective time, each of which we refer to, as applicable, as the Bonus Plan, for the quarter in which the effective time occurs, in each case, to the extent not previously paid by the Company and based on actual performance for the completed fiscal quarter immediately preceding the effective time, and payable on the date such bonuses would otherwise be paid to employees of the Company or its subsidiaries, subject to the Affected Employee’s continued employment on such payment date; provided that any Affected Employee who is terminated by the surviving corporation or its subsidiaries without “cause” (as determined pursuant to the Bonus Plan) or, solely with respect to any Affected Employee who holds a position in Total Compensation Group 1, 2, 3 or 4, by such Affected Employee for “good reason” (as defined in the confidential disclosure schedules accompanying the merger agreement), in either case, during the period beginning on the effective time and ending on the last day of the fiscal quarter in which the effective time occurs shall receive a pro-rata bonus for such quarter, based on actual performance and prorated based on the number of days the Affected Employee was employed during such fiscal quarter, and payable on the date such bonuses would otherwise be paid to employees of the Company or its subsidiaries.

Nothing contained in the merger agreement will obligate Parent or the surviving corporation to maintain the employment of any Affected Employee or any union employee as of the closing for any specific period of time. The provisions of the Employee Benefits section of the merger agreement are for the sole benefit of the parties to the merger agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Affected Employee or any union employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of the merger agreement.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;
•	the expiration or termination of the required waiting periods under the HSR Act;
•	review and clearance by CFIUS, the approvals and notices specified in the disclosure schedules that the Company delivered in connection with the merger agreement must have been obtained and provided; and
•	no injunction having been issued by a court of competent jurisdiction that is continuing, and no law having been enacted since the date of the merger agreement that remains in effect that prohibits the consummation of the merger, or enacted in any jurisdiction in which the Company or any of its subsidiaries engage in business activities that prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	each of the representations and warranties of the Company regarding its capitalization, the absence of a material adverse effect, and the absence of any undisclosed brokers’ or finders’ fees must be accurate in all respects as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must be accurate in all respects as of that date or other exceptions set forth in Section 5.2(a) of the merger agreement) except for any inaccuracies that, individually or in the aggregate, would result in the sum of (x) the increase in the aggregate amount required to be paid by Parent as additional consideration in the merger, (y) the increase in the aggregate outstanding principal amount of indebtedness of the Company and its subsidiaries outstanding as of the date of the merger agreement, and (z) the increase in the amounts required to be paid to financial advisors based on the formula contained in the disclosure schedules delivered by the Company in connection with the merger agreement, exceeding $20 million in the aggregate;

•	each of the other representations and warranties of the Company regarding its capitalization, its corporate power and authority, the enforceability of the merger agreement, the stockholder approval, the inapplicability of ownership limitations as set forth in the Company’s certificate of incorporation and the receipt of opinions from its financial advisors contained in the merger agreement must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must have been accurate in all respects as of that date);
•	the representations and warranties of the Company regarding the absence of any event that has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect will be true and correct in all respects;
•	each of the other representations and warranties of the Company must be accurate in all respects (disregarding all materiality and material adverse effect qualifications) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must have been accurate in all respects as of that date), except where the failure to be accurate (considered collectively) does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect as of the closing date of the merger;
•	the Company has performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;
•	since the date of the merger agreement, there must have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a material adverse effect; and
•	Parent must have received a certificate dated the closing date of the merger and signed by an executive officer of the Company certifying that all of the above conditions have been satisfied.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement must be accurate in all respects (disregarding all materiality qualifications) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must have been accurate in all respects as of that date), except where the failure to be accurate (considered collectively) does not materially and adversely affect Parent or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement and does not materially and adversely affect Parent or Merger Sub’s ability to perform any of their respective obligations under the merger agreement;
•	Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and
•	the Company has received a certificate dated the closing date of the merger signed by an executive officer of Parent certifying that all of the above conditions have been satisfied.

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above applicable to all of them to be satisfied if that failure was caused by that party’s failure to perform any of its obligations under the merger agreement.

Each party to the merger agreement must give prompt notice to the other parties of the discovery by that party of any breach of a representation, warranty or material covenant made by that party in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of that party or compliance by that party with its obligations under the merger agreement would not reasonably be expected to be satisfied; provided, however, that the notification will not affect or be deemed to modify any representation or warranty of that party set forth in the merger agreement or the conditions to the obligations of the other parties to consummate the transactions contemplated thereby, including the merger, or the remedies available to the parties thereunder.

Termination

The Company and Parent may, by mutual written consent, duly authorized by their respective boards of directors, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger (whether before or, except as otherwise described below, after approval of the merger agreement by the Company’s stockholders) as follows:

•	by either Parent or the Company, if:
•	the merger has not been consummated on or before May 8, 2020; provided that if (i) on such date the required governmental approvals have not been obtained and all other closing conditions are satisfied or waived other than those conditions, which by their nature are to be satisfied at the closing, each of which is, as of such date, capable of being satisfied if the closing were to occur at such time, then the date above will be automatically extended to August 8, 2020, and (ii) the failure of the merger to have been consummated on or before that date was not caused by the failure of the terminating party to perform any of its obligations under the merger agreement;
•	any injunction or other order having the effect of prohibiting the consummation of the merger is in effect and has become final and nonappealable or any applicable law prohibiting the consummation of the merger; provided, however, that the right to terminate the merger agreement under this provision will not be available to a party if the imposition of that injunction or other order was caused by the failure of that party to perform any of its obligations under the merger agreement, including using its reasonable best efforts to have that injunction lifted in accordance with the provisions of the merger agreement described above under the section entitled “—Filings; Other Actions; Notification” beginning on page 98 and such failure would result in a failure of a condition described above under the section entitled “—Conditions to the Merger” beginning on page 102; or
•	the merger agreement was not duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon at the special meeting called for that purpose or any adjournment or postponement thereof at which a vote on the approval of the merger agreement was taken;
•	by the Company, if:
•	at any time prior to the approval of the merger agreement by our stockholders and after complying the procedures described under the section entitled “—Solicitation of Acquisition Proposals; Company Recommendation” beginning on page 95, the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; provided that (i) substantially concurrently with the termination of the merger agreement, we enter into the alternative acquisition agreement with respect to the superior proposal and (ii) the Company pay Parent the applicable termination fee described under the section entitled “—Termination Fees” beginning on page 105 prior to or substantially concurrently with that termination;
•	(i) there is an inaccuracy or there has been a breach of a representation, warranty or material covenant made by Parent or Merger Sub in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement would not reasonably be expected to be satisfied, (ii) the Company has delivered to Parent written notice of that breach and (iii) at least 30 days have elapsed since the date of delivery of that written notice to Parent and that breach has not been cured in all material respects; or

•	the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) Parent and Merger Sub fail for any reason to consummate the closing of the merger within three business days following the date on which the closing of the merger should have occurred under the merger agreement and (iii) the Company stood ready, willing and able to consummate the merger through the end of the three business day period;
•	by Parent, if:
•	the board of directors effects a change of recommendation; or
•	(i) there is an inaccuracy or there has been a breach of a representation, warranty or material covenant made by the Company in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement would not reasonably be expected to be satisfied, (ii) Parent has delivered to the Company written notice of that breach and (iii) at least 30 days have elapsed since the date of delivery of that written notice to the Company and that breach has not been cured in all material respects.

Termination Fees

In the event that:

•	(i) the merger agreement is terminated by Parent or the Company due to the merger agreement not being duly adopted by the Company’s stockholders or by Parent due to a breach of a representation, warranty or material covenant, (ii) any alternative acquisition proposal has been made known to the Company or publicly announced by any person (other than by Parent, Merger Sub or their respective affiliates) and, in either case, not withdrawn after the date of the merger agreement but prior to that termination or, with respect to a termination due to the merger agreement not being duly adopted by the Company’s stockholders, prior to the special meeting called for that purpose and (iii) the Company (x) completes an alternative acquisition proposal within twelve months of the date the merger agreement is terminated or (y) enters into a definitive agreement with respect to any alternative acquisition proposal, within twelve months of the date the merger agreement is terminated, and that alternative acquisition proposal is consummated (provided that, for purposes of this provision, the references to “15%” in the definition of alternative acquisition proposal will be deemed to be references to “50%”), then within two business days of the earlier of entering into such definitive agreement or consummation of such alternative acquisition proposal, the Company must pay to Parent by wire transfer the termination fee described below;
•	the merger agreement is terminated by the Company in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to that superior proposal, then prior to or substantially concurrently with that termination the Company must pay to Parent the termination fee described below by wire transfer; or
•	the merger agreement is terminated by Parent due to a change of recommendation, then within two business days of that termination, the Company must pay to Parent the termination fee described below by wire transfer.

The termination fee payable by the Company will be approximately $210 million.

In the event that:

•	the merger agreement is terminated by the Company due to an inaccuracy in any representation, warranty or material covenant made by Parent or Merger Sub in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement would not reasonably be expected to be satisfied and such breach has not been cured in all material respects within 30 days of Parent’s receipt of written notice from Company, then Parent must pay the Company the termination fee described below by wire transfer; or

•	the merger agreement is terminated by the Company if the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail for any reason to consummate the closing of the merger within three business days following the date on which the closing of the merger should have occurred under the merger agreement and the Company stood willing and able to consummate the merger through the end of the three business day period, then Parent must pay the Company the termination fee described below by wire transfer.

The termination fee payable by the Parent will be a cash amount in immediately available funds equal to approximately $419 million.

In no event will a termination fee be payable by the Company or Parent on more than one occasion.

In the event that the Company or Parent terminates the merger agreement due to a failure to consummate the merger agreement on or before May 8, 2020, as may be extended until August 8, 2020 as described above, (but only if the stockholders meeting has not been held prior to May 8, 2020), or by the Company or Parent due to a failure to obtain stockholder approval, the Company will pay to, or as directed by, Parent as promptly as possible (but in any event within one business day) following receipt of an invoice therefor for all reasonable out-of-pocket expenses incurred by Parent, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement, up to an aggregate maximum of $10 million which amount will be credited against any Company termination fee that becomes subsequently payable to Parent.

If the Company or Parent, as the case may be, fails to timely pay the termination fee and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party for the payment, the paying party must pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with that suit, together with interest on that amount at the prime rate as published in the Wall Street Journal in effect on the date that payment was required to be made through the date that payment was actually received.

Payment of Expenses

Whether or not the merger is consummated, the Company, Parent and Merger Sub will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the transactions contemplated by the merger agreement.

Remedies; Specific Performance

Except as otherwise set forth in the merger agreement, the Company, Parent and Merger Sub agree that any and all remedies in remedies and specific performance provisions of the merger agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

The rights of the Company, Parent and Merger Sub to consummate the transactions contemplated by the merger agreement are special, unique and of extraordinary character and if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Each party will be entitled to specific performance and injunctive relief as a remedy for any breach of the specific terms of the merger agreement including an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Court of Chancery of the State of Delaware or if such state court does not have jurisdiction over such legal proceeding, in the United States District Court for the District of Delaware. Notwithstanding anything to the contrary in the merger agreement, the Company will be entitled to obtain specific performance of Parent’s and Merger Sub’s obligations to consummate the merger and, if so desired, to cause the equity financing to be funded only in the event that the certain conditions set forth in the merger agreement are satisfied. Prior to the termination of the merger agreement, while the Company may pursue both a grant of specific performance pursuant to the terms of the merger agreement and the payment of the Parent termination fee as set forth in the merger agreement, Parent or Merger Sub will not be obligated to both specifically perform under the terms of the merger agreement and pay the Parent termination fee. In the event that the Company or Parent fail to effect the closing, breach the merger agreement or fail to perform under the merger agreement, then, except for an order of specific performance prior to the termination of the merger agreement under the terms set forth in the merger agreement, the remedy of the Company or Parent, respectively, will be (i) to terminate the merger agreement and receive the termination fee and (ii) to seek monetary damages from the other party in the event of the other party’s willful breach of the merger agreement prior to the termination of the merger agreement; provided that neither party will be entitled (a) to monetary damages in an amount in excess of the termination fee, (b) payment of monetary damages and the respective Company or Parent termination fee in an amount in excess of the respective Parent or Company termination fee or (c) both a payment of the respective Company or Parent termination fee and a grant of specific performance that results in the closing.

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed to ensure that the surviving corporation and its subsidiaries fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its subsidiaries and any of the present and former officers and directors of the Company and its subsidiaries; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its subsidiaries as in effect on the date of merger agreement. The certificate of incorporation and bylaws of the surviving corporation and equivalent organizational documents of the surviving corporation’s subsidiaries will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s subsidiaries on the date of the merger agreement, and, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, those provisions may not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any of the present and former officers and directors of the Company and its subsidiaries.

During the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each of the present and former officers and directors of the Company and its subsidiaries against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent that claim, legal proceeding, arbitration or investigation arises out of or pertains to: (i) any action or omission or alleged action or omission in that party’s capacity as a director or officer of the Company or any of its subsidiaries (regardless of whether that action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger); or (ii) any of the transactions contemplated by the merger agreement.

Through the sixth anniversary of the effective time of the merger, Parent is required to cause to be maintained in effect, for the benefit of the present and former officers and directors of the Company and its subsidiaries, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement; provided, however, that: (i) in no event will Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to that current policy and, if the annual premiums payable for that insurance coverage exceed that amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost equal to that amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause (i) above, the Company may obtain a prepaid “tail” policy prior to the effective time of the merger that provides the present and former officers and directors of the Company and its subsidiaries with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the effective time; provided that cost of that “tail” policy will be subject to the annual cap described above.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and provision of directors’ and officers’ liability insurance coverage and are express third-party beneficiaries of the merger agreement for this purpose.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

Access

The Company will afford Parent’s officers and other authorized representatives reasonable access to the properties, books and records and personnel of the Company and its subsidiaries, and the Company will cause to be furnished promptly to Parent all readily available information concerning its business as Parent may reasonably request.

Publicity

The initial press release relating to the merger agreement or the other transactions contemplated by the merger agreement will be a joint press release issued by the Company and Parent, and thereafter Company and Parent must consult with each other before issuing, and give each other a reasonable opportunity to review, any press releases or other public statements with respect to the transactions contemplated by the merger agreement or filings with any governmental entity with respect to the transactions contemplated by the merger agreement, except as may be required by applicable laws, rules or regulations or the rules of a national securities exchange.

Rule 16b-3

Prior to the effective time, the Company must take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Director Resignations

The Company must cause to be delivered to Parent resignations executed by each director of the Company and its subsidiaries in office immediately prior to the effective time of the merger (other than with respect to any directors identified by Parent in writing to the Company two (2) business days prior to the closing date of the merger), which resignations will be effective at the effective time of the merger.

Stockholder Litigation

The Company must promptly notify Parent of any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought, or, to the knowledge of the Company, threatened against the Company and/or members of the board of directors prior to the effective time of the merger and must keep Parent reasonably informed with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and promptly and diligently responding to inquiries with respect to any stockholder litigation made by Parent or its counsel. The Company shall give Parent the opportunity to participate in the defense, settlement or negotiation of any such stockholder litigation, will consider in good faith Parent’s advice and input with respect to such stockholder litigation. The Company is not permitted to compromise, come to an arrangement, settle or agree to settle any stockholder litigation without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned). For purposes of this section, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the stockholder litigation and the Company will consult with Parent regarding the defense, settlement or compromise of any stockholder litigation and consider Parent’s views with respect to any stockholder litigation.

Deregistration and Delisting

Prior to the effective time, the Company will cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable legal requirements and rules and policies of the NYSE to enable the delisting by the Company of the Company common stock from the NYSE and the deregistration of the Company common stock under the Exchange Act promptly after the effective time. If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act within ten (10) days following the date of the closing, the Company will deliver to Parent at least three business days prior to closing a draft of such report.

REIT Conversion

The Company will continue its dialogue with the IRS to seek one or more private letter rulings regarding its potential future conversion to a REIT for federal income tax purposes; provided, however, that the Company (and its affiliates and representatives) must receive the consent of Parent to submit written communications to the IRS, make any binding tax elections or adopt any board resolutions regarding the potential REIT conversion.

Data Room Documentation

After the date of the merger agreement, but not more than five (5) business days after the date of the merger agreement, the Company must promptly authorize and instruct Merrill Corporation to copy to DVDs, at Parent’s expense, all documents and other files posted to the data room as of the date of the merger agreement in the same order and manner as such documents are set forth in the data room and deliver two (2) copies of such DVDs to Parent’s legal counsel, Simpson Thacher & Bartlett LLP, to be held in escrow until the closing.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time prior to the effective time, whether before or after the requisite stockholder approval has been obtained; provided, however, that after the requisite stockholder approval has been obtained, no amendment will be made that by law requires further approval by the Company’s stockholders without the further approval of the Company’s stockholders.

Waiver

The Company, Parent or Merger Sub may waive compliance with the conditions to the obligations contained in the merger agreement, in whole or in part.

Any waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

PROPOSAL 2: ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that will or may be paid by the Company to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K under the Securities Act, in connection with the merger as disclosed in the section entitled “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 77, as required by Section 14A of the Exchange Act.

Through this proposal, we are asking our stockholders to indicate their approval, on an advisory (non-binding) basis, of the various change in control, equity acceleration and other payments that our named executive officers will or may be eligible to receive in connection with the merger as described in the section entitled “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” including the table entitled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger,” referred to above.

You should carefully review the “golden parachute” compensation information disclosed in the section of this proxy statement referred to above. The board of directors unanimously recommends that Company’s stockholders approve the following resolution at the special meeting:

“RESOLVED, that the stockholders of Zayo Group Holdings, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the Securities Act in the section entitled “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” including the table entitled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger,” in the Company’s proxy statement for the special meeting.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Stockholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company, the board of directors or Parent. Further, the underlying plans, agreements and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the compensation payments that are contractually required to be paid by the Company to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders on the merger-related compensation proposal.

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement or the vote to approve one or more adjournments of the special meeting. You may vote to approve the merger agreement or the adjournment of the special meeting and vote not to approve this proposal on executive compensation and vice versa. Because this vote is advisory in nature only, it will not be binding on either the Company or Parent regardless of whether the merger is completed. Accordingly, as the compensation to be paid in connection with the merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed.

The vote required to approve this proposal is the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or by proxy and entitled to vote on the matter at the special meeting. Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the proposal.

The board of directors unanimously recommends you vote “FOR” the advisory resolution on the compensation that will or may be received by our named executive officers in connection with the merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting, subject to the terms of the merger agreement.

The Company does not intend to call a vote on this proposal if the merger proposal is approved by the requisite number of shares of the Company’s common stock at the special meeting.

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement or the advisory vote regarding certain executive compensation. You may vote to approve the merger agreement or for the advisory vote regarding certain executive compensation and vote not to approve one or more adjournments of the special meeting and vice versa.

The vote required to approve this proposal is the affirmative vote of a majority of the votes cast at the special meeting by stockholders in virtual attendance or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the proposal.

The board of directors unanimously recommends you vote “FOR” the adjournment proposal.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “ZAYO.” As of the close of business on the record date, there were [—] shares of our common stock outstanding, held by approximately [—] stockholders of record.

The table below shows, for the periods indicated, the high and low closing prices for the Company common stock, as reported by the NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended June 30, 2017
First Quarter	$30.59	$27.16
Second Quarter	$35.65	$29.48
Third Quarter	$34.42	$29.30
Fourth Quarter	$35.49	$30.65

Fiscal Year Ended June 30, 2018
First Quarter	$35.58	$29.73
Second Quarter	$37.26	$33.56
Third Quarter	$37.95	$33.05
Fourth Quarter	$37.80	$32.91

Fiscal Year Ending June 30, 2019
First Quarter	$28.85	$22.07
Second Quarter (through May 31)	$33.25	$27.89

The closing price of Company common stock on the NYSE on May 7, 2019, the last trading day prior to the announcement of the merger, was $30.62 per share. On [—], 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of May 28, 2019, unless otherwise indicated, by (i) each person known to the Company to be the beneficial owner of more than five percent of our common stock at the time of filing this proxy statement, (ii) each director, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Zayo Group Holdings, Inc., 1821 30th Street, Unit A, Boulder, CO 80301.

We have based our calculation of the percentage of beneficial ownership on 235,584,346 shares of Company common stock outstanding as of May 28, 2019. We have deemed shares of our common stock issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of May 28, 2019, and where the number of shares that are vesting is determinable as of May 28, 2019, to be beneficially owned by the person holding the restricted stock unit and for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The information provided in the table is based on our records, information filed with the SEC and information provided to us as of the date of filing this proxy statement, except where otherwise noted.

Name and Address	Shares of Company Common Stock Beneficially Owned	% of Shares Outstanding Beneficially Owned(1)
Our 5% Stockholders
Dodge & Cox(2)	28,388,472	12.1%
The Vanguard Group(3)	17,862,737	7.6%
BlackRock, Inc.(4)	12,140,295	5.2%

Our Directors
Dan Caruso(5)	8,608,446	3.7%
Rick Connor	154,145	*
Scott Drake	6,479	*
Don Gips	65,916	*
Steve Kaplan	40,384	*
Cathy Morris	28,428	*
Linda Rottenberg	32,602	*
Yancey Spruill	14,847	*
Emily White	19,054	*
Our Named Executive Officers
Matt Steinfort	67,773	*
Jack Waters	136,888	*
Andrew Crouch(6)	146,328	*
Ken desGarennes(7)	1,018,044	*
All directors and executive officers as a group(8)	10,401,577	4.4%
*	The percentage of shares of the Company common stock beneficially owned does not exceed one percent of the shares of Company common stock outstanding.
(1)	Beneficial ownership includes the following shares, which the executive officers and directors could acquire on or within 60 days after May 28, 2019: Mr. Caruso − 49,509; Mr. Connor − 2,971; Mr. Drake - 2,334; Mr. Gips − 2,759; Mr. Kaplan − 1,970; Ms. Morris − 3,183; Sandra Mays - 14,848; Ms. Richardson − 1,813; Ms. Rottenberg − 2,653; Mr. Spruill - 6,950; Mr. Steinfort − 29,208; Mr. Waters − 34,647; and Ms. White − 2,547.
(2)	According to Amendment No. 4 to Schedule 13G filed on February 14, 2019. Represents beneficial ownership as of December 31, 2018. The reporting person has sole power to vote or direct the vote of 27,248,196 shares and sole power to dispose or direct the disposition of 28,388,472 shares. The business of the reporting person is Dodge & Cox 555 California Street, 40th Floor, San Francisco, CA 94104.
(3)	According to Amendment No. 1 to Schedule 13G filed on February 11, 2019. Represents beneficial ownership as of December 31, 2018. The reporting person has sole power to vote or direct to vote 159,403 shares, shared power to vote or direct to vote 58,931 shares, sole power to dispose of or to direct the disposition of 17,642,900 shares and shared power to dispose or to direct the disposition of 219,837 shares. The business address of the reporting person is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.
(4)	According to Schedule 13D filed on May 17, 2019. Represents beneficial ownership as of May 15, 2019. The reporting person has sole power to vote or direct the vote of 10,905,908 shares and sole power to dispose or direct the disposition of 12,140,295 shares. The business of the reporting person is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 8,066 shares held by Bear Equity, LLC; 1,130,957 shares held by Bear Investments, LLP; 6,820,177 shares held by DPC Papa Bear Enterprises, LLC; and 127,886 shares held by the Daniel P. Caruso Development Fund. Mr. Caruso disclaims beneficial ownership of the shares held of record by DPC Papa Bear Enterprises, LLC and the Daniel P. Caruso Development Fund in excess of his pecuniary interest therein.
(6)	Effective May 1, 2018, Mr. Crouch ceased employment with the Company; his beneficial ownership of the Company's Common Stock is reported as of May 1, 2018.
(7)	Effective September 15, 2017, Mr. Steinfort replaced Mr. desGarennes as Chief Financial Officer of the Company. Mr. desGarennes ownership of the Company's Common Stock is reported as of August 23, 2017, the date of the last Form 4 filed by Mr. desGarennes.
(8)	Includes shares beneficially owned by Ms. Mays, who was appointed as an executive officer effective August 21, 2018. As of May 28, 2019, Ms. Mays beneficially owned 62,243 shares, which includes 14,848 shares that will vest on or within 60 days after May 28, 2019, of Company common stock.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, which we refer to as the Court, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law. The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated. Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal right.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or by virtual attendance at the special meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.
•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.
•	You must otherwise comply with the procedures set forth in Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, in care of the Senior Vice President and General Counsel, at the Company’s headquarters at 1821 30th Street, Unit A, Boulder, CO 80301, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., Zayo Group Holdings, Inc.) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of  (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

IN VIEW OF THE COMPLEXITY OF SECTION 262 OF THE DGCL, STOCKHOLDERS WHO MAY
WISH TO DISSENT FROM THE MERGER AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT
THEIR LEGAL ADVISORS.

OTHER MATTERS

Other Matters for Action at the Special Meeting

Management does not intend to present to the special meeting any matters other than those previously mentioned herein and does not presently know of any matters that will be presented by other parties. If other matters should properly come before the special meeting, it is intended that the holders of the proxies will act in respect thereto and in accordance with their best judgment.

Future Stockholder Proposals

We will hold our 2019 Annual Meeting of Stockholders only if the merger is not consummated because, if the merger is consummated, we will be a wholly-owned subsidiary of Parent and will not have public stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we will hold a 2019 Annual Meeting of Stockholders. Proposals of stockholders intended to be presented at our 2019 Annual Meeting of Stockholders, if held, were required to be received by the Company by May 30, 2019, to be considered for inclusion in our proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8. A stockholder must notify the Company no earlier than the close of business on July 9, 2019, and no later than the close of business on August 8, 2019, of a proposal for the 2019 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material (including director nominations) and must include with the notification the information required by the Company’s bylaws, in order to be eligible for consideration at the 2019 Annual Meeting, if held. In accordance with the Company’s bylaws, any stockholder entitled to vote for directors at an annual meeting of the Company may nominate persons for election as directors. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws.

Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the one-page notice regarding the Internet availability of proxy materials may have been sent to multiple stockholders in your household. You may have a separate copy of this document sent to you by contacting the Corporate Secretary, Zayo Group Holdings, Inc., 1821 30th Street, Unit A, Boulder, CO 80301, (303) 381-4683. If you prefer to receive separate copies of the one-page notice regarding the Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address. Stockholders may obtain without charge a copy of our Annual Report on Form 10-K for the year ended June 30, 2018, including the financial statements and list of exhibits, by writing to the Corporate Secretary at the address stated above or by visiting www.proxyvote.com. Any exhibits listed in our Annual Report on Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits.

WHERE YOU CAN FIND MORE INFORMATION

Zayo files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Zayo, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Zayo files with the SEC by going to the Company’s Internet website at www.zayo.com. The Internet website addresses of Zayo is provided as inactive textual references only. The information provided on the Internet websites of Zayo, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of our annual, quarterly and current reports, our proxy statements or other information concerning us, without charge, by written or telephonic request directed to Senior Vice President and General Counsel, at the Company’s headquarters at 1821 30th Street, Unit A, Boulder, CO 80301; or from our proxy solicitor, Innisfree, at (888) 750-5834 (toll-free from the U.S. and Canada), or +1 (412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833; or from the SEC through the SEC website at the address provided above.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Zayo to “incorporate by reference” into this proxy statement documents Zayo files with the SEC including certain information required to be included in the registration statement on Form S-4 of which this proxy statement forms a part. This means that Zayo can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is considered to be a part of this proxy statement, and later information that Zayo files with the SEC will update and supersede that information. Zayo incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable stockholders meeting.

MISCELLANEOUS

Parent has supplied, and the Company has not independently verified, all of the information relating to Parent, Merger Sub, EQT Funds, DCP, DC Front Range and FMR in this proxy statement exclusively concerning Parent, Merger Sub, EQT Funds, DCP, DC Front Range and FMR. You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

FRONT RANGE TOPCO, INC.,
a Delaware corporation;

FRONT RANGE BIDCO, INC.,
a Delaware corporation; and

ZAYO GROUP HOLDINGS, INC.,
a Delaware corporation

Dated as of May 8, 2019

A-i

A-ii

EXHIBITS

Exhibit A	Certain Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of May 8, 2019, by and among: Front Range TopCo, Inc., a Delaware corporation (“Parent”); Front Range BidCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Zayo Group Holdings, Inc., a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and its stockholders, and approved and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein; and (c) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and conditions set forth in this Agreement, (b) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent (as its sole stockholder) and (c) resolved to recommend that Parent (as its sole stockholder) adopt this Agreement;

WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and conditions set forth in this Agreement, and (b) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, each of Digital Colony Partners, LP (“DCP”), FMR LLC (“FMR”) and DC Front Range Holdings I, LP (“DC Front Range”) is delivering an equity commitment letter (each, an “Equity Commitment Letter”) to the Company simultaneously with the execution of this Agreement and each of DCP and FMR is entering into a limited guarantee, dated as of the date hereof (each, a “Limited Guarantee”), guaranteeing a portion of the payment of the Parent Termination Fee under this Agreement as more particularly set forth therein, and is delivering such Limited Guarantee to the Company simultaneously with the execution of this Agreement; and

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, EQT Fund Management S.à r.l.1 acting as manager (gérant) of EQT Infrastructure IV EUR SCSp, EQT Infrastructure IV USD SCSp, EQT Infrastructure IV Co-Investment (B) SCSp and EQT Infrastructure IV Co-Investment (D) SCSp, each a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), which form part of the fund known as EQT Infrastructure IV (“EQT” and together with DCP, DC Front Range and FMR, the “Sponsors”) is delivering an Equity Commitment Letter to the Company simultaneously with the execution of this Agreement and EQT Fund Management S.à r.l. acting as manager (gérant) of EQT Infrastructure IV EUR SCSp and EQT Infrastructure IV USD is delivery a termination fee equity commitment letter, dated as of the date hereof (the “Termination Fee Equity Commitment Letter” and, together with the Limited Guarantee, the “Termination Fee Agreements”), pursuant to which EQT Infrastructure IV EUR SCSp and EQT Infrastructure IV USD SCSp have committed to provide a portion of the Parent Termination Fee under this Agreement as more particularly set forth therein, and each of them is delivering such Termination Fee Equity Commitment Letter and Equity Commitment Letter to the Company simultaneously with the execution of this Agreement.

[1]	EQT Fund Management S.à r.l. is a Luxembourg limited liability company (société à responsabilité limitée) with registered office for the time being at 26A, Boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), under number B167.972, and acts as manager (gérant) of the various investment vehicles (including the Equity Investors) comprising the fund known as EQT Infrastructure IV.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)), Merger Sub shall be merged with and into the Company (the merger of Merger Sub into the Company being referred to as the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (“DGCL”).

1.3     Closing; Effective Time of the Merger.

(a)	The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (x) at the offices of Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY, 10017, at 10:00 a.m., Eastern Time, on the fifth Business Day after the day on which the last of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (to the extent permitted by applicable Legal Requirements and all such conditions remain satisfied or waived on such fifth Business Day) in accordance with this Agreement; provided, that if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur earlier than the earlier to occur of (i) a Business Day during the Marketing Period specified by Parent on no fewer than three Business Days’ prior written notice to the Company and (ii) the third Business Day following the final day of the Marketing Period (subject, in the case of each of the foregoing clauses (i) and (ii), to the satisfaction or (to the extent permitted by applicable Legal Requirements) waiver of all of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso or (y) at such other date, time and place as the Parties may agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”
(b)	Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger that has been duly executed in accordance with, and in such form as required by, the relevant provisions of the DGCL shall be filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4     Certificate of Incorporation and Bylaws; Directors and Officers.

(a)	The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except (i) the name of the Company shall be the name of the Surviving Corporation, (ii) the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted and (iii) as otherwise required by Section 4.9, and as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of this Agreement, the DGCL and such certificate of incorporation and bylaws.

(b)	The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5     Conversion of Capital Stock.

(a)	At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i)	any shares of Company Common Stock held in the Company’s treasury or held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)	any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii)	except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $35.00 in cash, without interest (the “Per Share Amount”); and
(iv)	each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

For purposes of this Agreement, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to Section 1.5(a)(iii).

(b)	If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock by reason of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per Share Amount shall be appropriately adjusted; provided, however, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is otherwise expressly prohibited by the terms of this Agreement.

1.6     Closing of the Company’s Transfer Books. At the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 1.5, shall automatically be canceled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby (or to appraisal rights as provided in Section 1.8 with respect to Dissenting Shares). At the close of business on the date on which the Effective Time occurs, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and no further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books thereafter.

1.7     Payment Fund; Surrender of Certificates and Book-Entry Shares.

(a)	At least five Business Days prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Paying Agent”). Prior to, at or immediately following the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration (except for any Merger Consideration to be paid in respect of Dissenting Shares) payable pursuant to Section 1.5(a) (the funds so deposited with the Paying Agent being referred to as the “Payment Fund”).

(b)	Promptly (and in any event within two Business Days or such later time as is agreed to by the Paying Agent) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock: (i) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates and Book-Entry Shares shall be effected, and risk of loss and title to the Stock Certificates and Book-Entry Shares shall pass, in the case of Stock Certificates, upon delivery of the Stock Certificates to the Paying Agent and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (ii) customary instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares in exchange for the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares. Upon delivery of Stock Certificates and/or Book-Entry Shares to the Paying Agent, together with a validly executed letter of transmittal, the holders thereof shall be entitled to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered is registered if: (A) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer; and (B) the Person requesting such payment shall either (1) pay any transfer tax required by reason of such payment, or (2) establish to the reasonable satisfaction of the Surviving Corporation that such transfer tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby. No interest will accrue or be paid on the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.
(c)	If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.7(b), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it, the Paying Agent or the Surviving Corporation with respect to such Stock Certificate, Parent shall cause the Paying Agent to pay to such Person the consideration receivable with respect to the Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.
(d)	Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent or the Surviving Corporation upon demand. Any former holders of Stock Certificates and/or Book-Entry Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to the Surviving Corporation or Parent for payment of the Merger Consideration, in accordance with this Article 1 and without any interest thereon, payable with respect to each of the shares of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)	The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to (i) direct short term obligations of, or short term obligations fully guaranteed as to principal and interests by, the United States government, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), respectively, or (iii) bank accounts with commercial banks with Tier 1 Capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Any interest and other income resulting from such investments shall be paid to Parent or the

Surviving Corporation upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 1.7(e). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates and/or Book-Entry Shares to receive Merger Consideration.

1.8     Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a valid demand for appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive Merger Consideration in accordance with Section 1.5(a), without interest thereon, following the surrender of the Stock Certificate(s) and/or Book-Entry Shares representing such shares. The Company shall give Parent notice and copies of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Legal Requirements that are received by the Company prior to the Effective Time relating to the Company’s stockholders’ demands of appraisal, in each case, as soon as reasonably practicable following receipt of such demands, withdrawals, attempted withdrawals or other instruments. The Company shall permit Parent to participate in, but not direct or control negotiations and Legal Proceedings with respect to any demand for appraisal under the DGCL and withdrawals or attempted withdrawals of such demands, and the Company shall consider in good faith Parent’s advice and input with respect to such demands, withdrawals or attempted withdrawals. The Company shall not, except with the prior written consent of Parent, make any payment or commitment with respect to any demands for appraisals, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or approve any withdrawal of any such demands, or propose, agree or commit to do any of the foregoing.

1.9     Restricted Stock Units.

(a)	Company RSUs. Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs, prior to the Effective Time, the Company shall cause each Company RSU that was granted prior to the date of this Agreement and which is outstanding and unvested immediately prior to the Effective Time (treating for this purpose any ongoing performance-based vesting condition to which any award of Company RSUs is subject as deemed to be earned based on actual performance, where (i) the calculation as to actual performance is measured through immediately prior to the Effective Time, (ii) the price per share of Company Common Stock at the end of such performance period (which determines whether performance has been attained) is the Per Share Amount, and (iii) the aggregate value of such Company RSUs that vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by the Per Share Amount) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Per Share Amount for each share of Company Common Stock then subject to such Company RSU (such cash amount being the “Company RSU Consideration”), and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company RSU immediately prior to the Effective Time, in cash, an amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Company RSU.
(b)	Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs, with respect to any Company RSU that is granted during the period commencing on the date of this Agreement and ending immediately prior to the Effective Time in accordance with, and as expressly provided by, Section 4.1(h)(ii) and which is outstanding and unvested immediately prior to the Effective Time, the Company shall cause each such Company RSU (treating for this purpose any ongoing performance-based vesting condition to which any such award of Company RSUs is subject as deemed satisfied based on the greater of the number of Company RSUs subject to such award based on its targeted value or the number of Company RSUs deemed to be earned based on actual performance (where (i) the calculation as to actual performance is measured through immediately prior to the Effective Time, (ii) the price per share of Company Common Stock at the end of such performance period (which determines whether performance has been attained) is the Per Share Amount, and (iii) the aggregate value of such Company RSUs that performance-vest based on such performance, applying the applicable formulae in the award agreement pursuant to which such Company RSUs were granted, is divided by the Per Share Amount), with the resulting number of Company RSUs remaining subject to the continued time-based vesting requirements applicable to such award) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Company RSU, which cash amount will vest and become payable by the Surviving Corporation subject to and in accordance with the vesting schedule (including any accelerated vesting terms set forth in Section 4.1(h) of the Company Disclosure Schedule) and issuance or delivery schedule applicable to such Company RSU as in effect immediately prior to the Effective Time.

(c)	Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs, with respect to any Company RSU that is outstanding and vested but unsettled immediately prior to the Effective Time (each such vested but unsettled Company RSU, a “Vested RSU”), the Company shall cause each such Vested RSU to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Company RSU Consideration, and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held such Vested RSU immediately prior to the Effective Time, in cash, an amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Vested RSU.
(d)	Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Company RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment made in respect thereof pursuant to this Section 1.9 shall be paid on the applicable settlement or payment date for such Company RSU if required in order to comply with Section 409A of the Code.
(e)	Company Actions; Termination of Company Equity Plan. Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effect the treatment of the Company RSUs pursuant to Sections 1.9(a), 1.9(b), 1.9(c) and 1.9(d) and provide for the deduction, withholding and remittance of any amounts required pursuant to Section 1.10. Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of the Company Equity Plan effective as of, and contingent upon the occurrence of, the Effective Time, so that following the Effective Time, there shall be no outstanding Company Equity Plan or any Company RSUs.

1.10   Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Article 1 to any holder or former holder of Company Common Stock, or Company RSUs such amounts as the Paying Agent, Parent, the Company or the Surviving Corporation is required to deduct or withhold from such consideration under the Code, the Treasury Regulations or any provision of applicable Tax law. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company SEC Documents publicly filed after June 30, 2018 and prior to the date hereof (provided, that, nothing disclosed in any such Company SEC Document shall be deemed to be a qualification or modification of the representations and warranties set forth in Section 2.3 or 2.5(a)) (excluding (a) any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature and (b) any exhibits to such documents), or (ii) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

2.1     Due Organization and Good Standing. Each of the Company and its Subsidiaries (a) has been duly organized and is validly existing and (b) is in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties, rights and assets, and to conduct its business in the manner in which its business is currently being conducted, except, in the case of clause (b), where the failure to be in good standing or to have such power and authority would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries (to the extent that the laws of the applicable jurisdictions recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2     Charter Documents. The Company has delivered or made available to Parent or its counsel complete and correct copies of the certificate of incorporation and bylaws (or comparable governing documents) of the Company and each of its material Subsidiaries, in each case as amended through the date of this Agreement. Such certificates of incorporation and bylaws (or comparable governing documents) are in full force and effect, and the Company and its material Subsidiaries is, and at all relevant times, has been, in compliance in all material respects with the terms of such certificates of incorporation and bylaws (or comparable governing documents).

2.3     Capitalization, Etc.

(a)	The authorized capital stock of the Company consists of: (i) 850,000,000 shares of Company Common Stock, of which 235,583,764 shares of Company Common Stock had been issued and were outstanding as of May 6, 2019 (the “Capitalization Date”) and of which no shares are held by the Company in its treasury.
(b)	As of the Capitalization Date: (i) 4,094,942 shares of Company Common Stock are subject to issuance pursuant to outstanding Company RSUs (assuming maximum level of performance for Company RSUs with performance-based vesting conditions); and (ii) 12,667,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plan. The Company has delivered or made available to Parent or its counsel complete and correct copies of the Company Equity Plan and the forms of restricted stock unit agreements evidencing the Company RSUs. Since the Capitalization Date until the date hereof, the Company has not (A) issued any shares of Company Common Stock (other than upon the settlement of Company RSUs outstanding as of the Capitalization Date) or (B) granted any Company RSUs or other similar awards.
(c)	All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive or anti-dilutive rights. Except for options, rights, securities, agreements, instruments, obligations and plans referred to in Section 2.3(b), as of the date of this Agreement there are no shares of capital stock or other voting securities or equity interests of the Company and there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other equity securities of the Company or any Subsidiary of the Company; (ii) stock appreciation right, redemption right, repurchase right, “phantom” stock right, performance units, interest in or right to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (iii) outstanding security, instrument or obligation of the Company or any Subsidiary of the Company that is or may become convertible into or exchangeable for any shares of the capital stock or other equity security of the Company or any Subsidiary of the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity securities.

(d)	Section 2.3(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each Subsidiary of the Company, including its jurisdiction of formation and direct or indirect ownership by the Company thereof. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries as described in Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it or any of its Subsidiaries under any obligation to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive or anti-dilutive rights, and are wholly owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any encumbrances.
(e)	The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(f)	There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Common Stock or any equity interest of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock or other equity interests that are in effect.
(g)	Section 2.3(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the total principal amount of outstanding Indebtedness for borrowed money of the Company and its Subsidiaries and (ii) the total principal amount of outstanding capital leases of the Company and its Subsidiaries.

2.4     SEC Filings; Financial Statements.

(a)	The Company has filed with or furnished to the SEC on a timely basis all Company SEC Documents required to be filed with or furnished to the SEC by the Company since June 30, 2016. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Company SEC Document was filed or furnished; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments and, since June 30, 2016 to the date of this Agreement, there have been no comments received from the SEC with respect to any of the Company SEC Documents. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or ongoing SEC investigation. None of the Subsidiaries of the Company is currently required to file any forms, reports or other documents with the SEC under the Exchange Act.

(b)	The financial statements (including any related notes and schedules) of the Company contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments). There are no unconsolidated Subsidiaries of the Company within the meaning of GAAP. Neither the Company nor any of its Subsidiaries is a party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(c)	None of the Acquired Entities has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, of a type required to be recorded or reflected on a balance sheet (including any related notes) prepared in accordance with GAAP (as in effect on the date of this Agreement), except for: (i) liabilities accrued or disclosed in the financial statements (including any related notes) contained in the Company’s annual report, as amended, on Form 10-K for the fiscal year 2018 filed prior to the date hereof; (ii) liabilities incurred in the ordinary course of business since June 30, 2018, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)	The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that (x) information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (y) all such information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The principal executive officer and the principal financial officer of the Company have disclosed, based on their most recent evaluation of the Company’s internal controls over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies and material weaknesses in the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management of the Company or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(e)	Since June 30, 2017, the Company has been in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.

2.5     Absence of Certain Changes. Between June 30, 2018 and the date of this Agreement:

(a)	no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)	the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices;
(c)	the Company has not amended its certificate of incorporation or bylaws or equivalent organizational documents;
(d)	the Company has not incurred any Indebtedness for borrowed money or guaranteed any such Indebtedness, except in the ordinary course of business or under the Credit Agreement (on terms materially the same as those in effect on the date of this Agreement);
(e)	the Company has not changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP or applicable Legal Requirements;
(f)	the Company has not transferred, leased, licensed, sold, mortgaged, pledged, allowed to lapse or expire (except for the expiration of a stated term or a termination at the expiration of a stated term), disposed of, abandoned, failed to maintain or encumbered (other than Permitted Liens) any material assets, rights or properties, other than: (i) sales of title to physical assets in the ordinary course of business consistent with past practice if the proceeds of any such sale did not exceed $10 million, (ii) sales of dark fiber indefeasible rights of use in the ordinary course of business consistent with past practice if the upfront payment in respect of any such sale did not exceed $10 million, (iii) as security for any borrowings that are not prohibited by Section 4.1(k), (iv) the transfer or sublease of real property involving an asset value not exceeding $1 million, (v) dispositions and management of obsolete assets, rights or properties no longer used in the operation of the businesses of the Company and its Subsidiaries or (vi) other than sales covered by (ii) above, the transfer, lease, license or sale, in the ordinary course of business consistent with past practice, of connectivity, colocation/data center, cloud and security services, including but not limited to internet and IP services, transport services, mobile infrastructure services, Ethernet services, private dedicated network services, disaster recovery and cyber security services;
(g)	the Company has not declared, set aside or paid any dividend or made any other distribution with respect to its capital stock;
(h)	the Company has not made any material changes to the compensation or benefits of any current or former named executive officer or director; or
(i)	the Company has not entered into any agreement or commitment to take any of the actions referred to in clauses “(c) through (h)” of this sentence.

2.6     IP Rights.

(a)	Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities own, or have valid rights to use or license, all IP Rights used in the conduct of their businesses substantially in the manner in which they are currently being conducted.
(b)	Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Section 2.6(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all registered or applied for trademarks, service marks, patents, copyrights, domain names owned or purported to be owned by the Company and its Subsidiaries (excluding, for the avoidance of doubt, any such registrations or applications that have lapsed, expired or been abandoned), and such registrations and applications are subsisting and unexpired and, to the Knowledge of the Company, such registrations are valid and enforceable;

(ii) the conduct of the businesses of the Company and its Subsidiaries, including any product or service marketed or sold by the Company and its Subsidiaries, has not since June 30, 2016 infringed or misappropriated, and does not infringe or misappropriate, any IP Rights owned by any other Person; (iii) to the Knowledge of the Company, no other Person is infringing or misappropriating any IP Rights owned by the Company and its Subsidiaries and (iv) the Company and its Subsidiaries exclusively own all of the IP Rights owned or purported to be owned by them free and clear of any Liens, other than Permitted Liens. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Company and its Subsidiaries have taken commercially reasonable steps to protect their IP Rights and to maintain the confidentiality of their trade secrets and the security, integrity and continuous operation of the software, websites, applications, databases, systems, networks and information technology assets and infrastructure used in their businesses (and the data stored thereon) (“IT Assets”), and, to the Knowledge of the Company, there have been no breaches, losses, violations or unauthorized access or use of same other than those that did not result in any duty to report or mitigate, loss or liability; (y) no proprietary software of the Company or its Subsidiaries that is licensed, distributed or conveyed to third parties contains, incorporates, is based upon or derived from or otherwise interacts with any software subject to an “open source” or similar license that would require the Company or its Subsidiaries to license or make available its proprietary source code in such circumstances; and (z) no Person other than the Company and its Subsidiaries has accessed or possessed (or has any current or contingent right to access or possess) any proprietary source code owned by the Company and its Subsidiaries.

2.7     Title to Assets; Real Property.

(a)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities own, and have good and valid title to, all tangible assets reflected on the balance sheet included in the Company’s 2018 Year-End Balance Sheet (except for tangible assets sold, used or disposed of in the ordinary course of business consistent with past practice since June 30, 2018) free and clear of any Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the tangible assets of the Acquired Entities (a) are in good operating condition and repair, subject to ordinary wear and tear, and (b) are suitable and sufficient in all material respects for the conduct of the business of the Acquired Entities as it is currently being conducted and consistent with its past practices and as reflected in the financial statements of the Company.
(b)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the assets of the Acquired Entities constitute all assets, properties, rights (including Contracts), privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to (a) conduct the business of the Acquired Entities in the manner in which the business of the Acquired Entities is currently being conducted and consistent with its past practices and as reflected in the financial statements of the Company, and (b) perform the obligations that are required to be performed under the Material Contracts on the date immediately following the Closing Date.
(c)	Section 2.7(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following real property that is owned in fee by the Company or its Subsidiaries: (i) real property with a land area of greater than 100,000 square feet and (ii) real property operated as a data center (collectively, the “Owned Real Property”).
(d)	(i) The Company or its Subsidiaries owns good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens; (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property; and (iii) neither the Company nor its Subsidiaries have received any written notice of any, and, there are no existing, pending or, to the Knowledge of the Company, threatened, condemnation, eminent domain, building, zoning or other land use proceedings or actions relating to any portion of the Owned Real Property that would materially detract from the current use value or occupancy thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(A) to the Knowledge of the Company, the present use of the land, buildings, structures and improvements on the Owned Real Property are in compliance with all applicable Legal Requirements and Governmental Authorizations, (B) the Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property and (C) neither the Company nor any Subsidiary of the Company has received written notice of any pending or, to the Knowledge of the Company, threatened special assessment proceedings affecting any portion of the Owned Real Property.

(e)	Section 2.7(e) of the Company Disclosure Schedule includes an accurate and complete list as of the date of this Agreement of all leases, subleases or other occupancies (excluding any of the foregoing for the lease of fiber infrastructure such as fiber optics or conduit) to which any of the Company or its Subsidiaries is a party as lessee (i) involving expected rental payments in excess of $1,000,000 for the 2019 calendar year or (ii) which is operated as a data center (each, a “Real Property Lease”, and together, the “Real Property Leases”) and the street address of each parcel of real property which is leased pursuant to the Real Property Leases (the “Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens, (ii) no default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the lessor, exists under any Real Property Lease, and to the Knowledge of the Company, neither the Company or any Subsidiary has received any written notice of any default under any of the Real Property Leases, and (iii) each Real Property Lease is legal, valid and binding on, and enforceable against, the Company or the applicable Subsidiary, and, to the Knowledge of the Company, on and against the lessor, in accordance with its terms subject to the Remedies Exception. None of the Leased Real Property listed on Section 2.7(e) of the Company Disclosure Schedule is owned, in whole or in part, in fee by any Affiliates of the Company or any Subsidiary of the Company.
(f)	Neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Entity that any Leased Real Property or interest therein is in violation, in any material respect, of any applicable Legal Requirement or Governmental Authorization.
(g)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, condemnation, eminent domain, building, zoning or other land use proceedings or actions relating to any portion of the Leased Real Property that would detract from the current use, value or occupancy thereof, nor has the Company or any Subsidiary of the Company received written notice of any pending or, to the Knowledge of the Company, threatened special assessment proceedings affecting any portion of the Leased Real Property.

2.8     Contracts.

(a)	The Company has delivered or made available to Parent or its counsel an accurate and complete copy of each Contract that is currently in effect:
(i)	that is required to be filed by the Company under Item 601(b)(10) of SEC Regulation S-K as an exhibit to its Annual Report on Form 10-K for the year ended June 30, 2018;
(ii)	containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate, including any non-compete or exclusivity provision;
(iii)	that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed not to acquire or to other limitations with respect to assets or securities of another Person (other than confidentiality entered into in the ordinary course of business);
(iv)	pursuant to which the Company or any of its Subsidiaries has potential indemnification obligations to any Person in excess of $10,000,000, except for ordinary course vendor and sales agreements;

(v)	that is a partnership, joint venture, limited liability company or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries);
(vi)	that relates to or evidences Indebtedness or capital leases in excess of $10,000,000;
(vii)	between the Company, on the one hand, and any director of the Company, or any employee of the Company or any of its Subsidiaries who holds a position in Total Compensation Group 1, 2, 3 or 4, or any Person beneficially owning five percent or more of the outstanding shares of Company Common Stock or any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand;
(viii)	that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;
(ix)	containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25,000,000;
(x)	evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract to which the Company or any of its Subsidiaries is a party;
(xi)	is a Contract pursuant to which the Company or any of its Subsidiaries is granted material rights in or obtains a material license under IP Rights included in or otherwise material to (1) any product (including any product for which material development is ongoing) or service marketed or sold by the Company and its Subsidiaries or (2) the conduct of the business of the Company and its Subsidiaries which provided for payments from the Company or any of its Subsidiaries in excess of $1,000,000 for the 2017 fiscal year or in excess of $1,000,000 for the 2018 fiscal year or any year thereafter, in each case excluding (A) non-exclusive licenses to commercially available software with annual fees of less than $5,000,000, (B) licenses to any software subject to an “open source” or similar license, and (C) licenses to third-party software that is provided with an item of equipment, hardware or other tangible property;
(xii)	is a Contract pursuant to which the Company or any Company Subsidiary grants to any third party any rights in or to use any material IP Rights owned by the Company and its Subsidiaries, excluding non-exclusive licenses granted in the ordinary course of business;
(xiii)	that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or the pledging of the capital stock of the Company or any of its Subsidiaries;
(xiv)	that is a Contract with any of the 30 largest customers by BRR as of December 31, 2018 or a customer set forth on Section 2.8(a)(xiv) of the Company Disclosure Schedule;
(xv)	that is a Contract with any of the (i) top 10 vendors by operating expenditure, (ii) top 5 vendors by capital expenditure or (iii) vendors set forth on Section 2.8(a)(xv) of the Company Disclosure Schedule;
(xvi)	that provides for the settlement of any material claim against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any existing material monetary payment or obligation; or
(xvii)	that provides for the acquisition or disposition by the Company or any Subsidiary of the Company of any material properties, rights or assets (except for acquisitions and dispositions of inventory in the ordinary course of business consistent with past practice), pursuant to which the Company or any Subsidiary of the Company has any material indemnification, earn-out or other contingent obligations.

(b)	Each Contract of a type described in Section 2.8(a) is referred to herein as a “Material Contract”. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect (in each case, subject to the Remedies Exception) as would not, or would not reasonably be expected to, individually or in the aggregate, be materially adverse to the business of the Company and its Subsidiaries, taken as a whole. There exists no invalidity, failure to be binding, unenforceability, ineffectiveness, breach or default with respect to any such Material Contracts on the part of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, except in each case, where such invalidity, failure to be binding, unenforceability, ineffectiveness, breach or default would not, or would not reasonably be expected to, individually or in the aggregate, be materially adverse to the business of the Company and its Subsidiaries, taken as a whole.
(c)	Section 2.8 of the Company Disclosure Schedule includes an accurate and complete list as of the date of this Agreement of all Material Contracts (other than Material Contracts specified in Section 2.8(a)(xiv) and in Section 2.8(a)(xv)). Material Contracts specified in Section 2.8(a)(xiv) are set forth in Section 6.10 of the Data Room and Material Contracts specified in Section 2.8(a)(xv) are set forth in Section 6.16 of the Data Room.
(d)	The Circuit Database specifies all contracted monthly recurring revenues generated by the Acquired Companies, excluding the Allstream Business and Zayo Professional Services, LLC, as of March 31, 2019, and is an accurate summary of the information contained therein in all material respects.
(e)	The IRU Waterfall included in Section 2.8(e) of the Company Disclosure Schedule provides an accurate summary of the portions of the Physical Network acquired under an indefeasible right of use by the Acquired Entities and that are greater than 1,000 route miles, including the location and scheduled expiration in respect of such indefeasible rights of use.

2.9     Compliance with Legal Requirements. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Acquired Entity is, and since June 30, 2017 has been, in compliance with all Legal Requirements (and all posted and internal policies with respect to privacy, personal data and security of IT Assets (“Privacy Policies”)) applicable to the business, properties, right or other assets of the Company or any Subsidiary of the Company and (ii) no written notice, charge or assertion has been received by the Company or any Subsidiary of the Company since June 30, 2017 alleging any violation of any of the foregoing. No written notice, charge or assertion has been received by the Company or any Subsidiary of the Company since May 25, 2018 alleging violation of the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018).

2.10   Legal Proceedings; Orders.

(a)	As of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any of the Acquired Entities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or for which claims have been made (or might reasonably be expected to be made) that could result in liability to the Acquired Entities in excess of $400,000 individually;
(b)	As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(c)	As of the date hereof, there is no investigation as to which the Company has been notified in writing, by any Governmental Entity with respect to any of the Acquired Entities pending or, to the Knowledge of the Company, threatened, other than any investigation that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11   Governmental Authorizations.

(a)	The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable them to own, lease or operate their properties, rights and assets and to carry on and conduct their businesses in the manner in which such properties, rights and assets are currently owned, leased and operated and such businesses are currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (i) The Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Acquired Entities are in material compliance with the terms and requirements of such Governmental Authorizations, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since June 30, 2017 through the date hereof, no Acquired Entity has received any written notice from any Governmental Entity: (A) asserting any material violation of any term or requirement of any material Governmental Authorization held by such Acquired Entity; (B) notifying such Acquired Entity of the revocation or withdrawal of any material Governmental Authorization held by such Acquired Entity; or (C) imposing any condition, modification or amendment on any Governmental Authorization, other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization.
(b)	Section 2.11(b) of the Company Disclosure Schedule identifies all of the Company Communications Licenses as of the date hereof. The Company Communications Licenses are all the authorizations, licenses, permits, certificates, approvals and clearances required under the Communications Laws for the Company and its Subsidiaries to own, lease and operate their properties, rights or other assets or to conduct their business in the manner in which such businesses are currently being conducted. The Company Communications Licenses are valid and in full force and effect and are not subject to any material conditions, except those conditions that may be contained within the terms of such Company Communications Licenses. As of the date hereof, no action by or before any Telecommunications Regulatory Authority is pending (or, to the Knowledge of the Company, is being threatened) in which the requested remedy is: (i) the revocation, suspension, cancellation, rescission or material modification of, or the refusal to renew, any of the Company Communications Licenses; or (ii) the imposition on any of the Acquired Entities of material fines, penalties or forfeitures. The holder of each Company Communications License is in compliance with such Company Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Laws, and the payment of all regulatory assessments, fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where the failure of such holder of Company Communications License to be in compliance, fulfill or perform its obligations or pay such assessments, fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Universal Service Administration Company nor any analogous foreign universal service administrator or regulator has initiated any inquiries, audits or other proceedings involving or against any of the Acquired Entities (and, to the Knowledge of the Company, no such inquiries, audits or other proceedings have been threatened by the Universal Service Administration Company or any analogous foreign universal service administrator or regulator against any of the Acquired Entities) that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12   Tax Matters.

(a)	Each income or other material Tax Return required to be filed by the Acquired Entities with any Governmental Entity with respect to taxable periods ending on or before the Effective Time (the “Company Returns”) (i) has been or will be filed and (ii) has been, or will be when filed, true, complete and correct in all material respects. The Acquired Entities have timely paid, or will timely pay on or before the Effective Time, in full all material Taxes due and payable (whether or not shown on any Tax Return). For Taxes not yet due, the Acquired Entities have made adequate provision for all material Taxes in accordance with GAAP.

(b)	The 2018 Year-End Balance Sheet fully accrues the material liabilities of the Acquired Entities for Taxes with respect to all periods through June 30, 2018 in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of Taxes due for the period from June 30, 2018 through the Effective Time.
(c)	There are no investigations, examinations or audits of any material Company Return currently in progress (or, to the Knowledge of the Company, threatened or contemplated). The Acquired Entities have not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business). No Legal Proceeding, assessment, dispute or claim is pending (or, to the Knowledge of the Company, is being threatened) by any Governmental Entity against any of the Acquired Entities in respect of any material Tax. No written claim has ever been made by any Governmental Entity in a jurisdiction where none of the Acquired Entities file Tax Returns that an Acquired Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction. There are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any of the Acquired Entities with respect to any Tax. To the Knowledge of the Company, there are no Liens with respect to Taxes upon any of the assets of any of the Acquired Entities, except Liens for current Taxes not yet due and payable.
(d)	None of the Acquired Entities is required to include amounts in income, or exclude any item of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in, or incorrect method of, accounting occurring prior to the Closing, (ii) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or before the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), or (iv) an election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state or United States local or foreign income Tax law).
(e)	To the Knowledge of the Company, none of the Acquired Entities has been a member of any combined, consolidated or unitary group filing a consolidated, joint, unitary or combined income Tax Return (other than a group the common parent of which is the Company) or is liable for Taxes of any person arising under principles of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by Contract, or otherwise (excluding Contracts entered into in the ordinary course of business, the principle subject of which is not Taxes).
(f)	None of the Acquired Entities is a party to or is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement (excluding Contracts entered into in the ordinary course of business, the principle subject of which is not Taxes). The Acquired Entities have no obligation to any Person to provide any “gross-up” or similar payment to any Person with respect to any excise tax imposed under Section 4999 of the Code.
(g)	All material Taxes required to be withheld, collected and paid by or with respect to any of the Acquired Entities have been timely withheld, collected and paid to the relevant Governmental Entity. Each of the Acquired Entities has complied with all Tax reporting and record keeping requirements.
(h)	None of the Acquired Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous provision of state, local or foreign law).
(i)	None of the Acquired Entities has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(j)	No Acquired Entity is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (ii) a prepaid amount received, or paid, prior to the Closing Date or (iii) deferred gains arising prior to the Closing Date.
(k)	The Acquired Entities have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
(l)	This Section 2.12, together with the relevant portions of Section 2.13, contains the sole representations of the Company with respect to Taxes.

2.13   Employee Benefit Plans.

(a)	Section 2.13(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the material Company Plans. For purposes of this Agreement, “Company Plans” means all employee benefit plans, programs and arrangements (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and any other material bonus, stock option, stock purchase, equity or equity-based, incentive, deferred compensation, retirement, pension, supplemental retirement, health, life or disability insurance, dependent care, severance, termination, separation, retention, employment, change-in-control, and other similar fringe or employee benefit plans, programs or arrangements sponsored or maintained by the Acquired Entities for the benefit of any current or former director, officer, employee or individual consultant of any of the Acquired Entities or to which the Acquired Entities are making (or are required to make) contributions or with respect to which the Acquired Entities have or could reasonably be expected to have any liability (contingent or otherwise), but excluding, in each case, any compensation or benefit plan, program and arrangement sponsored or maintained by a Governmental Entity. With respect to each material Company Plan, the Company has provided or made available to Parent current, accurate and, subject to compliance with applicable Legal Requirements relating to data privacy, complete copies, of: (i) the current plan document and any amendment thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) any related trust agreements or other funding arrangements with respect to any Company Plan and any amendment thereto, (iii) any current summary plan description, and all summaries of material modifications thereto, (iv) for the most recent plan year, Form 5500s, annual reports, financial statements and/or actuarial reports, and (v) the most recent Internal Revenue Service determination, opinion or advisory letter.
(b)	Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Company Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists that would result in a revocation of any such determination, opinion or advisory letter. Each Company Plan has been established, operated and administered in compliance with its terms in all material respects and complies in form and in operation in all material respects with all applicable Legal Requirements. There are no pending, or to the Knowledge of the Company, threatened Legal Proceedings (other than routine claims for benefits) by any Person or any Governmental Entity by, on behalf of or against any Company Plan or a related trust which could reasonably be likely to result in any material liability to any Acquired Entity.
(c)	No Company Plan is, and none of the Acquired Entities nor any Person that, together with any of the Acquired Entities, is treated as a single employer or members of a controlled group under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code has during the preceding six (6) years, sponsored, contributed to, or had or has any liability with respect to, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or a

“multiemployer plan” as defined in Section 4001(a)(3) of ERISA. Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, no Company Plan provides health or life insurance benefits (whether or not insured), with respect to current or former employees or directors of any of the Acquired Entities beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B or similar law, the full cost of which is borne by the current or former employee or director, or health care coverage through the end of the calendar month in which a termination of employment occurs.

(d)	Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in good faith operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.
(e)	Except as disclosed in Section 2.13(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event(s), (i) entitle any current or former employee, officer, director or individual consultant of any Acquired Entity to severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or individual consultant, (iii) directly or indirectly cause any Acquired Entity to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise trigger any material obligation under any Company Plan or (v) limit or restrict the right to terminate or amend any Company Plan on or following the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).
(f)	None of the Acquired Entities is a party to any agreement, Contract, arrangement or plan (including any Company Plan) and no director, officer, employee or individual consultant of the Acquired Entities is entitled to any payments or benefits that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(g)	Section 2.13(g) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (such Company Plans, the “Foreign Benefit Plans”). Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Benefit Plan which, under the Legal Requirements of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Entity, has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Entity, (ii) if intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans, and (iii) each Foreign Benefit Plan that is intended to be funded and/or book reserved are funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

2.14   Labor Matters.

(a)	Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, there are no collective bargaining agreements or other labor union or works council agreements to which any of the Acquired Entities is a party or by which any of the Acquired Entities is bound, and no such contract is being negotiated by the Company or any of the Subsidiaries of the Company. Each such agreement is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect (in each case, subject to the Remedies Exception) as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There exists no material invalidity, failure to be binding, unenforceability, ineffectiveness, breach or default with respect to any such agreement on the part of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, except as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)	(i) No employees of any Acquired Entity are represented by a labor union, works council, or other employee representative body in connection with the employee’s employment; (ii) to the Knowledge of the Company, none of the Acquired Entities is the subject of any material union organizing efforts and (iii) none of the Acquired Entities is experiencing any actual or threatened employee strikes, work stoppages, slowdowns or lockouts which are likely to materially interfere with the respective business activities of the Acquired Entities.
(c)	Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since June 30, 2016: (i) none of the Acquired Entities is or has been the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization or seeking to authorize representation of any of the Acquired Entities’ employees by any labor organization, and (ii) the Acquired Entities are in compliance with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, immigration, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.
(d)	Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Legal Proceeding by or on behalf of any employee or, to the Knowledge of the Company, threatened with respect to or relating to any labor or employment laws or the employment practices of any Acquired Entity.
(e)	To the Knowledge of the Company, since June 30, 2016 through the date hereof, no written allegations of sexual harassment or sexual misconduct have been made to the Company against any person who is a named executive officer of the Company in his or her capacity as such.

2.15   Environmental Matters. Each of the Acquired Entities is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance or such violation would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since June 30, 2017, through the date hereof, none of the Acquired Entities has received any unresolved written notice from a Governmental Entity or any other Person that alleges that it is or was materially violating any Environmental Law or is subject to any material liability under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property, leased or controlled by any of the Acquired Entities has received any written notice from a Governmental Entity or any other Person, that alleges that such current or prior owner or any Acquired Entity is or was materially violating any Environmental Law or is subject to any material liability under any Environmental Law. To the Knowledge of the Company, none of the Acquired Entities or any other Person, has released, placed or disposed of any Hazardous Substances at any properties currently or formerly owned, leased or operated by any of the Acquired Entities, or at any third-party locations. For purposes of this Section 2.15, “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment, natural resources or human health and safety, or regulating emissions, discharges or releases of Hazardous Substance; “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as hazardous, toxic, a pollutant, or terms of similar import, under any applicable Environmental Law, whether by type or by quantity, and including any hazardous waste, toxic waste, solid waste, pollutant, contaminant, hazardous or toxic substance, radioactive materials, asbestos, polychlorinated biphenyl, petroleum and petroleum products.

2.16   Insurance. The Company and each of its Subsidiaries are covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Entities that in all material respects (a) are in full force and effect and all premiums due and payable thereon have been paid and (b) are sufficient for compliance with all applicable Legal Requirements and Contracts to which the

Company or any of its Subsidiaries is a party or by which it is bound and as is customary in the industries in which the Acquired Entities operate. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policies. Since June 30, 2017, none of the Acquired Entities has received any written communication notifying it of any: (a) cancellation or invalidation of any material insurance policy held by it (other than in connection with normal renewals); (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by it; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. There is no pending claim by any of the Acquired Entities against any insurance carrier under any insurance policy held by any of the Acquired Entities involving an amount in excess of $10,000,000 individually.

2.17   Compliance With Sanctions and Anticorruption Laws.

(a)	For the last 5 years, none of the Acquired Entities, or, (i) their respective directors or officers, in their capacity as such, (ii) to the Knowledge of the Company, any other employee of the Acquired Entities or (iii) to the Knowledge of the Company, any agent of or other Person acting for or on behalf of the Acquired Entities, in their capacity as such, has (A) violated any applicable anti-money laundering or financial recordkeeping Legal Requirements in any material respect or (B) is now or has been subject to actual, pending, or to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of alleged violation, investigations (whether internal or external, formal or informal), proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Entity relating to material violations of applicable anti-money laundering or financial recordkeeping Legal Requirements. The Company has policies and procedures designed to reasonably ensure compliance by the Acquired Entities and their respective directors, officers, employees and agents with applicable anti-money laundering or financial recordkeeping Legal Requirements.
(b)	For the last 5 years, none of the Acquired Entities, or (i) their respective directors or officers or (ii) to the Knowledge of the Company, any other employee of the Acquired Entities or any agent of or other Person acting for or on behalf of the Acquired Entities, in their capacity as such, has (A) violated in any material respect any applicable sanctions, or antiboycott, Legal Requirements of the United States, Canada, United Kingdom or the European Union (“Sanctions”) or (B) is now or has been subject to actual, pending, or to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of alleged violation, investigations (whether internal or external, formal or informal), proceedings, demand letters, settlements or enforcement actions by, or made any voluntary disclosures to, any Governmental Entity relating to violations of Sanctions. The Company has policies and procedures designed to reasonably ensure compliance by the Acquired Entities and their respective directors, officers, and employees with Sanctions.
(c)	For the last 5 years, none of the Acquired Entities, or, their respective directors or officers, or, to the Knowledge of the Company, their respective employees or, any agent of or other Person acting for or on behalf of the Acquired Entities, in their capacity as such, (i) has materially violated applicable Anticorruption Laws, including corruptly making an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of applicable Anticorruption Laws or (ii) is now or has been subject to actual, pending, or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, any investigation (whether internal or external, formal or informal) concerning applicable Anticorruption Laws or made any voluntary disclosures to, any Governmental Entity relating to violations of applicable Anticorruption Laws. The Company has policies and procedures reasonably designed to ensure compliance by the Acquired Entities and their respective directors, officers, employees and agents with applicable Anticorruption Laws.

(d)	Neither the Acquired Entities nor to the Knowledge of the Company, their respective directors, officers employees or agents or other Person acting for or on behalf of the Acquired Entities: (i) is, or, to the extent the concept of ownership or control is applicable to such Person, owned 50 percent or greater or controlled by, individually or in the aggregate, a Person or entity that is the target of Sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury or included on the List of Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identifications List, or the Foreign Sanctions Evaders, Denied Persons List, Entity List, or any other Sanctions related lists of known or suspected terrorists, terrorist organizations (such entities, Persons or organizations collectively, the “Restricted Parties”); or (ii) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or knowingly indirectly, any Restricted Parties or countries subject to comprehensive Sanctions (which as of the date of this Agreement are the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria), in each case, in violation of applicable Sanctions.

2.18   Export Controls. Each of the Acquired Entities and their Affiliates is, and for the last 5 years has been, in material compliance the Export Administration Regulations, the International Traffic in Arms Regulations, and any other Legal Requirements concerning export controls of all jurisdictions in which the Acquired Entities conduct business or have operations (collectively, “Export Controls”). There are no pending or, as of the date hereof, to the Knowledge of Company, threatened claims, suits, investigations (whether internal or external, formal, or informal), audits, arbitrations, proceedings or litigation in writing by any Governmental Entity concerning potential violations of applicable Export Controls by any Acquired Entity or any Affiliate of an Acquired Entity. The Company has policies and procedures reasonably designed to ensure compliance by the Acquired Entities and their respective directors, officers, employees and agents with applicable Export Controls.

2.19   Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The Company Board has: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend that the stockholders of the Company adopt this Agreement (such approval, declaration and recommendation, collectively, the “Company Recommendation”) and (c) directed that this Agreement be submitted to the stockholders of the Company for their adoption at the Company Stockholders Meeting. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding on the record date established for the Company Stockholders Meeting (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii), the “Remedies Exception”).

2.20   Transferred Data Center Matters. None of the Acquired Entities has entered into any Contract to provide electric power from each data center owned, leased or operated by the Acquired Entities (the “Transferred Data Centers”) to any Person (a) except in the ordinary course of business consistent with past practice, or (b) in excess of the electrical power capacity available at the applicable Transferred Data Center to provide such electric power historical usage patterns and industry patterns, that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.21   Fiber Network. Except, in the case of paragraphs (b), (c) and (d), for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)	Section 2.21(a) of the Company Disclosure Schedule sets forth (i) a description, that is true and complete in all material respects of the collocation facilities operated by the Acquired Entities as commercial data centers, (ii) a Google Earth KMZ digital file of a map of the Physical Network

(including any fiber routes under construction) that identifies which locations are owned or leased and that is accurate and complete in all material respects as of May 7, 2019 and (iii) a complete list of material outages, failures, breakdowns or continuous periods of substandard service and material network and collocation service unavailability which resulted in customer service credits greater than $50,000 during the four years prior to the date hereof.

(b)	Each of the collocation facilities operated by the Company as commercial data centers and the Company’s Physical Network, taken as a whole, are, in all material respects, working, functional, fit for the purpose intended, have been maintained, subject to ordinary wear and tear, in good repair and working order condition and are without any material defects for purposes of operating the business of the Acquired Entities.
(c)	The Company has a Valid Right, or otherwise has the right, to use all equipment necessary to operate the Physical Network of the Company as currently operated by the Company. Other than through the process of eminent domain, no Governmental Entity or other third party has any right to purchase or otherwise acquire or lease the Physical Network or any material portion thereof, and there is currently no action or proceeding pending or, to the Knowledge of the Company, threatened, whereby a Governmental Entity or other third party is seeking to purchase or otherwise acquire or lease the Physical Network or any portion thereof.
(d)	The Acquired Entities have acquired Valid Rights necessary or required for constructing and using the Physical Network, including having (i) obtained the necessary Governmental Authorizations and rights-of-way, obtained easements and placed conduit, cables and structures in the appropriate locations along the Physical Network as necessary or required; (ii) used their reasonable efforts to protect the property of owners and any adjacent property, and used their reasonable efforts to take precautions for the safety of its employees and subcontractors in constructing the Physical Network and (iii) in constructing the Physical Network, the Group Companies having procured any and all Governmental Authorizations of a temporary nature, and all rights of access that were or are necessary for the construction (e.g., bridge, rail, and interstate highway crossings).

2.22   Security Clearance. As of the date hereof, no Acquired Entity holds a facility security clearance from the United States or any foreign government.

2.23   Stockholder Vote. Assuming the accuracy of the representation and warranty made in Section 3.10, the Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Merger.

2.24   Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) conflict with or cause a breach or violation of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of the Acquired Entities; (b) subject to obtaining the consents or approvals and delivering the notices or other filings from the Governmental Entities described in this Section 2.24, cause a violation by any of the Acquired Entities of any Legal Requirement applicable to it or its properties, rights or assets or (c) result in or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under any of the terms, conditions or provisions of any Material Contract or Real Property Lease or require notice be given to the counterparty of any such Material Contract or Real Property Lease or require the consent of the counterparty to any such Material Contract or Real Property Lease. Except as may be required by the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the DGCL, the HSR Act, or other applicable Antitrust Laws, or the rules and regulations of the New York Stock Exchange, none of the Acquired Entities is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent or approval would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.25   Section 203 of the DGCL Not Applicable. Assuming the accuracy of the representation and warranty made in Section 3.6 and Section 3.10, as of the date hereof, the Company Board has taken action necessary to render Section 203 of the DGCL and any similar law inapplicable to the Merger. No other state takeover statute or similar statute or regulation applies to the Merger or the transactions contemplated hereby.

2.26   Ownership Limitations. As of the date hereof, the Company Board has taken all action necessary to render Sections 12.2 and 13.2 of the Amended and Restated Certificate of Incorporation of the Company (the “Ownership Limitation”) inapplicable to the Merger, this Agreement and the consummation of the transactions contemplated hereby by granting Parent, Merger Sub and any member of any “group” (within the meaning of Section 13(d) of the Exchange Act) of which Parent or Merger Sub may be a member solely with respect to the transactions contemplated by this Agreement, the exemption from such Ownership Limitation described in Section 2.26 of the Company Disclosure Schedule and without any payment being made in respect thereof.

2.27   Opinion of Financial Advisor. The Company Board has received (a) the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion (and subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Affiliates) and (b) the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion (and subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Affiliates). A copy of such opinions will be promptly made available to Parent for information purposes only following the execution and delivery of this Agreement.

2.28   Brokers. Except as set forth in Section 2.28 of the Company Disclosure Schedule, no broker, finder or investment banker (collectively, the “Financial Advisors”) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a true and complete copy of each Contract between the Company and each of the Financial Advisors pursuant to which such Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby. The formula for calculating the aggregate fees and maximum out-of-pocket expenses payable by the Company or any of its Subsidiaries to the Financial Advisors in connection with this Agreement and the transactions contemplated hereby is set forth in Section 2.28 of the Company Disclosure Schedule.

2.29   Proxy Statement. The Proxy Statement (as defined in Section 4.3(a)) will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

2.30   Related Party Transactions. Since June 30, 2016, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act of 1933 and that have not been so disclosed in the Company SEC Documents.

2.31   No Other Parent or Merger Sub Representation or Warranties. Except for the representations and warranties set forth in Article 3 or any certificate delivered at Closing, the Company hereby acknowledges that neither the Parent nor Merger Sub, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, by or on behalf of Parent or Merger Sub or their respective businesses or operations, including with respect to the accuracy or completeness of any information, documents, estimates, projections, forecasts, forward-looking information, management presentations or other materials provided or made available by Parent or Merger Sub.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

3.1     Due Organization; Etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have all requisite corporate power and authority to own, lease and operate their respective properties, and to conduct their businesses in the manner in which such businesses are currently being conducted. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation and bylaws, each as amended to the date of this Agreement.

3.2     Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

3.3     Legal Proceedings; Orders.

(a)	There is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)	There is no order or judgment to which Parent or Merger Sub is subject that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)	There is no investigation by any Governmental Entity with respect to Parent or Merger Sub pending or, to the Knowledge of Parent, threatened, other than any investigation that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.4     Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

3.5     Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) conflict with or cause a breach or violation of any of the provisions of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; (b) subject to obtaining the consents or approvals and delivering the notices or other filings from the Governmental Entities described in this Section 3.5, cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub or its properties, rights or assets or (c) result in or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or require notice be given to the counterparty of any such Contract or require the consent of the counterparty to any such Contract. Except as may be required by CFIUS or CFIUS member agencies, the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the Securities Act, state securities laws, the DGCL, the HSR Act, or other applicable Antitrust Laws, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

3.6     Not an Interested Stockholder. As of the date hereof, neither Parent nor Merger Sub is, or has been at any time during the period commencing 3 years prior to the date hereof through the date hereof, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL and Section 12.2 of the Amended and Restated Certificate of Incorporation of the Company). No “fair price,” “moratorium,” “control share acquisition” or other similar takeover statute or similar statute or regulation applies to Parent or Merger Sub with respect to this Agreement or the Merger.

3.7     Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) executed Equity Commitment Letters from each of the Sponsors, pursuant to which the Sponsors have committed, on and subject to the terms and conditions set forth therein, to provide equity financing in the amounts set forth therein for the purposes of financing a portion of the Required Uses (the “Equity Financing”), (ii) an executed debt commitment letter and a Redacted Fee Letter from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc., SunTrust Bank, The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (together, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, collectively referred to as the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for the purposes of financing a portion of the Required Uses (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). None of the Financing Letters has been amended or modified prior to the date of this Agreement and, as of the date of this Agreement, no such amendment or modification is contemplated (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof) and, as of the date of this Agreement, to the Knowledge of Parent, the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Except for engagement letters, fee credit letters and non-disclosure agreements with respect to the Financing, as of the date of this Agreement, there are no side letters or agreements to which Parent or Merger Sub or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing, or which include conditions precedent to the obligations of the parties thereunder, other than as expressly set forth in the Financing Letters delivered to the Company pursuant to this Section 3.7. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement, and as of the date of this Agreement, the Financing Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the

Knowledge of Parent or Merger Sub, each of the other parties thereto, in each case, subject to the Remedies Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Letters. As of the date of this Agreement, assuming that each of the conditions to Closing set forth in Sections 5.1 and 5.2 of this Agreement have been satisfied, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Letters applicable to it will not be satisfied on the Closing Date. Assuming the Financing is funded and/or invested in accordance with the Financing Letters, Parent and Merger Sub will have on the Closing Date, in the aggregate and together with the available cash and cash equivalents of the Company, funds sufficient to (i) pay the aggregate Merger Consideration and the aggregate Company RSU Consideration, (ii) finance the repayment or refinancing of Indebtedness contemplated by this Agreement or either Financing Letter, (iii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (collectively, the “Required Uses”).

3.8     Solvency. Assuming (a) satisfaction of the conditions or, to the extent permitted by applicable Legal Requirements, waiver of such conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) any repayment or refinancing of Indebtedness as contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 2 hereof (for such purposes, without giving effect to any “Knowledge,” “materiality” or “Material Adverse Effect” qualifications or exceptions therein), (d) any estimates, projections or forecasts of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable at and immediately after the Closing, (e) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (f) payment of all related fees and expenses, each of Parent, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, or raise additional capital by other means to meet its obligations as they become due.

3.9     Termination Fee Equity Agreements. Concurrently with the execution of this Agreement, each of the Sponsors has duly executed and delivered to the Company a Termination Fee Agreement. Each Termination Fee Agreement is in full force and effect and is the valid, binding obligation of such Sponsor, enforceable in accordance with its terms, subject to the Remedies Exception.

3.10   Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of Parent’s Subsidiaries (including Merger Sub) beneficially own any shares of Company Common Stock.

3.11   Information Supplied. The written information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to any information supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement.

3.12   Regulatory Matters. Except as disclosed in Section 3.12 of the Parent Disclosure Schedule, Parent represents that as of the date of this Agreement and as of the Closing Date, with respect to itself and its subsidiaries (including Merger Sub) and Affiliates (each, a “Parent Affiliated Company”), (A) no Parent Affiliated Company is a foreign person or an Incumbent Local Exchange Carrier (as defined by the Communications Act); (B) no foreign person has an attributable (as calculated under the Communications Act) direct or indirect ownership, voting or other control interest in any Parent Affiliated Company of ten percent (10%) or more; (C) the Parent Affiliated Companies are not cable operators, and a waiver of Section 652(b) of the Communications Act is not required to consummate the Merger or any of the other transactions contemplated by this Agreement to the extent that Parent Affiliated Companies may be affiliates (as defined in the Communications Act) of a cable operator; (D) no such Parent Affiliated Company has an ownership, voting or other control interest in or is an affiliate (as defined in the Communications Act) of (i) any Incumbent Local Exchange Carrier or (ii) any foreign telecommunications carrier or other foreign provider of telecommunications; and (E) the foreign ownership of Parent does not exceed the benchmarks set forth in Section 310(b) of the Communications Act.

3.13   Brokers. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.14   Access. Parent acknowledges that, to its Knowledge, it and the Purchaser Representatives have received access to substantially all such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and the Purchaser Representatives have requested to review, and that it and the Purchaser Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.

3.15   Absence of Certain Agreements. As of the date of this Agreement, there are no contracts to which any of Parent, Merger Sub, or any of their respective Affiliates is party pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Alternative Acquisition Proposal.

3.16   Independent Review; Non-Reliance. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Acquired Entities. In connection with entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement.

3.17   No Other Company Representation or Warranties. Except for the representations and warranties set forth in Article 2 or any certificate delivered at Closing, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to the accuracy or completeness of any information, documents, estimates, projections, forecasts, forward-looking information, management presentations or other materials provided or made available to Parent or Merger Sub.

ARTICLE 4

COVENANTS

4.1     Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, as required by any applicable Legal Requirement or as otherwise expressly permitted by this Agreement, the Company shall, and shall cause each of the other Acquired Entities to, (x) in all material respects carry on its business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to preserve intact its business, assets and properties and its present relationships with customers, suppliers, lenders, creditors, landlords and other persons with which it has business relations or dealings, and to keep available the services of its current officers and the employees in Total Compensation Group 1, 2, 3 or 4, in each case as set forth in this clause (y) in all material respects in the ordinary course of business consistent with past practice. In addition to and without limiting the generality of the foregoing, the Company agrees that, prior to the Effective Time, except (i) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 4.1 of the Company Disclosure Schedule, (iii) as expressly contemplated or required by this Agreement or (iv) to the extent required by any Legal Requirement, the Company shall not, and shall cause each of the other Acquired Entities not to:

(a)	amend, adopt, modify, waive or propose any change to its certificate of incorporation or bylaws or equivalent organizational documents;
(b)	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;
(c)	declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock or other equity interests (except for dividends by a wholly owned Subsidiary to its direct parent), or enter into any agreement with respect to the voting of its capital stock other equity interests;
(d)	merge or consolidate with any other Person or restructure, reorganize, recapitalize, dissolve or completely or partially liquidate the Company or any other Acquired Entity, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, other than among wholly owned Subsidiaries;
(e)	form any Subsidiary other than in the ordinary course of business;
(f)	commit to acquiring any equity interest in any other Entity for which the fair market value of the total consideration payable by the Company and the other Acquired Entities would exceed $25 million individually or, when combined with any actions permitted by Section 4.1(g) or (o), the aggregate amount of such commitments would exceed $225 million in any calendar quarter;
(g)	commit to acquiring (whether pursuant to merger, stock or asset purchase or otherwise) any business enterprise or assets from any other Person with a value or purchase price that would exceed $25 million individually or, when combined with any actions permitted by Section 4.1(f) or (o), the aggregate amount of such commitments would exceed $225 million in any calendar quarter;
(h)	issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any additional shares of, or securities convertible or exchangeable for, or Company RSUs, options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other equity interests of the Company or any other Acquired Entity on a deferred basis or other rights linked to the value of shares of capital stock or other equity interests, other than (i) the issuance of shares of Company Common Stock issuable upon the settlement of Company RSUs outstanding as of the date hereof or (ii) the grant of Company RSUs to employees on a quarterly basis, in the ordinary course of business and consistent with past practice or as otherwise expressly provided in Section 4.1(h) of the Company Disclosure Schedule; provided, that in no event shall any such grant of Company RSUs be subject to accelerated vesting on, in connection with, or following the Closing except as provided in Section 4.1(h) of the Company Disclosure Schedule;
(i)	transfer, lease, license, sell, mortgage, pledge, allow to lapse or expire (except for the expiration of a stated term or a termination at the expiration of a stated term), dispose of, abandon, fail to maintain or encumber (other than Permitted Liens) any material assets, rights or properties, other than: (i) sales of title to physical assets in the ordinary course of business consistent with past practice if the proceeds of any such sale do not exceed $10 million, (ii) sales of dark fiber indefeasible rights of use in the ordinary course of business consistent with past practice if the upfront payment in respect of any such sale does not exceed $10 million, (iii) as security for any borrowings that are not prohibited by Section 4.1(k), (iv) the transfer or sublease of real property involving an asset value not exceeding

$1 million, (v) dispositions and management of obsolete assets, rights or properties no longer used in the operation of the businesses of the Company and its Subsidiaries or (vi) other than sales covered by (ii) above, the transfer, lease, license or sale, in the ordinary course of business consistent with past practice, of connectivity, colocation/data center, cloud and security services, including but not limited to internet and IP services, transport services, mobile infrastructure services, Ethernet services, private dedicated network services, disaster recovery and cyber security services;

(j)	repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, except shares of the Company’s capital stock repurchased from employees or former employees of any of the Acquired Entities as required pursuant to existing contractual relationships with holders of Company RSUs in effect as of the date of this Agreement;
(k)	incur, create, assume, guarantee or otherwise become liable for any Indebtedness, except for: (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) revolving borrowings incurred pursuant to the Credit Agreement and (iii) any guarantees contemplated by the Credit Agreement or the Company Notes or any Indebtedness permitted thereunder;
(l)	incur, create, assume, guarantee or otherwise become liable for any capital lease, except for capital leases incurred in the ordinary course of business consistent with past practice that do not exceed $4 million individually and $20 million in the aggregate, but excluding capital leases in respect of any renewals or replacements of existing capital leases that are required to operate the business in the ordinary course of business consistent with past practice;
(m)	except to the extent required by any Company Plan set forth on Section 2.13(a) of the Company Disclosure Schedule, as required by applicable Legal Requirements or any agreement or arrangement with any union, works council or other body that represents employees of the Company or any Subsidiary, or as expressly permitted pursuant to Section 4.1(h)(ii) (i) establish, adopt, enter into, terminate, or amend any Company Plan (or any agreement, program, policy or plan that would be a Company Plan if it were in existence on the date hereof) (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practice, with such changes that do not substantially increase the cost of providing benefits thereunder to the Company or any Subsidiary, or to approve performance metrics under its quarterly bonus plans in the ordinary course of business consistent with past practice), (ii) hire or terminate (other than for cause) any employee of the Company who holds or would hold a position in Total Compensation Group 1, 2, 3 or 4, (iii) increase the compensation or benefits of, or enter into any new bonus or incentive agreement or arrangement with, any current or former employees, directors, officers or consultants, other than (x) in the ordinary course of business consistent with past practice with respect to employees who are not employees who hold a position in Total Compensation Group 1, 2, 3 or 4 or (y) to approve the payment of, and take action to pay, quarterly bonuses, in each case, in the ordinary course of business consistent with past practice, (iv) other than as expressly contemplated in Section 1.9(a), take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any amount under any Company Plan, (v) grant or changes the terms of any severance or termination pay to any current or former director, officer, employee, or individual consultant of the Company or any of its Subsidiaries, or (vi) loan or advance money or other property to any current or former director, officer, employee or individual consultant of the Company or any of its Subsidiaries;
(n)	conduct any plant closing or mass layoff defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar foreign, state or local law requiring notice to employees in the event of a plant closing or mass layoff;
(o)	commit to entering into any capital expenditure project (including, without limitation, with respect to a sales order for the building of infrastructure) that would require in excess of (i) $15 million in gross capital expenditures (but only if the payback period determined with respect to the scheduled payments which would be due from the committed counterparty with respect to such capital expenditure project (including with respect to a sales order for the building of infrastructure) would exceed 10 years) or (ii) $25 million in gross capital expenditures; provided, that the Company shall provide Parent written notice of any such capital expenditure project; provided, further, that the Company and its Subsidiaries will not make any such commitments if, when combined with any actions permitted by Section 4.1(f) or (g), the aggregate amount of such commitments would exceed $225 million in any calendar quarter;

(p)	incur in excess of $900 million in the aggregate during any four fiscal quarter period commencing with the four fiscal period ending June 30, 2019 with respect to the following matters: (i) the acquisition of any equity interest in any other Entity, (ii) the acquisition (whether pursuant to merger, stock or asset purchase or otherwise) of any business enterprise or assets from any other Person and (iii) capital expenditures;
(q)	change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable Legal Requirements or GAAP;
(r)	make, change, or revoke any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Acquired Entities, change any accounting period or method with respect to Taxes, file any amended Company Return, settle or compromise any proceeding with respect to any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a material Tax refund or take any other similar action relating to the filing or the payment of any Tax;
(s)	settle, compromise or discharge any Legal Proceeding against the Company or any other Acquired Entity, other than Legal Proceedings where the amount paid in settlement, compromise or discharge does not exceed $5,000,000 individually or $20,000,000 in the aggregate, or which would have a material effect on the continuing operations of the Acquired Entities, taken as a whole or would reasonably expected to prevent the consummation of the Merger;
(t)	fail to use commercially reasonable efforts to maintain compliance with material Governmental Authorizations or otherwise maintain their validity and full force and effect;
(u)	recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of the Subsidiaries, or enter into any collective bargaining agreement or other material agreement with a labor union, works council or similar organization or employee representative body, or waive or amend in any material respect, any similar existing Contract with a labor union, works council or similar organization or employee representative body, in each case except as required by applicable Legal Requirements or as required by any labor Contract in effect as of the date hereof;
(v)	amend, modify, terminate or cancel a material insurance policy (or reinsurance policy) or self-insurance program of the Company or any other Acquired Entity in effect as of the date hereof, which are not replaced by comparable insurance policies;
(w)	modify any Privacy Policies or operations of their IT Assets in any manner that is materially adverse to the business of the Company or its Subsidiaries, taken as a whole, except as required to comply with applicable Legal Requirements;
(x)	enter into any new material line of business outside the businesses being conducted by the Acquired Entities on the date of this Agreement;
(y)	make any material loan, advance or capital contribution to, or investment in, any other Person, other than (A) loans, advances or capital contributions to, or investments in, Subsidiaries of the Company consistent with the Company’s proportional ownership in such Subsidiaries, (B) advances to employees of the Acquired Entities for expenses incurred in the ordinary course of business consistent with past practice, (C) extensions of credit to customers incurred in the ordinary course of business consistent with past practice or (D) investments permitted under Section 4.1(f) or Section 4.1(g); or
(z)	enter into a Contract to take any of the actions described in clauses “(a)” through “(y)” of this Section 4.1, or authorize any of the foregoing.

4.2     No Solicitation.

(a)	Except as expressly permitted by Section 4.2(b), until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not nor shall it authorize or permit its Representatives, Subsidiaries or their Representatives to, directly or indirectly, (i) solicit, initiate, assist or knowingly encourage, cooperate or facilitate (including by way of furnishing information) the submission by any Person (other than Parent, Merger Sub or their Representatives) of an Alternative Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Alternative Acquisition Proposal, (iii) provide any information or data to any Person relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Alternative Acquisition Proposal, (iv) enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle or similar written agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 4.2(b)) with respect to any Alternative Acquisition Proposal (any of the foregoing, an “Alternative Acquisition Agreement”) or (v) resolve, propose or agree to do any of the foregoing. The Company shall, and shall instruct and cause each of its Subsidiaries and shall instruct each of the Representatives of the Company and its Subsidiaries to, (x) immediately cease and cause to be terminated all discussions and negotiations with any Person (or its Representatives) with respect to any Alternative Acquisition Proposal and (y) request the prompt return or destruction of all non-public information previously furnished in connection therewith (subject to the terms of any then-existing confidentiality agreements between the Company and such Person) and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.
(b)	Notwithstanding anything to the contrary set forth in Section 4.2(a), until the earlier of the termination of this Agreement and the receipt of the Company Stockholder Approval, the Company and its Representatives may, subject to compliance with the other provisions of this Section 4.2, (i) provide information in response to a request therefor by a Person who has made a bona fide written Alternative Acquisition Proposal if the Person so requesting such information executes an Acceptable Confidentiality Agreement (provided, that any material non-public information provided to such Person is provided to Parent prior to, or substantially concurrently with, the time it is provided to such Person), and (ii) engage in negotiations or discussions with any Person who has made a bona fide written Alternative Acquisition Proposal, if in each such case of the foregoing clauses (i) and (ii), such Alternative Acquisition Proposal did not result from a material breach of this Section 4.2 and the Company Board reasonably determines in good faith, (A) after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law, and (B) after consultation with its financial advisor and outside legal counsel, that such Alternative Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.
(c)	The Company shall promptly (and in any event within 24 hours of receipt) notify Parent in writing in the event the Company or any of its Subsidiaries or, to its Knowledge, its Representatives receives (i) any Alternative Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an Alternative Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Alternative Acquisition Proposal, in each case of the foregoing clauses (i), (ii) and (iii), together with the material terms and conditions of such inquiry, request, proposal or offer, subject to confidentiality agreements in effect on the date hereof, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely and current basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Alternative Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation with respect thereto.

(d)	Except as set forth in Section 4.2(e), neither the Company Board nor any committee thereof shall do any of the following (each, a “Change of Recommendation”):
(i)	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Alternative Acquisition Proposal, or fail to reaffirm the Company Recommendation within the earlier of three Business Days prior to the Company Stockholders Meeting and five Business Days after receiving a written request to do so from Parent;
(ii)	take any action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than an unequivocal recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (in which the Company Board indicates that it has not changed the Company Recommendation), or fail to, prior to 3:00 p.m. (New York City time) on the earlier of the 10th Business Day following commencement of such tender offer or exchange offer and three Business Days prior to the Company Stockholders Meeting, unequivocally recommend against acceptance of such offer and affirm the Company Recommendation;
(iii)	cause or permit the Company to enter into an Alternative Acquisition Agreement;
(iv)	take any action pursuant to Section 6.1(f); or
(v)	otherwise resolve, agree in writing or publicly propose to take any of the foregoing actions.
(e)	Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may in accordance with this Section 4.2(e), if the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor(s)) that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, (i) effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal received after the date hereof and that did not result from a material breach of this Section 4.2, take action pursuant to Section 6.1(f); provided, that: (A) the Company shall have provided prior written notice to Parent and Merger Sub, at least four Business Days in advance, of its intention to effect a Change of Recommendation or to take action pursuant to Section 6.1(f), which notice shall, if applicable and subject to the confidentiality agreements in effect on the date hereof, specify the material terms thereof (including copies of all proposed transaction documents) and the identity of the party making a Superior Proposal; (B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 6.1(f), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or take such action pursuant to Section 6.1(f), including providing Parent the opportunity to make a presentation to the Company Board regarding this Agreement and any proposed adjustments thereto; and (C) the Company Board shall have considered in good faith any changes to this Agreement and the Financing Letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law even if such changes were to be given effect and, in the case of a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect. In the event of any material revisions to any such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 4.2(e) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to three Business Days before the Change of Recommendation or action pursuant to Section 6.1(f) (rather than the four Business Days otherwise contemplated by this Section 4.2(e)) (it being understood that in no event shall such additional three Business Day period be deemed to shorten the initial four Business Day period).

(f)	The Company agrees that any violation of the restrictions set forth in this Section 4.2 by any Subsidiary or Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.
(g)	Subject to compliance with the other provisions of this Section 4.2 to the fullest extent permitted by applicable law, nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal (for the avoidance of doubt, it being understood and agreed that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a Change of Recommendation).

4.3     Meeting of the Company’s Stockholders; Approval by Parent.

(a)	As promptly as reasonably practicable following the date of this Agreement (but no later than the 20th Business Day following the date hereof), the Company shall (i) prepare and file with the SEC a proxy statement (the “Proxy Statement”) with respect to a meeting of holders of Company Common Stock to vote to adopt this Agreement (the “Company Stockholders Meeting”); and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Parent or as required by applicable Legal Requirement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and any amendments or supplements thereto) prior to the filing thereof with the SEC and the Company will consider in good faith any comments reasonably proposed by Parent. Parent shall furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Proxy Statement. The Company shall (to the extent required by applicable federal securities laws): (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC. The Company shall promptly provide Parent and its counsel with a copy of any comments received by the Company from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC, and the Company shall consider in good faith any such comments reasonably proposed by Parent or its legal counsel.
(b)	As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall (subject to applicable Legal Requirements and the requirements of its certificate of incorporation and bylaws) take all action reasonably necessary to convene the Company Stockholders Meeting and to cause the Proxy Statement to be mailed to the Company’s stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the Company Stockholders Meeting if the Company determines in good faith that the delay, postponement or adjournment of the Company Stockholders Meeting is necessary or appropriate in order to facilitate compliance with applicable Legal Requirements or enable the Company to obtain sufficient votes for the adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Acquisition Proposal (whether or not a Superior Proposal) or the occurrence of any Change of Recommendation.

(c)	Except as expressly contemplated by Section 4.2(e), the Company shall include the Company Recommendation in the Proxy Statement, and the Company shall take all lawful action to solicit the Company Stockholder Approval for the adoption of this Agreement and approval of the Merger. The Company agrees to provide Parent updates concerning proxy solicitation results on a weekly basis and in the same manner and format it received. Without the prior written consent of Parent, the adoption of this Agreement will be the only material matter (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.
(d)	Parent, as the sole stockholder of Merger Sub, shall validly adopt this Agreement promptly following the execution and delivery of this Agreement. If required under the provisions of Parent’s certificate of incorporation, bylaws or comparable governing documents, Parent shall cause its stockholders to validly adopt this Agreement immediately following the execution and delivery of this Agreement.

4.4     Filings; Other Actions.

(a)	Each of the Company, Parent and Merger Sub shall: (i) as promptly as practicable make and effect all registrations, filings and submissions required to be made or effected by it pursuant to (x) the HSR Act and in any event within 15 Business Days and (y) any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and advisable after the date hereof, the Exchange Act and other applicable Legal Requirements with respect to the Merger, including notifications, applications or other filings required by the Telecommunications Regulatory Authorities and Governmental Franchising Authorities under applicable Legal Requirements and notifications, applications or other filings required under applicable Legal Requirements governing foreign National Security Approvals, and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to: (A) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (B) promptly take all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement; (C) promptly provide all notifications required by and file all applications and other filings with the FCC (including any review by the Team Telecom Agencies) seeking the consent or waiver of the FCC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; (D) promptly provide all notifications and registrations required by, and file all applications and other filings with, each applicable State PUC seeking consent or waiver of each applicable State PUC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; (E) promptly take all actions necessary to obtain the Required Governmental Approvals set forth in Section 5.1(b)(iii) from the respective Governmental Entities in connection with the transactions contemplated by this Agreement; and (F) promptly provide all notifications and registrations required by, and file all applications and other filings with, each Governmental Franchising Authority or other Governmental Entity, including Foreign Telecommunications Regulators seeking the consent of the Governmental Franchising Authority, Foreign Telecommunications Regulator or other Governmental Entity that are necessary or appropriate to consummate the transactions contemplated by this Agreement.
(b)	Without limiting the generality of anything contained in Section 4.4(a) or 4.4(c), each party hereto shall: (i) give the other parties prompt notice of the commencement by any Governmental Entity of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding; and

(iii) promptly inform the other parties of any substantive written communication or substantive oral communication from the Federal Trade Commission, the Department of Justice, any Telecommunications Regulatory Authority or any Governmental Franchising Authority or any other Governmental Entity regarding the Merger. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any investigation, action or Legal Proceeding under or relating to (A) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law, (B) any Legal Requirement enforced or administered by a Telecommunications Regulatory Authority or by a Governmental Franchising Authority or (C) any Legal Requirement to obtain Required Governmental Approvals set forth in Section 5.1(b)(iii). In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to such investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such investigation, action or Legal Proceeding. Notwithstanding the foregoing, Parent or Merger Sub may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the Company under this Section 4.4(b) as “outside counsel only”; provided, however, that materials may also be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)	With respect to each application, notice or other filing with any Governmental Entity referenced in Section 4.4(a) above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with all information and signatures necessary for the preparation and filing of such applications, notifications and filings on a timely basis, and shall use reasonable best efforts to prosecute the applications or other requests for approval or waiver diligently and in good faith. Each of the Company, Parent and Merger Sub shall take such actions as may be necessary or reasonably required in connection with such applications, including the furnishing to Governmental Entities of any documents, materials or other information requested. In addition, each of the Company, Parent and Merger Sub shall: (A) permit a representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and to the extent the other party does not attend or participate in a substantive meeting, such other party shall be promptly notified of the substance of such meeting; and (B) permit the other party to review in advance any proposed written communication to Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and shall provide a copy to the other party on all such written communications to or from the Governmental Entities, subject to the limitation in Section 4.4(b) regarding the ability to designate material outside counsel only or otherwise redact certain material. With respect to each joint application, notice or other filing with any Telecommunications Regulatory Authority or Governmental Franchising Authority in connection with the Merger or the other transactions contemplated by this Agreement, the Company shall, subject to applicable law and the rules and regulations of any Telecommunications Regulatory Authority or Governmental Franchising Authority, have primary responsibility for preparing and filing such submissions, except that Parent may be responsible for executing or providing its signatures for such submissions, and Parent shall have the opportunity to review and comment on each submission prior to filing, and the Company shall consider in good faith any comments reasonably proposed by Parent. Parent shall pay all filing fees and each party shall be responsible for payment of its own attorneys’ fees associated with any such applications, notices or other filings.
(d)	In furtherance of the Parties’ obligations under this Section 4.4, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall take, or cause to be taken, the following actions in order to obtain CFIUS Approval: (i) promptly (and not later than twenty Business Days after the date hereof, unless otherwise agreed by the parties) making any draft filing required in connection with the CFIUS Approval in accordance with the DPA, (ii) promptly making any final filing in connection with the CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and (iii) promptly providing any information requested by CFIUS or any other agency or branch of the United States government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA. Subject to clause (e) below, with respect to Parent and Merger Sub, such actions shall also include agreeing to any condition, restriction or other action required by CFIUS in order to obtain CFIUS Approval. Parent and Merger Sub agree that no investor in an investment fund advised or managed by one or more Affiliates of Parent which will provide any portion of the Merger Consideration will be a citizen of, domiciled in, or organized under the laws of Russia, China, Iran, North Korea, Cuba, Syria, Ukraine or Venezuela.

(e)	Notwithstanding any other provision of this Agreement, Parent and Merger Sub agree to avoid or eliminate each and every impediment under any applicable Legal Requirement in connection with obtaining any Required Governmental Approval, including committing to or effecting, by mitigation agreements, public law agreements, letters of assurances or other written commitments, consent decree, hold separate orders, trust or otherwise, the sale, divestiture, hold separate, licensing or other disposition of such assets, share capital, rights or businesses, or otherwise agreeing to take or offering to take or offering to commit to take any action which they are capable of taking (and if the offer is accepted, taking or committing to such action); provided, that nothing in this Section 4.4(e) or elsewhere in this Agreement shall require any Sponsor, Parent or Merger Sub to take any action, make any undertaking, or agree to any remedy or condition:
(i)	with respect to any of its Affiliates (other than the Company or its Subsidiaries or, after the Effective Time, the Surviving Corporation or its Subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent or any investment funds advised or managed by one or more Affiliates of Parent;
(ii)	that may be sought by CFIUS or any Team Telecom Agency in respect of a Required Governmental Approval that would have a Material Adverse Effect (excluding the provisions of the proviso to the definition of such term); or
(iii)	would (x) with respect to any remedy that may be sought by CFIUS or any Team Telecom Agency in respect to a Required Governmental Approval, have a material adverse impact on Parent’s ability to own, control, manage or operate the Company and its Subsidiaries, taken as a whole, subsequent to the Closing, (y) materially restrict a Sponsor’s ability to nominate its board members or (z) have a material and adverse impact on a Sponsor’s ability to own, control, manage or operate Parent and its Subsidiaries, taken as a whole, subsequent to Closing through the exercise of its voting or board representation rights or its right to receive information, other than in the case of clauses (x), (y) and (z), (A) limitations and restrictions with respect to access to, and separation of, customer, operational or technical data transmitted and/or stored by the Company or any of its Subsidiaries and related facilities access, including, in particular, limitations and restrictions on access to personnel, information and facilities relating to the goods and services the Company or its Subsidiaries provides directly or indirectly to the governments of the United States, Canada or other jurisdictions, (B) allowing a security director or officer on the board of directors or similar management body of Parent, the Company of the Company’s Subsidiaries for the purpose of voting on or dealing with security matters, and (C) obligations to regularly report to Governmental Entities and to grant Governmental Entities access to the operations of the Company and its Subsidiaries, and (D) any and all restrictions and commitments of the type and level that any of the Affiliates of Parent, or any investment funds advised or managed by one or more Affiliates of Parent, have agreed to in the past with respect to Required Governmental Approvals in connection with any prior acquisition transaction.

4.5     Access. Upon reasonable notice, (a) the Company shall (and shall cause its Subsidiaries and Representatives to) afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Entities’ properties, books and records, and personnel, and, during such period, the Company shall cause to be furnished promptly to Parent all readily available information concerning its business, properties and personnel as Parent may reasonably request and

(b) the Company shall furnish to Parent such financial, operating and Company Board reports generally prepared by the Company or its Representatives on a regular basis promptly after such reports are delivered to the other recipients thereof; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties or violate any obligations of any of the Acquired Entities with respect to confidentiality to third parties if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) jeopardize protections afforded to any of the Acquired Entities under the attorney-client privilege or the attorney work product doctrine or (iii) violate applicable Legal Requirement, it being agreed that, in each case of clause (i), (ii) and (iii), the Company shall give notice to Parent of the fact that it is withholding such information or documents and following the written request of Parent the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection.

4.6     Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of: (a) any material inaccuracy in any representation or warranty of any party hereto that would make the condition set forth in Section 5.2(a) or Section 5.3(a) incapable of being satisfied or (b) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement that would make the condition set forth in Section 5.2(b) or Section 5.3(b) incapable of being satisfied; provided, however, that no such notification shall affect or be deemed to modify or cure any breach of any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder.

4.7     Publicity. The initial press release relating to this Agreement and the other transactions contemplated hereby shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing, and give each other a reasonable opportunity to review, any press releases, disclosures, communications or other public statements with respect to the transactions contemplated by this Agreement or filings with any Governmental Entity with respect to the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirement or the rules of a national securities exchange, in which case the party making the disclosure shall give the other party reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted. Notwithstanding the foregoing, Parent, Merger Sub and their Affiliates may, without such consultation or consent, make disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

4.8     Employee Benefits.

(a)	For a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to provide current employees of the Surviving Corporation and its Subsidiaries (other than any employee of the Surviving Corporation or any of its Subsidiaries who is covered by a collective bargaining agreement or other similar Contract as of the Closing (“Union Employees”)) as of the Closing (“Affected Employees”) with (i) at least the same level of base salary or hourly wage rate, as the case may be, that was provided to each such Affected Employee immediately prior to the Effective Time, (ii) total target annual incentive opportunities (including cash and equity-based incentives) that, in the aggregate, have substantially comparable value to the aggregate total target annual incentive opportunities available to such Affected Employee immediately prior to the Effective Time, and without regard to the mix of any such incentive compensation; provided, that, for six (6) months following the Closing, quarterly total cash compensation, including base salary or hourly wage rate, as applicable, and cash-based incentives shall have, in the aggregate, substantially comparable value to the quarterly total cash compensation (excluding for the avoidance of doubt, any cash received upon settlement of equity or equity-based awards) available to such Affected Employee immediately prior to the Effective Time, (iii) severance pay and severance benefits to any Affected Employee who incurs a “qualifying termination” at any time during the one-year period following the Effective Time at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the applicable Company Plans set forth on Section 2.13(a) of the Company

Disclosure Schedule immediately prior to the Effective Time (where, for such purpose, “qualifying termination” shall mean any involuntary termination of employment that would have resulted in severance pay and benefits under such Company Plan if such termination had occurred immediately prior to the Effective Time), and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to such Affected Employees by the Acquired Entities immediately prior to the Effective Time. With respect to any Union Employee, Parent shall provide for such compensation and benefits as are required to be provided to such Union Employee pursuant to the terms of any applicable collective bargaining agreement or similar Contract.

(b)	Parent shall ensure that Affected Employees receive credit (for purposes of eligibility to participate, vesting and levels of benefits or, with respect to any Union Employee, to the extent required pursuant to the terms of any applicable collective bargaining agreement or similar Contract) for service with the Acquired Entities and their predecessors prior to the Effective Time (to the same extent such service credit was granted under the Company Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees first become participants following the Effective Time (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries, except (i) to the extent such credit would result in the duplication of benefits for the same period of service, (ii) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits and (iii) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to ensure that: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated immediately before the Effective Time, except to the extent a waiting period would apply under the analogous Company Plan; (ii) for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability and, actively-at-work or similar requirements will be waived with respect to such Affected Employees and his or her covered dependents, except to the extent such pre-existing conditions or limitations, evidence of insurability and actively-at-work or similar requirements would apply under the analogous Company Plan; and (iii) each Affected Employee and his or her covered dependents shall receive credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans to the same extent such credit was given under the analogous Company Plan in which the Affected Employee participated immediately prior to the Effective Time. Nothing in this Section 4.8(b) is intended to amend any employee benefit plans or prevent Parent from terminating any employee benefit plans in a manner permissible under the terms thereof.
(c)	With respect to any accrued but unused vacation and paid time off to which any Affected Employee is entitled pursuant to the vacation and paid time off policies applicable to such Affected Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, assume the liability for such accrued vacation and paid time off and allow such Affected Employee to use such accrued vacation and paid time off in accordance with the practice and policies of Parent or the Surviving Corporation or its Subsidiaries.
(d)	Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) set forth on Section 4.8(d) of the Company Disclosure Schedule, subject to the right to amend such agreements in accordance with their terms.
(e)	Parent shall cause the Surviving Corporation or its Subsidiaries to pay each Affected Employee (i) all approved but unpaid quarterly cash bonuses and (ii) a quarterly cash bonus under either (A) the applicable Company Plan providing for such quarterly bonuses identified in Section 4.8(e) of the Company Disclosure Schedule or (B) a comparable cash bonus plan established by Parent or the Surviving Corporation on or following the Effective Time ((A) or (B), as applicable, the “Bonus

Plan”) for the quarter in which the Effective Time occurs, in each case, to the extent not previously paid by the Company and based on actual performance for the completed fiscal quarter immediately preceding the Effective Time, and payable on the date such bonuses would be otherwise be paid to employees of the Company or its Subsidiaries, subject to the Affected Employee’s continued employment on such payment date; provided, that any Affected Employee who is terminated by the Surviving Corporation or its Subsidiaries without “cause” (as determined pursuant to the Bonus Plan) or, solely with respect to any Affected Employee who holds a position in Total Compensation Group 1, 2, 3 or 4, by such Affected Employee for “good reason” (as defined in Section 4.1(h) of the Company Disclosure Schedule), in either case, during the period beginning on the Effective Time and ending on the last day of the fiscal quarter in which the Effective Time occurs shall receive a pro-rata bonus for such quarter, based on actual performance and prorated based on the number of days the Affected Employee was employed during such fiscal quarter, and payable on the date such bonuses would be otherwise be paid to employees of the Company or its Subsidiaries.

(f)	Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee or any Union Employee for any specific period of time. The provisions of this Section 4.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Affected Employee or any Union Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

4.9     Indemnification; Directors’ and Officers’ Insurance.

(a)	From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Acquired Entities pursuant to: (i) each indemnification agreement in effect between any of the Acquired Entities and any Indemnified Party (as defined in Section 4.9(i)); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Acquired Entities as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could reasonably be expected to adversely affect the rights thereunder of any Indemnified Party in any material respect.
(b)	Without limiting the provisions of Section 4.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration or investigation arises out of or pertains to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director or officer of any of the Acquired Entities (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 4.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim, Legal Proceeding, arbitration or investigation: (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time; (B) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent; and (C) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received. Notwithstanding anything to the contrary contained in this Section 4.9(b) or elsewhere in this Agreement, Parent and the Surviving Corporation each agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination obligates Parent or the Surviving Corporation to pay the full amount of any liability in connection with such claim, Legal Proceeding, arbitration or investigation and includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, Legal Proceeding, arbitration or investigation.

(c)	Through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that: (i) in no event shall Parent be required to expend in any one year an amount in excess of 300% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policy (the “Annual Cap”), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided, that the cost of such “tail” policy shall be subject to the Annual Cap. The amount of the annual premium payable by the Company as of the date of this Agreement for directors’ and officers’ liability insurance coverage is set forth on Section 4.9(c) of the Company Disclosure Schedule.
(d)	The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 4.9 shall be joint and several.
(e)	If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 4.9.
(f)	The obligations set forth in this Section 4.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 4.9(c) (and their heirs and representatives), (each, an “Other Indemnified Party”)) without the prior written consent of such affected Indemnified Party or Other Indemnified Party. Each of the Indemnified Parties and Other Indemnified Parties are intended to be third party beneficiaries of this Section 4.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and Other Indemnified Parties under this Section 4.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(g)	This Section 4.9 shall survive consummation of the Merger and the Effective Time, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
(h)	Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.9 is not prior to or in substitution for any such claims under such policies.
(i)	For purposes of this Agreement, each Person who is or was an officer or director of any of the Acquired Entities at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

4.10   Financing.

(a)	Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the “market flex” provisions applicable thereto) described or contemplated in the Financing Letters pursuant to the terms thereof (or on such terms and conditions that are acceptable to each of Parent, Merger Sub and the providers of the applicable Financing in their sole discretion so long as such other terms and conditions are not prohibited by this Section 4.10(a)) and, taking into account the expected timing of the Marketing Period, satisfy the conditions to the Financing that are within Parent’s control as described in the Financing Letters, and shall not permit any termination (other than in accordance with its terms), amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Financing Letters if such termination, amendment, modification, waiver or replacement (A) reduces the aggregate amount of the Financing unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or (y) after giving effect to such termination, amendment, modification, waiver or replacement, the representation and warranty set forth in the last sentence of Section 3.7 shall be true and correct or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Financing in a manner that would reasonably be expected to (x) delay (taking into account the expected timing of the Marketing Period) or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the Financing Letters or the definitive agreements, if any, with respect thereto or, taking into account the expected timing of the Marketing Period, consummate the transactions contemplated hereby; provided, that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such termination, amendment, modification, waiver or replacement.
(b)	Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters, (B) taking into account the expected timing of the Marketing Period, to negotiate and enter into on the Closing Date definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the “market flex” provisions applicable thereto) described or contemplated in the Debt Commitment Letter (or on such terms and conditions that are acceptable to each of Parent, Merger Sub and the providers of the Debt Financing in their sole discretion, so long as such terms and conditions are not prohibited by Section 4.10(a)), (C) to enforce its rights (other than through litigation) under the Financing Letters and (D) to comply with its obligations under the Financing Letters to the extent the failure to comply with such obligations would adversely impact the amount or, taking into account the expected timing of the Marketing Period, the availability of the Financing at the Closing. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon the reasonable written request to Parent, provide to the Company executed copies of the definitive agreements, if any, for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or, to the extent entered into and effective prior to the Closing Date, definitive agreements relating to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual breach, default, termination (other than in accordance with its terms) or repudiation by any party to any of the Financing Letters or, to the extent entered into and effective prior to the Closing Date, definitive agreements related to the Financing of any provisions of the Financing Letters or (2) material dispute or material disagreement relating to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the definitive agreements with respect to the Financing), and (z) if at any time for any reason Parent or Merger Sub believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide information reasonably requested by the Company relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that in no event shall Parent be required to share any information with the Company that is subject to attorney-client or other privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Debt Financing otherwise becomes unavailable, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient, when added to the portion of the Financing and cash on hand of the Company and its Subsidiaries that is and remains available to Parent and Merger Sub, to fund the Required Uses (“Alternative Financing”); provided, that in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it, obtain Alternative Financing that (1) includes terms (including any “market flex” provisions applicable thereto) that are less favorable in any material respect to Parent than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or delay the consummation of the transactions contemplated by this Agreement. Parent shall promptly deliver to the Company true and complete copies of any debt commitment letter and related fee letter (in the case of any such fee letter, redacted in a manner consistent with the Redacted Fee Letter) pursuant to which any such alternative source shall have committed to provide any Alternative Financing (the “Alternative Financing Commitment Letter”). The Company acknowledges and agrees that Parent and Merger Sub shall not be required to consummate the Debt Financing before the final day of the Marketing Period. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent and Merger Sub that speak as of the date hereof) (i) to “Financing” and “Debt Financing” shall include any such Alternative Financing and (ii) to “Financing Letters” shall include any such Alternative Financing Commitment Letter.

(c)	Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, use its and their respective reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Financing or any permitted replacement, amended, modified or alternative financing (including, solely for purposes of this Section 4.10(c), one or more offerings of “high yield” non-convertible debt securities to be issued or incurred in lieu of any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or securities demand provisions of the Redacted Fee Letter) (collectively with the Debt Financing, the “Available Financing”), including:
(i)	furnishing Parent and Merger Sub and their Financing Sources, promptly following Parent’s request, with such pertinent and customary information regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business and operations of the Company and its Subsidiaries) as is necessary or customary and as may be reasonably requested in writing by Parent for the arrangement or marketing of the Available Financing or for the preparation of any syndication, offering or other similar marketing materials and/or documents or rating agency or lender presentations relating to, or in connection with, any Available Financing, and including all information and data regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraphs 5 and 10 of Exhibit E of the Debt Commitment Letter,

(ii)	furnishing Parent and Merger Sub and their Financing Sources with the Required Information;
(iii)	to the extent reasonably requested by Parent, furnishing Parent and Merger Sub and their Financing Sources with information with respect to the Company and its Subsidiaries to the extent reasonably available to the Company as may be necessary in order for Parent to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Surviving Corporation and its Subsidiaries that include the most recent periods covered by the Required Information (it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments);
(iv)	to the extent reasonably requested by Parent, participating in a reasonable number of meetings (including customary one-on-one meetings), presentations and roadshows with, on the one hand, the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders, investors and purchasers of, the Available Financing, and, on the other hand, management and Representatives (with appropriate seniority and expertise) of the Company, due diligence sessions (including directing the Company’s auditors to participate therein or in separate accounting due diligence calls), drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with the Available Financing and with appropriate advance notice and at times and locations to be mutually agreed between Parent and the Company;
(v)	to the extent reasonably requested by Parent, assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including a version that does not include material non-public information regarding the Company and its Subsidiaries), private placement memoranda, prospectuses and similar documents required in connection with the Available Financing; provided, that any such documents in relation to debt securities shall not be issued by the Company or any of its Subsidiaries, and provided, further, that any rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing shall reflect the Surviving Corporation and/or its Subsidiaries as the obligors;
(vi)	to the extent reasonably requested by Parent, directing the Company’s auditors to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by Parent with respect to financial information (including pro forma financial information) of the Company included in any offering documents relating to Available Financing that consists of registered or Rule 144A marketed debt securities in which the consolidated financial statements of the Company are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Company in any offering documents relating to the Available Financing in which the consolidated historical financial statements of the Company are included, in each case subject to such auditors’ customary policies and procedures and applicable auditing standards;
(vii)	to the extent reasonably requested by Parent, obtaining, and executing and delivering, customary authorization and representation letters with respect to the bank information memoranda;

(viii)	to the extent reasonably requested by Parent, assisting in the preparation of, and executing and delivering, one or more credit agreements, indentures, pledge and security documents, purchase agreements, currency or interest hedging agreements, other definitive financing documents and other customary certificates or documents (including the execution and delivery of a solvency certificate by the chief financial officer of, or person performing similar functions for, the Company and its Subsidiaries substantially in the form of Annex I to Exhibit E to the Debt Commitment Letter) on terms that are reasonably requested by Parent in connection with the Available Financing, and taking organizational actions as may be reasonably requested by Parent in connection with the Available Financing; provided, that such agreements and actions shall become operative after or concurrently with, the occurrence of the Closing;
(ix)	to the extent reasonably requested by Parent, cooperating reasonably with the due diligence of the Financing Sources of the Debt Financing, to the extent customary and reasonable;
(x)	assisting with the payoff, discharge and termination of the Company Credit Agreement and any other Indebtedness requested by Parent pursuant to Section 4.15(a) or (b) to be paid off, discharged or terminated at or after the Effective Time, including by arranging for, and executing and delivering, customary prepayment notices, payoff letters, lien terminations and instruments of discharge, in each case in a customary form; provided, that obligations with respect to payoff, discharge and termination of the Company Notes are set forth in Section 4.15(b) – (g) and not this Section 4.10(c)(x);
(xi)	to the extent reasonably requested by Parent, assisting Parent in procuring public corporate ratings and corporate family ratings in respect of the Company and public ratings of the facilities contemplated by the Available Financing;
(xii)	no less than four (4) Business Days prior to the Closing Date, furnishing to Parent and the Financing Sources all documentation and information as is reasonably requested in writing by the Financing Sources at least ten (10) Business Days prior to the Closing Date about the Company and its Subsidiaries that the Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, including, if the Company or any of its Subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and
(xiii)	updating any Required Information provided to Parent as may be necessary for such Required Information to remain Compliant;

provided, however, that, no obligation of the Company or any of its Subsidiaries pursuant to this Section 4.10(c) or Section 4.15 under any agreement, certificate, document or instrument (other than the authorization and representation letters referred to in clause (vii) above, prepayment notices referred to in clause (x) above and the supplemental indentures referred to in Section 4.15(c)(ii) below) shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries or Representatives shall be required under this Section 4.10(c) or Section 4.15) to (a) pay any commitment or other fee, reimburse any expenses or incur any other liability in connection with the Available Financing prior to the Effective Time unless promptly reimbursed or indemnified, as applicable, by Parent in accordance with the penultimate sentence of this proviso, (b) take any action that would unreasonably and materially interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (c) enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (except the authorization and representation letters referred to in clause (vii) above, prepayment notices referred to in clause (x) above and the supplemental indentures referred to in Section 4.15(c)(ii) below), (d) require the Company or any of the Company Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize the Financing unless Parent shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Subsidiary on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (e) take any action that would conflict with or violate any provision (not created in contemplation of the Financing) of any of the organizational documents of the Company or any Company Subsidiary or any Legal Requirements or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any obligation of confidentiality (not created in contemplation hereof), or any other term (not created in contemplation of the Financing) of any Material Contract binding on the Company or any of its Subsidiaries (provided, that in the event that the Company and/or its Subsidiaries do not provide information in reliance on the exclusion in this clause (e) related to confidentiality obligations, the Company and/or its Subsidiaries shall use commercially reasonable efforts to provide notice to Parent and Merger Sub promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (f) take any action that would cause any representation or warranty in this Agreement to be breached or become inaccurate, (g) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (h) provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or which is restricted or prohibited under applicable Legal Requirements (provided, that the Company, its Subsidiaries and its Representatives shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Legal Requirements), (i) prepare or provide any Excluded Information or change any fiscal period, (j) require the Company or any Company Subsidiary or any of their Representatives to deliver any legal opinions (other than to the trustee of the applicable Company Notes in connection with the execution and delivery by the Company of any supplemental indentures referred to in Section 4.15(c)(ii) below prior to the Closing Date) or any reliance letters or (k) file or furnish any reports or information with the SEC in connection with the Financing, except, after consultation between Parent and the Company and their Representatives, the furnishing on Current Reports on Form 8-K by the Company of information included in documents with respect to such Financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing and any information used in connection therewith (other than (i) information furnished by or on behalf of the Company or its Subsidiaries in writing specifically for use in connection with the Available Financing, or (ii) as a result of the gross negligence, bad faith or willful misconduct of the Company or its Subsidiaries), as determined by a court of competent jurisdiction in a final and non-appealable decision. The Company hereby consents to the reasonable use of logos used by the Parent in connection with the Available Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its reputation or goodwill.

Notwithstanding any other provision set forth herein or in any other agreement between the Company, on the one hand, and Parent or Merger Sub (or their respective Affiliates), on the other hand, the Company agrees that Parent, Merger Sub and their respective Affiliates may share customary projections and other non-public information provided pursuant to this Section 4.10 with respect to the Company on a customary basis with its Financing Sources, and that Parent, Merger Sub and their respective Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements; provided, further, that, in the case of a Financing that constitutes a securities offering, the sharing of information to Financing Sources in such securities offering shall be limited to the investment banks acting as underwriters, private placement agents or initial purchasers for such securities offering.

4.11   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12   Director Resignations. The Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company two Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.

4.13   Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened against the Company and/or members of the Company Board and shall keep Parent reasonably informed on a current basis with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and promptly and diligently responding to inquiries with respect to any stockholder litigation made by Parent or its counsel. The Company shall give Parent the opportunity to participate in the defense, settlement or negotiation of any such stockholder litigation, shall consider in good faith Parent’s advice and input with respect to such stockholder litigation and shall not compromise, come to an arrangement, settle or agree to settle any stockholder litigation without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned). For purposes of this Section 4.13, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the stockholder litigation and the Company will consult with Parent regarding the defense, settlement or compromise of any stockholder litigation and consider Parent’s views with respect to any stockholder litigation.

4.14   Deregistration and Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of the New York Stock Exchange (the “NYSE”) to enable the delisting by the Company of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time. If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act within ten (10) days following the date of the Closing, the Company will deliver to Parent at least three Business Days prior to Closing a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during such period.

4.15   Company Indebtedness.

(a)	The Company shall use reasonable best efforts to facilitate the delivery of payoff letters, in a customary form, from the lenders (or their applicable representative) with respect to the Company Credit Agreement, stating the amounts required to pay in full the obligations thereunder and to effect the release of any related liens or other security interests (subject to the payment thereof at Effective Time).
(b)	If and to the extent Parent notifies the Company that it elects to prepay, redeem, terminate or otherwise discharge any of the Company’s indebtedness, including any Company Notes, at or after the Effective Time, the Company shall use reasonable best efforts to, and to cause its Representatives to use their reasonable efforts to, provide all customary cooperation reasonably requested by Parent as is necessary to effect such prepayment, redemption, termination or discharge of any of the Company’s indebtedness, including facilitating the giving on the Closing Date of notices of redemption for the Company Notes in accordance with the terms of the respective Company Indentures and facilitating and effecting on the Closing Date the satisfaction and discharge of the Company Indentures in accordance with the terms thereof; provided, that nothing shall require the Company or any of its Subsidiaries to (x) pay or deposit any amounts necessary for the Company to redeem the Company Notes, (y) give any notice of redemption prior to the Closing Date, or (z) cause the delivery of any legal opinions or reliance letters from the Company or any of its Subsidiaries or their respective counsel or any certificates or representations from the Company or any of its Subsidiaries (other than any officer’s certificate of the Company required under the Company Indentures to effect the giving of any such notice of redemption or satisfaction and discharge on the Closing Date, which shall be executed by an officer of the Company that shall be an officer on and following the Closing Date).

(c)	Parent, Merger Sub or any of their Affiliates may, or may request the Company to, in which case the Company shall use its reasonable best efforts to, commence as promptly as practicable following receipt of such request, one or more tender offers to purchase all or a portion of the Company Notes and/or one or more consent solicitations regarding certain proposed amendments to the Company Indentures (any such consent solicitation, a “Consent Solicitation”) as reasonably requested by Parent (any such tender offer, including any Consent Solicitation, a “Tender Offer”), including to eliminate, waive or amend the change of control provisions and to amend the reporting covenants in such Company Indentures.
(i)	Any Tender Offer shall be made on such terms and conditions as determined by Parent and Merger Sub subject to the reasonable approval of the Company (other than with respect to the Reserved Terms of any such Tender Offer which shall be determined by Parent and Merger Sub in their sole discretion) and subject to the provisos to this sentence, and the Company shall waive any of the conditions relating to any Tender Offer to be made by the Company (other than the terms and conditions set forth in the provisos to this sentence), as applicable, as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any such Tender Offer or make any changes to any such Tender Offer other than as consented to or approved by Parent; provided, that, in any event, the terms and conditions of any such Tender Offer shall provide that the closing thereof shall be contingent upon the Closing and the proposed amendments that are the subject of any Consent Solicitation shall only become operative upon, acceptance of the applicable Company Notes for purchase pursuant to any related Tender Offer substantially concurrently with the Closing; provided, further, that each such Tender Offer shall include the following conditions: (x) such Tender Offer shall not conflict with or violate any Legal Requirements (it being understood that the Company shall not be required to take any action that, in the reasonable judgment of the Company based on advice of legal counsel, does not comply with Rule 14e-1 promulgated under the Exchange Act), (y) the closing of such Tender Offer shall be conditioned upon, or shall occur substantially concurrently with, the Closing (including the obtaining by Parent of financing or otherwise having cash sufficient to fund, and providing such amount to the Company to fund, the tender consideration, any related consent fees and other related fees and expenses) and (z) receipt of the requisite consents in respect of any Consent Solicitation. Subject to the foregoing, the Company shall use its reasonable best efforts to promptly make any change to the terms and conditions of any Tender Offer reasonably requested by Parent.
(ii)	Provided that the requisite consents in respect of any Consent Solicitation have been received with respect to the applicable Company Notes (which may be prior to the Closing), the Acquired Entities shall execute (or cause to be executed) a supplemental indenture to the applicable Company Indenture reflecting the terms of such Consent Solicitation, and shall use commercially reasonable efforts to cause the trustee under such Company Indenture to enter into such supplemental indenture, as the case may be; provided, that the proposed amendments therein shall only become operative upon acceptance of the applicable Company Notes for purchase pursuant to any related Tender Offer substantially concurrently with the Closing.
(d)	The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, use its and their respective reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the commencement and conduct of any Tender Offer, including assistance with the preparation of one or more offers to purchase and consent solicitation statements, letters of transmittal and consents (if required) and press releases. Any documents (including all amendments or supplements thereto) and all mailings to the holders of the Company Notes in connection with any Tender Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them; provided, that, for the avoidance of doubt, the terms and conditions of any Tender Offer shall be subject to Section 4.15(c) above. If at any time prior to the completion of any Tender Offer, any information should be discovered by Parent, Merger Sub or the Company that Parent, Merger Sub or the Company reasonably believes should be set forth in an amendment or supplement to the documentation relating thereto, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the Person that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement prepared by Parent or Merger Sub (or at the reasonable request of Parent, prepared by the Company) describing such information (which amendment or supplement shall be reasonably satisfactory in form and substance to Parent and Merger Sub) shall be disseminated to the holders of the applicable Company Notes (which amendment or supplement and dissemination may take the form of a press release or the filing of a Current Report on Form 8-K by the Company).

(e)	In connection with any Tender Offer, Parent may select one or more dealer managers, solicitation agents, information agents and other agents (collectively, “Agents”) to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, use its and their respective reasonable best efforts to enter into usual and customary agreements (including usual and customary indemnities) with such parties so selected and on terms and conditions reasonably acceptable to Parent.
(f)	At or prior to the Effective Time, Parent shall provide (or cause to be provide) to the Company funds in an amount equal to the amount necessary for the Company (i) to repay and discharge in full all amounts outstanding pursuant to the Indebtedness of the Company which Parent has elected to prepay, redeem, terminate or otherwise discharge and/or (ii) to purchase such Company Notes that the Parent elects to accept for purchase pursuant to one or more Tender Offers (including any consent fee payable in connection with any Consent Solicitation), in each case, pursuant to this Section 4.15.
(g)	Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including attorneys’ and accountants’ fees, fees of the trustees for the Company Notes and their counsel, and fees of any Agents and their counsel) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.15 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the transactions contemplated by this Section 4.15 and any information used in connection therewith (other than (i) information furnished by or on behalf of the Company or its Subsidiaries expressly for use in connection with any redemption or satisfaction and discharge or any Tender Offer contemplated by this Section 4.15 or (ii) as a result of the gross negligence, bad faith or willful misconduct of the Company or its Subsidiaries (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction)).

4.16   REIT Conversion. The Company shall continue its dialog with the Internal Revenue Service to seek one or more private letter rulings regarding its potential future conversion to a real estate investment trust for federal income tax purposes (the “Potential REIT Conversion”); provided, however, that the Company (and its Affiliates and representatives) shall not (a) submit any written communication to the Internal Revenue Service under penalties of perjury, (b) make any binding tax election, or (c) adopt any board resolution, in each case regarding the Potential REIT Conversion without the consent of Parent (which, in the case of clause (a) shall not be unreasonably withheld or delayed). The Parties agree that it shall be reasonable for Parent to withhold consent with respect to the submission of any communication to Internal Revenue Service regarding the Potential REIT Conversion that could reasonably be expected to have a material adverse impact on Parent’s determination that the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

4.17   Third Party Consents and Notices. The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Merger; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers. Neither Parent nor any Acquired Entity shall be required to incur any expense or pay any fees in connection with its compliance with this Section 4.17 or any such actions, notices, consents, approvals or waivers, unless, in the case of the Acquired Entities, such expense or payment is conditioned upon the consummation of the Closing or Parent has agreed to reimburse the Acquired Entities for such expense or payment in the event this Agreement is terminated in accordance with Section 6.1(h), Section 6.1(j) or Section 6.1(k). Assuming the Company has complied with this Section 4.17 in all material respects, failure to provide or obtain any actions, notices, consents, approvals or waivers shall not, in and of itself, be a condition to Closing.

4.18   Confidentiality.

(a)	The Parties acknowledge and agree that the provisions of the Confidentiality Agreement and the shall remain binding and in full force and effect until the later to occur of (i) the Closing Date and (ii) the termination of the Confidentiality Agreement in accordance with its terms and, in addition, the Company covenants to keep confidential, information provided to the Company and its Representatives pursuant to this Agreement, except (A) as expressly permitted under this Agreement, (B) as required by applicable Legal Requirement or any rule of any national securities exchange or pursuant to an audit or examination by a regulator, bank examiner or self-regulatory organization, (C) for information that is or becomes available to the public on or prior to the Closing Date other than as a result of a breach of this Section 4.18, (D) for information that is already in the Company’s or any of its Representative’s possession; provided, that such information is not known by the Company or such Representative to be subject to another confidentiality agreement with, or other obligation of secrecy to, Parent or any of its Affiliates, (E) for information that is or becomes available to the Company or any of its Representatives from a source other than Parent or any of its Representatives; provided, that such source is not known by the Company or any such Representative to be bound by a confidentiality agreement with, or other obligation of secrecy to, Parent or any of its Affiliates (F) for information that is or becomes independently developed by or on behalf of the Company other than as a result of a breach of this Section 4.18.
(b)	From and after the date of this Agreement, Parent and the Company agree that (i) notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the definition of “Representatives” in the Section 1 of the Confidentiality Agreement shall be deemed to include any potential equity co-investor, co-bidder, joint acquirer, strategic partner or debt or equity financing source of Parent or Merger Sub and the Company’s consent shall not be required with respect to any such inclusion and (ii) the restrictions set forth in the first sentence of Section 3 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or arrangements by or on behalf of a Party permitted by this Agreement (including in response to a notice pursuant to Section 4.2(e)). Notwithstanding the foregoing, Parent shall provide periodic notice (e-mail to suffice) to the Company if it contacts potential equity financing sources in connection with the Equity Financing with which Parent or its Representatives has not previously been in contact in connection with the Equity Financing. Notwithstanding the foregoing, without the Company’s prior written consent (e-mail to suffice), any potential equity co-investor, co-bidder, joint acquirer, strategic partner or debt or equity financing source will not be considered a “Representative” under the Confidentiality Agreement if such Person is a competitor to the Company.

4.19   Data Room Documentation. As promptly as practicable after the date hereof (but not to exceed 5 Business Days after the date hereof), the Company shall authorize and instruct Merrill Corporation to copy to DVDs, at Parent’s expense, all documents and other files posted to the Data Room as of the date hereof in the same order and manner as such documents are set forth in the Data Room and deliver 2 copies of such DVDs to Parent’s legal counsel, Simpson Thacher & Bartlett LLP, to be held in escrow until the Closing.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)	Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Legal Requirements and the Company’s certificate of incorporation and bylaws;
(b)	Required Governmental Approvals. The following constitute “Required Governmental Approvals” within this Agreement:
(i)	HSR Act. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;
(ii)	CFIUS. The parties shall have obtained CFIUS Approval.
(iii)	Other Governmental Approvals. The approvals and notices specified in Section 5.1(b)(iii) of the Company Disclosure Schedule shall have been obtained and provided; and
(c)	No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have issued, enforced or entered an Order or enacted, issued, promulgated, or enforced any Legal Requirement (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger, and no Legal Requirement shall have been adopted, enacted, issued or promulgated in any jurisdiction in which the Company or any of its Subsidiaries engage in business activities that prohibits or makes illegal the consummation of the Merger.

5.2     Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 2.3(a), 2.3(b), 2.3(g) and 2.28, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date) except for any inaccuracies that, individually or in the aggregate, would result in the sum of (x) the increase in the aggregate amount required to be paid by Parent as additional consideration in the Merger, (y) the increase in the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of the date of this Agreement and (z) the increase in the amounts required to be paid to financial advisors based on the formula set forth in Section 2.28 of the Company Disclosure Schedule, exceeding $20 million in the aggregate, (ii) the representations and warranties of the Company set forth in Section 2.5(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, (iii) each of the representations and warranties of the Company set forth in Section 2.1(a) (solely with respect to the Company), the second sentence of Section 2.2(solely with respect to the Company), Sections 2.3(c), 2.3(e), 2.3(f), 2.19, 2.23, 2.26 and 2.27, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of the Company contained in this Agreement (read, for purposes of this Section 5.2(a)(iv) only, without any materiality or Material Adverse Effect qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.2(a)(iv) if such inaccuracies (considered collectively) do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;
(c)	No Material Adverse Effect. Since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a Material Adverse Effect; and
(d)	Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

5.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (read, for purposes of this Section 5.3(a) only, without any materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect as of the Closing Date;
(b)	Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and
(c)	Officers’ Certificate. The Company shall have received a certificate dated the Closing Date and signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

ARTICLE 6

TERMINATION

6.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or, except as specified otherwise in this Section 6.1, after the Company Stockholder Approval has been obtained):

(a)	by mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors or equivalent governing bodies;
(b)	by either the Company or Parent if the Merger shall not have been consummated on or before the End Date; provided, however, that (i) if, on such date, the conditions to Closing set forth in Section 5.1(b) shall not have been satisfied but all conditions to Closing other than those conditions, which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time, then the End Date shall be automatically extended to August 8, 2020 (and such date, as so extended shall be the End Date) and (ii) the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was caused by the failure of such party to perform any of its obligations under this Agreement;

(c)	by either the Company or Parent if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or any Legal Requirement has been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such injunction or other Order was caused by the failure of such party to perform any of its obligations under this Agreement, including using its reasonable best efforts to have any such injunction lifted in accordance with Section 4.4, and such failure would result in a failure of a condition set forth in Section 5.1(a) or 5.1(b);
(d)	by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(e)	by Parent if a Change of Recommendation occurs;
(f)	by the Company, at any time prior to obtaining the Company Stockholder Approval, after complying with the procedures set forth in Section 4.2(e), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that (i) the Company shall pay the Company Termination Fee in accordance with Section 6.3(a) prior to or substantially concurrently with such termination and (ii) the Company shall, substantially concurrently with such termination, enter into such Alternative Acquisition Agreement;
(g)	by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company (or if earlier, the End Date) and such inaccuracy shall not have been cured in all material respects; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if there is then an inaccuracy in any of its representations or warranties contained in this Agreement, and such inaccuracy would result in a failure of the condition set forth in Section 5.3(a);
(h)	by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Merger Sub; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent (or if earlier, the End Date) and such inaccuracy shall not have been cured in all material respects; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if there is then an inaccuracy in any of its representations or warranties contained in this Agreement, and such inaccuracy would result in a failure of the condition set forth in Section 5.2(a);
(i)	by Parent if: (i) any covenant or agreement of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the breach of such covenant of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company (or if earlier, the End Date) and such breach shall not have been cured in all material respects; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(i) if there is then a breach of any of its covenants or agreement contained in this Agreement, and such breach would result in a failure of the condition set forth in Section 5.3(b);
(j)	by the Company if: (i) any covenant or agreement of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the breach in such covenant of Parent; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent (or if earlier, the End Date) and such breach shall not have been cured in all material respects; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(j) if there is then a breach of any of its covenants or agreement contained in this Agreement, and such breach would result in a failure of the condition set forth in Section 5.2(b); or

(k)	by the Company, if (i) all of the conditions set forth in Sections 5.1 and 5.2 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, and which would have been satisfied if the Closing were to have occurred on the date of termination), (ii) Parent or Merger Sub shall have failed to consummate the Closing within 3 Business Days following the date on which the Closing should have occurred pursuant to Section 1.3 and (iii) and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on such date through the end of such 3 Business Day period.

6.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1 and, if then due, the payment of any termination fee required pursuant to Section 6.3, this Agreement shall be of no further force or effect without any further liability on the Company, Parent or Merger Sub; provided, however, that this Section 6.2, Section 6.3, Article 7 and the expense reimbursement and indemnification provisions of Section 4.15(g) shall survive the termination of this Agreement and shall remain in full force and effect.

6.3     Termination Fee.

(a)	In the event that:
(i)	(A) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(d), or by Parent pursuant to Section 6.1(g) or Section 6.1(i), (B) any Alternative Acquisition Proposal has been made known to the Company or publicly announced by any Person (other than by Parent, Merger Sub or their respective Affiliates) and, in either case, not withdrawn after the date of this Agreement but prior to such termination or, with respect to a termination pursuant to Section 6.1(d), prior to the Company Stockholders Meeting and (C) the Company, within twelve (12) months of the date this Agreement is terminated, enters into a definitive agreement with respect to, any Alternative Acquisition Proposal or an Alternative Acquisition Proposal is consummated (provided, that for purposes of clause (C), the references to “15%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”), then within two Business Days of the earlier of entering into such definitive agreement or consummation of such Alternative Acquisition Proposal, the Company shall pay to Parent by wire transfer of immediately available funds the Company Termination Fee;
(ii)	this Agreement is terminated by the Company pursuant to Section 6.1(f), then prior to or substantially concurrently with such termination the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds; or
(iii)	this Agreement is terminated by Parent pursuant to Section 6.1(e), then within two Business Days of such termination, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds;

it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount in immediately available funds equal to $209,718,868.

(b)	In the event that the Company shall terminate this Agreement pursuant to Section 6.1(h), (j) or (k), then Parent shall pay to the Company a termination fee of $419,437,736 in cash in immediately available funds (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(c)	Without limiting or otherwise affecting other remedies that may be available to Parent and Merger Sub hereunder, in the event of termination of this Agreement (i) by Parent or the Company pursuant to Section 6.1(b) (but only if the Company Stockholders Meeting has not been held prior to the End Date) or (ii) by the Company or Parent pursuant to Section 6.1(d), the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within one (1) Business Day) following receipt of an invoice therefor for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, consultants and other representatives (including financing sources) incurred by Parent, Merger Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum of $10,000,000 which amount shall be credited against any Company Termination Fee that becomes subsequently payable to Parent.

(d)	Each of the parties hereto acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Parent Termination Fee or Company Termination Fee and other amounts payable under Section 6.3 are uncertain and incapable of accurate calculation; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a final non-appealable judgment against the other party for the payment set forth in this Section 6.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(e)	Notwithstanding anything to the contrary in this Agreement, each of the parties expressly acknowledges and agrees that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent or Merger Sub would have entered into this Agreement, the Company Termination Fee and Parent Termination Fee is not a penalty, but is liquidated damages for any and all loses and damages or other Adverse Consequences suffered or incurred by the Company or any Company Related Party or by the Parent or any Parent Related Party in connection with this Agreement and the transactions contemplated hereby (and the abandonment or termination thereof), any other matter forming the basis for such termination or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any written or oral representation or warranty made or alleged to be made in connection herewith, in a reasonable amount that will compensate the Company or the Parent, in the circumstances in which such fee is payable, for any Adverse Consequences, including the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions, which amount would otherwise be impossible to calculate with precision.
(f)	Notwithstanding anything to the contrary in this Agreement:
(i)	In the event that Parent or Merger Sub fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement in accordance with Section 7.6, the sole and exclusive remedy (whether or not available) of the Company and the Company Related Parties against (A) Parent, Merger Sub and any of their respective direct or indirect, current, former or future Affiliates, (B) the direct or indirect current, former or future directors, officers, general or limited partners, equityholders, stockholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (A) or any of the respective Representatives of any of the foregoing (the Persons listed in the foregoing clauses (A) and (B), collectively, the “Parent Related Parties”) or the Financing Sources Related Parties for any and all losses and damages or other Adverse Consequences in respect of the Financing Letters, this Agreement (or the termination thereof), the Termination Fee Agreements or the respective transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement, the Financing Letters or the Termination Fee Agreements, or in respect of any oral or other representation, warranty or promise made or alleged to have been made in connection herewith or therewith, shall be (1) to terminate this Agreement and receive the Parent Termination Fee from Parent pursuant to this Section 6.3 (together with any applicable out-of-pocket expenses of enforcement recoverable from Parent as set forth in Section 6.3(d)) and (2) the right of the Company to seek monetary damages from the Parent or Merger Sub in the event of Parent or Merger Sub’s willful breach of this Agreement prior to the termination of this Agreement; provided, that in no event shall Parent be subject to monetary damages for willful breach of this Agreement in an amount in excess of the Parent Termination Fee; provided, further, that in no event will the Company be entitled to (x) payment of any monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Parent Termination Fee, (y) payment of both monetary damages and the Parent Termination Fee in a combined amount in excess of the Parent Termination Fee, or (z) both payment of the Parent Termination Fee and a grant of specific performance of this Agreement or any equitable remedy against the Parent and Merger Sub that results in the Closing;

(ii)	without limiting the foregoing, upon payment of the Parent Termination Fee, no Parent Related Party or Financing Sources Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Financing Letters and the Debt Financing, the Termination Fee Agreements, the Merger, or the other respective transactions contemplated hereby or thereby, or in respect of any other agreement, document or theory of law or equity or in respect of any oral or other representation, warranty or promise made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or in fraud or otherwise;
(iii)	this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, Parent and Merger Sub, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; and
(iv)	without limiting the rights of the Company against Parent or Merger Sub or against the Sponsors under the Termination Fee Agreements (in each case, upon and subject to the terms and conditions hereof and thereof), in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any other Parent Related Party.
(g)	Notwithstanding anything to the contrary in this Agreement:
(i)	In the event that the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement in accordance with Section 7.6, the sole and exclusive remedy (whether or not available) of Parent, Merger Sub or any of their respective Affiliates against the Company and the Company’s or its Subsidiaries’ respective direct or indirect, former, current or future Representatives, or any direct or indirect, former, current or future officers, directors, partners, stockholders, managers, employees, advisors, agents, members or Affiliates of any of the foregoing (or any Representatives, or any other Person on behalf of, any of the foregoing) (collectively, the “Company Related Parties”) or any other Person for any and all losses and damages or other Adverse Consequences in respect of this Agreement (or the termination thereof), the failure of the Merger to be consummated or the respective transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement, or in respect of any oral or other representation, warranty or promise made or alleged to have been made in connection herewith or therewith, shall be (1) to terminate this Agreement and receive the Company Termination Fee from Company pursuant to this Section 6.3 (together with any applicable out-of-pocket expenses of enforcement recoverable from Company as set forth in Section 6.3(d)) and (2) the right of the Parent to seek monetary damages from the Company in the event of the Company’s willful breach of this Agreement prior to the termination of this Agreement, provided, that in no event shall the Company be subject to monetary damages for willful breach of this Agreement in an amount in excess of the Company Termination Fee, provided, further, that in no event will the Parent be entitled to (x) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Company Termination Fee, (y) payment of both monetary damages and the Company Termination Fee in a combined amount in excess of the Company Termination Fee, or (z) both payment of the Company Termination Fee and a grant of specific performance of this Agreement or any equitable remedy against the Company and Merger Sub that results in the Closing; and without limiting the foregoing, upon payment of the Company Termination Fee, the Company shall not have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement or in respect of any other agreement, document or theory of law or equity or in respect of any oral or other representation, warranty or promise made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or in fraud or otherwise;

(ii)	this Agreement may only be enforced by the Parent against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Parent against the Company, and no Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; and
(iii)	without limiting the rights of Parent or Merger Sub against the Company, in no event shall Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1     Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time prior to the Effective Time whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company or Merger Sub without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.

7.2     Waiver.

(a)	The conditions to the obligations of each party hereto to consummate the Merger are for the sole benefit of each such party and may be waived by such party in whole or in part to the extent permitted by applicable Legal Requirements.
(b)	No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)	No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3     No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

7.4     Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties set forth in Article 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 3. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic transmission shall be effective as delivery of an original counterpart hereof.

7.5     Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9 of this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6     Remedies; Specific Performance.

(a)	Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)	The rights of each party hereto to consummate the transactions contemplated hereby are special, unique and of extraordinary character and if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, subject to Section 7.6(c) each of the parties hereto agrees that, in addition to any other available remedies the parties hereto may have in equity or at law, each shall be entitled to specific performance and injunctive relief as a remedy for any such breach including an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the

Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security; provided, however, that if such state court does not have jurisdiction over such Legal Proceeding, such Legal Proceeding shall be heard and determined exclusively in the United States District Court for the District of Delaware without necessity of posting a bond or other form of security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each such party hereby waives the defense, that there is an adequate remedy at law.

(c)	Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the Company shall be entitled to obtain specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger and, if so desired, to cause the Equity Financing to be funded only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but each of which conditions shall be capable of being satisfied upon the Closing Date), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement, including Section 1.3, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 4.10, such Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and the Financing Sources that if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing, to the extent described above) are funded, the Company stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date and through the end of the date such specific performance is granted (and Company is actually so ready, willing and able during such period); and (iv) for the avoidance of doubt, this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, in no event shall the Company be entitled to obtain specific performance of Parent’s or Merger Sub’s right to cause the Equity Financing to be funded or obligations to complete the Merger if the Debt Financing (or Alternative Financing, to the extent described above) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at Closing). For the avoidance of doubt, and notwithstanding anything to the contrary, while the Company may, prior to termination of this Agreement, pursue both a grant of specific performance as expressly permitted by this Section 7.6 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 6.3 and, for the avoidance of doubt, conditioned upon this Agreement being terminated), under no circumstances shall Parent or Merger Sub (or, for the avoidance of doubt, any Parent Related Party) be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

7.7     Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

7.8     Assignability; Third Party Rights.

(a)	Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 7.8 shall be null and void; provided, however, that Parent (i) may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation and (ii) assign all or a portion of its obligations hereunder to any Affiliate; provided, that any such designation in the foregoing clause (i) shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement; provided, further, that no such assignment in the foregoing clause (ii) shall relieve Parent of its obligations hereunder.

(b)	Except as set forth in the final sentence of this Section 7.8(b), Parent and Merger Sub hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Company and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and Merger Sub, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto. Notwithstanding anything to the contrary contained in this Agreement: (i) from and after the Effective Time, each Person who holds Company Common Stock, or a Company RSU prior to the Effective Time shall be a third party beneficiary of and shall be entitled to rely on the provisions set forth in Article 1 solely to the extent necessary for such Person to receive the consideration to which it is entitled pursuant to Article 1; (ii) from and after the Effective Time, the Indemnified Parties shall be third party beneficiaries of and shall be entitled to rely on the provisions set forth in Section 4.8(e) and (iii) the Company Related Parties shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 6.3(e) and 6.3(g).

7.9     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by email before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by email on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to the Company:

Zayo Group Holdings, Inc.
1821 30th Street, Unit A,
Boulder, CO 80301
Attention: Mike Mooney
Email: mike.mooney@zayo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Tel: (650) 470-4500
Attention: Kenton J. King and Michael J. Mies
E-mail: Kenton.king@skadden.com and Michael.mies@skadden.com if to Parent or Merger Sub:

c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, NY 10036
E-mail: jan.vesely@eqtpartners.com

and

c/o Digital Colony Acquisitions, LLC
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
Email: MGanzi@digitalbridgellc.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email: dlieberman@stblaw.com

7.10   Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties hereto intend that the remedies and limitations thereon (including provisions that the payment of the Parent Termination Fee shall be the sole and exclusive remedy of the recipient thereof, limitations on specific performance and other equitable remedies in Section 7.6 and the other limitations on the liabilities of the Parent Related Parties) contained in Article 6 and Article 7 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any Parent Related Party’s liability or obligations hereunder or under the Financing.

7.11   Obligation of Parent and the Company. Except as otherwise provided herein, Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement (including Section 4.8(e)), and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.12   Construction.

(a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)	The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(d)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified.
(e)	Unless the express context otherwise requires: (i) the word “day” means calendar day; (ii) the words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (iv) the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in the Wall Street Journal and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) references in this Agreement to any gender include the other gender; (vii) references in this Agreement to the “United States” mean the United States of America and its territories and possessions; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (ix) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (x) the term “or” will not be exclusive and will mean “and/or”; (xi) the term “any” means “any and all”; and (xii) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(f)	Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
(g)	Except as otherwise specifically provided herein, all references in this Agreement to any Contract (including this Agreement) mean such Contract as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.

7.13   Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any judicial, administrative or arbitral actions, suits or proceedings by or before any Governmental Entity and any claim, demand, audit, review, inquiry, examination, or investigation, whether in law or in equity, whether in contract or in tort or otherwise (collectively, “Actions”), involving a Financing Source in respect of any Debt Financing (a “Debt Financing Source”), arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 7.9, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement or the Debt Financing, (vii) agrees that no Debt Financing Source will have any liability to the Company or any of its Subsidiaries (other than Parent and its Affiliates), and hereby waives any rights or claims against any Debt Financing Source, in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), and (viii) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, and shall be entitled to rely on, Sections 6.3(e), 6.3(f) and 7.6, and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 7.13, and such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, waived or terminated in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources. For purposes of this Section 7.13, “Debt Financing Sources” includes all Debt Financing Sources Related Parties.

[Remainder of Page Intentionally Left Blank]

The Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

ZAYO GROUP HOLDINGS, INC.

By:	/s/ Dan Caruso
Name: Dan Caruso
Title: Co-Founder, Chairman & CEO

FRONT RANGE TOPCO, INC.

By:	/s/ Marc C. Ganzi
Name: Marc C. Ganzi
Title: President

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Vice President

FRONT RANGE BIDCO, INC.

By:	/s/ Marc C. Ganzi
Name: Marc C. Ganzi
Title: President

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Vice President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2018 Year-End Balance Sheet” means the consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2018, including the notes thereto, included in the Company’s Annual Report, as amended, on Form 10-K filed with the SEC on September 20, 2018.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not less favorable to the Company in any material respect than those contained in the Confidentiality Agreement and that does not prevent or prohibit the Company from complying with its obligations in Section 4.2, except that an Acceptable Confidentiality Agreement need not contain any standstill or similar provisions.

“Acquired Entities” means the Company and each of the Company’s Subsidiaries.

“Actions” has the meaning set forth in Section 7.13.

“Adverse Consequences” means all Legal Proceedings, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affected Employee” has the meaning set forth in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through the ownership of voting securities, by Contract, agency or otherwise).

“Agents” has the meaning set forth in Section 4.15(e).

“Agreement” has the meaning set forth in the Preamble.

“Allstream Business” means the business conducted by Allstream Business, Inc., Allstream Business U.S., LLC and Electric Lightwave, LLC.

“Alternative Acquisition Agreement” has the meaning set forth in Section 4.2(a).

“Alternative Acquisition Proposal” means any inquiry, proposal or offer from any Person or Person(s) (acting as a “group” within the meaning of Section 13(d) of the Exchange Act ) (other than Parent or one of its Subsidiaries), for, in a single transaction or series of related transactions, any (a) acquisition (including by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer or similar transaction) of assets of the Company and its Subsidiaries equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 15% or more of the outstanding Company Common Stock, (c) tender offer (including any self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock, or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer or similar transaction involving the Company.

“Alternative Financing” has the meaning set forth in Section 4.10(b).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 4.10(b).

EX-A-1

“Amended and Restated Certificate of Incorporation of the Company” means the Company’s amended and restated certificate of incorporation referenced in the Company’s 2017 10-K filed with the SEC on August 24, 2018, and as further amended by that certain amendment referenced in the Company’s definitive proxy statement filed with the SEC on September 27, 2018 and approved at the Company’s annual meeting of stockholders held on November 6, 2018.

“Annual Cap” has the meaning set forth in Section 4.9(c).

“Anticorruption Laws” means the Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, any applicable Legal Requirement promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and any other anti-bribery or anticorruption Legal Requirement in any jurisdiction applicable to the Company and its Subsidiaries.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and any and all other federal, state, and international Legal Requirement that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, anti-competitive conduct or restraint of trade.

“Available Financing” has the meaning set forth in Section 4.10(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bonus Plan” has the meaning set forth in Section 4.8(e).

“Book-Entry Shares” has the meaning set forth in Section 1.6.

“BRR” means the monthly recurring revenue plus monthly amortized revenue attributable to a customer.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capitalization Date” has the meaning set forth in Section 2.3(a).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (i) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“Change of Recommendation” has the meaning set forth in Section 4.2(d).

“Circuit Database” means the circuit database file set forth at Data Room Index 16.1 as of the date hereof.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Communications Laws” means (i) the Communications Act, (iii) the State Telecommunications Laws, and (iii) the Foreign Telecommunications Laws.

EX-A-2

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Communications Licenses” means all material Governmental Authorizations issued by the Telecommunications Regulatory Authorities and held by the Acquired Entities as of the date of this Agreement, provided, however, that “Company Communications Licenses” shall not include any Governmental Authorizations issued by (a) a municipal or other local Governmental Entity or (b) a Governmental Entity managing transit, highway, bridge, tunnel, parks or other property related to use of rights of way.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Equity Plans” means the Company’s 2014 Stock Incentive Plan (as amended and restated as of November 2, 2017).

“Company Indentures” means (i) the Indenture, dated as of January 23, 2015, between the Company Notes Issuers, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, (ii) the Indenture, dated as of May 6, 2015, between the Company Notes Issuers, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and (iii) the Indenture, dated as of January 27, 2017, between the Company Notes Issuers, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Company Notes” means (i) the Company Notes Issuers’ 6.00% Senior Notes due 2023, (ii) the Company Notes Issuers’ 6.375% Senior Notes due 2025 and (iii) the Company Notes Issuers’ 5.750% Senior Notes due 2027.

“Company Notes Issuers” means Company Group, LLC and Company Capital, Inc.

“Company Plans” has the meaning set forth in Section 2.13(a).

“Company Recommendation” has the meaning set forth in Section 2.19.

“Company Related Parties” has the meaning set forth in Section 6.3(g)(i).

“Company Returns” has the meaning set forth in Section 2.12(a).

“Company RSU Consideration” has the meaning set forth in Section 1.9(a).

“Company RSUs” means restricted stock units granted to the Company pursuant to a Company Equity Plan, including any performance-based restricted stock units.

“Company SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Company with the SEC since June 30, 2017.

“Company Stockholder Approval” has the meaning set forth in Section 2.19.

“Company Stockholders Meeting” has the meaning set forth in Section 4.3(a).

“Company Termination Fee” has the meaning set forth in Section 6.3(a).

“Compliant” means, with respect to the Required Information, that (i) the financial statements of the Company included in such Required Information that are available to Parent on the first day of the 18 consecutive Business Day period referred to in the definition of “Marketing Period” are, on each day during such 18 consecutive Business Day period, not required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit (a) a registration statement on Form S-1 to finance an acquisition of the Company using such financial statements to be declared effective by the SEC on the last day of the 18 consecutive Business Day period (other than requirements that would require or relate to any Excluded Information) and (b) the Company’s independent accounting firm to issue to Parent (subject to completion of its normal practices and procedures) a customary “comfort letter” (including customary “negative assurance” comfort) with respect to the historical financial statements of the Company included in the Required Information on the last day of the 18 consecutive Business Day period, (ii) the financial statements included in the Required Information for any interim periods following any restatement of the audited financial statements of the

EX-A-3

Company and its Subsidiaries pursuant to the application of ASU 2014-09 (ASC 606) reflect the application of ASU 2014-09 (ASC 606) and (iii) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements contained in such Required Information, in the light of the circumstances under in which they were made, not misleading.

“Confidentiality Agreement” means that certain Agreement, dated as of December 1, 2018 between Digital Colony Acquisitions, LLC and EQT Partners Inc., on the one hand, and the Company, on the other hand, as it may be amended from time to time.

“Contract” means any legally binding agreement, commitment, lease, sublease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.

“Consent Solicitation” has the meaning set forth in Section 4.15(c).

“Credit Agreement” means the Amended and Restated Credit Agreement, originally dated as of July 2, 2012, and amended and restated as of May 6, 2015 (and as further amended, restated, amended and restated, supplemented or otherwise modified through the date hereof, among Zayo Group, LLC, a Delaware limited liability company (“Zayo Group”), Zayo Capital, Inc., a Delaware corporation; and together with Zayo Group, the borrowers, Morgan Stanley Senior Funding, Inc., as term facility administrative agent, SunTrust Bank, as revolving facility administrative agent, and the lenders party thereto from time to time.

“Data Room” means the electronic data room maintained by Merrill Corporation on behalf of the Company for the posting of documents for review by Parent and its Representatives in connection with the transactions contemplated hereby.

“DC Front Range” has the meaning set forth in the Recitals to this Agreement.

“DCP” has the meaning set forth in the Recitals to this Agreement.

“Debt Commitment Letter” has the meaning set forth in Section 3.7.

“Debt Financing” has the meaning set forth in Section 3.7.

“Debt Financing Sources Related Parties” means all Financing Sources Related Parties in respect of the Debt Financing.

“DGCL” has the meaning set forth in Section 1.2.

“Dissenting Shares” has the meaning set forth in Section 1.8.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 801.

“Effect” has the meaning set forth in the definition of Material Adverse Effect below.

“Effective Time” has the meaning set forth in Section 1.3(b).

“End Date” means May 8, 2020.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

“Environmental Law” has the meaning set forth in Section 2.15.

“Equity Commitment Letters” has the meaning set forth in the Recitals to this Agreement.

“Equity Financing” has the meaning set forth in Section 3.7.

“EQT” has the meaning set forth in the Recitals to this Agreement.

“ERISA” has the meaning set forth in Section 2.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

EX-A-4

“Excluded Information” means (A) “segment reporting” (to the extent not required in SEC filings) and financial statements and data that would be required by Rule 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, (B) information regarding officers or directors prior to consummation of the Merger (except information if any of such persons will remain officers, directors or managers after consummation of the Merger), executive compensation and related party disclosure (unless the Company or any of its Subsidiaries was party to any such related party transactions prior to consummation of the Merger and such transactions will continue in place after consummation of the Merger) or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC and except any information relating to persons who will remain officers, directors or managers after consummation of the Merger), (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or in any “description of notes” or “description of other indebtedness” section, or other information customarily provided by the Financing Sources or their counsel, (D) risk factors relating to all or any component of the Financing, (E) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (F) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments, (G) projections or monthly financial statements that are not readily available to the Company without undue effort or expense and are not prepared in the ordinary course of its financial reporting practice and (H) in addition, in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

“Export Controls” has the meaning set forth in Section 2.18.

“FCC” means the Federal Communications Commission.

“Fiber Contract” means any Contract relating to the use of fiber optic facilities, including indefeasible rights of use, dark fiber leases, fiber optic agreements, interconnection agreements and fiber exchange agreements.

“Financial Advisors” has the meaning set forth in Section 2.28.

“Financing” has the meaning set forth in Section 3.7.

“Financing Letters” has the meaning set forth in Section 3.7.

“Financing Sources” means the Persons (other than Parent or any of its Affiliates) that have committed to provide, or otherwise entered into agreements in connection with, the Equity Financing, the Debt Financing or any Alternative Financing in connection with the transactions contemplated by this Agreement, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Financing Sources Related Parties” means the Financing Sources, their respective Affiliates and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors and assigns of each of the foregoing.

“FMR” has the meaning set forth in the Recitals to this Agreement.

“Foreign Benefit Plans” has the meaning set forth in Section 2.13(g).

“Foreign Telecommunications Laws” means statutes governing telecommunications services and/or facilities in foreign jurisdictions, and the rules, regulations, and published policies, procedures, orders and decisions of Foreign Telecommunications Regulators.

“Foreign Telecommunications Regulator” means any foreign ministry, commission, board or other regulatory agency or body that regulates the business of the Acquired Entities in a foreign country.

“GAAP” means United States generally accepted accounting principles.

“GDPR” has the meaning set forth in Section 2.9.

EX-A-5

“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Entity.

“Governmental Entity” means any nation or government or any agency, public or regulatory authority, taxing authority, self-regulatory organization (including stock exchanges), instrumentality, department, commission, court, arbitrator (public or private), ministry, tribunal or board of any nation, government or political subdivision or delegated authority thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Governmental Franchising Authority” means any state, municipal, local or other governmental franchising authority that regulates the business of the Acquired Entities.

“Hazardous Substance” has the meaning set forth in Section 2.15.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) indebtedness of such Person for borrowed money; (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments, the payment of which such Person is responsible or liable; (iii) all reimbursements, payments or similar obligations, contingent or otherwise, in respect of letters of credit, banker’s acceptances, surety bonds or similar facilities issued for the account of such Person (but solely to the extent drawn and are not paid); and (iv) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which such Person’s property is subject to any Lien (even though the Person may not have assumed or become liable for the payment of such indebtedness). For purposes of this Agreement, Indebtedness of the Company or any Acquired Entity shall include the Credit Agreement and the Company Notes and shall exclude any intercompany indebtedness between or among the Company and its wholly owned Subsidiaries and any capital leases.

“Indemnified Party” has the meaning set forth in Section 4.9(i).

“Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall (i) the receipt, existence or terms of an Alternative Acquisition Proposal or any other acquisition of assets or businesses from the Company or any matter relating thereto or consequent thereof, (ii) any event or circumstance resulting from (A) the announcement, pendency and consummation of this Agreement and the transactions contemplated by this Agreement, including the Merger, (B) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) any breach of this Agreement by the Company or (D) factors generally affecting the industry in which the Company and its Subsidiaries operate, (iii) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (iv) any changes after the date hereof in the market price or trading volume of the Company Common Stock, individually or in the aggregate, constitute an Intervening Event.

“IP Rights” means all patents, patent applications, trademarks or service marks (whether registered or unregistered), trademark or service mark applications, trade dress, other indicators of source or origin, copyrights (whether registered or unregistered, including software and rights in IT Assets), copyright applications, copyrightable works, trade secrets, inventions, methods, processes, know-how, rights in data, domain names and all other intellectual property rights of any nature arising anywhere in the world.

“IRU Waterfall” means the IRU waterfall attached to Section 2.8(e) of the Company Disclosure Schedule.

“IT Assets” has the meaning set forth in Section 2.6(b).

“Knowledge” (i) with respect to the Company means the knowledge, after making reasonable inquiry of such Person’s direct reports, of any of the persons listed in Exhibit A of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the knowledge, after reasonable inquiry of such Person’s direct reports, of any of the persons listed in Exhibit A of the Parent Disclosure Schedule.

EX-A-6

“Leased Real Property” has the meaning set forth in Section 2.7(e).

“Legal Proceeding” means any action, cause of action, claim, demand, charge, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Legal Requirement” means any federal, state, local, multinational or foreign law (including common law), statute, treaty, rule, code, decree, judgment, order, ordinance, directive or regulation adopted, enacted, issued, enforced, entered or promulgated by any Governmental Entity.

“Liens” means any lien, mortgage, deed of trust, pledge, adverse claim, option, charge, security interest, right of way, production payment, easement, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, right of first refusal, or other encumbrance, but shall not include any real property leases or subleases.

“Limited Guarantee” has the meaning set forth in the Recitals to this Agreement.

“Marketing Period” means the first period of 18 consecutive Business Days commencing after the date of this Agreement throughout which and at the end of which (a) Parent has received the Required Information, and such Required Information is Compliant (it being understood and agreed that if the Required Information is not Compliant at any time during such 18 consecutive Business Day period, the Marketing Period shall terminate and restart when such Required Information is Compliant); (b) the conditions set forth in Section 5.1 shall be satisfied, (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.1 to fail to be satisfied assuming the Closing were scheduled for any day during such 18 consecutive Business Day period, (d) the Company shall not have delivered or been required to deliver a notice under Section 4.6 and (e) there shall have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a Material Adverse Effect; provided, further, that the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such 18 consecutive Business Day period, (i) KPMG LLP shall have withdrawn its audit opinion with respect to any of the financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new audit opinion is issued with respect to such financial statements of the Company for the applicable period by KPMG LLP, any other “Big 4” accounting firm or another nationally recognized independent public accounting firm reasonably acceptable to Parent, (ii) the Company shall have determined in writing or publicly announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration or required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended and delivered to Parent or the Company has determined in writing (and so notified Parent) or publicly announced that it has concluded that no restatement shall be required; provided, that this clause (ii) shall not apply to any restatement pursuant to the application of ASU 2014-09 (ASC 606), as disclosed in the Company SEC Documents prior to the date of this Agreement, unless such restatement occurs during the Marketing Period, in which case the Marketing Period shall be deemed not to have commenced until and unless such restatement of each of the applicable financial statements provided to Parent pursuant to the definition of Required Information and that are required to be so restated pursuant to ASU 2014-09 (ASC 606) has been completed and the applicable Required Information has been amended and delivered to Parent and (iii) the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q during such 18 consecutive Business Day period, in which case the Marketing Period shall be deemed to restart after such filing is made; provided, further, that (i) if such 18 consecutive Business Day period has not ended on or prior to August 16, 2019, then such 18 consecutive Business Day period shall not commence until September 3, 2019, (ii) if such 18 consecutive Business Day period has not ended on or prior to December 20, 2019, then such 18 consecutive Business Day period shall not commence until January 6, 2020, and (iii) July 5, 2019, November 27, 2019 through November 29, 2019 and July 3, 2020 shall not be deemed to be Business Days for purposes of calculating such 18 consecutive Business Day period (provided, for the avoidance of doubt, that such exclusions shall not restart such period). If the Company shall in good faith reasonably believe that it has provided the Required Information to Parent and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information that is Compliant on the date specified in such notice, unless Parent in good faith reasonably believes the Company has

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not completed the delivery of the Required Information that is Compliant and, within four Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered or that is not Compliant).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, condition, development or state of facts (each an “Effect”) that, individually or in the aggregate with such other Effects (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), properties, results of operations, privileges (whether contractual or otherwise) condition (financial or otherwise) or results of operations of the Acquired Entities taken as a whole; provided, however, that the determination of a Material Adverse Effect shall exclude the following Effects: (a) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the telecommunications industry or in any industry sector in which any of the Acquired Entities operates or participates; (d) a change in the Company’s stock price or trading volume, in and of itself (provided, that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (e) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (f) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition pursuant to another clause); (g) changes in general legal, regulatory or political conditions after the date hereof; (h) changes in GAAP or applicable Legal Requirements or the interpretation thereof after the date hereof or (i) the taking of any action, or any failure to act, as expressly permitted by this Agreement or consented to by Parent in writing in advance, except with respect to clauses (b), (c), (e), (g) and (h), to the extent such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies or industry in which the Company and its Subsidiaries operate or (ii) would, or would reasonably be expected to, prevent, materially impair or materially delay the Company from complying with its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 2.8(b).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Sub” has the meaning set forth in the Preamble.

“Moody’s” has the meaning set forth in Section 1.7(e).

“NYSE” has the meaning set forth in Section 4.14.

“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Other Indemnified Party” has the meaning set forth in Section 4.9(f).

“Owned Real Property” has the meaning set forth in Section 2.7(c).

“Ownership Limitation” has the meaning set forth in Section 2.26.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employee Plans” has the meaning set forth in Section 4.8(b).

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“Parent Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, would prevent, materially impair or materially delay Parent or Merger Sub from complying with its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Parent Related Parties” has the meaning set forth in Section 6.3(f)(i).

“Parent Termination Fee” has the meaning set forth in Section 6.3(b).

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 1.7(a).

“Payment Fund” has the meaning set forth in Section 1.7(a).

“Per Share Amount” has the meaning set forth in Section 1.5(a)(iii).

“Permitted Liens” shall mean: (a) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which an appropriate reserve has been taken in the financial statements in accordance with GAAP; (b) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (c) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith and for which an appropriate reserve has been taken in the financial statements in accordance with GAAP; (d) easements, rights of way, boundary line disputes, encroachments, covenants, reciprocal easement agreements, licenses, minor defects or imperfections of title, or encumbrances of record including, but not limited to, those matters that would be disclosed by an accurate survey or inspection of the underlying real property, and in each case, which do not materially impair the value, use, operation or occupancy of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business; (e) Liens listed in schedules to the applicable title insurance policies which do not secure Indebtedness; (f) zoning, entitlement, land use, building and other similar restrictions or regulations imposed or promulgated by Governmental Entities none of which are violated in any material respect by the current use or occupancy of the real property subject thereto and which do not materially impair the value of such properties or the use of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business; (g) Liens imposed by applicable workers’ compensation, unemployment insurance or other types of social security Legal Requirements; (h) non-exclusive licenses, or covenants not to sue granted with respect to IP Rights, in each case, in the ordinary course business and (i) Liens securing the “secured obligations” under the Credit Agreement.

“Person” means any individual, Entity or group, as “group” is defined within the meaning of Section 13(d) of the Exchange Act.

“Physical Network” means the fibers and fiber miles in which the Company holds any ownership or leasehold interest, license, indefeasible right of use or swap.

“Potential REIT Conversion” has the meaning set forth in Section 4.16.

“Privacy Policies” has the meaning set forth in Section 2.9.

“Proxy Statement” has the meaning set forth in Section 4.3(a).

“Purchaser Representatives” means the controlling parties, investment committee members (if applicable), general partners, directors, officers, managers, employees, agents, consultants, accountants, attorneys, financial and other advisors, lenders, investors, prospective lenders and other Financing Sources of Parent.

“Real Property Leases” has the meaning set forth in Section 2.7(e).

“Redacted Fee Letter” means a fee letter(s) from one or more Financing Sources in which the only redactions relate to fee amounts, yield or interest rate caps, original issue discount amounts, successful syndication levels, economic terms, “market flex” provisions and “securities demand” provisions, provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability or termination of the Debt Financing.

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“Remedies Exception” has the meaning set forth in Section 2.19.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, employees, consultants, agents, financial and other advisors, attorneys, accountants, advisors or other representatives.

“Required Governmental Approvals” has the meaning set forth in Section 5.1(b).

“Required Information” means (i) all information and other data regarding the Company and its Subsidiaries that is required under paragraph 5 of Exhibit E of the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that, for purposes of determining whether Required Information has been received by Parent in order to commence the 18 consecutive Business Day period referred to in the definition of “Marketing Period,” the 45-day or 90-day, as applicable, period referenced therein shall be measured based on the last day of such 18 consecutive Business Day period and not the Closing Date, (ii) financial information and financial data with respect to the Company and its Subsidiaries derived from the Company’s historical books and records as may be necessary in order for Parent to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the twelve month period ending on the last day of the most recently completed four-fiscal quarter period), in each case, customarily included in an offering memorandum customarily used in Rule 144A private placements of debt securities, (iii) all other historical financial information and financial data related to the Company and its Subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from the Company’s independent accountants with respect to the financial information of the Company and its Subsidiaries included in such offering memorandum in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures and (iv) all other information and other data regarding the Company and its Subsidiaries required to satisfy paragraph 10(a)(i) of Exhibit E of the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that nothing in clauses (i), (ii), (iii) and (iv) shall include or require any Excluded Information.

“Required Uses” has the meaning set forth in Section 3.7.

“Reserved Terms” means the following terms related to any Tender Offer: the choice of one or more series of Company Notes to be made subject to such Tender Offer, the amount of Company Notes offered to be purchased (and accepted for purchase) in such Tender Offer, the price and conditionality of such Tender Offer, all timing elements of such Tender Offer, the proposed amendments to the applicable Company Indentures in any Consent Solicitation (whether sought in connection with such Tender Offer or otherwise), the choice of the dealer managers and other agents to be retained in connection with such Tender Offer and their compensation arrangements, any termination of such Tender Offer and all amendments and modifications with respect to the foregoing from time to time.

“Restricted Parties” has the meaning set forth in Section 2.17(d).

“S&P” has the meaning set forth in Section 1.7(e).

“Sanctions” has the meaning set forth in Section 2.17(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 2.4(a).

“Solvent” has the meaning set forth in Section 3.8.

“Sponsors” has the meaning set forth in the Recitals to this Agreement.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Acquired Entities.

“State Telecommunications Laws” means the state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.

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“Stock Certificates” has the meaning set forth in Section 1.6.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person owns, directly or indirectly, at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of such Alternative Acquisition Proposal and the Person making such Alternative Acquisition Proposal (including the likelihood of termination, the sources of and terms of any financing, the form of consideration, and the timing of and conditions to closing), and that if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the Merger and other transactions contemplated by this Agreement (including after giving effect to any adjustment to the terms thereof proposed by Parent); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, telecommunications, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, governmental fees, other taxes, and other similar assessments or charges of any kind whatsoever, including without limitation telecommunications taxes, assessments, contributions (including, but not limited to, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan and to the shared costs of local number portability administration) and regulatory fees required under the Communications Act and State Telecommunications Laws, together with all interest, penalties and additions to tax imposed by any taxing authority (domestic or foreign) on such Entity.

“Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachments thereto, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Team Telecom Agencies” means the member agencies of the interagency group of the government of the United States that, among other things, reviews FCC applications for potential national security, law enforcement, and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the Federal Bureau of Investigation, and Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review.

“Telecommunications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Entities that regulate telecommunications facilities or telecommunications services in the jurisdictions in which the Acquired Entities have such facilities or conduct business as of the date of this Agreement. Notwithstanding the foregoing, Telecommunications Regulatory Authorities shall not include any Governmental Franchising Authority.

“Tender Offer” has the meaning set forth in Section 4.15(c).

“Termination Fee Agreements” has the meaning set forth in the Recitals to this Agreement.

“Termination Fee Equity Commitment Letter” has the meaning set forth in the Recitals to this Agreement.

“Total Compensation Group” means a group of employees of the Company with similar levels of target total compensation, based on their levels of scope and responsibility and as set forth on Section A-16 of the Company Disclosure Schedule.

“Transferred Data Centers” has the meaning set forth in Section 2.20.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

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“Union Employees” has the meaning set forth in Section 4.8(a).

“Valid Right” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement (including arising under a statute or other applicable Legal Requirement), a Governmental Authorization, a license, an indefeasible right to use, a colocation right, a co-occupancy right, a conduit right, a pole attachment right, a regeneration site right, an interconnection right or other similar right.

“Vested RSU” has the meaning set forth in Section 1.9(c).

EX-A-12

Annex B-1

May 8, 2019

The Board of Directors
Zayo Group Holdings, Inc.
1821 30th Street, Unit A,
Boulder, CO 80301

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Zayo Group Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Front Range TopCo, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Front Range BidCo, Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Acquiror and its affiliates, shares of Company Common Stock which certain members of management have agreed to contribute to Acquiror pursuant to the letter agreements, dated as of May 8, 2019, by and between Acquiror and certain members of management (the “Rollover Shares”) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $35.00 per share in cash (the “Consideration”). In connection with entering into the Agreement, each of EQT Fund Management S.àr.l. (“EQT”), Digital Colony Partners, LP (“Digital Colony”), FMR LLC (“FMR”) and DC Front Range Holdings I, LP has made an equity commitment to the Acquiror pursuant to an equity commitment letter, dated as of the date of the Agreement (each, an “Equity Commitment Letter”), and EQT has agreed to enter into a termination fee equity commitment letter, dated as of the date of the Agreement (the “Termination Fee Equity Commitment Letter”) pursuant to which it has agreed to fund under certain circumstances certain obligations of the Acquiror and Merger Sub under the Agreement. In addition, each of Digital Colony and FMR have agreed to enter into a limited guarantee, dated as of the date of this Agreement (each a “Limited Guarantee”) pursuant to which each has agreed to guarantee under certain circumstances certain obligations of the Acquiror and Merger Sub under the Agreement.

In connection with preparing our opinion, we have (i) reviewed the Agreement, the Equity Commitment Letters, the Termination Fee Equity Commitment Letter and the Limited Guarantees; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by

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or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror, Merger Sub, EQT or Digital Colony (collectively, the “Acquiror Group”) or any other party to the Transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the members of the Acquiror Group and any other party in the Agreement, the Equity Commitment Letters, the Termination Fee Equity Commitment Letter and the Limited Guarantees and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than holders of the Rollover Shares) in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, holders of the Rollover Shares, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and continue to have, commercial or investment banking relationships with the Company and EQT, certain affiliates of EQT and certain affiliates of Digital Colony, and for which we and our affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the credit facilities of the Company which closed in June 2017, July 2017 and February 2018, respectively, as well as debt syndication and financial advisory services to certain affiliates of EQT, unrelated to the Transaction. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and Colony Capital, an affiliate of Digital Colony. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or members of the Acquiror Group and/or certain of their respective affiliates for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or

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any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

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Annex B-2

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 8, 2019

Board of Directors
Zayo Group Holdings, Inc.
1821 30th Street, Unit A
Boulder, CO 80301

Ladies and Gentlemen:

Attached is our opinion letter, dated May 8, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Front Range TopCo, Inc. (“Parent”), the Rollover Investors (as defined in the Opinion Letter) and their respective affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Zayo Group Holdings, Inc. (the “Company”) of the $35.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 8, 2019, by and among Parent, Front Range BidCo, Inc., a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

B-2-1

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 8, 2019

Board of Directors
Zayo Group Holdings, Inc.
1821 30th Street, Unit A
Boulder, CO 80301

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Front Range TopCo, Inc. (“Parent”), the Rollover Investors (as defined below) and their respective affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Zayo Group Holdings, Inc. (the “Company”) of the $35.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 8, 2019 (the “Agreement”), by and among Parent, Front Range BidCo, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including EQT Partners AB (“EQT”), Digital Colony Management, LLC (“Digital Colony”) and FMR LLC (“FMR”), each of whom is affiliated with a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a term loan (aggregate principal amount $1,120,000,000) for the Company in July 2017; joint bookrunner with respect to an offering by Zayo Group, LLC and Zayo Capital, Inc., each a subsidiary of the Company, of 5.750% Senior Notes due 2027 (aggregate principal amount $150,000,000) in July 2017; and joint bookrunner with respect to a term loan (aggregate principal amount $150,000,000) for the Company in February 2018. We also have provided certain financial advisory and/or underwriting services to EQT and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a term loan (aggregate principal amount $1,025,000,000) for Lumos Networks Corp., a portfolio company of funds affiliated with EQT in November 2017; financial advisor to Sivantos Pte. Ltd., a portfolio company of funds affiliated with EQT, in connection with its merger with Widex A/S in May 2018; and financial advisor to an affiliate of EQT in connection with the acquisition of Cast & Crew Entertainment Services LLC in December 2018. We also have provided certain financial advisory and/or

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

B-2-2

Board of Directors
Zayo Group Holdings, Inc.
May 8, 2019

underwriting services to Digital Colony and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, EQT, Digital Colony, FMR and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with EQT, Digital Colony and FMR, and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of EQT and Digital Colony from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended June 30, 2018; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated February 24, 2015, relating to the initial public offering of Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management, including the management case approved for our use by the Company (such management case, the “Forecasts”); and certain internal estimates prepared by management of the Company related to the expected utilization of certain net operating losses of the Company as approved for our use by the Company (the “NOL Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology, media and telecom industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent, the Rollover Investors and their respective affiliates) of Shares, as of the date hereof, of the $35.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the letter agreements, dated as of May 8, 2019, by and between Parent and certain members of management (the “Rollover Investors”), pursuant to which the Rollover Investors have agreed to contribute to Parent certain Shares of the Company, the fairness of the Transaction to, or any consideration received in connection therewith

B-2-3

Board of Directors
Zayo Group Holdings, Inc.
May 8, 2019

by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $35.00 in cash per Share to be paid to the holders (other than Parent, the Rollover Investors and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $35.00 in cash per Share to be paid to the holders (other than Parent, the Rollover Investors and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

B-2-4

Annex C

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

zayo

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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E81093-S86847

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZAYO GROUP HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement is available at www.proxyvote.com.

E81094-S86847

ZAYO GROUP HOLDINGS, INC.
Special Meeting of Stockholders
[TBD], 2019 [TBD] Mountain Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mike Mooney and Matt Steinfort, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ZAYO GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Mountain Time on [TBD], 2019, via the Internet at www.virtualshareholdermeeting.com/zayo2019sm, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations FOR each of items 1, 2 and 3. If any other matter is properly presented at the Special Meeting of Stockholders or any adjournment or postponement thereof, this proxy will be voted in the named proxies' discretion on such matter.

Continued and to be signed on reverse side